As filed with the Securities and Exchange Commission on January 26, 2006
Registration No. 333-130796

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENTIUM S.p.A.
(Exact Name of Registrant as Specified in its Charter)
NOT APPLICABLE
(Translation of Registrant’s Name into English)
Republic of Italy (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Piazza XX Settembre 2
22079 Villa Guardia (Como), Italy
+39 031 385111
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Theodore L. Polin, Esq. Christopher M. Locke, Esq. Epstein Becker & Green, P.C. 250 Park Avenue New York, New York 10177 (212) 351-4500 (Phone) (212) 661-0989 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offer price per share		Proposed maximum aggregate offering price		Amount of registration fee
Ordinary shares, par value €1.00 per share (2)	3,101,591	(3)	$0	(4)	$0	(4)	$0	(4)
Ordinary shares, par value €1.00 per share (2)	43,016	(5)	$8.78	(6)	$377,681	(6)	$41
Total ordinary shares, par value € per share (2)	3,144,607	(7)	--		--		$41
(1)   Pursuant to Rule 416, this registration statement shall be deemed to cover an indeterminate number of additional ordinary shares if the number of outstanding ordinary shares of the Company is increased by a stock split, stock dividend and/or similar transaction.
(2) American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the ordinary shares registered hereby are being registered under a separate registration statement. Each American Depositary Share represents one ordinary share.
(3) Includes 1,100,466 ordinary shares that may be issued pursuant to the exercise of warrants.
(4) The registration fee for these ordinary shares was paid in connection with the initial filing of this registration statement.
(5) Consists of 43,016 ordinary shares that may be issued pursuant to the exercise of warrants.
(6) Pursuant to Rule 457(c), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of $8.78, the average of the high and low prices of the American Depositary Shares on the American Stock Exchange on January 23, 2006.
(7) Includes 1,143,482 ordinary shares that may be issued pursuant to the exercise of warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall after that become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED JANUARY 26, 2006

PRELIMINARY PROSPECTUS

Gentium S.p.A.

3,144,607 American Depositary Shares
Representing 3,144,607 Ordinary Shares

The selling security holders identified in this prospectus are offering up to 3,144,607 American Depositary Shares (“ADSs”), each representing one ordinary share of our company, Gentium S.p.A. The ADSs will be evidenced by American Depositary Receipts (“ADRs”). Our ADSs are listed on the American Stock Exchange under the symbol “GNT.”

We will not receive any proceeds from the sale of ADSs by the selling security holders. We are not offering any ADSs for sale under this prospectus. See “Selling Security Holders” beginning on page 114 for a list of the selling security holders. See “Plan of Distribution” beginning on page 121 for a description of how the ADSs can be sold.

Our business and an investment in our ADSs involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

[______], 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1	COMPARISON OF ITALIAN AND DELAWARE CORPORATE LAWS	101
SUMMARY FINANCIAL DATA	4	SHARES ELIGIBLE FOR FUTURE SALE	108
RISK FACTORS	8	EXCHANGE CONTROLS	109
FORWARD-LOOKING STATEMENTS	19	TAXATION	109
USE OF PROCEEDS	19	SELLING SECURITY HOLDERS	114
DIVIDEND POLICY	20	PLAN OF DISTRIBUTION	121
EXCHANGE RATE INFORMATION	21	TRADING MARKETS AND PRICE HISTORY OF THE ADSs	123
CAPITALIZATION AND INDEBTEDNESS	22	LEGAL MATTERS	124
SELECTED FINANCIAL DATA	23	EXPERTS	124
OPERATING AND FINANCIAL REVIEW AND PROSPECTS	27	EXPENSES RELATED TO THIS OFFERING	124
BUSINESS	43	WHERE YOU CAN FIND MORE INFORMATION	124
MANAGEMENT	68	SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS	125
RELATED PARTY TRANSACTIONS	78	INDEX TO FINANCIAL STATEMENTS	F-1
PRINCIPAL SHAREHOLDERS	81
DESCRIPTION OF SECURITIES	84
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	96

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. The selling security holders are offering to sell and seeking offers to buy the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of the ADSs and the distribution of the prospectus outside of the United States. See “Plan of Distribution.”

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. Before you decide to invest in the ADSs, you should read the entire prospectus carefully, including the risk factors and financial statements and related notes included in this prospectus. Except where we state otherwise, the information we present in this prospectus assumes no exercise of our outstanding options or warrants.

THE COMPANY

Our Business Focus

We are a biopharmaceutical company focused on the research, discovery and development of drugs to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments. In 1986, our founding company received approval to sell in Italy a drug called “defibrotide” to treat deep vein thrombosis, and, in 1993, it received approval to manufacture and sell defibrotide to both treat and prevent all vascular disease with risk of thrombosis. For the nine months ended September 30, 2005, we derived approximately €1.348 million of revenues, or approximately 67.6% of our product sales of €1.995 million, from sales of defibrotide for these uses in Italy to Sirton, a subsidiary of our largest shareholder, FinSirton, which currently owns 39% of our stock. Our primary focus is on the development of defibrotide for other uses in the United States and Europe. We have not received approval by the U.S. Food and Drug Administration, or FDA, or any European regulators to sell defibrotide for these other uses. We do not expect revenues from any of our product candidates until at least 2007 and, as a result, we will require additional funding in order to obtain FDA and European regulatory approvals for our product candidates and for working capital. See “Risk Factors”.

We are building upon our extensive experience with defibrotide, which our predecessors discovered over 18 years ago, to develop it for a variety of additional uses, including to treat and prevent hepatic Veno-Occlusive Disease, or VOD, a condition in which some of the veins in the liver are blocked as a result of toxic cancer treatments such as chemotherapy. A severe form of VOD with multiple-organ failure is a potentially devastating complication with a survival rate after 100 days of only approximately 20%, according to our review of more than 200 published medical articles. Results from a Phase II clinical trial conducted at Harvard University’s Dana-Farber Cancer Institute of VOD with multiple-organ failure that concluded in December 2005 showed that the survival rate after 100 days was approximately 39% after treatment with defibrotide, although those results were based on the treatment of only 142 patients and may not show the safety or effectiveness of the product candidate. We believe that there is no drug approved by the FDA or European regulators to treat or prevent VOD.

Our Advanced Product Candidates

The stages of development and status of our most advanced product candidates are summarized below. For additional information on our most advanced and additional product candidates and the clinical trials, see “Business - Advanced Product Candidates” and “- Additional Product Candidates.”

Product Candidate	Intended Use	Stage of Development/Status
Defibrotide	Treat VOD with multiple-organ failure	Phase III in the United States/Orphan drug designation in the United States and Europe; fast track designation in the United States
Defibrotide	Prevent VOD	Phase II/III in Europe/Orphan drug designation in Europe
Defibrotide	Treat multiple myeloma	Phase I/II in Italy

Our Development and Commercialization Strategy

Our goal is to research, discover, develop and manufacture drugs derived from DNA extracted from natural sources to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments. The primary elements of our strategy are:

•  Obtain regulatory approvals for our advanced product candidates. Although clinical trials are being conducted for these uses of defibrotide, the regulatory process is difficult and expensive. We do not expect revenues from defibrotide to treat VOD with multiple-organ failure until at least 2007 and do not expect revenues from defibrotide to prevent VOD or defibrotide to treat multiple myeloma until at least 2009.

•  Discover and develop additional product candidates. We intend to continue to discover and develop, either internally or through collaborative arrangements, additional products candidates including:

•  Defibrotide for additional uses such as to increase the number of stem cells available for transplant and to prevent deep vein thrombosis in markets outside of Italy;

•  Other drugs, such as oligotide, to protect against damage to blood vessel wall cells from certain cancer treatments; and

•  Gen 301, which we believe may prevent and treat oral ulcers that develop during and after cancer treatments.

•  Enter into collaborative and strategic agreements to assist us in the development and marketing of our products and product candidates. To date, we have entered into a limited number of license and sales agreements. These agreements include:

•  Our license for the right to market defibrotide to treat VOD in North America, Central America and South America, upon regulatory approval, to Sigma-Tau Pharmaceuticals, Inc., which markets drug treatments for rare conditions and diseases. Sigma-Tau Pharmaceuticals, Inc. is an United States subsidiary of Sigma Tau Finanziaria S.p.A., an international family of pharmaceutical companies;

•  Our license for the right to distribute our formulation of mesalazine to treat inflammatory bowel disease in Italy to Crinos, a subsidiary of Stada, a large European pharmaceutical company. Crinos also markets defibrotide in Italy to both treat and prevent vascular disease with risk of thrombosis under a semi-exclusive license agreement with us; and

•  Our sale of the rights to develop and sell our formulation of mesalazine to treat inflammatory bowel disease in Canada, upon Health Canada approval, and in the United States, upon FDA approval, to Axcan Pharma, Inc., a specialty pharmaceutical company with offices in North America and Europe.

We intend to continue to seek similar agreements with strategic partners as to other products and product candidates. Our failure to do so or to obtain additional funding will have an adverse affect on our business prospects.

Manufacturing and Product Sales

We manufacture defibrotide, calcium heparin, sulglicotide and other miscellaneous pharmaceutical products at our manufacturing facility near Como, Italy, and we lease our affiliate Sirton’s facility to manufacture urokinase. Urokinase and calcium heparin are active pharmaceutical ingredients used to make other drugs. Sulglicotide is intended to be used to treat peptic ulcers. During 2002, 2003, 2004 and the nine months ended September 30, 2005, 100%, 100%, 92% and 95%, respectively, of our total product sales came from sales of these products to Sirton. Our revenues from the sales of these products to date have been generated only in Italy and, in 2004, also in Korea and amounted to €5.9 million, €6.5 million, €3.1 million and €1.9 million in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively. In 2004 we completed an upgrade to our facilities that cost approximately €7.2 million which we believe will facilitate the FDA and European regulatory approval process for our product candidates and enable our future production. In anticipation of the renovations, we temporarily increased our production shifts and deliveries in 2003 and suspended our production for approximately seven months in 2004. Period to period comparisons of our results will therefore be difficult.

Risk Factors

We have generated limited revenues to date, most of which have been derived from sales to Sirton. Our general and administrative expenses have increased as we internalized certain of our administrative services which were previously provided by Sirton and FinSirton and adapted to being a public reporting company. We do not have regulatory approvals for the sale of defibrotide to treat or prevent VOD and will be required to perform further clinical trials for these and other uses. The approval process for new drugs is lengthy and expensive and if we fail to raise additional funds in the future or enter into collaborative agreements, we may be unable to continue the development of our product candidates. Our most advanced product candidate, defibrotide to treat VOD with multiple-organ failure, will have a very limited market. See “Risk Factors.”

Corporate Information and Executive Offices

We were originally formed in 1993 as Pharma Research S.r.L., an Italian private limited company, to pursue research and development activities of prospective pharmaceutical specialty products. In December 2000, we changed from a private limited company to a corporation organized under the laws of the Republic of Italy. In July 2001 we changed our name to Gentium S.p.A. Under our current bylaws, the duration of our company will expire on December 31, 2050.

We are part of a group of pharmaceutical businesses founded in Italy in 1944 that has been involved in the research and development of drugs derived from DNA and DNA molecules since the 1970’s. Our largest shareholder is FinSirton S.p.A., an Italian corporation. FinSirton is controlled by Dr. Laura Ferro, who is our Chief Executive Officer and President and one of our directors, and her family. We receive administrative and other services and lease office and manufacturing facilities from FinSirton and Sirton. The manufacturing facilities are 3,200 square meters in size.

Our principal executive offices are located at Piazza XX Settembre 2, 22079 Villa Guardia (Como), Italy. Our telephone number is +39 031 385111. Our website is located at www.gentium.it. The information contained on our website is not part of this prospectus. Our registered agent for service of process is CT Corporation System, located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, telephone number (212) 894-8940.

United States and international trademark rights in “Gentium” and Italian trademark rights to “Pharma Research.” We also have a number of patent registrations issued and pending in Italy, the United States and other countries. This prospectus also refers to brand names, trademarks, service marks, and trade names of other companies and organizations, and these brand names, trademarks, service marks, and trade names are the property of their respective holders.

This prospectus contains market data and industry forecasts that were obtained from industry publications.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data, prepared using U.S. generally accepted accounting principles, for the periods presented. You should read the following financial information together with the information under “Selected Financial Data,”“Operating and Financial Review and Prospects,”“Risk Factors” and our financial statements and the notes to those financial statements appearing elsewhere in this prospectus. The summary financial data as of December 31, 2004 and for each of the three years ended December 31, 2004 are derived from our audited financial statements, which are included in this prospectus. The summary financial data as of September 30, 2005 and for each of the nine months ended September 30, 2004 and 2005 are derived from our unaudited financial statements, which are included in this prospectus. The summary financial data for the year ended December 31, 2001 is derived from our unaudited financial statements, which are not included in this prospectus. Our historical results are not necessarily indicative of results to be expected in any future period.

Certain reclassification of prior period amounts have been made to our financial statements to conform to the current period presentation.

Statement of Operations Data:	For The Years Ended December 31,				For The Nine Months Ended September 30,
(000s omitted except per share data)	2001	2002	2003	2004	2004	2005
Revenues:					(unaudited)
Sales to affiliates	€6,459	€5,915	€6,532	€2,870	€1,719	€1,900
Third party product sales	—	—	—	243	243	95
Total product sales	6,459	5,915	6,532	3,113	1,962	1,995
Other income and revenues	5	392	1,843	583	501	210
Total revenues	6,464	6,307	8,375	3,696	2,463	2,205

Operating costs and expenses:
Cost of goods sold	2,531	2,135	2,435	2,579	1,453	1,721
Charges from affiliates	1,025	1,156	1,485	1,665	915	781
Research and development	2,206	1,753	2,253	2,922	2,461	3,117
General and administrative	793	864	854	815	602	1,375
Non-cash compensation	—	—	—	379	—	363
Depreciation and amortization	185	102	67	89	52	78
	6,740	6,010	7,094	8,449	5,483	7,435

Operating income (loss)	(276)	297	1,281	(4,753)	(3,020)	(5,230)

Other income	—	195	—	—	—	—
Foreign currency exchange gain (loss), net	—	268	156	(55)	42	(435)
Interest income (expense), net	(147)	(105)	(71)	(2,192)	(26)	(4,197)

Pre-tax income (loss)	(423)	655	1,366	(7,000)	(3,004)	(9,862)

Income tax expense (benefit):
Current	145	128	243	65	48	48
Deferred	13	108	(84)	(37)	(28)	—
	158	236	159	28	20	48

Net income (loss)	€(581)	€419	€1,207	€(7,028)	€(3,024)	€(9,910)

Net income (loss) per share:
Basic and Diluted	€(0.12)	€0.08	€0.24	€(1.41)	€(0.60)	€(1.62)

The following table summarizes certain of our balance sheet data at September 30, 2005 on an actual basis and on a pro forma basis adjusted to reflect our receipt and use of the net proceeds from a private placement in October 2005 of 1,551,125 of our ordinary shares at a price per share of $7.05 (approximately €5.83 based on the exchange rate on the date of closing) and warrants to purchase an aggregate of 620,450 ordinary shares after deducting placement fees of $656,126 (approximately €542,253) and estimated offering expenses of $363,975 (approximately €300,806), as if we had received and used the net proceeds on September 30, 2005.

(000’s omitted)	Pro Forma Condensed Balance Sheet As of September 30, 2005
	Historical (Unaudited)	Pro Forma Adjustment		Pro Forma
Assets
Cash and cash equivalents	€7,012		€8,200	€15,212
Receivables	909			909
Inventories	1,683			1,683
Prepaid expenses and other current assets	1,075			1,075
Total Current Assets	10,679		8,200	18,879
Property, manufacturing facility and equipment, net	8,526			8,526
Intangible and other assets, net	845			845
	€20,050		€8,200	€28,250

Liabilities and Shareholders’ Equity
Payables, accruals, other current liabilities	€3,368	€		€3,368
Current maturities of long-term debt	895			895
Deferred income	350			350
Total Current Liabilities	4,613		—	4,613
Long-term debt, net of current maturities	2,577			2,577
Termination indemnities	693			693
Total Liabilities	7,883		—	7,883
Total Shareholders’ Equity	12,167		8,200	20,367
	€20,050		€8,200	€28,250

The following table summarizes certain of our statement of operations data for the year ended December 31, 2004 on an actual basis and on a pro forma basis adjusted to reflect:

•
our receipt of the net proceeds from the sale of $8.010 million of our Series A senior convertible promissory notes from October through January 2005 as if we had received the net proceeds on January 1, 2004; and

•
our receipt and use of the net proceeds from the sale of 2,400,000 of our ordinary shares in June 2005 in our initial public offering and 300,000 of our ordinary shares in July 2005 from the exercise of part of the underwriters’ over-allotment option, after deducting underwriting discounts and commissions and offering expenses, as if we had received and used the net proceeds on January 1, 2004.

	Pro Forma Condensed Statement of Operations For the Year Ended December 31, 2004
(000s omitted except per share data)	Historical (Audited)	Pro Forma Adjustments		Pro Forma
Revenues:
Sales to affiliates	€2,870	€		€2,870
Third party product sales	243			243
Total product sales	3,113			3,113
Other income and revenues	583			583
Total revenues	3,696			3,696

Operating costs and expenses:
Cost of goods sold	2,579			2,579
Charges from affiliates	1,665			1,665
Research and development	2,922			2,922
General and administrative	815			815
Non-cash compensation	379			379
Depreciation and amortization	89			89
	8,449			8,449

Operating loss	(4,753)			(4,753)

Foreign currency exchange loss, net	(55)			(55)
Interest income (expense), net	(2,192)		3,784	(5,976)

Pre-tax loss	(7,000)		3,784	(10,784)

Income tax expense (benefit):
Current	65			65
Deferred	(37)			(37)
	28			28

Net loss	€(7,028)		€3,784	€(10,812)

•
The net proceeds of our initial public offering were used to repay part of our Series A senior convertible promissory notes, loans from our affiliate Sirton and for working capital. In addition, at the time of our initial public offering, the holder of $2.912 million of our Series A notes elected to convert its notes into our ordinary shares.

•
If these transactions had occurred on January 1, 2004, the pro forma impact on our operating results for the year ended December 31, 2004 would have been that (i) we would not have incurred interest paid and accrued in the amount of €53 thousand and (ii) we would have incurred additional non-cash interest of €3.837 million from the write-off of the issue discount and debt issue costs associated with the portion of our Series A notes that were redeemed.

The following table summarizes certain of our statement of operations data for the nine months ended September 30, 2005 on an actual basis and on a pro forma basis adjusted to reflect:

•	our receipt and use of the net proceeds from the sale of $1.912 million of our Series A notes in January 2005 as if we had received and used the net proceeds on January 1, 2005; and

•
our receipt and use of the net proceeds from the sale of 2,400,000 of our ordinary shares in June 2005 in our initial public offering and 300,000 of our ordinary shares in July 2005 from the exercise of part of the underwriters’ over-allotment option after deducting underwriting discounts and commissions and offering expenses, as if we had received and used the net proceeds on January 1, 2004.

	Pro Forma Condensed Statement of Operations For the Nine Months Ended September 30, 2005
(000s omitted except per share data)	Historical (Unaudited)	Pro Forma Adjustments		Pro Forma
Revenues:
Sales to affiliates	€1,900	€		€1,900
Third party product sales	95			95
Total product sales	1,995			1,995
Other income and revenues	210			210
Total revenues	2,205			2,205

Operating costs and expenses:
Cost of goods sold	1,721			1,721
Charges from affiliates	781			781
Research and development	3,117			3,117
General and administrative	1,375			1,375
Non-cash compensation	363			363
Depreciation and amortization	78			78
	7,435			7,435

Operating loss	(5,230)			(5,230)

Foreign currency exchange loss, net	(435)			(435)
Interest income (expense), net	(4,197)		258	(3,939)

Pre-tax loss	(9,862)		258	(9,604)

Income tax benefit:
Current	48			48
Deferred	—			—
	48			48

Net loss	€(9,910)		€258	€(9,652)

•
The net proceeds of our initial public offering were used to repay part of our Series A senior convertible promissory notes, loans from our affiliate Sirton on and for working capital. In addition, at the time of our initial public offering, the holder of $2.912 million of our Series A notes elected to convert its notes into our ordinary shares.

•
If these transactions had occurred on January 1, 2005, the pro forma impact on our operating results for the nine month period ended September 30, 2005 is that we would not have incurred interest paid and accrued in the amount of €258 thousand. Therefore, our operating results still reflect the non-cash interest expense from the write-off of the issue discount and debt issue costs associated with the redemption of a portion of our Series A notes.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below, in conjunction with the other information and financial statements and related notes included elsewhere in this prospectus, before making an investment decision. You should pay particular attention to the fact that we conduct our operations in Italy and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that prevails in other countries with which you may be familiar. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks. In that event, the market price of our ordinary shares could decline and you could lose all or part of your investment.

Risks Relating to Our Business

We have generated limited revenues from commercial sales of our products to date, our revenues fluctuated significantly in 2003 compared to 2004 and in the nine months ended September 30, 2004 compared to the same period in 2005, and we do not know whether we will ever generate significant revenues or achieve profitability.

We are focused on product development and have generated limited revenue from commercial sales of our products to date. In 2003, we had revenues of €6.5 million and in 2004, we had revenues of €3.1 million, primarily from sales of active pharmaceutical ingredients and existing products to Sirton, our affiliate. Our 2004 revenues were substantially less than our 2003 revenues due to the need to temporarily cease operations for seven months in 2004 at our manufacturing facility for an upgrade to the facility and our increase in production at the facility in 2003 to stockpile inventory in anticipation of this cessation and because Sirton had a decrease in demand for some of the products we sell to them, as discussed below. In the nine months ended September 30, 2004, we had revenues of €2.463 million and in the nine months ended September 30, 2005 we had revenues of €2.205 million.

We do not expect our revenues to materially increase unless we are able to sell our product candidates, and we will continue to incur significant expenses as we research, develop, test and seek regulatory approval for these product candidates. While we were profitable in 2002 and 2003, we incurred a net loss of €581 thousand in 2001, a net loss of €7.0 million in 2004 and a net loss of €9.910 million for the nine months ended September 30, 2005. Our general and administrative expenses have increased as we added personnel to support our operations in connection with our development of our product candidates, internalized certain administrative services that were performed for us by our largest shareholder, FinSirton, and our affiliate, Sirton, and supported our operations in connection with being a public company. As a result, we anticipate incurring substantial and increasing losses for the foreseeable future. We cannot assure you that we will ever become profitable. If we fail to achieve profitability within the time frame expected by investors or securities analysts, the market price of our ordinary shares may decline.

Most of our revenues are from sales to Sirton, our affiliate; those sales have declined over the past several years and may continue to decline in the future.

Substantially all of our product sales in 2001, 2002 and 2003, approximately 92% of our product sales in 2004 and approximately 95% of our product sales in the nine months ended September 30, 2005 have been from the sale of our active pharmaceutical ingredients and products to Sirton, which has recently experienced financial difficulties. Sirton sells its finished products, including calcium heparin, primarily to one customer, Crinos, which sells them to the retail market. Calcium heparin, which is one of the active pharmaceuticals ingredients that we sell to Sirton to make into a finished product for sale by Crinos, has seen decreased demand over the past several years due to a new competitive product, low molecular weight heparin, made by Aventis and other companies. Also, Crinos has limited its sale of urokinase to a single dose, which has a more limited market than multiple doses. As a result, Sirton’s demand for these products has decreased over the past several years, and may continue to decrease over the next several years until and unless both we and Sirton develop new customers. If we and Sirton are unsuccessful at developing new customers and the demand for our products continues to decrease, it could increase our need for additional capital, and our business could be adversely affected.

We currently do not have any regulatory approvals to sell defibrotide to treat or prevent VOD or defibrotide to treat multiple myeloma or any of our other product candidates and we cannot guarantee that we will ever be able to sell any of these products anywhere in the world.

We must demonstrate that our product candidates satisfy rigorous standards of safety and effectiveness before the FDA, the European Commission and other regulatory authorities will approve the products for commercial marketing. We or others must conduct clinical trials of those products which must be approved by the FDA or other regulatory agencies. These trials are time consuming and expensive, and we cannot guarantee whether they will be successful. Currently, the only regulatory approvals we have relate to the use of defibrotide to prevent vascular disease with risk of thrombosis in Italy. We do not have approval to sell defibrotide to treat or prevent VOD, defibrotide to treat multiple myeloma or any of our other product candidates anywhere in the world. We will need to conduct significant additional research, preclinical testing and clinical testing before we can file applications with the FDA, the European Commission and other regulatory authorities for approval of our product candidates. In addition, to compete effectively, our future products must be easy to use, cost-effective and economical to manufacture on a commercial scale. We may not achieve any of these objectives, and, as a result, may not be able to sell any of our product candidates anywhere in the world.

Our most advanced product candidate, defibrotide to treat VOD with multiple-organ failure, has a very limited market and will not generate a large amount of revenue.

Our most advanced product candidate is defibrotide to treat VOD with multiple-organ failure, which the FDA has designated an “orphan drug.” Orphan drug status is granted to products that treat rare diseases or conditions and generally means that fewer than 200,000 people are affected by the disease or condition. We believe that as few as 1,500 people in the United States may need treatment for VOD with multiple-organ failure each year. As a result, we believe that there is a very limited market for this use of defibrotide, and we do not expect to generate a large amount of revenue from sales of defibrotide to treat VOD with multiple-organ failure.

The FDA and other regulatory authorities may require us to conduct a new clinical trial of defibrotide to treat VOD with multiple-organ failure using a control group.

The Dana-Farber Cancer Institute at Harvard University conducted a Phase II clinical trial in the United States for the use of defibrotide to treat VOD with multiple-organ failure that concluded in December 2005. Based on our review of more than 200 articles in the medical literature, we believe that the survival rate for this disease is only approximately 20%. As a result of this fact and the fact that we and the clinical investigators believe that there are no approved treatments available at this time, the clinical investigators did not establish a control group of patients who do not receive the drug, as is customarily done in the FDA approval process. The FDA has stated a preference for a double-blind study that utilizes a control group but indicated that they would review a trial using a historical control only. Our Phase III clinical trial that is currently underway uses historical control only. The FDA, upon reviewing this trial, may require us to conduct a new clinical trial using a control group and other regulatory authorities may take the same position. This could significantly delay the filing of a New Drug Application with the FDA or applications for other regulatory approval for this use because one or more of the clinical centers where the clinical trial is to be conducted may not be willing to conduct such a clinical trials on the basis that it is unethical to refuse treatment to patients when the treatment being investigated could potentially save their lives. The committee of clinical investigators who sponsored a Phase II/III clinical trial of defibrotide to treat VOD in Europe conducted by Consorzio Mario Negri Sud, which had a control group, cancelled the trial in October 2005 due to a lack of patients enrolling. We believe that patients were reluctant to enroll due to the possibility of being placed into the control group and not receiving treatment. A requirement for a control group would also require the expenditure of more funds on clinical trials and delay our ability to generate revenue from this product candidate.

Our additional product candidates are at early stages of development and will require clinical trials which may not be successful.

We intend to apply for FDA and other regulatory agency approval for our additional product candidates, including other uses of defibrotide, in the future, and these additional product candidates will require that we conduct clinical trials and undergo the regulatory approval process. The commencement and completion of these clinical trials could be delayed or prevented by a variety of factors, including:

•  delays in identifying and reaching agreement on acceptable terms with institutional review boards of clinical trial providers and prospective clinical trial sites;

•  delays in obtaining FDA or other regulatory agency clearance to commence a clinical trial;

•  delays in the enrollment of patients;

•  lack of effectiveness of the product candidate during clinical trials; or

•  adverse events or safety issues.

We do not know whether these future clinical trials will be initiated or completed at all. Significant delays in clinical trials will impede our ability to commercialize these additional product candidates and generate revenue, and could significantly increase our development costs.

We may be required to suspend or discontinue clinical trials, including due to adverse events or other safety issues that could preclude approval of our products or due to difficulty enrolling participants.

Our clinical trials may be suspended at any time for a number of safety-related reasons. For example, we may voluntarily suspend or terminate our clinical trials if at any time we believe that our product candidates present an unacceptable risk to the clinical trial patients. In addition, institutional review boards of clinical trial providers or regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, including if they present an unacceptable safety risk to patients.

Administering any product candidate to humans may produce undesirable side effects. VOD and VOD with multiple-organ failure are complications associated with high dose chemotherapy and stem cell transplantation. Adverse events involving vascular disorders, coagulation, and potentially life-threatening bleeding have been reported in patients with VOD treated with defibrotide which potentially could be related to the defibrotide therapy. Hypotension has been reported as a possibly related serious adverse event in the trials of defibrotide to treat VOD with multiple-organ failure. Also, we discontinued a 69-patient Phase I/II clinical trial of defibrotide to prevent deep vein thrombosis after hip surgery in Denmark in 2002 after three patients experienced hypotension after receiving the defibrotide intravenously. That trial was discontinued due to the hypotension and because defibrotide can also be administered orally to prevent deep vein thrombosis. These adverse events reports will be weighed by FDA and other regulatory authorities in determining whether defibrotide can, from a risk-benefit perspective, be considered to be safe and effective to treat VOD with multiple-organ failure, to prevent deep vein thrombosis or any other indication for which approval is sought.

It is possible that as further data are collected and analyzed, additional adverse events or safety issues could emerge which could impact conclusions relating to the safety of these additional product candidates. As one of our current products and many of our product candidates utilize or will utilize defibrotide, any problems that arise from the use of this drug would severely harm our business operations, since most of our anticipated primary revenue sources would be negatively affected.

Furthermore, the committee of clinical investigators who sponsored a Phase II/III clinical trial of defibrotide to treat VOD in Europe that was conducted by Consorzio Mario Negri Sud cancelled the trial in October 2005 due to a lack of enrollees. In addition, the National Institute of Tumors in Milan cancelled a Phase I clinical trial of defibrotide to increase the number of stem cells available for transplant in December 2005 due to a lack of eligible enrollees. We are co-sponsoring with the European Group for Blood and Marrow Transplantation a Phase II/III clinical trial in Europe of defibrotide to prevent VOD in children, which is scheduled to begin enrolling participants in the first quarter of 2006, and a Phase II/III clinical trial in Europe of defibrotide to prevent VOD and transplant associated microangiopathy in adults, which is scheduled to begin enrolling participants in the second quarter of 2006. The participants in both of these trials will randomly receive either defibrotide or no treatment. We may have difficulty enrolling participants in these trials as patients may be reluctant to take the risk of not receiving treatment with defibrotide. Our other clinical trials may also be discontinued if we or the sponsors are not successful in enrolling participants.

Our products could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements, if and when any of our product candidates are approved.

Any product for which we obtain marketing approval, together with the manufacturing processes, post-approval commitments, and advertising and promotional activities for such product, will be subject to continued regulation by the FDA and other regulatory agencies. Later discovery of previously unknown problems with our products or their manufacture, or failure to comply with regulatory requirements, may result in:

•  restrictions on such products or manufacturing processes;

•  withdrawal of the products from the market;

•  voluntary or mandatory recalls;

•  fines;

•  suspension of regulatory approvals;

•  product seizures; or

•  injunctions or the imposition of civil or criminal penalties.

If we are slow to adapt, or unable to adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, we may lose marketing approval for our products when and if any of them are approved.

Our manufacturing facility is subject to continuing regulation by Italian authorities and is subject to inspection and regulation by the FDA and European regulatory. These authorities could force us to stop manufacturing our products if they determine that we are not complying with applicable regulations or require us to complete further costly alterations to our facility.

Although our main business is discovering, researching and developing drugs, we also manufacture drugs, active pharmaceutical ingredients and other products at our manufacturing facility located near Como, Italy. This facility is subject to continuing regulation by the Italian Health Authority and other Italian regulatory authorities. During a biannual inspection of our manufacturing facility by the Italian Health Authority in October 2004, the Italian Health Authority noted by way of observations certain deficiencies in regard to the operation of our facility. We are committed to complete appropriate corrective action prior to the next bi-annual inspection, and have kept the Italian Health Authority current with respect to the progress of our corrective actions, the majority of which has been completed. No penalties were imposed, our facility was not shut down and our manufacturing activities were not otherwise limited or curtailed as a result of the Italian Health Authorities’ notation of these deficiencies.

Our manufacturing facility is subject to inspection and regulation by the FDA and European regulatory authorities with respect to manufacturing our product candidates for investigational use. Also, part of the process for obtaining approval from the FDA and European regulatory authorities for our product candidates is approval by those authorities of our manufacturing facility’s compliance with current good manufacturing practices. After receiving initial approval, if any, the FDA or those European regulatory authorities will continue to inspect our manufacturing facility, including inspecting it unannounced, to confirm whether we are complying with the good manufacturing practices.

These regulators may require us to stop manufacturing our products and product candidates if they determine that we are not complying with applicable regulations or require us to complete costly alterations to our facility. We spent approximately €292 thousand in 2004 to correct the deficiencies noted by the Italian Health Authority and spent approximately €200 thousand in 2005 to complete these corrective actions. We spent approximately €7.2 million in 2004 to substantially upgrade our facility in anticipation of the FDA and European regulatory approval process for our product candidates.

If our third-party clinical trial vendors fail to comply with strict regulations, the clinical trials for our product candidates may be delayed or unsuccessful.

We do not have the personnel capacity to conduct or manage all of the clinical trials that we intend for our product candidates. We rely on third parties to assist us in managing, monitoring and conducting most of our clinical trials. We entered into a clinical trial agreement with the Dana-Farber Cancer Institute at Harvard University regarding a Phase II clinical trial of defibrotide to treat VOD with multiple-organ failure that concluded in December 2005. We have entered into similar arrangements with other clinical research organizations, including the European Group for Blood and Marrow Transplantation, which is co-sponsoring with us a Phase II/III clinical trial of defibrotide to prevent VOD in children in Europe and a Phase II/III clinical trial of defibrotide to prevent VOD and transplant associated microangiopathy in adults in Europe, both of which are scheduled to begin enrolling patients in 2006. We have entered into an agreement with Bradstreet Clinical Research & Associates, Inc. to perform clinical research project management services in connection with clinical trials conducted in the United States and agreements with KKS-UKT, GmbH and MDS Pharma Services Italy SpA to provide such services for our clinical trials in Europe. If these third parties fail to comply with applicable regulations or do not adequately fulfill their obligations under the terms of our agreements with them, we may not be able to enter into alternative arrangements without undue delay or additional expenditures, and therefore the clinical trials for our product candidates may be delayed or unsuccessful.

Furthermore, the FDA can be expected to inspect some or all of the clinical sites participating in our clinical trials, or our third party vendors’ sites, to determine if our clinical trials are being conducted according to current good clinical practices. If the FDA determines that our third-party vendors are not in compliance with applicable regulations, we may be required to delay, repeat or terminate the clinical trials. Any delay, repetition or termination of our clinical trials could materially harm our business.

Our failure to raise additional funds in the future may delay the development of certain of our product candidates and sale of our products.

The development and approval of our product candidates and the acquisition and development of additional products or product candidates by us, as well as the expansion of our research, regulatory and manufacturing operations, will require a commitment of substantial funds. Our future capital requirements are dependent upon many factors, some of which are beyond our control, including:

•  the successful and continued development of our existing product candidates in preclinical and clinical testing;

•  the costs associated with protecting and expanding our patent and other intellectual property rights;

•  future payments, if any, received or made under existing or possible future collaborative arrangements;

•  the timing of regulatory approvals needed to market our product candidates; and

•  market acceptance of our products.

We will need additional funds before we have completed the development of our product candidates. We have no committed sources of additional funds. We cannot assure you that funds will be available to us in the future on favorable terms, if at all. If adequate funds are not available to us on terms that we find acceptable, or at all, we may be required to delay, reduce the scope of, or eliminate research and development efforts or clinical trials on any or all of our product candidates. We may also be forced to curtail or restructure our operations, obtain funds by entering into arrangements with collaborators on unattractive terms or relinquish rights to certain technologies or product candidates that we would not otherwise relinquish in order to continue independent operations.

We are currently dependent on third parties to market and distribute our products in finished dosage form, and we expect to continue to be dependent on third parties to market and distribute our products and product candidates.

Our internal ability to handle the marketing and distribution functions for our current products and our product candidates is limited and we do not expect to develop the capability to provide marketing and distribution for all of our future products. Our long-term strategy involves having alliances with third parties to assist in the marketing and distribution of our product candidates. We have entered into an agreement with Sigma-Tau Pharmaceuticals, Inc. to market defibrotide to treat VOD in North America, Central America and South America and will need to enter into similar agreements to market and distribute our other product candidates. We face, and will continue to face, intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions, for attracting investigators and sites capable of conducting our clinical trials and for licenses of proprietary technology. Moreover, these arrangements are complex to negotiate and time-consuming to document. Our future profitability will depend in large part on our ability to enter into effective marketing agreements and our product revenues will depend on those marketers’ efforts, which may not be successful.

If we are unable to attract and retain key personnel, we may be unable to successfully develop and commercialize our product candidates or otherwise manage our business effectively.

We are highly dependent on our senior management, especially Dr. Laura Ferro, our President and Chief Executive Officer, and Dr. Massimo Iacobelli, our Senior Vice President and Scientific Director, whose services are critical to the successful implementation of our product acquisition, development and regulatory strategies. If we lose their services or the services of one or more of the other members of our senior management or other key employees, our ability to successfully commercialize our product candidates or otherwise manage our business effectively could be seriously harmed. Dr. Ferro’s employment agreement with us is for a period of three years with a two year renewal option and prohibits her from competing with us during the term of her employment and for a period of one year after the termination of her employment. Dr. Ferro’s employment agreement provides that she is not obligated to spend more than 75% of her time working for our company. Cary Grossman, our Chief Financial Officer, is an independent contractor, rather than an employee. Mr. Grossman works for our company on an at-will basis, and has not committed to continue to work for us for any defined period of time. We have an understanding with Mr. Grossman the he will devote approximately 50% of his time working for our company. If Mr. Grossman’s services are discontinued and we are not able to hire an appropriate full-time, permanent Chief Financial Officer on a timely basis, we may not be able to maintain effective internal controls, accurately report our financial results or prevent fraud. As a result, our operating results could be harmed, we may fail to meet our reporting obligations and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our shares.

Replacing key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of specific skills and experience required to develop, gain regulatory approval of and commercialize products successfully. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel. In addition, under Italian law, we must pay our employees a severance amount based on their salary and years of service if they leave their employment, even if we terminate them for cause or they resign.

In order to expand our operations, we will need to hire additional personnel and add corporate functions that we currently do not have. Our ability to manage our operations and growth will require us to continue to improve our operational, financial and management controls and reporting system and procedures, or contract with third parties to provide these capabilities for us.

Our independent registered public accounting firm reported a material weakness in our internal controls and we may not be able to remedy this material weakness or prevent future weaknesses. If we fail to maintain effective internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our ordinary shares.

Our independent registered public accounting firm has informed us that our financial statement close process and the transformation of our Italian statutory financial statements into U.S. generally accepted accounting principles (U.S. GAAP) has not reduced to an acceptably low level the risk that errors in amounts that would be material in relation to those financial statements may occur and may not be detected within a timely period by management in the normal course of business. Our independent registered public accounting firm considered these deficiencies in determining the nature, timing and extent of their procedures in their audit of our annual financial statements, and those deficiencies did not affect their report on our annual financial statements included herein.

The preparation of our U.S. GAAP based financial statements is a manual process which involves the transformation of our Italian statutory financial statements into U.S. GAAP through a significant number of complex accounting adjustments and processes. This process also requires an ongoing review and update of the applicable U.S. GAAP that should be applied to the underlying Italian financial statements. This process is complicated, time-consuming and requires significant attention and time of our senior accounting personnel. Moreover, U.S. GAAP accounting adjustments tend to result in large differences between our Italian statutory and U.S. GAAP based financial statements. Finally, U.S. GAAP is a very dynamic set of financial statement guidelines, which is subject to constant change, interpretation, refinement and rigor, therefore requiring dedicated internal financial reporting resources.

A key component of remedying the material weaknesses in our internal control structure is the identification and retention, on a full time basis, of a finance professional with both Italian and U.S. GAAP accounting knowledge. In February 2005 we hired Salvatore Calabrese, whom we believe fits the aforementioned role, as our Vice-President, Finance. Mr. Calabrese is a full-time, permanent employee. If we determine that Mr. Calabrese is not an appropriate choice, we may not be able to maintain effective internal control, accurately report our financial results or prevent fraud. As a result, our operating results could be harmed, we may fail to meet our reporting obligations and potential shareholders could lose confidence in our financial reporting, which would harm our business and the market price of our shares.

The addition of Mr. Calabrese in and of itself is not enough to address the material weakness issues raised by our independent registered auditors, due to the fact that there are additional structural issues identified by our independent registered auditors that are significant enough to warrant material weakness status. The following highlights the areas identified:

•  For the first six months of 2005, we still relied on FinSirton for most of the data processing related to our significant processes, such as inventory costing, payroll and general ledger; after that we established our accounting, controlling and reporting departments. However, we have limited control over the information technology system related to the input or output of data. Additionally, we have no direct control over the security of data and access controls related to the control environment.

•  Our process for budgeting, awarding, tracking and verifying research and development costs has historically been handled outside of the general accounting system. We have not historically had controls surrounding this process to closely monitor such areas as actual costs versus budgeted costs, actual costs billed versus the contractual amounts and the timing of when those costs have been incurred. We are addressing this issue and have implemented additional procedures, such as the review by Mr. Calabrese of all research and development expenditures on a monthly basis and establishing our own internal control department.

•  Our overall control environment is geared towards a small sized, family owned Italian company. We have historically not been required to close our accounting records on a monthly or even quarterly basis. The current process is extremely time consuming and manual intensive, and requires us to verify and reconcile between various sets of records, some of which are not under our control, in order to arrive at a draft set of Italian statutory financial statements, which are subsequently converted into U.S. GAAP financial statements with a similarly manual intensive process. Mr. Calabrese is the only member of our permanent management team that has the relative knowledge regarding U.S. GAAP. Although we are making progress in addressing these issues, such as the hiring of Mr. Calabrese and establishing our own accounting, controlling and reporting departments, the movement towards a more formalized information system that is independent of FinSirton and the implementation of an internal structure to assume the necessary tasks required of us, we have not achieved the point where we are able to address these tasks on our own.

Any failure to implement new or improved internal controls, or resolve difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our ordinary shares.

Our revenues, expenses and results of operations have been and will continue to be subject to significant fluctuations, which makes it difficult to compare our operating results from period to period.

In 2003, 2004 and the nine months ended September 30, 2005, our revenues have fluctuated significantly due to the need to temporarily cease operations at our manufacturing facility for an upgrade to the facility for seven months in 2004 and increase production at the facility in 2003 to stockpile inventory in anticipation of this cessation. Our revenues have also fluctuated due to changes in the amounts of each of our products that we sell in different periods. Until we have successfully developed and commercialized a product candidate, we expect that substantially all of our revenues will result from the sale of our existing products. We expect that our operating results will vary significantly from quarter to quarter and year to year as a result of the timing and extent of:

•  our research and development efforts;

•  the revenues generated from the sale or licensing of our products;

•  the execution or termination of collaborative arrangements;

•  the receipt of grants;

•  the initiation, success or failure of clinical trials; and

•  the manufacture of our product candidates, or other development related factors.

Some of Series A senior convertible promissory notes we issued in the fourth quarter of 2004 and the first quarter of 2005 were converted into our ordinary shares upon the closing of our initial public offering in June 2005 and the remainder were repaid in June and July 2005. Our results of operations in 2004 and for the nine months ended September 2005 reflect and our full year 2005 results of operations will reflect the interest expense we incurred on those notes. That interest expense included the amortization of the debt issue costs and of the original issue discount resulting from the inclusion of the warrants with the notes and the amortization of the value of the beneficial conversion feature resulting from the effective conversion price since the conversion ratio, which is equal to the principal amount of the notes divided by $8.10 (ninety percent (90%) of the initial offering price per ADS in our initial public offering), was less than the fair value of our ordinary shares at the time of issuance of the notes, which was $10.00. During 2004 and the nine months ending September 30, 2005, we incurred €1.828 million and €4.095 million, respectively, of interest expense on these notes (including amortization of original issue discount and debt issue costs). As a result, our interest expense, pre-tax income (loss) and net income (loss) for those periods was and will be less than it would have otherwise have been.

Accordingly, our revenues and results of operations for any period may not be comparable to the revenues or results of operations for any other period. If our operating results do not match the expectations of securities analysts and investors as a result of these and other factors, the trading price of our ADSs will likely be adversely affected.

Most of our manufacturing capability is located in one facility that is vulnerable to natural disasters, telecommunication and information system failures, terrorism and similar problems, and we are not insured for losses caused by all of these incidents.

We conduct most of our manufacturing operations in one facility located in Villa Guardia, near Como, Italy. This facility could be damaged by fire, floods, earthquake, power loss, telecommunication and information system failures, terrorism or similar events. Our insurance covers losses to our facility, including the buildings, machinery, electronic equipment and goods, for approximately €12 million, but does not insure against all of the losses listed above, including terrorism and some types of flooding. Although we believe that our insurance coverage is adequate for our current and proposed operations, there can be no guarantee that it will adequately compensate us for any losses that may occur. We are not insured for business interruption and we have no replacement manufacturing facility readily available.

We obtain office and manufacturing space and certain administrative, financial, information technology, human resources, regulatory and quality control services from affiliates. This structure creates inherent conflicts of interest that may adversely affect us.

Our largest shareholder is FinSirton, which owns approximately 39% of our ordinary shares. Dr. Ferro, who is our Chief Executive Officer and President and one of our directors, and members of her family control FinSirton. FinSirton provides some of our office space, and corporate, payroll and information technology services. Sirton, which is a wholly owned subsidiary of FinSirton, has been and currently is our principal customer. Sirton also provides us with a number of business services such as, quality control and regulatory services, and leases us office and manufacturing space.

If either of these affiliates failed to perform services for us adequately or caused us damage through their negligent conduct, our management would be presented with inherent conflicts of interest due to their ownership and oversight of FinSirton. We may have limited recourse in the event of such conflicts, and our business may be adversely affected by their occurrence.

Our industry is highly competitive and subject to rapid technological changes. As a result, we may be unable to compete successfully or to develop innovative products, which could harm our business.

Our industry is highly competitive and subject to significant and rapid technological change as researchers learn more about diseases and develop new technologies and treatments. While we are unaware of any other products or product candidates that treat or prevent VOD or the apoptosis that our product candidate oligotide is designed to treat, we believe that other companies have products or are currently developing products to treat some of the same disorders and diseases that our other product candidates are designed to treat. These companies include AnorMED Inc., AstraZeneca International, British Biotech plc, Abbott Laboratories, The Bayer Group, GlaxoSmithKline plc, Bristo-Myers Squibb Company, Eli Lilly Company, Boehringer Ingelheim, Axcan Pharma Inc., The Proctor & Gamble Company, Solvay Pharmaceuticals, Inc., Millenium Pharmaceuticals, Inc., ARIAD Pharmaceuticals, Inc., Celgene Corp., Titan Pharmaceuticals, Inc., Cell Genesys, Inc., Human Genome Sciences, Inc., Chugai Pharmaceutical Co., Ltd., The National Cancer Institute, Seattle Genetics, Inc., EntreMed, Inc., NeoRxx Corporation, Xcyte Therapies, Inc., Amgen, Inc., CuraGen Corporation, Aesgen, Inc. and Endo Pharmaceutical Holdings Inc.

In addition, low molecular weight heparin, made by Aventis and other companies, competes with calcium heparin, which is one of the active pharmaceutical ingredients that we sell to Sirton which makes it into a finished product for sale by Crinos.

Many of these competitors have substantially greater research and development capabilities and experience, and greater manufacturing, marketing and financial resources, than we do. In addition, these companies’ products and product candidates are in more advanced stages of development than ours or have been approved for sale by the FDA and other regulatory agencies. As a result, these companies may be able to develop their product candidates faster than we can or establish their products in the market before we can. Their products may also prove to be more effective, safer or less costly than our product candidates. This could hurt our ability to recognize any significant revenues from our product candidates.

In May 2003, the FDA designated defibrotide as an orphan drug to treat VOD. If the FDA approves the New Drug Application that we intend to file before approving a New Drug Application filed by anyone else for this use of defibrotide, the orphan drug status will provide us with limited market exclusivity for seven years from the date of the FDA’s approval of our New Drug Application. However, a marketing authorization may be granted for the same therapeutic indications to a similar medicinal product if we give our consent to the second applicant, we are unable to supply sufficient quantities of defibrotide, or the second applicant can establish in its application that the second medicinal product, although similar to defibrotide, is safer, more effective or otherwise clinically superior. In that case, our product would not have market exclusivity. Additionally, while we are not aware of any other company researching defibrotide for this use, if another company does develop defibrotide for this use, there is no guarantee that the FDA will approve our New Drug Application before approving anyone else’s defibrotide product for this use, in which case the first product approved would have market exclusivity and our product would not be eligible for approval until that exclusivity expires.

In July 2004, the European Commission designated defibrotide as an orphan medicinal product to both treat and prevent VOD. If the European regulators grant us a marketing authorization for those uses of defibrotide, we will have limited market exclusivity for those uses for ten years after the date of the approval. However, a marketing authorization may be granted for the same therapeutic indications to a similar medicinal product if we give our consent to the second applicant, we are unable to supply sufficient quantities of defibrotide, or the second applicant can establish in its application that the second medicinal product, although similar to defibrotide, is safer, more effective or otherwise clinically superior. In that case, our product would not have market exclusivity.

If we are unable to adequately protect our intellectual property, our ability to compete could be impaired.

Our long-term success largely depends on our ability to create and market competitive products and to protect those creations. Our pending patent applications, or those we may file in the future, may not result in patents being issued. Until a patent is issued, the claims covered by the patent may be narrowed or removed entirely, and therefore we may not obtain adequate patent protection. As a result, we may face unanticipated competition, or conclude that without patent rights the risk of bringing products to the market is too great, thus adversely affecting our operating results.

Because of the extensive time required for the development, testing and regulatory review of a product candidate, it is possible that before any of our product candidates can be approved for sale and commercialized, our relevant patent rights may expire or remain in force for only a short period following commercialization. Our issued United States patents expire between 2008 and 2016, and our United States patents for which we have submitted applications will expire between 2008 and 2025. Our United States patent covering defibrotide expires in 2010, and our U.S. patent covering the chemical process for extracting defibrotide expires in 2008. Our European patent covering both defibrotide and the chemical process for extracting defibrotide expires in 2007. There may be no opportunities to extend these patents and thereby extend FDA approval exclusivity, in which case we could face increased competition for our products that are derived from defibrotide. Patent expiration could adversely affect our ability to protect future product development and, consequently, our operating results and financial position.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. We intend to eventually license or sell our products in China, Korea and other countries which do not have the same level of protection of intellectual property rights as exists in the United Sates and Europe. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

Risks Related to Ownership of the ADSs

Our largest shareholder exercises significant control over us, which may make it more difficult for you to elect or replace directors or management and approve or reject mergers and other important corporate events.

Our largest shareholder, FinSirton, owns approximately 39% of our ordinary shares. Dr. Laura Ferro, who is our Chief Executive Officer and President and one of our directors, and members of her family control FinSirton. As a result, Dr. Ferro and her family, through FinSirton, will substantially control the outcome of all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other important corporate events. They may exercise this ability in a manner that advances their best interests and not necessarily yours. In particular, Dr. Ferro may use her control over FinSirton’s shareholdings in our company to resist any attempts to replace her or other members of our board of directors or management or approve or reject mergers and other important corporate events. Also, the concentration of our beneficial ownership may have the effect of delaying, deterring or preventing a change in our control, or may discourage bids for the ADSs or our ordinary shares at a premium over the market price of the ADSs. The significant concentration of share ownership may adversely affect the trading price of the ADSs due to investors’ perception that conflicts of interest may exist or arise.

If a significant number of ADSs are sold into the market, the market price of the ADSs could significantly decline, even if our business is doing well.

Our executive officers (other than Cary Grossman, our Chief Financial Officer), directors and current largest shareholder, FinSirton, have agreed with the underwriters of our initial public offering to a lock-up of their ordinary shares for a period of 18 months after the effective date of the registration statement relating to our initial public offering of securities, provided, however, that if the average price per ADS of our ADSs equals or exceeds 200% of the initial public offering price of the ADSs in our initial public offering for a minimum of twenty continuous trading days, the ordinary shares may be released from the lock-up at the request of the holder, which could result in the release from the lock-up restrictions of the 3,750,000 outstanding shares held by FinSirton and any shares that underlie options that we may grant to these officers and directors in the future. Our Chief Financial Officer, Cary Grossman, has agreed with the underwriters to a lock-up of 85,000 ordinary shares issuable upon exercise of certain of his options for a period of 365 days after the effective date of the registration statement relating to our initial public offering of securities. The holders of 359,505 ordinary shares issued upon conversion of our Series A senior convertible promissory notes and 452,948 ordinary shares issuable upon exercise of the related warrants have agreed with the underwriters to a lock-up of those ordinary shares for a period of 270 days after the effective date of the registration statement relating to our initial public offering of securities. Three of our other shareholders have agreed with the underwriters to a lock-up of their 1,250,000 outstanding ordinary shares for a period of 180 days after the effective date of the registration statement relating to our initial public offering of securities. Sales of a substantial number of ADSs representing these ordinary shares in the public market could depress the market price of the ADSs and impair our ability to raise capital through the sale of additional equity securities. The underwriters, in their sole discretion and at any time without notice, may release all or any portion of the ordinary shares held by our officers, directors, and existing shareholders subject to these lockup agreements. Further, in addition to the ordinary shares registered in the registration statement of which this prospectus forms a part, we have agreed to register (upon request) 1,159,505 outstanding ordinary shares currently held by two of our shareholders, 66,000 shares issuable upon conversion of warrants issued in connection with our Series A senior convertible promissory notes held by one of our securityholders and 151,200 ordinary shares issuable upon exercise of purchase options we granted to the underwriters of our initial public offering for resale in the market. We intend to register ADSs representing such ordinary shares in addition to the ordinary shares themselves, and such registration and ultimate sale of the securities in the markets may adversely affect the market for the ADSs.

Risks Relating to Being an Italian Corporation

We are restricted under Italian law as to the amount of debt securities that we may issue relative to our equity, we may need to restore the ratio of our debt to our equity by raising more equity.

We were incorporated under the laws of the Republic of Italy. The principal laws and regulations that apply to our operations, those of Italy and the European Union, are different from those of the United States. Italian law provides that we may not issue debt securities for an amount exceeding twice the amount of the sum of the aggregate par value of our ordinary shares (which we call our capital), our legal reserve and any other disposable reserves appearing on our latest Italian GAAP balance sheet approved by our shareholders. The legal reserve is a reserve to which we allocate 5% of our net income each year until it equals at least 20% of our capital. One of the other reserves that we maintain on our balance sheet is a “share premium reserve”, meaning amounts paid for our ordinary shares in excess of the capital. At September 30, 2005, the sum of our capital, legal reserves and other reserves on our Italian GAAP balance sheet was €23.614 million. If we issue debt securities in the future, until such debt securities are repaid in full, we may not voluntarily reduce our capital or our reserves (such as by declaring dividends) if it results in the aggregate of the capital and reserves being less than half of the outstanding amount of the debt. If our equity is reduced by losses or otherwise such that the amount of the outstanding debt securities is more than twice the amount of our equity, some legal scholars are of the opinion that the ratio must be restored by a recapitalization of our company. If our equity is reduced, we could recapitalize by issuing new shares or having our shareholders contribute additional capital to our company, although there can be no assurance that we would be able to find purchasers for new shares or that any of our current shareholders would be willing to contribute additional capital.

The process of seeking to raise additional funds is cumbersome, subject to the verification of a notary public as to compliance with our bylaws and applicable law and may require prior approval of our shareholders at an extraordinary meeting of shareholders.

In order to issue new equity or debt securities convertible into equity, with some exceptions, we must increase our authorized capital. In order to do so, our board must meet and resolve to recommend to our shareholders that they approve an amendment to our bylaws to increase our capital. Our shareholders must then approve that amendment to our bylaws in a formal meeting duly called, with the favorable vote of the required majority, which may change depending on whether the meeting is held on a first or subsequent call. These meetings take time to call. In addition, a notary public must verify the compliance of the capital increase with our bylaws and applicable Italian law. Further, under Italian law, our existing shareholders and any holders of convertible securities sometimes have preemptive rights to acquire any such shares on the same terms as are approved concurrent with the new increase of the authorized capital pro rata based on their percentage interests in our company. Also, our shareholders can authorize the board of directors to increase our capital, but the board may exercise such power for only five years. If the authorized capital is not issued by the end of those five years, the authorized capital expires, and our board and shareholders would need to meet again to authorize a new capital increase. Italian law also provides that if the shareholders vote to increase our capital, dissenting, abstaining or absent shareholders representing more than 5% of the outstanding shares of our company may, for a period of 90 days following the filing of the shareholders’ approval with the Registry of Companies, challenge such capital increase if the increase was not in compliance with Italian law. In certain cases (if, for example, a shareholders’ meeting was not called), any interested person may challenge the capital increase for a period of 180 days following the filing of the shareholders’ approval with the Registry of Companies. Finally, once our shareholders authorize a capital increase, we must issue all of those authorized shares before the shareholders may authorize a new capital increase, unless the shareholders vote to cancel the previously authorized shares. These restrictions could limit our ability to issue new equity or convertible debt securities on a timely basis.

If we suffer losses that reduce our capital to less than €120 thousand, we would need to either recapitalize, change our form of entity or be liquidated.

Italian law requires us to reduce our shareholders’ equity and, in particular, our capital (aggregate par value of our ordinary shares) to reflect on-going losses. We are also required to maintain a minimum capital of €120 thousand. At September 30, 2005, our capital was approximately €8.060 million. If we suffer losses from operations that would reduce our capital to less than €120 thousand, then either we must increase our capital (which we could do by issuing new shares or having our shareholders contribute additional capital to our company) or convert the form of our company into an S.r.l., which has a lower capital requirement of €10 thousand. If we did not take these steps, a court could liquidate our company.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in this prospectus and in the deposit agreement for the ADSs, with our depositary, holders of the ADSs will not be able to exercise voting rights attaching to the ordinary shares evidenced by the ADSs on an individual basis. Holders of the ADSs will have the right to instruct the depositary as their representative to exercise the rights attached to the ordinary shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under our deposit agreement for the ADSs with our depositary, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act of 1933, as amended, or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs represented by the ADRs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Due to the differences between Italian and U.S. law, the depositary (on your behalf) may have fewer rights as a shareholder than you would if you were a shareholder of a U.S. company.

We are incorporated under the laws of the Republic of Italy. As a result, the rights and obligations of our shareholders are governed by Italian law and our bylaws, and are in some ways different from those that apply to U.S. corporations. Some of these differences may result in the depositary (on your behalf) having fewer rights as a shareholder than you would if you were a shareholder of a U.S. corporation. We have presented a detailed comparison of the Italian laws applicable to our company against Delaware law in “Comparison Of Italian And Delaware Corporate Laws.” We compared the Italian laws applicable to our company against Delaware law because Delaware is the most common state of incorporation for U.S. public companies.

Italian labor laws could impair our flexibility to restructure our business.

In Italy, our employees are protected by various laws giving them, through local and central works councils, rights of consultation with respect to specific matters regarding their employers’ business and operations, including the downsizing or closure of facilities and employee terminations. These laws and the collective bargaining agreements to which we are subject could impair our flexibility if we need to restructure our business.

FORWARD-LOOKING STATEMENTS

This prospectus may contain forward-looking statements that involve substantial risks and uncertainties regarding future events or our future performance. When used in this prospectus, the words “anticipate,”“believe,”“estimate,”“may,”“intent,”“continue,”“will,”“plan,”“intend,” and “expect” and similar expressions identify forward-looking statements. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. Although we believe that our expectations reflected in any forward-looking statements are reasonable, these expectations may not be achieved. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language included in this prospectus or incorporated by reference, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our ordinary shares, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on our business, performance, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by federal securities laws, we are under no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy our ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ordinary shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling security holders of the securities offered in this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain all available funds to support our operations and to finance the growth and development of our business. We are not subject to any contractual restrictions on paying dividends. Under Italian law and our bylaws, our payment of any annual dividend must be proposed by our board of directors and is subject to the approval of our shareholders at the annual ordinary shareholders’ meeting. Before dividends may be paid out of our net income in any year, we must allocate an amount equal to 5% of the net income to our legal reserve until such reserve is at least equal to 20% of the aggregate par value of our issued shares, which we call our “capital.” If a loss in our capital occurs, we may not pay dividends until the capital is reconstituted or reduced by the amount of such losses. We may pay dividends out of available retained earnings from prior years, provided that after such payment, we will have a legal reserve at least equal to the legally required minimum of 20% of the capital. We may not approve or pay dividends until this minimum is met. If the minimum is met, the board of directors proposes the issuance of a dividend and the shareholders approve that issuance, the shareholders’ resolution will specify the manner and the date for their payment.

Any dividend we declare will be paid to the holders of ADSs, subject to the terms of the deposit agreement, to the same extent as holders of our ordinary shares, less the fees and expenses payable under the deposit agreement. Any dividend we declare will be distributed by the depositary to the holders of the ADSs. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars. See “Description of American Depositary Shares.”

If we issue debt securities in the future, until those debt securities are repaid in full, we may not declare dividends if it results in the aggregate of the capital and reserves being less than half of the outstanding amount of the debt.

The board of directors may not approve interim dividends at times between our annual ordinary shareholders’ meetings. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and other factors as the board of directors may deem relevant.

Under Italian law, Italian companies are required to supply to the Italian tax authorities certain information regarding the identity of non-resident shareholders in connection with the payment of dividends. Shareholders are required to provide their Italian tax identification number, if any, or alternatively, in the case of legal entities, their name, country of establishment and address, or in the case of individuals, their name, address and place and date of birth, or in the case of partnerships, the information required for individuals with respect to one of their representatives. In the case of ADSs owned by non-residents of Italy, we understand that the provision of information concerning the depositary, in its capacity as holder of record of the ordinary shares underlying the ADSs, will satisfy this requirement. However, beneficial U.S. ADS holders are entitled to a reduction of the withholding taxes applicable to dividends paid to them under the income tax convention currently in effect between the United States and Italy. In order for you to benefit from that reduction, we are required to furnish certain information concerning you to the Italian tax authorities, and therefor any claim by you for those benefits would need to be accompanied by the required information.

EXCHANGE RATE INFORMATION

Fluctuations in the exchange rates between the euro and the dollar will affect the dollar amounts received by owners of ADSs on conversion by the depositary of dividends, if any, paid in euros on the ordinary shares represented by the ADSs. Moreover, such fluctuations may also affect the dollar price of the ADSs on the American Stock Exchange. The following table sets forth information regarding the exchange rates of U.S. dollars per euro for the periods indicated, calculated by using the average of the noon buying rates on the last day of each month during the periods presented.

	U.S. Dollar per Euro
Year	Average	Period End
2000	0.9207	0.9388
2001	0.8909	0.8901
2002	0.9495	1.0485
2003	1.1411	1.2597
2004	1.2478	1.3538
2005	1.2400	1.1842

Source: Federal Reserve Statistical Release H.10

The following table sets forth information regarding the high and low exchange rates of U.S. dollars per euro for the periods indicated using the noon buying rate on each day of such period.

	U.S. Dollar per Euro
Month	High	Low
July 2005	1.2200	1.1917
August 2005	1.2434	1.2147
September 2005	1.2538	1.2011
October 2005	1.2148	1.1914
November 2005	1.2067	1.1667
December 2005	1.2041	1.1699
January 2006 (through January 25, 2006)	1.2287	1.1980

Source: Federal Reserve Statistical Release H.10

On January 25, 2006, the noon buying rate was €1.00 to $1.2252.

We publish our financial statements in euro. This prospectus contains translations of euros into U.S. dollars at specified rates solely for the convenience of the reader. No representation is made that the euro amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.

CAPITALIZATION AND INDEBTEDNESS

The following table summarizes our capitalization as of September 30, 2005:

•	on an actual basis; and

•
on a pro forma basis to reflect our issuance of and our receipt and use of the net proceeds from a private placement in October 2005 of 1,551,125 of our ordinary shares at a price per share of $7.05 and warrants to purchase an aggregate of 620,450 ordinary shares after deducting placement fees of $656,126 and estimated offering expenses of $363,975, as if we had received and used the net proceeds on September 30, 2005.

You should read the following table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2005 Actual (unaudited)	Pro Forma For Private Placement
Long-term debt:
Mortgage loans secured by real property	€2,323	€2,323
Loans secured by equipment	700	700
Other	449	449
	3,472	3,472
Less current maturities	895	895
	2,577	2,577
Shareholders’ equity:
Ordinary shares, par value €1.00 per share, 11,976,803 shares authorized; 8,059,505 shares issued and outstanding, actual; 9,610,630, shares issued and outstanding, pro forma	8,060	9,611
Additional paid-in capital	26,925	33,574
Accumulated deficit	(22,818)	(22,818)
Total Shareholders’ Equity	12,167	20,367
Total Capitalization	€14,744	€22,944

The pro forma capitalization excludes:

•	503,298 ordinary shares issuable at $9.52 per share upon exercise of our outstanding warrants issued in connection with the Series A notes;

•	620,450 ordinary shares issuable at $9.69 per share upon exercise of warrants issued in connection with the October 2005 private placement of ordinary shares;

•	93,068 ordinary shares issuable at $9.69 per share upon exercise of warrants issued to the placement agent of our October 2005 private placement of ordinary shares and warrants.

•	982,000 ordinary shares issuable upon exercise of our options that were outstanding at September 30, 2005; and

•	578,000 ordinary shares issuable upon exercise of options available for future grant under our existing equity incentive plans at September 30, 2005.

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with “Operating and Financial Review and Prospects” and our financial statements and the related notes appearing elsewhere in this prospectus. The selected financial data as of December 31, 2003 and December 31, 2004 and for each of the three years ended December 31, 2004 are derived from our audited financial statements, which are included in this prospectus. The selected financial data as of September 30, 2004 and 2005 and for each of the nine month periods ended September  30, 2004 and 2005 have been derived from our unaudited financial statements, which are included in this prospectus. The selected financial data as of December 31, 2001 and December 31, 2002 and for the year ended December 31, 2001 has been derived from our unaudited financial statements, which are not included in this prospectus. Our historical results are not necessarily indicative of results to be expected in any future period.

We have not included statement of operations selected financial data for the year ended December 31, 2000 or balance sheet selected financial data for December 31, 2000 because the cost and time to create the data necessary to produce that financial data would place an unreasonable effort and expense on us, we do not believe that the data would be indicative of future operating results and we do not believe that the additional information would be useful for your review of our historical operating results.

Certain reclassification of prior period amounts have been made to our financial statements to conform to the current period presentation.

Statement of Operations Data:	For The Years Ended December 31,				For The Nine Months Ended September 30,
(000s omitted except per share data)	2001	2002	2003	2004	2004	2005
Revenues:					(unaudited)
Sales to affiliates	€6,459	€5,915	€6,532	€2,870	€1,719	€1,900
Third party product sales	—	—	—	243	243	95
Total product sales	6,459	5,915	6,532	3,113	1,962	1,995
Other income and revenues	5	392	1,843	583	501	210
Total revenues	6,464	6,307	8,375	3,696	2,463	2,205

Operating costs and expenses:
Cost of goods sold	2,531	2,135	2,435	2,579	1,453	1,721
Charges from affiliates	1,025	1,156	1,485	1,665	915	781
Research and development	2,206	1,753	2,253	2,922	2,461	3,117
General and administrative	793	864	854	815	602	1,375
Non-cash compensation	—	—	—	379	—	363
Depreciation and amortization	185	102	67	89	52	78
	6,740	6,010	7,094	8,449	5,483	7,435

Operating income (loss)	(276)	297	1,281	(4,753)	(3,020)	(5,230)

Other income	—	195	—	—	—	—
Foreign currency exchange gain (loss), net	—	268	156	(55)	42	(435)
Interest income (expense), net	(147)	(105)	(71)	(2,192)	(26)	(4,197)

Pre-tax income (loss)	(423)	655	1,366	(7,000)	(3,004)	(9,862)

Income tax expense (benefit):
Current	145	128	243	65	48	48
Deferred	13	108	(84)	(37)	(28)	—
	158	236	159	28	20	48

Net income (loss)	€(581)	€419	€1,207	€(7,028)	€(3,024)	€(9,910)

Net income (loss) per share:
Basic and Diluted	€(0.12)	€0.08	€0.24	€(1.41)	€(0.60)	€(1.62)

The following table summarizes certain of our balance sheet data at September 30, 2005 on an actual basis and on a pro forma basis adjusted to reflect our receipt and use of the net proceeds from a private placement in October 2005 of 1,551,125 of our ordinary shares at a price per share of $7.05 (approximately €5.83 based on the exchange rate on the date of closing) and warrants to purchase an aggregate of 620,450 ordinary shares after deducting placement fees of $656,126 (approximately €542,253) and estimated offering expenses of $363,975 (approximately €300,806), as if we had received and used the net proceeds on September 30, 2005.

(000’s omitted)	Pro Forma Condensed Balance Sheet As of September 30, 2005
	Historical (Unaudited)	Pro Forma Adjustment	Pro Forma
Assets
Cash and cash equivalents	€7,012	€8,200	€15,212
Receivables	909		909
Inventories	1,683		1,683
Prepaid expenses and other current assets	1,075		1,075
Total Current Assets	10,679	8,200	18,879
Property, manufacturing facility and equipment, net	8,526		8,526
Intangible and other assets, net	845		845
	€20,050	€8,200	€28,250

Liabilities and Shareholders’ Equity
Payables, accruals, other current liabilities	€3,368	€—	€€3,368
Current maturities of long-term debt	895		895
Deferred income	350		350
Total Current Liabilities	4,613	—	4,613
Long-term debt, net of current maturities	2,577		2,577
Termination indemnities	693		693
Total Liabilities	7,883	—	7,883
Total Shareholders’ Equity	12,167	8,200	20,367
	€20,050	€8,200	€28,250

The following table summarizes certain of our statement of operations data for the year ended December 31, 2004 on an actual basis and on a pro forma basis adjusted to reflect:

•
our receipt of the net proceeds from the sale of $8.010 million of our Series A senior convertible promissory notes from October through January 2005 as if we had received the net proceeds on January 1, 2004; and

•
our receipt and use of the net proceeds from the sale of 2,400,000 of our ordinary shares in June 2005 in our initial public offering and 300,000 of our ordinary shares in July 2005 from the exercise of part of the underwriters’ over-allotment option after deducting underwriting discounts and commissions and offering expenses, as if we had received and used the net proceeds on January 1, 2004.

	Pro Forma Condensed Statement of Operations For the Year Ended December 31, 2004
(000s omitted except per share data)	Historical (Audited)	Pro Forma Adjustments		Pro Forma
Revenues:
Sales to affiliates	€2,870	€		€2,870
Third party product sales	243			243
Total product sales	3,113			3,113
Other income and revenues	583			583
Total revenues	3,696			3,696
Operating costs and expenses:
Cost of goods sold	2,579			2,579
Charges from affiliates	1,665			1,665
Research and development	2,922			2,922
General and administrative	815			815
Non-cash compensation	379			379
Depreciation and amortization	89			89
	8,449			8,449

Operating loss	(4,753)			(4,753)

Foreign currency exchange loss, net	(55)			(55)
Interest income (expense), net	(2,192)		3,784	(5,976)

Pre-tax loss	(7,000)		3,784	(10,784)

Income tax expense (benefit):
Current	65			65
Deferred	(37)			(37)
	28			28

Net loss	€(7,028)		€3,784	€(10,812)

•
The net proceeds of our initial public offering were used to repay part of our Series A senior convertible promissory notes, loans from our affiliate Sirton and for working capital. In addition, at the time of our initial public offering, the holder of $2.912 million of our Series A notes elected to convert its notes into our ordinary shares.

•
If these transactions had occurred on January 1, 2004, the pro forma impact on our operating results for the year ended December 31, 2004 is that (i) we would not have incurred interest paid and accrued in the amount of €53 thousand and (ii) we would have incurred additional non-cash interest of €3.837 million from the write-off of the issue discount and debt issue costs associated with the portion of our Series A notes that were redeemed.

The following table summarizes certain of our statement of operations data for the nine months ended September 30, 2005 on an actual basis and on a pro forma basis adjusted to reflect:

•	our receipt and use of the net proceeds from the sale of $1.912 million of our Series A notes in January 2005 as if we had received and used the net proceeds on January 1, 2005; and

•
our receipt and use of the net proceeds from the sale of 2,400,000 of our ordinary shares in June 2005 in our initial public offering and 300,000 of our ordinary shares in July 2005 from the exercise of part of the underwriters’ over-allotment option, after deducting underwriting discounts and commissions and offering expenses, as if we had received and used the net proceeds on January 1, 2004.

	Pro Forma Condensed Statement of Operations For the Nine Months Ended September 30, 2005
(000s omitted except per share data)	Historical (Unaudited)	Pro Forma Adjustments		Pro Forma
Revenues:
Sales to affiliates	€1,900	€		€1,900
Third party product sales	95			95
Total product sales	1,995			1,995
Other income and revenues	210			210
Total revenues	2,205			2,205

Operating costs and expenses:
Cost of goods sold	1,721			1,721
Charges from affiliates	781			781
Research and development	3,117			3,117
General and administrative	1,375			1,375
Non-cash compensation	363			363
Depreciation and amortization	78			78
	7,435			7,435

Operating loss	(5,230)			(5,230)

Foreign currency exchange loss, net	(435)			(435)
Interest income (expense), net	(4,197)		258	(3,939)

Pre-tax loss	(9,862)		258	(9,604)

Income tax expense:
Current	48			48
Deferred	—			—
	48			48

Net loss	€(9,910)		€269	€(9,652)

•
The net proceeds of our initial public offering were used to repay part of our Series A senior convertible promissory notes, loans from our affiliate Sirton on and for working capital. In addition, at the time of our initial public offering, the holder of $2.912 million of our Series A notes elected to convert its notes into our ordinary shares.

•
If these transactions had occurred on January 1, 2005, the pro forma impact on our operating results for the nine month period ended September 30, 2005 is that we would not have incurred interest paid and accrued in the amount of €258 thousand. Therefore, our operating results still reflect the non-cash interest expense from the write-off of the issue discount and debt issue costs associated with the redemption of a portion of our Series A notes.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion together with the financial statements, related notes and other financial information included elsewhere in this prospectus. This discussion may contain predictions, estimates and other forward-looking statements that involve risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this prospectus. These risks could cause our actual results to differ materially from any future performance suggested below.

Background

We are a biopharmaceutical company focused on the research, discovery and development of drugs to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments. In 1986, our founding company received approval to sell in Italy a drug called “defibrotide” to treat deep vein thrombosis, and, in 1993, it received approval to manufacture and sell defibrotide to both treat and prevent all vascular disease with risk of thrombosis. Our primary focus is on development of defibrotide for other uses in the United States and Europe, including to treat and prevent VOD and to treat multiple myeloma. In addition to defibrotide, we sell urokinase and calcium heparin, which are active pharmaceutical ingredients used to make other drugs, sulglicotide, which is intended to be used to treat peptic ulcers, and other miscellaneous pharmaceutical products. We have also developed a formulation of the drug mesalazine to treat inflammatory bowel disease. We will need to raise additional financing and/or enter into collaborative or licensing agreements in the future to fund continuing research and development for our product candidates.

We are part of a group of pharmaceutical businesses founded in Italy in 1944 that has been involved in the research and development of drugs derived from DNA and DNA molecules since the 1970’s. Our largest shareholder, FinSirton, is controlled by Dr. Laura Ferro, who is our Chief Executive Officer and President and one of our directors, and her family. We receive certain administrative and other services and lease office and manufacturing space from FinSirton and Sirton, a wholly-owned subsidiary of FinSirton.

Overview

We manufacture defibrotide at our facility. Currently, we sell the defibrotide to our affiliate, Sirton. Sirton focuses on processing the defibrotide for either oral administration or intra-venous administration and sells the finished products to Crinos S.p.A., a subsidiary of Stada Arzneimittel AG. Crinos markets defibrotide in Italy to both treat and prevent vascular disease with thrombosis under a semi-exclusive license agreement with us. We also manufacture and sell to Sirton two active pharmaceutical ingredients, urokinase and calcium heparin, used by Sirton to make generic drugs, and sulglicotide, which is intended to be used to treat peptic ulcers. We sell sulglicotide to unrelated third parties and are actively working on developing other customers for these products. We also manufacture a variety of other miscellaneous pharmaceutical products.

For each of the three years ended December 31, 2004 and the nine months ended September 30, 2005, the sale of defibrotide, urokinase, calcium heparin, sulglicotide and our other products to Sirton amounted to approximately 100%, 100%, 92% and 95%, respectively, of our total product sales. The price of defibrotide to Sirton is based on comparable sale prices in years prior to 2002 to unrelated third-parties. The price for urokinase, calcium heparin, sulglicotide and our other products is based on comparable market prices charged by other manufacturers.

Sirton sells its finished products, including calcium heparin, primarily to one customer, Crinos, which sells them to the retail market. Calcium heparin, which is a by-product of manufacturing defibrotide, has seen decreased demand over the past several years due to a new competitive product, low molecular weight heparin, made by Aventis and other companies. Also, Crinos has limited its sale of urokinase to a single dose, which has a more limited market than multiple doses. As a result, Sirton’s demand for these products has decreased over the past several years, and may continue to decrease over the next several years until and unless both we and Sirton develop new customers outside of Crinos’s exclusive area. Despite the fact that Sirton has recently experienced financial difficulties which could impact our business, we believe that we can continue to operate without a significant change in our operations or any disposal of our assets.

We have also generated revenue from the receipt of research grants, from the sale of rights to our intellectual property, and from licensing agreements. Our licensing agreements have included up-front payments, some of which are paid based on achieving defined milestones and royalties from product sales in the licensed territories. Our revenues by type are as described below:

	For The Years Ended December 31,			For The Nine Months Ended September 30,
(in thousands)	2002	2003	2004	2004	2005
Product sales:				(Unaudited)
Defibrotide	€3,270	€4,012	€1,424	€934	€1,348
Urokinase	1,942	1,784	1,316	671	488
Calcium heparin	269	579	51	30	125
Sulglicotide	153	147	243	253	16
Other	281	10	79	74	18
Total product sales	5,915	6,532	3,113	1,962	1,995
Other income	392	1,843	583	501	210
Total Revenue	€6,307	€8,375	€3,696	€2,463	€2,205

Of our product sales in the periods shown in the table above, all were sales in Italy to our affiliate Sirton except for 7.8% during the year ended December 31, 2004, which were sales of sulglicotide in Korea. Substantially all of our other income was for licensing the rights to our product candidates in the United States and Canada.

Our cost of goods sold consists of material costs, direct labor and related benefits and payroll burden, utilities, depreciation of our facility and other indirect costs of our facility.

The gross margin from our current revenues contributes towards our general and administrative expenses, research and development expenses, and capital expenditures. Our general and administrative expenses include compensation for our executive officers, office facilities, accounting and human resources, information technology services, professional fees and other corporate expenses, including public company expenses. Some of these services are provided pursuant to contracts with Sirton and FinSirton. We have implemented plans to decrease our reliance on shared services from these affiliates over time. As of September 30, 2005, we are providing our own purchasing, logistic, quality assurance, accounting, controlling and reporting services and continue to obtain corporate services, payroll services, information technology services, infrastructure costs and quality control services and regulatory activities from these affiliates.

We expect to continue to incur net losses as we continue the development of our product candidates, apply for regulatory approvals and expand our operations.

Research and Development Expenses

Our research and development expenses consist primarily of costs associated with research, preclinical development and clinical trials for our product candidates. During the years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2004 and 2005, we had three major categories of research projects relating to our advanced product candidates: defibrotide to treat VOD, defibrotide to prevent VOD and assorted other projects. The table below presents our research and development expenses by project for each of the years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2004 and 2005.

	For The Years Ended December 31,			For The Nine Months Ended September 30,
(in thousands)	2002	2003	2004	2004	2005
				(Unaudited)
Defibrotide to treat VOD	€1,626	€2,077	€2,521	€2,124	€2,805
Defibrotide to prevent VOD	—	25	112	94	118
Others	127	151	289	243	194
Total	€1,753	€2,253	€2,922	€2,461	€3,117

The Dana-Farber Cancer Institute at Harvard University sponsored and completed in December 2005 a Phase II clinical trial in the United States of defibrotide to treat VOD with multiple-organ failure. We started a Phase III clinical trial of this product candidate in the United States in December 2005, which we are sponsoring. We do not anticipate obtaining FDA or European regulatory approval of this product candidate before 2007 at the earliest. The table above also includes research and development expenses that we incurred in connection with a Phase II/III clinical trial of defibrotide to treat VOD in Europe and Israel that was sponsored by a committee of clinical investigators and conducted by Consorzio Mario Negri Sud. The committee of clinical investigators terminated this trial in October 2005.

Defibrotide to prevent VOD is also currently in a Phase II/III clinical trial of children in Europe sponsored by our company and the European Group for Blood and Marrow Transplantation. We expect to begin a Phase II/III clinical trial of defibrotide to prevent VOD and transplant associated microangiopathy in adults in Europe in early 2006 which will be sponsored by our company and the European Group for Blood and Marrow Transplantation. We do not anticipate obtaining European regulatory approval of this product candidate before 2009.

An independent Phase I/II clinical trial in Italy of defibrotide, in combination with melphalan, prednisone and thalidomide, to treat patients with advanced and refractory multiple myeloma started in December 2005. As a result, no costs associated with development of this product candidate are reflected in the table above. This clinical trial is being conducted at approximately 10 cancer centers in Italy, starting with Hospital Molinette of Torino, and the principal investigator is Dr. Mario Boccadoro, M.D., at the Division of Hematology, University of Turin, Italy.

The table above includes research and development expenses that we incurred in connection with a Phase I clinical trial of defibrotide to mobilize and increase the number of stem cells available in patients’ and donors’ blood for subsequent stem cell transplantation sponsored by the National Institute of Tumors of Milan. The National Institute of Tumors of Milan terminated this trial in December 2005. We cannot estimate when, if ever, we will be able to obtain European regulatory approval of this product candidate.

We expect to continue to increase our research and development expenses for the research and development of defibrotide to treat and prevent VOD and the treatment of multiple myeloma and possibly for other indications for defibrotide. This will involve sponsoring or funding, or both, clinical trials in both the United States and Europe. Development timelines and costs are difficult to estimate and may vary significantly for each product candidate and from quarter to quarter. The process of seeking regulatory approvals, and the subsequent compliance with applicable regulations, requires the expenditure of substantial resources. We expect that we will need additional funds before we have completed the development of our product candidates. We may seek to raise these funds through licensing and other collaboration agreements or through the sale of debt or equity securities. There can be no assurance that we will be successful in raising additional funds or that if we are, it will be on favorable terms.

A further discussion of the risks and uncertainties associated with developing our product candidates and certain consequences of failing to do so are set forth in the risk factors under the heading “Risks Relating to Our Business” as well as other risk factors.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. Actual results could differ from those estimates.

We believe the following policies to be the most critical to an understanding of our financial conditions and results of operations because they require us to make estimates, assumptions and judgments about matters that are inherently uncertain.

Revenue Recognition

Currently, our primary source of revenue is from the sale of products to our affiliate, Sirton. We recognize revenue from product sales when ownership of the product is transferred to and accepted by the customer, the sales price is fixed and determinable, and collectibility is reasonably assured. Provisions for returns and other adjustments related to sales are provided in the same period the related sales are recorded on the basis of historical rates of return. Historically our returns have been insignificant due to our most significant customer also being an affiliate. However, given our intent to grow our non-affiliate revenues, we expect that in the future we will be required to periodically estimate the amount of goods subject to return.

Licensing and royalty agreements generally contemplate that our technology or intellectual property will be utilized to commercialize or produce certain pharmaceutical products and that we will receive certain fees pursuant to these agreements. Up-front payments related to licensing agreements are deferred and recognized ratably over the life of the agreement. Royalty revenues are recognized in proportion to the underlying sales. We also derive revenues from research and development agreements with co-development partners. We initially defer milestone revenues on such arrangements and subsequently recognize them as income in proportion to the costs incurred for the related development phase and in accordance with the contract terms. Performance milestone payments are not subject to forfeiture. We recognize revenue from these contractual arrangements according to Staff Accounting Bulletin No. 104, “Revenue Recognition.” When necessary, we divide our agreements into separate units of accounting as required by Emerging Issues Task Force No. 00-21, “Revenue Arrangements with Multiple Deliverables” before using the applicable revenue recognition policy for each arrangement within the agreement. Accordingly, we recognize revenues on performance milestones contracts only when we have met specific targets or milestones set forth in the contracts. We defer and recognize as revenue non-refundable payments received in advance that are related to future performance over the life of the related research project.

We have used and expect to continue to enter into arrangements that have multiple deliverables. The timing and amount of revenue recognition is subject to our estimates of the relative fair values of the individual components of an agreement. In connection with recording revenue, we must make estimates and assumptions determining the expected conversion of the revenue streams to cash collected. The cash conversion estimation process requires that our management make assumptions based on historical results, future expectations, the economic and competitive environment and changes in the credit worthiness of customers, and other relevant factors. If these assumptions prove to be incorrect, our actual conversion rate of recorded revenue to cash may be lower than expected and we would be required to increase our allowance for doubtful accounts.

Our current estimate of bad debt expense is zero, as approximately 95% of our product sales are with one affiliate. If we increased our estimate of bad debt to 1% of sales, our operating results would have been lower by approximately €59 thousand, €65 thousand and €31 thousand for the three years ended December 31, 2004, respectively, and €19 thousand and €20 thousand for the nine months ended September 30, 2004 and 2005, respectively. These amounts would have a material impact on our results of operation and our shareholder’s equity, but no impact on our cash flow in those periods.

Inventories

We state inventories at the lower of cost or market, determining cost on an average cost basis. We periodically review inventories and reduce items that we consider outdated or obsolete to their estimated net realizable value. We estimate reserves for excess and obsolete inventories based on inventory levels on hand, future purchase commitments, and current and forecasted product demand. Our reserve level, and as a result our overall profitability, is therefore subject to our ability to reasonably forecast future sales levels versus quantities on hand and existing purchase commitments. Forecasting of demand and resource planning are subject to extensive assumptions that we must make regarding, among other variables, expected market changes, overall demand, pricing incentives and raw material availability. Significant changes in these estimates could indicate that inventory levels are excessive, which would require us to reduce inventories to their estimated net realizable value. We capitalize inventory costs associated with certain by-products, based on management’s judgment of probable future commercial use and net realizable value. We could be required to permanently write down previously capitalized costs related to commercial inventory upon change in such judgment, a delay in commercialization, delay of approval by regulatory bodies, or other potential factors. In the highly regulated industry in which we operate, raw materials, work in progress and finished goods inventories have expiration dates that must be factored into our judgments about the recoverability of inventory cost. Additionally, if our estimate of a product’s demand and pricing is such that we may not fully recover the cost of inventory, we must consider that in our judgment as well. In the context of reflecting inventory at the lower of cost or market, we will record a permanent inventory write-down as soon as a need for such a write down is determined.

Impairment of Long-lived Assets

Our long-lived assets consist primarily of product rights and property and equipment. In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), we evaluate our ability to recover the carrying value of long-lived assets used in our business, considering changes in the business environment or other facts and circumstances that suggest their value may be impaired.

To assess impairment of property, manufacturing facility and equipment and amortizing intangible assets for purposes of U.S. generally accepted accounting principles, we use the guidance outlined in SFAS 144. If, based on the preceding discussion, our management has concluded that impairment indicators exist, we will initially review by assessing the undiscounted cash flows expected to be derived from the asset or group of assets, comparing the lowest level of total expected undiscounted cash flow to the carrying value. If the carrying value of the asset or the group of assets exceeds the sum of the undiscounted cash flows, impairment is considered to exist. An impairment charge is assessed by comparing the assets’ fair value to the carrying value. Fair value can be calculated by a number of different approaches, including discounted cash flow, comparables, market valuations or quoted market prices. The process and steps required to assess the possible impairments of assets, including the identification of possible impairment indicators, assessing undiscounted cash flows, selecting the appropriate discount rate, the calculation of the weighted average cost of capital and the discounts or premiums inherent in market prices requires a substantial amount of management discretion and judgment. If actual results differ from these estimates, or if we adjust these estimates in future periods, operating results could be significantly affected.

Research and Development Expenses

We have several activities and cost drivers that we collectively refer to as “research and development.” These activities include salaries and benefits of our direct employees, facility costs, overhead costs, clinical trial costs and related trial product manufacturing costs, contracted services, subcontractor costs and other research and or developmental related costs. Research and development costs, including any upfront payments and milestones paid to collaborators, are expensed as incurred. The timing of upfront fees and milestone payments in the future may cause variability in future research and development expenses. Clinical trial costs include costs associated with contract research organizations. The billing that we receive from contract research organizations for services rendered can lag for several months. We accrue the estimated costs of the contract research organizations related services based on our estimate of management fees, site management and monitoring costs and data management costs. Our research and development department is in continuous communication with our contract research organizations suppliers to assess both their progress on the underlying study and the reasonableness of their cost estimates. Differences between estimated trial costs and actual have not been material to date, and any changes have been made when they become known. Under this policy, research and development expense can vary due to accrual adjustments related to the underlying clinical trials and the expenses incurred by the contract research organizations. For the years ended December 31, 2002, 2003 and 2004, we have incurred research and development expenses of €1.753 million, €2.253 million and €2.922 million, respectively. For the nine months ended September 30, 2004 and 2005, we have incurred research and development expenses of €2.461 million and €3.117 million, respectively. As of September 30, 2005, we had €2.169 million of future payables under outstanding contracts with various contract research organizations. Most of these contracts are on a cost plus basis or actual cost basis.

Share-Based Compensation

We have adopted the fair value based method of accounting for share-based employee compensation in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (SFAS 123R). SFAS 123R requires us to estimate a significant number of variables in order to derive a fair value of an equity based instrument. For example, the risk of the underlying equity instruments deliverable (i.e., our ordinary shares) as compared to the market as a whole, is generally reflected in our unique “Beta”. This is a unique measurement to each company, and requires several assumptions. The most common and generally accepted valuation models related to option pricing also include many significant assumptions related to such variables as dividend yields, share prices and the estimated life of the option before being exercised. The actual selection of which valuation model to use requires judgment, as there are several models to choose from.

In using the option pricing model that we have selected, changes in the underlying assumptions have the following effect on the resulting fair value output:

An increase to the:	Results in a fair value estimate that is:
Price of the underlying share	Higher
Exercise price of option	Lower
Expected volatility of stock	Higher
Expected dividends on stock	Lower
Risk-free interest rate	Higher
Expected term of option	Higher

In our current valuation, we consider the volatility factor to be critical. We have used a weighted average 50% factor based on what we believe is a representative sample of similar biopharmaceutical companies. However, this sample is not perfect as it omits, for example, Italian companies, due to the fact that there are a limited number of companies such as ourselves publicly traded in the U.S. market. If we increased our volatility factor to 80%, the fair value of our stock options granted in 2004 and the nine months ended September 30, 2005 would have increased by €46 thousand and €1.364 million, respectively, and would have resulted in €29 thousand and €88 thousand in additional compensation expense in 2004 and the nine months ended September 30, 2005, respectively. Therefore, significant changes to these estimates could have a material impact on the results of our operations.

Accounting for income taxes

We use the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and net operating loss carry-forwards, all of which we calculate using presently enacted tax rates. We establish valuation allowances when necessary to reduce deferred tax assets to the amount that we expect to be realized.

In our accompanying financial statements we have reserved for all of our deferred tax assets as we currently believe that it is more likely than not that the assets will not be recoverable during their estimated life. In establishing our deferred tax position, in particular deferred tax assets, we only establish the tax asset if we believe that it is probable that this asset will be an allowable deduction in our tax jurisdiction. The assessment of the “recoverability” of that asset is a separate exercise, which uses the “more likely than not” criteria. In Italy, which is currently the only taxing jurisdiction where we are required to file a tax return, we have assessed that due to the limited lives of our net operating losses (limited to 5 years), we believe that these assets will not be recoverable before expiration. Although we have paid some corporate income taxes in the past, the significant amount of other tax assets in conjunction with the higher level of expected expenditures, the already existing net operating losses and limited taxable income expected in the near future resulted in our estimating that a complete valuation allowance was necessary. Significant changes either to the underlying facts, such as an increase in the net operating loss life in Italy, or our estimates, such as our ability to generate meaningful taxable income, could result in changes to our existing valuation allowance. Such changes could have a material impact on our results of operations or financial position.

Recent Accounting Pronouncements

In May 2005, the FASB issued Statement of Financial Accounting Standard No 154, “Accounting Changes and Error Corrections” (SFAS 154), which replaces APB Opinion No. 20, “Accounting Changes,” and supersedes FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements - an amendment of APB Opinion No. 28.” SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the provisions of SFAS 154 to have a significant impact on our results of operations.

In July 2005, the FASB published an Exposure Draft of a proposed Interpretation, “Accounting for Uncertain Tax Positions.” The Exposure Draft seeks to reduce the significant diversity in practice associated with recognition and measurement in the accounting for income taxes. It would apply to all tax positions accounted for in accordance with SFAS 109, “Accounting for Income Taxes.” The Exposure Draft requires that a tax position meet a “probable recognition threshold” for the benefit of the uncertain tax position to be recognized in the financial statements. This threshold is to be met assuming that the tax authorities will examine the uncertain tax position. The Exposure Draft contains guidance with respect to the measurement of the benefit that is recognized for an uncertain tax position, when that benefit should be recognized, and other matters. This proposed interpretation would clarify the accounting for uncertain tax positions in accordance with SFAS 109. The FASB staff is considering the comment letters that have been received and is determining the plan for deliberations. The FASB board expects to issue a final interpretation, which would include amendments to SFAS 109, in the first quarter of 2006. We are currently evaluating the impact this proposed interpretation would have on our results of operations.

Results of Operations

The following tables set forth our results of operations expressed as a percentage of total product sales:

	For The Years Ended December 31,
	2002		2003		2004
000s omitted	Amount	Percent	Amount	Percent	Amount	Percent
Sales to affiliates	€5,915	100.0%	€6,532	100.0%	€2,870	100.0%
Third party product sales					243	8.5
Total product sales	5,915	100.0	6,532	100.0	3133	108.5
Other income and revenues	392	6.6	1,843	28.2	583	20.3
Total Revenues	6,307	106.6	8,375	128.2	3,696	128.8

Operating costs and expenses:
Cost of goods sold	2,135	36.1	2,435	37.3	2,579	89.9
Charges from affiliates	1,156	19.5	1,485	22.7	1,665	58.0
Research and development	1,753	29.6	2,253	34.5	2,922	101.8
General and administrative	864	14.6	854	13.1	815	28.4
Non-cash compensation	—	—	—	—	379	13.2
Depreciation and amortization	102	1.7	67	1.0	89	3.1
	6,010	101.6	7,094	108.6	8,449	294.4

Operating income (loss)	297	5.0	1,281	19.6	(4,753)	(165.6)

Other income	195	3.3	—	—	—	—
Foreign currency exchange gain (loss), net	268	4.5	156	2.4	(55)	(1.9)
Interest income (expense), net	(105)	(1.8)	(71)	(1.1)	(2,192)	(76.4)

Pre-tax income (loss)	655	11.0	1,366	20.9	(7,000)	(243.9)

Income tax expense (benefit)
Current	128	2.1	243	3.7	65	2.3
Deferred	108	1.8	(84)	(1.3)	(37)	(1.3)
Total income tax expense	236	3.9	159	2.4	28	1.0

Net income (loss)	€419	7.1%	€1,207	18.5%	€(7,028)	(244.8)%

	For the Nine Months Ended September 30,
	2004		2005
	Unaudited		Unaudited
000s omitted	Amount	Percent	Amount	Percent
Sales to affiliates	€1,719	87.6%	€1,900	95.2%
Third party product sales	243	12.3	95	4.8
Total product sales	1,962	100.0	1,995	100.0
Other income and revenues	501	25.5	210	10.5
Total Revenues	2,463	125.5	2,205	110.5

Operating costs and expenses:
Cost of goods sold	1,453	74.1	1,721	86.3
Charges from affiliates	915	46.6	781	39.1
Research and development	2,416	123.1	3,117	156.2
General and administrative	602	30.7	1,375	68.9
Non-cash compensation	—	—	363	18.2
Depreciation and amortization	52	2.7	78	3.9
	5,483	279.5	7,435	372.7

Operating loss	(3,020)	(153.9)	(5,230)	(262.2)

Foreign currency exchange gain (loss), net	42	2.1	(435)	(21.8)
Interest income (expense), net	(26)	(1.3)	(4,197)	(210.4)

Pre-tax loss	(3,004)	153.1	(9,862)	(494.3)

Income tax expense (benefit)
Current	48	2.4	48	2.4
Deferred	(28)	(1.4)	—	—
Total income tax expense	20	1.0	48	2.4

Net loss	€(3,024)	(154.1)%	€(9,910)	(496.7)%

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

Product sales.

Our sales were €1.995 million for the nine month period ended September 30, 2005 compared to €1.962 million in the comparable 2004 period. The timing of manufacturer orders can cause variability in sales. Total product sales in 2005 were in line with the prior period although sales to our affiliate increased 10.5% to €1.900 million and sales to third parties decreased 61% to €95 thousand. Sales to affiliates increased due to higher sales volume of the Company’s main product, defibrotide, which represents 68% (or €1.348 million) and 48% (or €934 thousand) of the total product sales in the nine months period ended September 30, 2005 and 2004, respectively. The increase in affiliate sales of defibrotide was partially offset by a decrease in sales of urokinase which decreased from 34% (or €671 thousand) to 24% (or €488 thousand) of the total product sales. The decrease is due to Crinos, the principal customer of our affiliate Sirton, selling urokinase in only a single dose, which has a more limited market than multiple doses. Third party product sales decreased primarily due to lower sales volume of sulglicotide to a Korean customer. The Korean customer delayed the launch of a new product which uses sulglicotide. We expect future growth in sulglicotide revenue due to the expected launch of the Korean customer’s product in 2006.

Cost of goods sold.

Our cost of goods sold was €1.721 million for the nine month period ended September 30, 2005 compared to €1.453 million in the comparable 2004 period. During the nine months ended September 30, 2005, we wrote down €130 thousand of inventory which was charged to cost of goods sold. We wrote down the inventory to adjust cost to its estimated net realizable value. Cost of goods sold as percent of product sales was 86% in 2005 and 74% in 2004. The increase in costs as a percentage of sales was due to the inventory write-off, a price decrease for our products defibrotide and urokinase, and higher production cost such as depreciation and quality control specification associated with the revamping of our facilities.

Other income and revenues

Our other income and revenues was €210 thousand for the nine month period ended September 30, 2005 compared to €501 thousand in the comparable 2004 period. In 2004, the Company recognized a milestone payment of €273 thousand under its license agreement with Sigma-Tau Pharmaceuticals, Inc. due to the issuance of an investigational new drug application for the Phase III pivotal study of defibrotide to treat VOD.

Research and development expenses.

We incurred research and development expenses of €3.117 million for the nine month period ended September 30, 2005 compared to €2.461 million in the comparable 2004 period. The increase was primarily related to the timing and amount of research and development expenses for the development of defibrotide to treat and prevent VOD and performance of related obligations under our license agreement with Sigma-Tau. Also contributing to the increase were growth in headcount and outside services to support increased activity in our clinical trials, including the preparation of regulatory filings and clinical production costs.

General and administrative expenses.

Our general and administrative expenses were €1.375 million for the nine month period ended September 30, 2005 compared to €602 thousand in the comparable 2004 period. The increase in 2005 was primarily due to increased headcount and facilities related expenses, general corporate expenses of being a public company and increase in internally provided administrative services to replace administrative services previously provided by affiliates.

Depreciation and amortization expense.

Depreciation and amortization expense was €78 thousand for the nine month period ended September 30, 2005 compared to €52 thousand in the comparable 2004 period. Depreciation expense excludes depreciation on our manufacturing facilities which are included in cost of goods sold.

Interest income (expense), net.

The components of interest expense have changed primarily due to the effects of our issuance of our Series A senior convertible promissory notes in the fourth quarter of 2004 and first quarter of 2005. In the 2005 period, interest expense on the Series A notes was €4.095 million, including non-cash interest expense of €3.837 million from amortization of the issue discount and issue cost. Interest expense for the 2004 period is net of interest which was capitalized as part of our manufacturing facility overhaul. The increase in interest expense was partially offset by income resulting from higher level of invested funds due to the completion of a public offering that closed in June 2005.

Net loss.

Our net loss was €9.910 million for the nine month period ended September 30, 2005 compared to €3.024 million in the comparable 2004 period. The increase was primarily due to the increase in interest expense, stock based compensation, research and development and general and administrative expenses and a decrease in other income and revenue.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Sales revenue.

Our sales were €3.11 million for the year ended December 31, 2004 compared to €6.53 million for the comparable period in 2003, a decrease of 52%. The decrease was primarily due to a need to temporarily cease operations at our manufacturing facility from February 2004 through August 2004 to complete a major facility overhaul and upgrade. A decline in sales to our principal customer and affiliate, Sirton, due to decreased demand by Sirton’s principal customer, Crinos, also contributed to the decrease, slightly offset by an increase in revenues of €243 thousand from sales of sulglicotide.

Cost of goods sold.

Our cost of goods sold was €2.57 million for the year ended December 31, 2004 compared to €2.43 million for the comparable period in 2003. Our cost of goods sold as a percentage of product sales increased to 83% in 2004 from 37% in 2003. The increase in costs as a percentage of product sales was primarily due to the absorption of the fixed portion of our production costs by a reduced level of sales and the cost of materials for testing batches of product as we restarted our facility after the upgrade.

Other income and revenues.

Our other income and revenues was €583 thousand for the year ended December 31, 2004, compared to €1.84 million for the comparable period in 2003. Other income is primarily due to our recognition of revenues for performance milestone payments received under our license agreement with Sigma Tau Pharmaceuticals, Inc. and upfront payments recognized ratably over the expected life of the research period.

Research and development expenses.

We incurred research and development expenses of €2.92 million for the year ended December 31, 2004 compared to €2.25 million for the comparable period in 2003. The expenses were primarily for the development of defibrotide to treat and prevent VOD. The difference between the periods is primarily due to the timing and expenses incurred for clinical trials.

General and administrative expense.

Our general and administrative expense was €815 thousand for the year ended December 31, 2004 compared to €854 thousand for the comparable period in 2003. The slight decrease in expenses incurred is mainly due to the overhaul of our manufacturing facilities in 2004.

Depreciation and amortization expense.

Depreciation and amortization expense was €89 thousand for the year ended December 31, 2004 compared to €67 thousand for the comparable period in 2003. Depreciation expense excludes depreciation on our manufacturing facilities which are included in cost of goods sold.

Interest income (expense), net.

Interest expense was €2.20 million for the year ended December 31, 2004 compared to €77 thousand for the comparable period in 2003. Interest expense increased because of our increased borrowings, including our new mortgage, our equipment financing, loans from our affiliate, Sirton, and the issuance of our Series A senior convertible promissory notes. In 2004, interest expense included non-cash interest expense from the amortization of the beneficial conversion feature of our Series A notes of €1.77 million and amortization of debt issue costs in the aggregate amount of €1.775 million. Interest expense for the 2004 period is net of interest which was capitalized as part of our manufacturing facility overhaul.

Income taxes.

Income tax expense was €28 thousand on a pre-tax loss of €7.0 million for the year ended December 31, 2004. We incurred income tax expense of €159 thousand for the comparable 2003 period on a pre-tax income of €1.366 million. In the 2004 period, the primary difference between our income taxes at statutory rates and as reported relates to the difference in the basis of assets. We had a deferred tax asset from net operating loss carry forwards that was offset by a valuation allowance due to our current and expected future losses. In the 2003 period, the primary difference between our income taxes at statutory rates and as reported is due to the effect of net operating loss carry forwards.

Net income (loss).

Our net loss was €7.02 million for the year ended December 31, 2004 compared to a net income of €1.2 million for the comparable 2003 period. The increased loss was primarily due to the decrease in revenues and the related decrease in gross margin and the increase in general and administrative expenses.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Product sales

Our product sales were €6.53 million in 2003 compared to €5.92 million in 2002, an increase of 10.4%. The increase was primarily due to increased sales to Sirton during the second half of 2003 in anticipation of the need to temporarily cease operations at our manufacturing facility for an upgrade to the facility in 2004.

Cost of goods sold.

Our cost of goods sold was €2.43 million in 2003 and €2.13 million 2002. Our cost of goods sold as a percentage of sales increased to 37.3% in 2003 from 36.1% in 2002. The increase in costs as a percentage of sales was primarily due to a change in the mix of our product revenues.

Other income and revenues

Our other income and revenues was €1.84 million in 2003 compared to €392 thousand in 2002. The increase was primarily due to our recognition of revenues for milestone payments received under our license agreement with Sigma Tau Pharmaceuticals, Inc.

Research and development expenses.

We incurred research and development expenses of €2.25 million in 2003 compared to €1.75 million in 2002. The increase was primarily related to the timing and amount of research and development expenses for the development of defibrotide to treat and prevent VOD and performance of related obligations under our license agreement with Sigma Tau Pharmaceuticals, Inc.

General and administrative expenses.

Our general and administrative expenses were €854 thousand in 2003, consistent with €864 thousand in 2002.

Depreciation and amortization expense.

Depreciation and amortization expense was €67 thousand in 2003 compared to €102 thousand in 2002. The decrease was because some of assets were fully depreciated in 2002.

Interest income (expense), net.

Interest expense was €77 thousand in 2003 compared to €105 thousand in 2002. The decrease was due to reductions in the principal balance of our mortgage debt.

Income taxes.

Income tax expense was €159 thousand in 2003 compared to €236 thousand in 2002. The primary difference between income taxes at statutory rates and income taxes as reported was due to valuation allowances against our deferred tax assets as a result of our expected future operating losses.

Net income (loss).

Our net income in 2003 was €1.2 million compared to €419 thousand in 2002. The increase was primarily due to the increase in other income partially offset by higher research and development expenses.

Liquidity and Capital Resources

For the three years ended December 31, 2003 we funded our operations principally from operating cash flow, which included research grants, and the sale and licensing of intellectual property. For the year ended December 31, 2004, we used €4.119 million of cash in operating activities and we spend €5.341 million on capital expenditures. We funded our operations in 2004 principally with loans from our affiliate, Sirton, in the amount of €3.0 million, short-term borrowings from a financial institution in the amount of €2.690 million and the proceeds of our Series A notes in the amount of $6.098 million. We used €800 thousand of the proceeds of the sale of the Series A notes to repay a portion of the loans we owed to our affiliate, Sirton, during the year ended December 31, 2004.

From January 2005 through the closing of our initial public offering in June 2005, described below, we funded our operations and repaid an additional €700 thousand of the loans we owed to Sirton with additional proceeds of the sale of our Series A notes in the amount of $1.912 million and capital contributions from our then-majority shareholder, FinSirton, in the amount of €3.9 million. We also used part of the proceeds of the sale of the Series A notes to pay for part of the costs of our initial public offering.

In June 2005 we completed an initial public offering of 2.4 million of our ordinary shares generating gross proceeds of $21.6 million. In addition, the holder of $2.912 million of our Series A notes converted its notes into 359,505 of our ordinary shares concurrent with the closing of our initial public offering. In July 2005, the underwriters of our initial public offering exercised part of their over-allotment option by purchasing an additional 300,000 of our ordinary shares generating additional gross proceeds of $2.7 million. We repaid the remaining €1.5 million of the loans we owed to Sirton and the remaining $5.098 million of our Series A notes with the proceeds of the initial public offering and over-allotment option exercise. These proceeds also funded our operations through September 30, 2005.

In October 2005, we completed a private placement of 1,551,125 of our ordinary shares at a price of $7.05 per share, together with warrants to purchase 620,450 ordinary shares, for aggregate gross proceeds of $10.9 million.

We expect to devote substantial resources to continue our research and development efforts, on regulatory expenses, and to expand our licensing and collaboration efforts. Our funding requirements will depend on numerous factors including:

•  whether we are able to commercialize and sell defibrotide for the uses for which we are developing it;

•  the scope and results of our clinical trials;

•  advancement of other product candidates in development;

•  the timing of, and the costs involved in, obtaining regulatory approvals;

•  the cost of manufacturing activities;

•  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and results of such litigation; and

•  our ability to establish and maintain additional collaborative arrangements.

We do not expect our revenues to increase significantly until we successfully obtain FDA and European regulatory marketing approval for, and begin selling, defibrotide to treat VOD with multiple-organ failure. We believe that some of the key factors that will affect our internal and external sources of cash are:

•  our ability to obtain FDA and European regulatory marketing approval for and to commercially launch defibrotide to treat VOD with multiple-organ failure;

•  the success of our other clinical and pre-clinical development programs, including development of defibrotide to prevent VOD and to treat multiple myeloma;

•  the receptivity of the capital markets to financings of biotechnology companies; and

•  our ability to enter into additional strategic agreements with corporate and academic collaborators and the success of such relationships.

In 2005, we expect to use approximately €9.0 million of cash to fund operations and working capital requirements, including research and development, and to incur capital expenditures of approximately €1.2 million.

We believe that our cash is sufficient for our present requirements but we will need to raise additional financing and/or enter into collaborative or licensing agreements in the future to fund continuing research and development for our product candidates, as well as any mergers or acquisitions in which we may engage. Changes in our operating plans, delays in obtaining approval to market our product candidates, lower than anticipated revenues, increased expenses or other events, including those described in “Risk Factors,” may cause us to seek additional debt or equity financing on an accelerated basis. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth plans and our financial condition and results of operations. Additional equity financing may be dilutive to the holders of our ordinary shares and debt financing, if available, may involve significant cash payment obligations and covenants and/or financial ratios that restrict our ability to operate our business.

Italian law provides for limits and restrictions on our issuance of debt securities. We may not issue debt securities for an amount exceeding twice the amount of the sum of the aggregate par value of our ordinary shares (which we call our capital), our legal reserve and any other disposable reserves appearing on our latest balance sheet approved by our shareholders. The legal reserve is a reserve to which we allocate 5% of our net income each year until it equals at least 20% of our capital. One of the other reserves that we maintain on our balance sheet is a “share premium reserve”, meaning amounts paid for our ordinary shares in excess of the capital. At September 30, 2005, the sum of our capital, legal reserves and other reserves on our Italian GAAP balance sheet was €23.614 million. If we issue debt securities in the future, we may not voluntarily reduce our capital or our reserves (such as by declaring dividends) if it results in the aggregate of the capital and reserves being less than half of the outstanding amount of the debt. If our equity is reduced by losses or otherwise such that the amount of the outstanding debt securities is more than twice the amount of our equity, some legal scholars are of the opinion that the ratio must be restored by a recapitalization of our company. If our equity were reduced, we could recapitalize by means of issuing new shares or having our shareholders contribute additional capital to our company, although there can be no assurance that we would be able to find purchasers for new shares or that any of our shareholders would be willing to contribute additional capital.

In order to issue new equity or debt securities convertible into equity, with some exceptions, we must increase our authorized capital. In order to do so, our board must meet and resolve to recommend to our shareholders that they approve an amendment to our bylaws to increase our capital. Our shareholders must then approve that amendment to our bylaws in a formal meeting duly called, with the favorable vote of the required majority, which may change depending on whether the meeting is held on a first or subsequent call. These meetings take time to call. In addition, a notary public must verify the compliance of the capital increase with our bylaws and applicable Italian law. Further, under Italian law, our existing shareholders and any holders of convertible securities sometimes have preemptive rights to acquire any such shares on the same terms as are approved concurrent with the new increase of the authorized capital pro rata based on their percentage interests in our company. Also, our shareholders can authorize the board of directors to increase our capital, but the board may exercise such power for only five years. If the authorized capital is not issued by the end of those five years, the authorized capital expires, and our board and shareholders would need to meet again to authorize a new capital increase. Italian law also provides that if the shareholders vote to increase our capital, dissenting, abstaining or absent shareholders representing more than 5% of the outstanding shares of our company may, for a period of 90 days following the filing of the shareholders’ approval with the Registry of Companies, challenge such capital increase if the increase was not in compliance with Italian law. In certain cases (if, for example, a shareholders’ meeting was not called), any interested person may challenge the capital increase for a period of 180 days following the filing of the shareholders’ approval with the Registry of Companies. Finally, once our shareholders authorize a capital increase, we must issue all of those authorized shares before the shareholders may authorize a new capital increase, unless the shareholders vote to cancel the previously authorized shares. These restrictions could limit our ability to issue new equity or convertible debt securities on a timely basis.

If we are unable to obtain additional financing, we may be required to reduce the scope of, or delay or eliminate some or all of our planned research, development and commercialization activities, which could harm our financing condition and operating results.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations and Commitments

Our major contractual obligations and commitments relate to our real estate mortgages, other financing from banks and financial institutions and various service agreements (including those related to our clinical trials).

The following table summarizes our long-term commitments as of December 31, 2004.

(000s omitted)	Total	1 Year	2 Years	3 Years	4 Years	5 Years	More than 5 Years
Long-Term Debt Obligations:
Mortgage loans	€2,629	€374	€655	€400	€400	€400	€400
Loans from Sirton	2,200	2,200	—	—	—	—	—
Equipment loans	831	175	175	175	175	131	—
Research loan	482	32	66	67	68	69	180
Series A Notes	4,477	4,477
	10,619	7,258	896	642	643	600	580
Purchase Obligations and Operating Leases:
Inter-company services and lease	1,603	951	163	163	163	163	—
Clinical research	840	477	131	120	106	6	—
Consultants	198	198	—	—	—	—	—
	2,641	1,626	294	283	269	169	—
Total	€13,260	€8,884	€1,190	€925	€912	€769	€580

We have a mortgage loan with Banca Nazionale del Lavoro that was originally granted for €1.549 million in May 1999 and bears interest at the six-month Euribor rate plus 1.0%. The loan is secured by some of our real property and was originally granted to our affiliate, Sirton, but we assumed it in 2002 in connection with a corporate reorganization of Sirton. We are required to make installment payments on the loan every six months until the final maturity in February 2006. At December 31, 2004, the amount outstanding under this loan was €357 thousand. At September 30, 2005, the amount outstanding under this loan was €119 thousand.

We have another mortgage loan with Banca Nazionale del Lavoro originally granted for €1.291 million in November 1996 that bears interest at the six-month Euribor rate plus 1.75%. The loan is secured by a mortgage on some of our real property and was originally granted to our affiliate, Sirton, but we assumed it in 2002 as part of the corporate reorganization of Sirton. We are required to make installment payments on the loan every six months until the final maturity in October, 2006. At December 31, 2004, the amount outstanding under this loan was €272 thousand. At September 30, 2005, the amount outstanding under this loan was €204 thousand.

We received a loan commitment from the Minister for University and Research for up to €653 thousand granted through San Paolo-IMI Bank. The loan is for financing research and development of defibrotide to treat and prevent VOD, and it bears interest at 1.0% per annum. In order to receive advances on the loan, we must provide the Minister with documentation supporting research and development expenses. We will need to repay this loan in installments every six months beginning six months after the completion of the related research and development, but no later than January 2012. At December 31, 2004, the amount outstanding under this loan was €482 thousand and €171 thousand was available for advance under the loan. At September 30, 2005, the amount outstanding under this loan was €450 thousand.

During 2004, we received a series of loans from our affiliate, Sirton, in the aggregate amount of €3.0 million. These loans bore interest at 3.5% per annum and mature on October 1, 2008. We repaid €800 thousand in 2004 and €700 thousand in January 2005 from the net proceeds of our Series A senior convertible promissory notes, and the remaining €1.5 million in June 2005 with the proceeds of our initial public offering.

On July 9, 2004, we obtained a loan in the approximate amount of €487 thousand from Cassa di Risparmio di Parma e Piacenza. The loan was obtained pursuant to Law No. 1329 of 28 November 1965 (Legge Sabatini), a law that facilitates the purchase and the lease of new production equipment. The loan is secured by a lien on our equipment and machinery. At December 31, 2004, the amount outstanding under this loan was €463 thousand. On August 4, 2004, we obtained an additional loan in the amount of €388 thousand from Cassa di Risparmio di Parma e Piacenza under the same terms and conditions. At December 31, 2004, the amount outstanding under this loan was €368 thousand. At September 30, 2005, the amount outstanding under both of these loans was €700 thousand.

On July 20, 2004, we obtained a third mortgage loan in the amount of €2.0 million from Banca Nazionale del Lavoro. The mortgage loan is secured by real estate owned by us and real estate owned by Sirton, and by a guarantee executed by FinSirton. In addition, payment of up to €1.0 million of our trade payables to Sirton is subordinated and made junior in right of payment to the prior payment in full in cash of the mortgage loan. No payment or prepayment of up to €1.0 million of the trade payables to Sirton may be made until our obligations under the mortgage loan are performed in full. Amounts due under the mortgage loan bear interest at the six-month Euribor rate plus 1.40%. The mortgage loan will mature on August 6, 2010. At December 31, 2004 and September 30, 2005, the amount outstanding under this loan was €2.0 million.

Our commitments for clinical research consist of fixed price contracts with third-party research organizations related to clinical trials for the development of defibrotide and related consulting services for advice regarding FDA issues, including our obligations under our trial and research agreements with the European Blood and Marrow Transplantation Group, Loyola University, Ospede San Matteo, MDS Pharma Services Italy SpA and our Consorzio Mario Negri Sud. Our research agreement with Consorzio Mario Negri Sud was cancelled in October 2005 due to a lack of participants in the clinical trial.

From October 2004 through January 2005, we completed a private placement of $8.010 million of Series A senior convertible promissory notes. $2.912 million in principal amount of notes were converted into an aggregate of 359,505 ordinary shares at the closing of our initial public offering. We repaid the remainder of these notes with the net proceeds of our initial public offering. The notes bore interest at a per annum rate of 7% through March 31, 2005, 10% from April 2005 until maturity and the one-month LIBOR rate plus 12% after maturity.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss arising from adverse changes in market rates and foreign exchange rates. The carrying amounts of cash and cash equivalents, accounts receivable and other receivables, and the interest rate on our debt with floating rates represents our principal exposure to credit risk in relation to our financial assets.

As of September 30, 2005, substantially all of our cash and cash equivalents were held in accounts at financial institutions located in the Republic of Italy and the United States that we believe are of acceptable credit quality. We use interest rate swaps on our floating rate mortgage debt to hedge the risk of rising rates. We do not believe we are exposed to material risks due to changes in interest rates, although our future interest income may fluctuate in line with changes in interest rates. The risk associated with fluctuating interest rates is principally confined to our cash deposits in banks and our floating rate debt (to the extent we are not protected by interest rate hedges) and, therefore, we believe that our current exposure to interest rate risk is minimal.

Substantially all of our current revenue generating operations are transacted in, and substantially all of our assets and liabilities are denominated in the euro. In the future, we expect to transact business in the United States dollar and other currencies. The value of the euro against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Any change in the value of the euro relative to other currencies that we transact business with in the future could materially and adversely affect our cash flows, revenues and financial condition. To the extent we hold assets denominated in United States dollars, any appreciation of the euro against the United States dollar could result in a charge to our operating results and a reduction in the value of our United States dollar denominated assets upon remeasurement.

Trends

As a result of the temporary cessation of operations from February through August of 2004 in connection with the upgrade of our manufacturing facility, comparison of our operating results in 2004 and 2005 may not be meaningful.

Currently, our primary source of revenue is from the sale of products to our affiliate, Sirton. Sirton manufactures finished products from, in part, our products, and sells those products primarily to one customer, Crinos. Sirton sells its finished products, including calcium heparin, primarily to one customer, Crinos, which sells them to the retail market. Calcium heparin has seen decreased demand over the past several years due to a new competitive product, low molecular weight heparin, made by Aventis and other companies. Also, Crinos has limited its sale of urokinase to a single dose, which has a more limited market than multiple doses. As a result, Sirton’s demand for these products of ours has decreased over the past several years, and may continue to decrease over the next several years until and unless both we and Sirton develop new customers.

On November 11, 2003, we entered into a Supply Agreement with Samil Pharm. Co., Ltd., a Korean corporation. Under this agreement, we supply Samil with sulglicotide, and Samil has the following purchase obligations:

Period	Purchase Amount
January 20, 2004 to June 20, 2005	at least 1,600 kilograms
June 20, 2005 to June 20, 2006	at least 2,600 kilograms
June 20, 2006 to June 20, 2007	at least 3,400 kilograms
After June 20, 2007	to be renegotiated

In any given period, excess purchases by Samil may be applied as a reduction of the immediately following period’s minimum purchases or as compensation for a failure to purchase the immediately preceding period’s minimum purchase, at Samil’s choice. For the nine months period ended September 30, 2005 we have not received any orders for sulglicotide from Samil. Samil informed us that it experienced a delay in the launch of its product that uses sulglicotide because of further market analyses required in order to properly position the product into the Korean market. We expect future growth in sulglicotide revenue due to the expected launch of Samil’s product in 2006. However, we cannot be certain that Samil will launch its product in 2006, if ever.

In connection with the issue of our Series A senior convertible promissory notes, we incurred debt issues costs which are amortized over the term of the notes and included in interest expense. In addition, we recorded original issue discount on the notes due to the beneficial conversion feature of the notes and related detachable warrants. As of September 30, 2005, all of the notes have been repaid or converted into our ordinary shares. We incurred interest expense in the nine months ended September 30, 2005 on the notes in the amount of €4.095 million, including amortization of the issue costs and issue discount of €3.837 million.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the American Stock Exchange, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance.

BUSINESS

OVERVIEW

We are a biopharmaceutical company focused on the research, discovery and development of drugs to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments. In 1986, our founding company received approval to sell in Italy a drug called “defibrotide” to treat deep vein thrombosis, and, in 1993, it received approval to manufacture and sell defibrotide to both treat and prevent all vascular disease with risk of thrombosis. In addition to defibrotide, we sell urokinase and calcium heparin, which are active pharmaceutical ingredients used to make other drugs, sulglicotide, which is intended to be used to treat peptic ulcers, and other miscellaneous pharmaceutical products. We have also developed a formulation of the drug mesalazine to treat inflammatory bowel disease.

We are building upon our extensive experience with defibrotide, which our predecessors discovered over 18 years ago, to develop it for a variety of additional uses, including to treat and prevent hepatic Veno-Occlusive Disease, or VOD, a condition in which some of the veins in the liver are blocked as a result of toxic cancer treatments such as chemotherapy. A severe form of VOD with multiple-organ failure is a potentially devastating complication with a survival rate after 100 days of only approximately 20%, according to our review of more than 200 published medical articles. Results from a Phase II clinical trial conducted at Harvard University’s Dana-Farber Cancer Institute of VOD with multiple-organ failure that concluded in December 2005 showed that the survival rate after 100 days was approximately 39% after treatment with defibrotide. We believe that there is no drug approved by the FDA or European regulators to treat or prevent VOD.

In May 2003, the FDA designated defibrotide as an orphan drug for use to treat VOD and made grants of $525 thousand to Dana-Farber supporting research into the use of defibrotide to treat VOD with multiple-organ failure. We have supported this research with a grant of $450 thousand to Dana-Farber. In July 2004, the European Commission granted us orphan medicinal product designation for the use of defibrotide to both treat and prevent VOD.

Due to the historically low survival rate and lack of treatments for this condition, we believe there is an immediate need for a drug to treat VOD with multiple-organ failure. The FDA has a “fast track” designation program which is designed to facilitate the development and expedite their review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. The FDA has approved our application for “fast track” designation for defibrotide to treat VOD with multiple-organ failure occurring after stem cell transplantation by means of injection. The FDA approval process for defibrotide for this use remains dependent upon the successful completion of clinical trials.

If we are successful in obtaining FDA approval and/or European regulatory approval for the initial use of defibrotide, we expect that the cash flows from operations generated by this use of defibrotide will contribute towards our working capital requirements and funding for the further development of defibrotide for other uses and our ultimate goal of FDA and European regulatory approval for other uses of defibrotide, including to prevent VOD and treat multiple myeloma. However, we will need to raise additional funds by either issuing new debt or equity securities or entering into licensing or similar collaborative arrangements in order to complete the development of these other uses of defibrotide.

If we are successful in bringing these advanced product candidates to market, we intend to use the cash flow from operations generated by them and our current products to continue to discover and develop additional uses of defibrotide, such as to prevent deep vein thrombosis in markets outside of Italy, and to develop other drugs, such as oligotide (which we believe may protect against damage to blood vessel wall cells caused by a particular cancer treatment) and Gen 301 (which we believe may prevent and treat oral ulcers that often develop during and after cancer treatments). These product candidates will be very expensive to develop, and it is likely that we will need to either raise additional funds through debt and/or equity financings, or enter into licensing or similar collaborative arrangements, or both, in addition to cash flow we may generate from operations, to complete these developments.

Our strategy is to continue to enter into collaborative and strategic agreements to assist us in the development, manufacturing and marketing of our products and product candidates. To date, we have licensed the right to market defibrotide in North America, Central America and South America, upon regulatory approval, to treat VOD to Sigma-Tau Pharmaceuticals, Inc., which markets drug treatments for rare conditions and diseases. Sigma-Tau Pharmaceuticals, Inc. is an United States subsidiary of Sigma Tau Finanziaria S.p.A., an international family of pharmaceutical companies. We sold the rights to develop and sell our formulation of mesalazine in Canada, upon approval by Health Canada, and the United States, upon FDA approval, to Axcan Pharma, Inc., a specialty pharmaceutical company with offices in North America and Europe. We licensed the right to distribute mesalazine in Italy to Crinos, a subsidiary of Stada Arzneimittel AG. Crinos also markets defibrotide in Italy to both treat and prevent vascular disease with risk of thrombosis under a semi-exclusive license agreement with us. We intend to continue to seek similar agreements with strategic partners as to other products and product candidates.

We manufacture defibrotide, calcium heparin, sulglicotide and other miscellaneous pharmaceutical products at our manufacturing facility near Como, Italy, and we lease our affiliate Sirton’s facility to manufacture urokinase. Urokinase and calcium heparin are active pharmaceutical ingredients used to make other drugs. Sulglicotide is intended to be used to treat peptic ulcers. Almost all of our revenues during the past three years have come from sales of these products to Sirton. Our revenues from the sales of these products to date have been generated only in Italy and, in 2004, also in Korea and amounted to €5.9 million, €6.5 million, €3.1 million and €2.0 million in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively. In 2004 we completed an upgrade to our facilities that cost approximately €7.2 million which we believe will facilitate the FDA and European regulatory approval process for our product candidates and enable our future production. In anticipation of the renovations, we temporarily increased our production shifts and deliveries in 2003 and suspended our production for approximately seven months in 2004. Period to period comparisons of our results will therefore be difficult.

MARKET OVERVIEW

The American Cancer Society estimated that in 2005 approximately 1.4 million new patients in the United States will be diagnosed with cancer and that there will be approximately 570,000 patient deaths attributable to these cancers. Cancer is a group of diseases characterized by uncontrolled growth and spread of abnormal cells. If the spread is not controlled, it can result in death. Most cancer patients will receive one or more of chemotherapy, radiation therapy and hormone therapy.

Chemotherapy, radiation therapy and hormone therapy treatments for cancer are used to target and kill cancer cells. In some cases, the therapy treats the cancer directly; in other cases, it is administered to prepare the patient for a stem cell or bone marrow transplant, which treats cancer or other diseases. Unfortunately, these therapies often have significant negative side effects, including damage to the cells that line the blood vessel walls. The damage to these cells can lead to various disorders of the vascular system. Some patients may not be able to continue with cancer treatments because they develop these vascular system complications; other patients considered at high risk of developing these vascular system complications may not receive optimal cancer treatments or any treatment at all.

VOD. One of the disorders of the vascular system that can result from chemotherapy, radiation therapy and hormone therapy is VOD. VOD is a condition in which the damage to the cells that line the walls of small veins in the liver causes swelling of those walls, which blocks some of those veins. VOD can cause damage to the liver and, in its severe form, leads to failure of the liver and other organs (multiple-organ failure), which usually results in death. Based on our review of more than 200 articles in the medical literature, we believe that the 100 day survival rate for VOD with multiple-organ failure is only approximately 20% and that approximately 20% of people who receive stem cell or bone marrow transplants contract VOD. The International Bone Marrow Transplant Registry estimates that approximately 45,000 people worldwide received blood and bone marrow transplants in 2002. VOD poses a severe risk to the victim’s health. We believe that there are no FDA or European regulatory approved treatments at this time for VOD.

Multiple myeloma. Multiple myeloma is a cancer of the plasma cell. The American Cancer Society estimates that about 15,980 new cases of multiple myeloma will be diagnosed in the U.S. during 2005. Approximately 11,300 Americans are expected to die of multiple myeloma in 2005. The 5-year survival rate for patients with multiple myeloma is approximately 32%.

STRATEGY

Our goal is to research, discover, develop and manufacture drugs derived from DNA extracted from natural sources and drugs which are synthetic oligonucleotides (molecules chemically similar to natural DNA) to treat and prevent of a variety of vascular diseases and conditions related to cancer and cancer treatments. The primary elements of our strategy include:

•  Obtain FDA approval to use defibrotide to treat VOD with multiple-organ failure. The Dana-Farber investigator presented the results from its Phase II clinical trial of defibrotide in patients with VOD with multiple-organ failure at the 47th Annual Meeting of the American Society of Hematology held on December 12, 2005. Results show that the survival rate after 100 days for the 142 patients for whom that information was available was approximately 39% after 100 days as compared to the historical 100 day survival rate of approximately 20%. The FDA has approved our application for “fast track” designation for defibrotide to treat VOD with multiple-organ failure occurring after stem cell transplantation by means of injection. The FDA approval process for defibrotide for this use remains dependent upon the successful completion of clinical trials.

•  Obtain European regulatory approval to use defibrotide to treat VOD with multiple-organ failure. We believe that we may be able to use results from U.S. clinical trials of defibrotide to treat VOD with multiple-organ failure to apply for European regulatory approval of this product candidate without the need to replicate the clinical trials in Europe.

•  Expand approval of defibrotide to include prevention of VOD in Europe and the United States. A preliminary study indicated that defibrotide may provide safe and effective protection against VOD. We are cosponsoring a Phase II/III clinical trial for this use of defibrotide in children in Europe and a Phase II/III clinical trial in Europe for both the prevention of VOD and the prevention of transplant associated microangiopathy in adults. We intend to start a Phase II/III clinical trial in the United States of this product candidate in late 2006 or early 2007. If the clinical trials confirm the preliminary indications, we intend to pursue further development in Europe and the United States, and ultimately to apply for FDA and European regulatory approval for this use.

•  Expand approval of defibrotide to include treatment of multiple myeloma. Based on preclinical studies conducted at the Jerome Lipper Multiple Myeloma Center at Harvard University’s Dana Farber Cancer Institute, a Phase I/II clinical study of defibrotide to treat multiple myeloma started in December 2005 which we expect will include approximately 10 cancer centers in Italy. The principal investigator for the clinical trial is Dr. Mario Boccadoro, M.D., Division of Hematology, University of Turin, Italy.

•  Discover and develop additional product candidates. We and others have conducted preclinical studies of other uses of defibrotide and of other drugs in our pipeline. We plan to continue to develop these product candidates and to further expand the possible markets for our products and product candidates. If we are successful in bringing our initial product candidates to market, our cash flow from operations will fund some of the costs needed to develop these product candidates. These product candidates will be very expensive to develop, and we will need to either raise additional funds through debt and/or equity financings, or enter into strategic partnerships, or both, to complete these developments.

•  Increase our marketing capacity through strategic partnerships. We have already entered into a strategic license agreement with Sigma-Tau Pharmaceuticals, Inc. to market defibrotide to treat VOD in North America, Central America and South America upon regulatory approval and have granted Sigma-Tau Pharmaceuticals, Inc. a right of first refusal to market defibrotide to prevent VOD, to mobilize and increase the number of stem cells available for transplant and in non-intravenous forms. We intend to pursue similar agreements with Sigma-Tau Pharmaceuticals, Inc. and other strategic partners to market defibrotide in other jurisdictions and to market our other product candidates. We expect that these collaborations will allow us to focus our resources on research, development and manufacturing.

ADVANCED PRODUCT CANDIDATES

We have extensive experience developing and manufacturing drugs derived from DNA extracted from natural sources and drugs which are synthetic oligonucleotides. Our most advanced product candidates utilize defibrotide, a drug that our founding company discovered and we currently manufacture and license to others for sale in Italy, to treat and prevent VOD and to treat multiple myeloma and mobilize. Our most advanced product candidates and their stages of development are set forth below.

The FDA’s designation of a product candidate as an orphan drug means that if the FDA approves our New Drug Application for that product candidate before approving a New Drug Application filed by anyone else for that product candidate, we will have limited market exclusivity for that product candidate for seven years from the date of the FDA’s approval of our New Drug Application. If the FDA were to approve a New Drug Application filed by someone else for a product candidate prior to the FDA approving our New Drug Application for the product candidate, our ability to market the product candidate would be restricted by their orphan drug exclusivity. Similarly, the Commission of the European Communities designation of a product candidate as an orphan medicinal product means that if the European regulators grant us a marketing authorization for that product candidate, we will have limited market exclusivity for that product candidate for ten years after date of the approval. If the European regulators were to grant a marketing authorization filed by someone else for a product candidate prior to the European regulators granting a marketing authorization for the product candidate, our ability to market the product candidate could be restricted.

The following table sets forth the clinical trials of our advanced product candidates completed or being conducted to date.
Product candidate	Intended use	Orphan drug designation	Territory and status of clinical trial	Sponsor of clinical trial	Centers participating in clinical trial	Number of patients participating in clinical trials
Defibrotide	Treat VOD with multiple-organ failure	Orphan drug designation in the United States and Europe	United States, Phase I/II, results published in 2002	Investigator at Dana-Farber Cancer Institute at Harvard University	Dana-Farber Cancer Institute, Boston Brigham and Women’s Hospital, Boston The Children’s Hospital, Boston Massachusetts General Hospital, Boston Beth Israel Deaconess Medical Center, Boston Columbia University, New York Loyola University Medical Center, Chicago University of Colorado Health Center, Denver Duke University Medical Center, Durham Johns Hopkins Oncology Center, Baltimore Fred Hutchinson Cancer Research Center, Seattle.	88
	Treat VOD with multiple-organ failure		United States, Phase II, results published in December 2005	Investigator at Dana-Farber Cancer Institute at Harvard University	Dana-Farber Cancer Institute, Boston Brigham and Women’s Hospital, Boston The Children’s Hospital, Boston Massachusetts General Hospital, Boston Beth Israel Deaconess Medical Center, Boston Fred Hutchinson Cancer Research Center, Seattle Duke University Medical Center, Durham Johns Hopkins Oncology Center, Baltimore Memorial Sloan Kettering Cancer Center, New York City of Hope, Duarte	142
	Treat VOD with and without multiple-organ failure		Europe, “Compassionate use” study, results published in 2000	Committee of clinical investigators	Christie Hospital, Manchester Royal Free Hospital, London Ospedali Riuniti, Bergamo University Hospital, Munich University Hospital, Graz	40
	Treat VOD with multiple-organ failure		United States, Phase III, started in December 2005	Gentium

Dana-Farber Cancer Institute, Boston
Brigham and Women’s Hospital, Boston
The Children’s Hospital, Boston
Massachusetts General Hospital, Boston
Beth Israel Deaconess Medical Center, Boston
Fred Hutchinson Cancer Research Center, Seattle
Duke University Medical Center, Durham
Johns Hopkins Oncology Center, Baltimore
Memorial Sloan Kettering Cancer Center, New York
City of Hope, Duarte
Children Hospital of Philadelphia
MD Anderson Cancer Center, Houston
						0 at December 31, 2005, patients scheduled to be enrolled beginning by first quarter of 2006
Defibrotide	Prevent VOD	Orphan drug designation in Europe	Switzerland, preliminary pilot clinical study completed	University Hospital of Geneva	University Hospital of Geneva	104
			Europe, Phase II/III, pediatric	European Group for Blood and Marrow Transplantation and Gentium

Pediatric Hematology Centers of Frankfurt, Ulm, Tübingen, Jena, Kiel, Düsseldorf, München, Muenster, Hannover, Dresden, Hamburg, Zürich, Genf, Bern, Graz, Wien, Tivka, Israel, Leiden, Utrecht, Goeteborg, Upsala, Huddinge, Lund; London, Bristol, Genua, Monza
						0 at December 31, 2005; patients scheduled to be enrolled beginning by first quarter of 2006
			Europe, Phase II/III, adult, anticipated for 2006	European Group for Blood and Marrow Transplantation and Gentium	Trial has not started	0 at December 31, 2005; patients scheduled to be enrolled beginning by second quarter of 2006
Defibrotide	Treat multiple myeloma		United States, preclinical studies, completed	Investigator at Dana-Farber Cancer Institute at Harvard University	Dana-Farber Cancer Institute at Harvard University	0 (study was in rodents)
			Italy, Phase I/II started in December 2005	Investigator at the University of Turin	Approximately 10 centers, beginning with Hospital Molinetter of Tornio	0 at December 31, 2005; patients scheduled to be enrolled beginning by first quarter of 2006

Defibrotide to treat VOD with multiple-organ failure

Our leading product candidate is defibrotide to treat VOD, and in particular VOD with multiple-organ failure. In May 2003, the FDA designated defibrotide as an orphan drug to treat VOD. In July 2004, the Commission of the European Communities designated defibrotide to treat and prevent VOD as an orphan medicinal product, which is similar to being designated an orphan drug by the FDA.

In 2000, the British Journal of Hematology published the results of a 40 patient “compassionate use” study of defibrotide to treat VOD conducted in 19 centers in Europe from December 1997 to June 1999. 19 patients, or 47.5%, survived more than 100 days. The publication indicated that four of the 19 patients who survived more than 100 days subsequently died. 28 patients were judged likely to die or had evidence of multiple-organ failure, and 10, or 36%, of these patients survived more than 100 days. The 100 day survival rate is a milestone generally used to determine transplant success. This publication stated that the defibrotide was generally safely administered with no significant side-effects.

In 2002, the results from 88 patients with VOD with multiple-organ failure following stem cell transplants who were treated with defibrotide from March 1995 to May 2001 were published in Blood, the Journal of the American Society of Hematology. This publication reported data on 19 patients treated under individual Investigational New Drug Applications and on a subsequent 69 patient multi-center Phase I/II clinical trial that was conducted under an Investigational New Drug Application filed by a Dana-Farber investigator. The primary goal of the trial was the assessment of the potential effectiveness of the drug and its side effects, if any. All patients in the clinical trial received defibrotide on an emergency basis. This publication stated that 31 patients, or 35.2%, of those patients survived at least 100 days after stem cell transplant with minimal adverse side effects, primarily transient mild hypotension. Thirteen of those 31 patients who had survived more than 100 days had died by October 2001, the latest date for which survival information was available. No mortality from VOD or other toxicity related to the cancer treatment was seen more than 134 days after treatment with defibrotide, with the most common cause of later death being relapse.

The Dana-Farber investigator also sponsored, under its Investigational New Drug Application, a Phase II clinical trial in the United States of defibrotide which enrolled 145 stem cell transplant patients with VOD with multiple-organ failure at eight cancer centers. This trial was funded by us and $525 thousand in grants from the orphan drug division of the FDA. The purpose of this trial was to evaluate the effectiveness of this drug, including the effect of the drug on the survival rate of patients with VOD with multiple-organ failure, the effective dosage and potential adverse side effects.

The Dana-Farber investigator presented the results from this Phase II clinical trial at the 47th Annual Meeting of the American Society of Hematology on December 12, 2005. Results show that the survival rate after 100 days for the 142 patients for whom that information was available was approximately 39% after 100 days with minimal adverse events as compared to the historical 100 day survival rate of approximately 20%. We do not have information about the survival rate after 100 days.

The FDA has approved our application for “fast track” designation for defibrotide to treat VOD with multiple-organ failure occurring after stem cell transplantation by means of injection. The FDA approval process for defibrotide for this use remains dependent upon the successful completion of clinical trials. Fast track designation may shorten and facilitate the approval process.

We started a Phase III clinical trial in the United States for this use in December 2005. We are the sponsor and will conduct the Phase III clinical trial and any additional clinical trials required by the FDA under our own Investigational New Drug Application that we submitted to the FDA in December 2003, instead of under Dana-Faber’s Investigational New Drug Application. Sponsoring and conducting the additional clinical trials under our own Investigational New Drug Application will allow us to communicate directly with the FDA regarding the development of this drug for marketing approval.

Consorzio Mario Negri Sud had been conducting a multi-center Phase II/III clinical trial in Europe and Israel of defibrotide to treat VOD after stem cell transplants that was sponsored by a committee of clinical investigators. The trial was scheduled to include approximately 340 patients, of which approximately 60 had been enrolled at December 31, 2004. We were funding the costs of this clinical trial. The committee of clinical investigators cancelled the trial in October 2005 due to a lack of patients enrolled in the trial. This trial included a randomly selected control group. We believe that patients may have been reluctant to enroll due to the possibility of being placed in the control group and not receiving treatment.

Defibrotide to prevent VOD

We believe there is a significant market opportunity for defibrotide to prevent VOD for patients at risk of developing VOD. Based on our experience researching VOD, we believe that many recipients of high doses of chemotherapy, radiation therapy or hormone therapy or of therapies that prepare for stem cell transplants have an elevated risk of developing VOD. We believe that there are no FDA or European regulatory approved drugs to prevent VOD at this time.

A preliminary pilot clinical study in Switzerland by the University Hospital of Geneva on defibrotide, in patients at high risk of VOD, suggested that defibrotide may provide effective and safe prevention against VOD. The study tested patients who received stem cell transplants. None of 52 successive transplant patients who received defibrotide as a preventative agent developed VOD. By comparison, 10 of 52 patients who underwent transplants in the same center before the study developed VOD, which was fatal in three cases. The study report indicated that mild to moderate toxicity such as mild nausea, fever and abdominal cramps was documented, although the report stated that it was difficult to determine whether the toxicity was directly attributable to the defibrotide, the chemotherapy that preceded the stem cell transplants or other drugs used during the stem cell transplants. The study report did not indicate the number of patients who experienced this toxicity.

We are cosponsoring with the European Group for Blood and Marrow Transplantation, a not-for-profit scientific society, a Phase II/III clinical trial in Europe of defibrotide to prevent VOD in children. We expect this study to include 270 patients enrolled by several centers in Europe beginning by the first quarter of 2006, who will randomly receive either defibrotide or no treatment.

We are also co-sponsoring with the European Group for Blood and Marrow Transplantation a second Phase II/III clinical trial in Europe of defibrotide to prevent VOD and transplant associated microangiopathy in adults. We expect this trial to include approximately 300 patients enrolled by several centers in Europe beginning by the second quarter of 2006, who will randomly receive either defibrotide or no treatment.

We intend to initiate development of defibrotide to prevent VOD in the United States by starting a clinical trial of this product candidate in late 2006 or early 2007.

Defibrotide to treat multiple myeloma.

Preclinical studies conducted by the Myeloma Center of the Dana-Farber Cancer Institute at Harvard University on human multiple myeloma in rodents suggests that defibrotide’s effect on the cells of blood vessel walls may help increase the effectiveness of other treatments for multiple myeloma. In particular, the overall survival rate of rodents with human multiple myeloma increased and tumor volume decreased when the animals were administered defibrotide in combination with other chemotherapy agents. The Myeloma Center of Dana-Farber is conducting additional preclinical studies of defibrotide’s effects on multiple myeloma.

An independent Phase I/II clinical study of defibrotide to treat multiple myeloma in combination with melphalan, prednisone, and thalidomide (MPT) started in December 2005 which we expect to include approximately 10 cancer centers in Italy. The principal investigator for the clinical trial is Dr. Mario Boccadoro, M.D., Division of Hematology, University of Turin, Italy. We will pay part of the costs of this trial. The trial is scheduled to be a dose-escalating, multi-center, non-comparative, open label study designed to assess the safety and the efficacy of Defibrotide with MPT regimen as a salvage treatment in advanced refractory MM patients. The Phase I component of the trial will combine oral MPT with escalating doses of defibrotide to determine the maximum tolerated dosage of defibrotide combined with MPT in 24 patients (three cohorts of eight patients). In the Phase II component of the trial, the oral MPT regimen will be combined with the maximum tolerated dosage of defibrotide and administered to 20 consecutive patients to assess response rate and clinical efficacy.

ADDITIONAL PRODUCT CANDIDATES

We and other unrelated institutions have conducted preclinical studies of other uses of defibrotide and of other drugs in our pipeline. We plan to continue to develop our product candidates to further expand our possible markets. If we are successful in bringing our advanced product candidates to market, we intend to use our cash flow from operations generated by them and our current products to continue to fund some of the costs needed to develop these product candidates. These product candidates will be very expensive to develop, and we will need to either raise additional funds through debt and/or equity financings, or enter into strategic partnerships, or both, to complete these developments.

Product Candidate	Intended Use	Stage of Development
Defibrotide	Mobilize and increase the number of stem cellsa available in patients’ and donors’ blood for subsequent stem cell transplantation	Preclinical completed in Italy; Phase I trial in Italy cancelled due to lack of enrollees
Defibrotide	Oral administration to prevent deep vein thrombosis outside Italy	Phase I/II completed in Denmark
Mesalazine	Treat inflammatory bowel disease	Phase III in United States and Canada
Oligotide	Protect against damage (apoptosis) of cells of the blood vessel walls caused by fludarabine, a chemotherapy agent	Preclinical in Germany
Gen 301	Prevent and treat mucositis	Preclinical in England

Defibrotide to mobilize and increase the number of stem cells available in patients’ and donors’ blood for subsequent stem cell transplantation

We believe that we may be able to further expand our market for defibrotide to include its use to mobilize and increase the number of stem cells available for transplant. A stem cell transplant is a medical procedure that involves collecting stem cells from the blood of a patient before chemotherapy, radiation therapy or hormone therapy or a compatible donor intravenously and then re-administering them to the patient after the treatment. Stem cell transplants are used to treat side effects of certain cancer therapies. One side effect of chemotherapy, radiation therapy and hormone therapy is that these treatments can permanently damage the bone marrow, which inhibits or halts the production of blood cells and can be life threatening. There are many different types of blood cells, but they all develop from stem cells. Most of these stem cells are found in the bone marrow (the soft inside part of the bone), although some are found in the blood (peripheral blood stem cells). Doctors may use stem cell transplants to regenerate bone marrow after these cancer therapies. Stem cell transplants can also be used to treat some cancers directly, in addition to treating this side effect of some cancer treatments.

Peripheral blood stem cell transplants are less invasive than bone marrow transplants, which require a surgical procedure to remove bone marrow from the patient’s or donor’s bones. However, since blood is not as rich in stem cells as bone marrow, the availability of adequate amounts of peripheral blood stem cells from the patient or a compatible donor is critical to the effectiveness of a peripheral blood stem cell transplant.

Preclinical studies conducted by The National Institute of Tumors of Milan in rodents and non-human primates (rhesus monkeys) used defibrotide in combination with G-CSF, a drug commonly used to cause stem cells to migrate (mobilize) from the bone marrow into the blood circulatory system for collection and transplant. The preclinical study in rodents showed a statistically significant increase in certain types of stem cells available for transplant. The preclinical study in primates showed that the number of stem cells available for transplant increased by a factor of six.

The National Institute of Tumors of Milan was conducting a Phase I clinical trial in Italy to evaluate the safety and effectiveness of defibrotide to increase the number of stem cells available for transplant when used with G-CSF in humans. The primary objective of this study was to determine the dose of defibrotide to be injected over a 24-hour period by continuous intra-venous injection necessary to increase the number of stem cells to the level that was obtained in the rhesus monkeys study. Patients who did not achieve a target number of stem cells available for transplant after an initial treatment with G-CSF were eligible to be enrolled for this study. The strict enrollment criteria led to difficulties in enrolling patients and the National Institute of Tumors of Milan cancelled this trial in December 2005 for this reason.

Defibrotide to prevent deep vein thrombosis

We and our predecessors have manufactured and marketed defibrotide in Italy to treat deep vein thrombosis since 1986 and to both treat and prevent all vascular disease with risk of thrombosis since 1993. These uses of defibrotide both involve intra-venous injection and oral administration. Beginning in 2002, we licensed the right to sell defibrotide to treat and prevent all vascular disease with risk of thrombosis in Italy to Crinos.

Vascular disease with risk of thrombosis refers to several serious cardiovascular conditions, one of which is deep vein thrombosis. Deep vein thrombosis is a blockage of the veins in the legs that can have many causes, including hip surgery, pregnancy, cancer and cancer therapies and injuries. Deep vein thrombosis can lead to pulmonary embolism, the dislodging and migration of blood clots to the lungs, which is often fatal.

Our future plans include the development of oral administration of defibrotide to prevent deep vein thrombosis for markets outside of Italy. We concluded a 69-patient Phase I/II clinical trial of defibrotide to prevent deep vein thrombosis after hip surgery in Denmark in 2002. In this clinical trial, the defibrotide was administered through intra-venous infusion for up to two days followed by oral administration for a further three to six days. This trial was discontinued after three patients receiving defibrotide through intra-venous infusion experienced hypotension, a serious adverse event. No serious adverse events were noted in patients receiving defibrotide orally. Based on the results of this trial and prior use of defibrotide to prevent deep vein thrombosis in Italy, we nonetheless believe that defibrotide may be safe and effective to prevent deep vein thrombosis. We believe that the largest market opportunity for this use of defibrotide involves administering it orally, as this would allow patients to take the drug at home instead of a hospital. We would need to conduct additional clinical trials in markets outside of Italy to explore the safety and effectiveness of oral administration of defibrotide for this use.

Mesalazine

Inflammatory bowel disease, or ulcerative colitis, is a disease that causes inflammation and lesions in the large intestine. We have created a gel formulation of mesalazine, an anti-inflammatory product intended to treat the disease. In 2002 we sold to Axcan the exclusive rights to develop and market in Canada, upon Health Canada approval, and the United States, upon FDA approval, our formulation of mesalazine to be developed to treat inflammatory bowel disease. Axcan is a Canadian pharmaceutical company that specializes in gastrointestinal therapies and markets its products through its own sales force in North America and Europe. In addition to certain upfront payments aggregating €1.258 million, Axcan has agreed to pay us deferred consideration in the amount of 4% of Axcan’s net sales of mesalazine in Canada and the United States during the first ten years of its commercialization.

Axcan completed an open-label, randomized 180-patient Phase III study to assess the evolution of the clinical symptoms of inflammatory bowel disease during the induction of remission by our formulation of mesalazine in 2005. This study was supported by two 50-patient placebo-controlled studies. Axcan has reported that they expect to “launch” the formulation in 2006 if it is approved by Health Canada and/or the FDA. We believe that patients will tolerate our formulation of mesalazine better than other companies’ formulations.

We also licensed the rights to develop and sell our formulation of mesalazine in Italy to Crinos, which has a right of first refusal to license the rights for substantially all other European countries.

Oligotide

We are developing oligotide, another product derived from natural DNA. One particular chemotherapy agent, fludarabine, is used to treat chronic lymphocytic leukemia. Fludarabine interferes with the growth of cancer cells, but it also causes damage, specifically apoptosis (a series of events in a cell that leads to its death), to blood vessel wall cells, which is an undesirable toxic effect of the chemotherapy. Researchers at the University of Regensburg, Germany, performed preclinical studies showing that oligotide, when used in combination with fludarabine, reduced the level of apoptosis in the cells of blood vessel walls to approximately the same level normally found in cells that have not been treated with fludarabine. We believe there is a potential market for oligotide to be used in conjunction with fludarabine and other cancer therapies to reduce the undesirable toxic effects of these cancer therapies. We may conduct further research on oligotide to investigate its effectiveness in protecting blood vessel cell walls against cancer therapies.

Gen 301

Some cancer therapies, such as chemotherapy and radiation therapy, can cause mucositis. Mucositis is a condition in which the lining of the digestive system becomes inflamed and ulcerated, often resulting in sores in the mouth. Patients with these oral ulcerations suffer from pain and have an associated risk of developing life-threatening infections because the patients also have a diminished natural immune system following chemotherapy or radiation therapy. Gen 301 is another product derived from pig intestines that we are developing and investigating in preclinical studies to prevent and treat this complication. Oral Complications in Cancer Chemotherapy, Cancer Incidence, and Mortality in the U.S., a 2003 article in Dental Article Review and Testing, states that mucositis occurs in approximately 40% of cancer patients who receive chemotherapy and 80% of patients who receive certain stem cell transplants. 50% of patients who develop oral ulcerations require intervention that often includes modifying or discontinuing the chemotherapy. Oral Mucositis and the Clinical and Economic Outcomes of Hematopoietic Stem-Cell Transplantation, by Stephen T. Sonis, et. al. (2001) estimates that there is an additional cost of more than approximately €31 thousand for every patient that develops oral ulcerations during the 100-day post transplant period.

We are currently investigating Gen 301 in preclinical studies on a rodent model of mucositis caused by radiation therapy.

CURRENT PRODUCTS

Our revenues from the sales of our current products were €6.5 million, €5.9 million, €6.5 million, €3.1 million and €2.0 million in 2001, 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively. We and our predecessors have manufactured defibrotide since 1986 using a manufacturing process on which we hold a U.S. patent and a European patent granted in 1991 and license others to sell it in Italy. In addition to defibrotide, we manufacture and sell in Italy urokinase and calcium heparin, which are active pharmaceutical ingredients used to make other drugs, sulglicotide, which is intended to treat peptic ulcers, and other miscellaneous pharmaceutical products. We have also developed a formulation of the drug mesalazine to treat inflammatory bowel disease.

Defibrotide

Currently, we manufacture defibrotide for Sirton, our affiliate. Sirton focuses on processing the defibrotide for either oral administration or intra-venous administration and sells the finished products to Crinos. Crinos markets defibrotide in Italy to both treat and prevent vascular disease with risk of thrombosis under a semi-exclusive license agreement. We have the right to grant a second license in Italy but only to a third party that has been expressly approved by Crinos.

Urokinase

Urokinase is made from human urine and has the potential to dissolve fibrin clots and, as such, is used to treat various vascular disorders such as deep vein thrombosis and pulmonary embolisms. We sell urokinase to Sirton, who uses it as an ingredient in the manufacture of generic drugs. Sirton sells the final formulated generic drugs to other companies, which then sell the drugs to hospitals and pharmacies.

Heparin Calcium

Heparin calcium is made from pig intestines and prevents the blood from clotting. Decreasing clot formation diminishes the likelihood of strokes and heart attacks. Heparin calcium has numerous uses including the treatment of certain types of lung, blood vessel, and heart disorders, and administration during or after certain types of surgery, such as open heart and bypass surgeries. Other uses include the flushing of catheters and other medical equipment. Heparin calcium and its salts are also part of many topical preparations to treat various inflammatory disorders. We sell heparin calcium to Sirton, who uses it as an ingredient in the manufacture of generic drugs. Sirton sells the final formulated generic drugs to other companies, which then sell the drugs to hospitals and pharmacies.

Sulglicotide

Sulglicotide is developed from pig intestines and appears to have ulcer healing and gastrointestinal protective properties. The effects of this drug have prompted us to commission a preclinical investigation by Epistem Ltd., an United Kingdom contract research organization specializing in studies of mucositis caused by anticancer or radiation therapies, into its function in potential prevention and treatment of mucous membrane damage. We also sell sulglicotide to Sirton for use in contract manufacturing of Gliptide, a drug marketed in Italy to treat peptic ulcers. We expect to sell sulglicotide to Samil, a Korean company, for use in manufacturing a product of Samil’s for sale in Korea.

OUR STRATEGIC ALLIANCES

License and Distribution Agreements

On December 7, 2001, we entered into a License and Supply Agreement with Sigma-Tau Industrie Pharmaceutiche Reunite S.p.A., which later assigned the contract to an affiliate, Sigma Tau Pharmaceuticals, Inc., which markets drug treatments for rare conditions and diseases. Sigma Tau Industrie Pharmaceutiche Reunite S.p.A. and Sigma Tau Pharmaceuticals, Inc. are subsidiaries of Sigma Tau Finanziaria S.p.A., an international family of pharmaceutical companies. Under this agreement, we have licensed the right to market defibrotide in the United States to treat VOD to Sigma-Tau Pharmaceuticals, Inc. This license expires on the earlier of the eighth year of our launch of the product or the expiration of the U.S. patent regarding the product, which expires on 2010.

In return for the license, Sigma-Tau Pharmaceuticals, Inc. agreed to pay us an aggregate of $4.9 million, of which it has paid us $4.0 million to date. It will owe us an additional $550 thousand within 30 days of the end of a Phase III pivotal study, and $350 thousand within 30 days of obtaining an FDA New Drug Application or Biologic License Application and other approvals necessary for the marketing of defibrotide in the United States. We will not recognize the amounts due for these performance criteria until the performance obligations are fully satisfied. If we unilaterally discontinue development of defibrotide to treat VOD (after written notice to Sigma-Tau Pharmaceuticals, Inc.) and then resume the development, substantially availing our company of the stages previously completed, either independently or with a third party, within 36 months of the discontinuation, then we will be required to promptly reimburse Sigma-Tau Pharmaceuticals, Inc. for the amounts received. We do not have any intention to discontinue the development of this product candidate.

If during the drug development stages we realize that the activities to bring the product to completion would require a material increase of expenditures, either party can terminate the agreement. If we or Sigma-Tau Pharmaceuticals, Inc. terminates the agreement for that reason and we then resume the development, substantially availing our company of the stages previously completed, either independently or with a third party, within 36 months of the termination, we will be required to promptly reimburse Sigma-Tau Pharmaceuticals, Inc. for the amounts received. We are not aware of any factors that would require a material increase of expenditures for the remaining development activities.

Sigma-Tau Pharmaceuticals, Inc. must purchase all of its defibrotide for this use from us at a price equal to the higher of €50.00 per unit or 31% of its net sales of defibrotide, and must also pay us a royalty equal to 7% of its net sales of defibrotide. We also granted Sigma-Tau Pharmaceuticals, Inc. an exclusive, irrevocable right of first refusal to market defibrotide to prevent VOD, to mobilize and increase the number of stem cells available in patients’ and donors’ blood for subsequent stem cell transplantation, and in non-intravenous forms for these indications.

We have entered into an agreement with Sigma-Tau Pharmaceuticals, Inc. to expand Sigma-Tau’s current license and right of first refusal to market defibrotide in the United States to all of North America, Central America and South America.

On October 9, 2002, we entered into a Purchase Agreement with Sirton and Axcan, a specialty pharmaceutical company with offices in North America and Europe. Under this agreement, we and Sirton sold the rights to develop, make, use and sell our formulation of mesalazine in the United States, upon FDA approval, and Canada, upon Health Canada approval, to Axcan in consideration for Axcan paying us:

•  €170 thousand upon execution of the agreement;

•  €300 thousand within 60 days of filing New Drug Application for our formulation of mesalazine with the FDA;

•  €750 thousand within 60 days of Axcan’s receipt of marketing approval for our formulation of mesalazine in the United States by the FDA; and

•  4% of Axcan’s net sales of the product in the United States and Canada during the first ten years of its commercialization.

To date, Axcan has paid us an aggregate of €170 thousand. In addition to the above amounts, Axcan agreed to pay Sirton an aggregate of €280 thousand in consideration for certain intellectual property related to our formulation of mesalazine transferred by Sirton to Axcan in connection with the purchase. We and Sirton also granted Axcan a right of first refusal to purchase or license the rights to exploit, register, promote or commercialize our formulation of mesalazine in territories outside of substantially all European countries.

On May 17, 2002, we, Sirton (then known as Crinos Industria Farmacobiologica S.p.A.), SFS Stada Financial Services Ltd. and Crinos S.p.A. entered into an Umbrella Agreement. Under this Umbrella Agreement, Sirton spun off its marketing and sales division, including the brand-name “Crinos” to Crinos S.p.A., a newly formed subsidiary of Stada Arzneimittel AG. As part of the sale, we granted Crinos S.p.A. a semi-exclusive license to market defibrotide in Italy to treat and prevent of vascular disease with risk of thrombosis for no consideration. We have the right to grant a second license in Italy but only to a third party that has been expressly approved by Crinos. This agreement remains valid until the later of the expiration of the patent on defibrotide in Italy in 2009, and the date there is no market remaining for defibrotide, as determined in good faith by the parties. We also granted Crinos S.p.A. a right of first refusal for an exclusive or semi-exclusive license to market defibrotide in Italy for additional uses approved in the future, as well as for all uses in all European countries. Crinos S.p.A. can exercise this right of first refusal free of charge within 45 days of Gentium sending written notice of an offer to market or co-market defibrotide for a new use or in a new European country. As a further part of the sale, we granted Crinos S.p.A. a semi-exclusive license to market mesalazine in Italy. We have the right to grant a second license in Italy but only to a third party that has been expressly approved by Crinos. This agreement remains valid until the later of the expiration of the patent on mesalazine in Italy in 2015, and the date there is no market remaining for mesalazine, as determined in good faith by the parties. We also granted Crinos a right of first refusal for an exclusive or semi-exclusive license to market mesalazine in Italy for additional uses approved in the future, as well as for all uses in all other European countries. Crinos can exercise this right of first refusal free of charge within 45 days of Gentium sending written notice of an offer to market or co-market mesalazine for a new therapeutic use or in a new European country.

On July 15, 2004, we entered into a License Agreement with Crinos, pursuant to which we granted Crinos a non-exclusive license to use the know-how and the patent to market defibrotide under the trademark “Noravid” in Italy for both current and future uses as approved by the Italian Ministry of Health. This License Agreement is in addition to the license included as part of the Umbrella Agreement discussed above. In return for the license, Crinos will pay us a 3% royalty on its net sales of defibrotide in Italy. To date, Crinos has not sold defibrotide under the trademark “Noravid” and thus has not paid us any amounts under this License Agreement. Crinos is required to purchase the defibrotide exclusively from Sirton (we sell defibrotide to Sirton under a Supply Agreement). We provide Crinos with the existing technical information, know how and scientific assistance which Crinos needs to market, promote, and sell defibrotide. The agreement remains valid until the expiration of the patent in 2009, but can be extended for renewable three year periods if the parties, in good faith, determine that defibrotide still has a market life after the patent expires.

On June 11, 2002, we entered into a License and Supply Agreement with Abbott S.p.A., pursuant to which we granted Abbott a semi-exclusive license to use the know-how and the patent to market our formulation of mesalazine under the trademark “Quota” in Italy. We also agreed to transfer our Italian regulatory approvals for mesalazine and the trademark “Quota” to Abbott under this agreement. In return, Abbott paid us €155 thousand when we signed the agreement, and paid us another €155 thousand when we transferred our Italian regulatory approvals for mesalazine to them. Abbott is required to purchase our formulation of mesalazine exclusively from us. We are required, upon Abbott’s request, to purchase the active ingredient used in our formulation of mesalazine from Abbott. We provide Abbott with the existing technical information, know how and scientific assistance which Abbott needs to market, promote, and sell our formulation of mesalazine. The agreement remains valid until the later of the expiration of the final patent on our formulation of mesalazine in Italy in 2016 or ten years from Abbott’s first third-party sale of our formulation of mesalazine (not including quantities distributed solely for research purposes, clinical trials, samples, or promotions), but is automatically renewed for an additional period of the same number of years unless either party gives notice within 180 days of the date the agreement would terminate. We also granted Abbott a right of first refusal for a semi-exclusive license to market additional formulations of mesalazine in Italy. Abbott can exercise this right of first refusal free of charge within 60 days of Gentium sending Abbott written notice of an offer to co-market new formulations of mesalazine received by Gentium from a third party.

On January 2, 2004 we entered into an Active Ingredient Supply Agreement with Sirton, pursuant to which we manufacture defibrotide for Sirton in consideration for €1,446.00 per unit of defibrotide for injection, and €650.00 per unit of oral defibrotide, for a period of one year. The agreement automatically renews each year unless one party gives written notice of its intent to terminate the agreement at least one month prior to the annual termination date. Sirton processes and sells the defibrotide to Crinos. This agreement was renewed for 2005.

On November 11, 2003, we entered into a Supply Agreement with Samil Pharm. Co., Ltd., a Korean corporation. Under this agreement, we supply Samil with sulglicotide. From January 20, 2004 to June 20, 2005, Samil must purchase at least 1,600 kilograms of sulglicotide. From June 20, 2005 to June 20, 2006, Samil must purchase at least 2,600 kilograms of sulglicotide. From June 20, 2006 to June 20, 2007, Samil must purchase at least 3,400 kilograms of sulglicotide. After June 20, 2006, both parties will renegotiate quantity and price. In any given period, excess purchases by Samil may be applied as a reduction of the immediately following period’s minimum purchases or as compensation for a failure to purchase the immediately preceding period’s minimum purchases, at Samil’s choice. Samil must submit purchase orders at least 90 days prior to a requested delivery date, and the minimum quantity which they can order is one batch (120 kilograms) or a multiple thereof. The price of the sulglicotide was originally set at €460/kilogram for between 0 and 2,000 kilograms, €452/kilogram for 2,001 to 3,000 kilograms, €440/kilogram for 3,001 to 4,000 kilograms, and €420/kilogram for 4,001 to 5,000 kilograms. These prices will change based on inflation and raw material price increases. For the nine months period ended September 30, 2005, we have not received any orders for sulglicotide from Samil. Samil informed us that it experienced a delay in the launch of its product that uses sulglicotide because of further market analyses required to properly position the product into the Korean market. This agreement expires on June 20, 2014. The agreement automatically renews for two year periods unless either party giving notice of termination at least 180 days before the expiration of the initial term of the agreement or any successive two year period.

Clinical Trial Agreements

On February 26, 2004, we entered into a Trial Agreement with the European Blood and Marrow Transplantation Group. Under this agreement, the European Blood and Marrow Transplantation Group is conducting a clinical trial of defibrotide to prevent VOD in children after stem cell transplants, in consideration for €476 thousand to be paid over five years. Through September 30, 2005, we have not made any payments to the European Blood and Marrow Transplantation Group. We can terminate the clinical trial and the contract prior to completion of the clinical trial, but we would have to make pro-rata payments to the European Blood and Marrow Transplantation Group based on then enrolled eligible patients.

In December 2005, we entered into a letter of intent with MDS Pharma Services SpA, an Italian research organization. The letter of intent contemplates that we will enter into a formal agreement with MDS pursuant to which MDS will manage the clinical and regulatory aspects of our clinical trials of defibrotide to prevent VOD in children and adults that we are cosponsoring with the European Blood and Marrow Transplantation Group.

On June 14, 2000, Sirton (then known as Crinos Industria Farmacobiologica S.p.A.) entered into a Research Agreement with Consorzio Mario Negri Sud. We succeeded to Sirton’s interest in this agreement as part of a corporate restructuring of the FinSirton companies in 2002. Under this agreement, Consorzio was conducting a Phase II/III clinical trial in Europe and Israel of defibrotide to treat VOD after stem cell transplants. In October, 2005, the sponsor cancelled this contract due to a lack of patients being enrolled in the trial. We do not owe Consorzio any additional amounts in connection with this agreement.

On March 19, 2004 we entered into a General Consulting Agreement with Bradstreet Clinical Research & Associates, Inc., a New Jersey-based clinical research organization. Under this agreement, Bradstreet provides us with clinical and regulatory consulting services. Bradstreet provides estimated project budgets to us to determine the manner in which the services are to be provided and the number of hours required to provide the services. We pay Bradstreet on an hourly basis after Bradstreet presents us with monthly invoices and corresponding timesheets. Bradstreet is also entitled to reimbursement of its reasonable and customary expenses, including travel expenses. Through September 30, 2005, we have paid Bradstreet an aggregate of approximately $801 thousand. The agreement is effective for an indefinite period of time, but either party may terminate the agreement by giving 60 days’ notice to the other party.

On April 20, 2004 we entered into a Consulting Agreement with KKS-UKT, GmbH, a German clinical research organization. Under this agreement, KKS provided us with clinical and regulatory consulting services. KKS provides estimated project budgets to us to determine the manner in which the services will be performed. This agreement expired on April 20, 2005 and we renewed it for a subsequent six month period. Through September 30, 2005, we have paid KKS an aggregate of €10 thousand under this agreement.

RESEARCH AND DEVELOPMENT

We discover, research and conduct initial development of our product candidates at our facilities in Italy, and also hire consultants to do so in various countries in Europe and the United States. We typically conduct preclinical laboratory and animal studies of product candidates either ourselves or through other research facilities. We typically cosponsor or engage other entities, such as the Dana-Farber Cancer Institute at Harvard University, to sponsor clinical trials of our product candidates. In certain cases, where we believe the development costs will be substantial, we may enter into strategic partnerships to help us develop those product candidates. We expense research and development costs as incurred. The following table shows our research and development expenses for each of our advanced product candidates.

	For The Years Ended December 31,			For The Nine Months Ended September 30,
(in thousands)	2002	2003	2004	2005
				Unaudited
Defibrotide to treat VOD	€1,626	€2,077	€2,521	€2,805
Defibrotide to prevent VOD	—	25	112	118
Others	127	151	289	194
Total	€1,753	€2,253	€2,922	€3,117

SEASONALITY

Seasonality does not affect our business.

INTELLECTUAL PROPERTY RIGHTS AND PATENTS

As of December 31, 2005, we had seven issued U.S. patents, four pending U.S. patent applications, 28 issued foreign patents and 88 pending foreign patent applications. These include the following. The United States Patent & Trademark Office issued a patent covering our manufacturing process of defibrotide in 1991. In April 2001, we filed a patent application with the United States Patent & Trademark Office and corresponding patent applications in certain foreign countries regarding the use of defibrotide in stem cell transplants. These United States patents expire between 2008 and 2024.

Patent rights and other proprietary rights are important in our business. We have sought, and intend to continue to seek, patent protection for our inventions and rely upon patents, trademarks, trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain a competitive advantage.

However, the patent positions of companies like ours involve complex legal and factual questions and, therefore, their enforceability cannot be predicted with any certainty. Our patents, those licensed to us, and those that may be issued to us in the future may be challenged, invalidated or circumvented, and the rights granted under them may not provide us with protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our product candidates can be approved for sale and commercialized, our relevant patent rights may expire or remain in force for only a short period following commercialization.

REGULATORY MATTERS

Overview

The preclinical and clinical testing, manufacture, labeling, storage, distribution, promotion, sale, import and export, reporting and record-keeping of our product candidates are subject to extensive regulation by governmental authorities in the United States, principally the FDA and corresponding state agencies, and regulatory agencies in foreign countries.

Non-compliance with applicable regulatory requirements can result in, among other things, injunctions, seizure of products, total or partial suspension of product manufacturing and marketing, failure of the government to grant approval, withdrawal of marketing approvals, civil penalty actions and criminal prosecution. Except as discussed below, we believe that we are in substantial compliance in all material respects with each of the currently applicable laws, rules and regulations mentioned in this section. During a biannual inspection of our manufacturing facility by the Italian Health Authority in October 2004, the Italian Health Authority noted by way of observations certain deficiencies in regard to the operation of our facility. We are committed to complete appropriate corrective action prior to the next bi-annual inspection, and have kept the Italian Health Authority current with respect to the progress of our corrective actions, the majority of which has been completed. Also, a regional Italian regulatory inspector, during an April 2005 inspection of our manufacturing facility, requested that we install an exhaust vent on one of our machines. We have installed this device. In order to obtain FDA approval for the sale of any of our product candidates, the FDA must determine that this facility meets their current good manufacturing practices, or GMP, including requirements for equipment verification and validation of our manufacturing and cleaning processes. The FDA has not yet inspected our facility, but we have recently completed an approximately €7.2 million major overhaul and upgrade in anticipation of such an inspection. We are not aware of any other situation that could be characterized as an incidence of non-compliance in the last three years.

United States Regulatory Approval

FDA regulations require us to undertake a long and rigorous process before any of our product candidates may be marketed or sold in the United States. This regulatory process typically includes the following general steps:

•  our performance of satisfactory preclinical laboratory and animal studies under the FDA’s good laboratory practices regulations;

•  our obtaining the approval of independent Institutional Review Boards at each clinical site to protect the welfare and rights of human subjects in clinical trials;

•  our submission to and acceptance by the FDA of an Investigational New Drug Application (IND) which must become effective before human clinical trials may begin in the United States;

•  our successful completion of a series of adequate and well-controlled human clinical trials to establish the safety, purity, potency and effectiveness of any product candidate for its intended use;

•  our submission to, and review and approval by, the FDA of a marketing application prior to any commercial sale or shipment of a product; and

•  our development and demonstration of manufacturing processes which conform to FDA-mandated current good manufacturing practices.

This process requires a substantial amount of time and financial resources. In 2002, the FDA announced a reorganization that has resulted in the shift of the oversight and approval process for certain therapeutic biologic drugs and the related staff from the Center for Biologics Evaluation and Research to the Center for Drug Evaluation and Research. Our initial product candidate, defibrotide to treat VOD with multiple-organ failure, is being regulated through the latter.

Preclinical Testing

Preclinical tests generally include laboratory evaluation of a product candidate, its chemistry, formulation, stability and toxicity, as well as certain animal studies to assess its potential safety and effectiveness. We must submit the results of these preclinical tests, together with manufacturing information, analytical data and the clinical trial protocol, to the FDA as part of an Investigational New Drug Application, which must become effective before we may begin any human clinical trials. An application automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within this 30-day time period, raises concerns or questions about the intended conduct of the trials and imposes what is referred to as a clinical hold. If one or more of our products is placed on clinical hold, we would be required to resolve any outstanding issues to the satisfaction of the FDA before we could begin clinical trials. Preclinical studies generally take several years to complete, and there is no guarantee that an Investigational New Drug Application based on those studies will become effective, allowing clinical testing to begin.

In addition to FDA review of an application, each clinical institution that desires to participate in a proposed clinical trial must have the clinical protocol reviewed and approved by an independent Institutional Review Board. The independent Institutional Review Boards consider, among other things, ethical factors, informed consent and the selection and safety of human subjects. Clinical trials must be conducted in accordance with the FDA’s good clinical practices requirements.

In addition to FDA review of an Investigational New Drug Application, clinical trials must meet requirements for Institutional Review Board oversight, informed consent and the FDA’s good clinical practices. Prior to commencement of each clinical trial, the sponsor must submit to the FDA a clinical plan, or protocol, accompanied by the approval of the committee responsible for overseeing clinical trials at one of the clinical trial sites. The FDA, and/or the Institutional Review Board at each institution at which a clinical trial is being performed, may order the temporary or permanent discontinuation of a clinical trial at any time if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients.

The sponsor must submit to the FDA the results of the pre-clinical and clinical trials, together with, among other things, detailed information on the manufacturing and composition of the product, in the form of New Drug Application or a Biologics License Application. Once the submission has been accepted for filing, the FDA has 180 days to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification.

Clinical Trials

Human clinical trials are typically conducted in three sequential phases that may overlap, including the following:

Phase I

In Phase I clinical trials, a product candidate is typically given to either healthy people or patients with the medical condition for which the new drug is intended to be used. The main purpose of the trial is to assess a product candidate’s safety and the ability of the human body to tolerate the product candidate, and may also assess the dosage, absorption, distribution, excretion and metabolism of the product candidate.

Phase II

During Phase II, a product candidate is given to a limited number of patients with the disease or medical condition for which it is intended to be used in order to:

•  further identify any possible adverse side effects and safety risks;

•  assess the preliminary or potential effectiveness of the product candidate for the specific targeted disease or medical condition; and

•  assess dosage tolerance and determine the optimal dose for a Phase III trial.

Phase III

If and when one or more Phase II trials demonstrate that a specific dose or range of doses of a product candidate is likely to be effective and has an acceptable safety profile, one or more Phase III trials are generally undertaken to demonstrate clinical effectiveness and to further test for safety in an expanded patient population with the goal of evaluating the overall risk-benefit relationship of the product candidate. The successful demonstration of clinical effectiveness and safety in one or more Phase III trials is typically a prerequisite to the filing of an application for FDA approval of a product candidate.

After approval, the FDA may also require a Phase IV clinical trial to continue to monitor the safety and effectiveness of the product candidate.

Post-Approval Regulations

If a product candidate receives regulatory approval, the approval is typically limited to specific clinical uses. Subsequent discovery of previously unknown problems with a product may result in restrictions on its use or even complete withdrawal of the product from the market. Any FDA-approved products manufactured or distributed by us are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse events or experiences. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and state agencies, and are subject to periodic inspections by the FDA and state agencies for compliance with current good manufacturing practice, or GMP, which impose rigorous procedural and documentation requirements upon us and our contract manufacturers. Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension, or revocation of marketing approvals.

If the FDA approves one or more of our product candidates, we and our contract manufacturers must provide certain updated safety and effectiveness information. Product changes, as well as changes in the manufacturing process or facilities where the manufacturing occurs or other post-approval changes, may necessitate additional FDA review and approval. The labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA requirements which include, among others, standards and regulations for direct-to-consumer advertising, communication of information relating to off-label uses, industry sponsored scientific and educational activities and promotional activities involving the Internet. The FDA has very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing a company to correct deviations from regulatory standards and enforcement actions that can include seizures, fines, injunctions and criminal prosecution.

Fast track and orphan drug designation

The FDA has developed “fast track” policies, which provide the potential for expedited review of an application. However, there is no assurance that the FDA will, in fact, accelerate the review process for a fast track product candidate. Fast track status is provided only for new and novel therapies that are intended to treat persons with life-threatening and severely debilitating diseases, where there is a defined unmet medical need, especially where no satisfactory alternative therapy exists or the new therapy is significantly superior to alternative therapies. During the development of product candidates that qualify for this status, the FDA may expedite consultations and reviews of these experimental therapies. Furthermore, an accelerated approval process is potentially available to product candidates that have been studied for their safety and effectiveness in treating serious or life-threatening illnesses. The FDA can base approval of a marketing application for a fast track product on an effect on a clinical endpoint, or on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may condition the approval of an application for certain fast track products on additional post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint. Fast track status also provides the potential for a product candidate to have a “priority review.” A priority review allows for portions of the application to be submitted to the FDA for review prior to the completion of the entire application, which could result in a reduction in the length of time it would otherwise take the FDA to complete its review of the application. Fast track status may be revoked by the FDA at any time if the clinical results of a trial fail to continue to support the assertion that the respective product candidate has the potential to address an unmet medical need. A product approved under a “fast track” designation is subject to expedited withdrawal procedures and to enhanced scrutiny by the FDA of promotional materials.

The FDA may grant orphan drug status to drugs intended to treat a “rare disease or condition,” which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. If and when the FDA grants orphan drug status, the generic name and trade name of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Aside from guidance concerning the non-clinical laboratory studies and clinical investigations necessary for approval of the application, orphan drug status does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The FDA may grant orphan drug designations to multiple competing product candidates targeting the same uses. A product that has been designated as an orphan drug that subsequently receives the first FDA approval for the designated orphan use is entitled to orphan drug exclusivity, which means the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years from the date of FDA approval. Orphan drug status may also provide certain tax benefits. Finally, the FDA may fund the development of orphan drugs through its grants program for clinical studies.

The FDA has designated defibrotide as an orphan drug to treat VOD and has provided funding for clinical studies for this use. The FDA has approved the Company’s application for “fast track” designation for defibrotide to treat VOD with multiple-organ failure occurring after stem cell transplantation by means of injection. The FDA approval process for defibrotide for this use remains dependent upon the successful completion of clinical trials. If our other product candidates meet the criteria, we may also apply for orphan drug status and fast track status for such products.

Market Exclusivity

In addition to orphan drug exclusivity, a product regulated by the FDA as a “new drug” is potentially entitled to non-patent and/or patent exclusivity under the FFDCA against a third party obtaining an abbreviated approval of a generic product during the exclusivity period. Conversely, under current law, a third party cannot obtain an abbreviated approval of a drug regulated as a “biological product” and concomitantly there is no opportunity for non-patent or patent exclusivity under the FFDCA for biological products. An abbreviated approval allows an applicant to obtain FDA approval without generating, or obtaining a right of reference to, the basic safety and effectiveness data necessary to support the initial approval of the drug product or active ingredient. In the case of a new chemical entity (an active ingredient which has not been previously approved with respect to any drug product) non-patent exclusivity precludes an applicant for abbreviated approval from submitting an abbreviated application until five years after the approval of the new chemical entity. In the case of any drug substance (active ingredient), drug product (formulation and composition) and method of use patents listed with the FDA, patent exclusivity under the FFDCA precludes FDA from granting effective approval of an abbreviated application of an generic product until the relevant patent(s) expire, unless the abbreviated applicant certifies that the relevant listed patents are invalid, not infringed or unenforceable and the NDA/patent holder does not bring an infringement action within 45 days of receipt of notification of the certification or an infringement action is brought within 45 days and a court determines that the relevant patent(s) are invalid, not infringed or un-enforceable or 30 months have elapsed without a court decision of infringement.

User Fees

A New Drug Application for a prescription drug product that has been designated as an orphan drug is not subject to the payment of user fees to the FDA unless the application includes as indication for other than a orphan indication.

A supplement proposing to include a new indication for a designated orphan disease or condition in an application is also not subject to a user fee, if the drug has been designated an orphan drug with regard to the indication proposed in such supplement.

There is no specific exemption for orphan drug products from annual product and establishment fees. However, sponsors of orphan drugs can request a waiver of such fees on hardship or other grounds.

Other federal legislation may affect our ability to obtain certain health information in conjunction with our research activities. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandates, among other things, the adoption of standards designed to safeguard the privacy and security of individually identifiable health information. In relevant part, the U.S. Department of Health and Human Services, or HHS, has released two rules to date mandating the use of new standards with respect to such health information. The first rule imposes new standards relating to the privacy of individually identifiable health information. These standards restrict the manner and circumstances under which covered entities may use and disclose protected health information so as to protect the privacy of that information. The second rule released by HHS establishes minimum standards for the security of electronic health information. While we do not believe we are directly regulated as a covered entity under HIPAA, the HIPAA standards impose requirements on covered entities conducting research activities regarding the use and disclosure of individually identifiable health information collected in the course of conducting the research. As a result, unless they meet these HIPAA requirements, covered entities conducting clinical trials for us may not be able to share with us any results from clinical trials that include such health information.

Foreign Regulatory Approval

Outside of the United States, our ability to market our product candidates will also be contingent upon our receiving marketing authorizations from the appropriate foreign regulatory authorities whether or not FDA approval has been obtained. The foreign regulatory approval process in most industrialized countries generally includes risks that are similar with the FDA approval process we have described herein. The requirements governing conduct of clinical trials and marketing authorizations, and the time required to obtain requisite approvals may vary widely from country to country and differ from that required for FDA approval.

European Union Regulatory Approval

Under the current European Union regulatory system, applications for marketing authorizations may be submitted either under a centralized or decentralized procedure. The centralized procedure (which is compulsory for certain categories of drugs) provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization that is obtained in accordance with the procedure and requirements applicable in the member state concerned may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. The mutual recognition process results in separate national marketing authorizations in the reference member state and each concerned member state.

The centralized procedure

An applicant under the centralized procedure must be a person who is domiciled in the European Union or an entity established in the European Union. The applicant must file a preliminary request containing the information regarding the product candidate, including its description and the location of the production plant, as well as the payment of the application fees. The European Agency for the Evaluation of Medicinal Products (an European Union statutory entity) formally evaluates the preliminary request and indicates either an initial approval to review a full application or a rejection. If the European Agency indicates an initial approval to review a full application, the applicant must submit the application to the European Agency. This application must indicate certain specific information regarding the product candidate, including the composition (quality and quantity) of all the substances contained in the product, therapeutic indications and adverse events, modalities of use, the results of physical, chemical, biological and microbiological tests, pharmacological and toxicity tests, clinical tests, a description of production and related control procedures, a summary of the characteristics of the product as required by the European legislation and samples of labels and information to consumers. The applicant must also file copies of marketing authorizations obtained, applications filed and denials received for the same product in other countries, and must prove that the manufacturer of the product candidate is duly authorized to produce it in its country.

The European Agency (through its internal Committee for Proprietary Medicinal Products) examines the documents and information filed and may carry out technical tests regarding the product, request information from the member state concerned with regard to the manufacturer of the product candidate and, when it deems necessary, inspect the manufacturing facility in order to verify that the manufacturing facility is consistent with the specifications of the product candidate, as indicated in the application.

The Committee generates and submits its final opinion to the European Commission, the member states and the applicant. The Commission then issues its decision, which is binding on all member states. However, if the Commission approves the application, member states still have authority to determine the pricing of the product in their territories before it can be actually marketed.

The European Agency may reject the application if the Agency decides that the quality, safety and effectiveness of the product candidate have not been adequately and sufficiently proved by the applicant, or if the information and documents filed are incomplete, or where the labeling and packaging information proposed by the applicant do not comply with the relevant European rules.

The European Agency has also established an accelerated evaluation procedure applying to product candidates aimed at serious diseases or conditions for which no suitable therapy exists, if it is possible to predict a substantial beneficial effect for patients.

The marketing authorization is valid for five years and may be renewed, upon application, for further five year terms. After the issue of the authorization the holder must constantly take into consideration scientific and technical progress so that the product is manufactured and controlled in accordance with scientific methods generally accepted.

We plan to apply for approvals for our product candidates under the centralized procedure. We believe that the centralized procedure will result in a quicker approval of our product candidates than the decentralized procedure due to the fact that we intend to market our product candidates in many European Union member states, rather than just one.

The decentralized procedure

The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization—obtained in accordance with the procedure and requirements applicable in the member state concerned (see the description below for Italy)—may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. The mutual recognition process results in separate national marketing authorizations in the reference member state and each concerned member state.

An application under the decentralized procedure begins with the applicant obtaining a national marketing authorization. An example of the process for obtaining a national marketing authorization in Italy is set forth below. The applicant then submits an application for authorization in other member states and the European Agency. If any of the member states refuses to recognize the authorization by the original member state, the matter is deferred to arbitration proceedings, unless the applicant withdraws its request in the member state refusing recognition. The characteristics of the product in the new applications must be identical to those approved in the original member state.

The competent Health Authority of a member state is bound to recognize the decision of another member state if it ascertains that the same application has been filed also in the other member state or that the approval has already been granted in the other member state. This requirement in intended to ensure the wide and effective application of mutual recognition within the European Union.

Italian Regulatory Approval

An application for marketing authorization in Italy must be filed with the competent office of the Italian Ministry of Health and must contain certain specific information, including the composition (quality and quantity) of all the substances contained in the product, therapeutic indications and adverse events, modalities of use, the results of physical, chemical, biological and microbiological tests, pharmacological and toxicity tests, clinical tests, a description of production and related control procedures and samples of labels and information to consumers. Italian legislation (in accordance with European laws) regulates in great detail the information to be indicated on the packaging. Marketing authorization includes a 10-year protection period during which no one else may use the results of the clinical trials included in the application to apply for a substantially similar drug. This period may be extended where there are new therapeutic indications for the same product, which require new complete clinical studies and justify the same protection as that granted to a new drug.

The Ministry may grant or deny the national authorization after a review of the contents of the application, both from a formal and substantial viewpoint. If an authorization is granted, it is valid for an initial period of five years and, upon application, may be renewed for subsequent five year terms. In particular, Ministry examines the quality, effectiveness and safety of the product and the Italian Drugs’ Committee (Commissione Unica del Farmaco), a statutory agency supporting the Ministry in the authorization process, prepares an evaluation report on the test results. The Ministry may also order further tests prior to granting or denying the authorization regarding the suitability of the production and control methods described in the application. The Ministry may reject the authorization if the ordinary use of the drug has adverse events, the quality and quantity of the ingredients of the drugs do not correspond to the data indicated in the application, there is a lack, either total or partial, of beneficial therapeutic effects or the information and the documents included in the application do not comply with the requirements provided by law. After the Ministry grants a national authorization, the Ministry may temporarily suspend or revoke the authorization if the information disclosed in the relevant application turns out to be incorrect, the drug no longer meets the necessary quality, effectiveness or safety requirements, or adequate production controls have not been carried out.

Clinical Trials

Italy has recently implemented European legislation regarding good practices in drug clinical trials. As a result, clinical trials are now governed in great detail and failure to comply with these rules means that the results of the trials will not be taken into consideration in evaluating an application for a marketing authorization.

Prior to starting any clinical trial, the organizing and/or financing entity must obtain the approval of the competent health authorities (which vary depending on the type of drug concerned) and obtain the favorable opinion of the Ethical Committee, an independent body. Good practice rules include the following principles:

•  the predictable risks and inconveniences shall not outweigh the beneficial effects for the person subject to the trials and for the other current and future patients;

•  the person participating in the trials must have been duly informed of all the relevant circumstances and in particular of the right to interrupt the experimentation at any time without any prejudicial consequence, and must have given consent after having been properly informed;

•  the right of the participants to their physical and mental integrity, as well as their right to privacy, shall be respected;

•  the entity organizing the trial must have obtained adequate insurance coverage for any damage that may derive to the participants because of the trial;

•  the name of a person to be contacted for any information must be communicated to the participant; and

•  the trial must be conducted by suitably qualified medical personnel.

The trial must be constantly monitored, in particular with regard to serious adverse events which are not envisaged in the approved clinical protocol. Whenever the safety of the participants is in danger due to unexpected serious adverse events, the Ministry of Health must be promptly informed by the entity organizing the trials. Italian legislation provides sanctions (criminal sanctions and administrative fines) in case of violation of specific good practice rules.

Post-approval issues

There are many national legislative instruments (implementing European Union rules) governing controls on drugs in the post-authorization phase. For instance, the holder of the national marketing authorization must promptly record in detail and notify any adverse reaction to the drug of which it becomes aware, regardless of the country where the reaction occurs, also preparing periodic update reports on these adverse events. For these and other purposes, the holder of the authorization must hire and maintain in its organization a person expert in the field and responsible for all drug controlling and reporting activities.

Moreover, any form of information and advertising aimed at promoting the sale of drugs is governed by specific national legislation (also implementing European Union rules), which provides for the requirements and limitations of advertising messages in general, as well as of other particular promotional activities, such as the organization of conferences regarding certain drugs and the distribution of free samples.

The export of drugs from Italy is not subject to authorization (except for plasma and blood-related products), but the import into Italy from non-European Union countries must be authorized by the Ministry of Health, on the basis of the adequacy of the quality controls to be carried out on the imported drugs.

European orphan drug status

European legislation lays down a particular procedure for the designation of medicinal products as orphan drugs. Such designation may include incentives for the research, development and marketing of these orphan drugs and, in case of a subsequent successful application for a marketing authorization regarding the same therapeutic indications, grants a substantial period of market exclusivity.

A medicinal product - at any stage of its development but in any case prior to the filing of any application for the marketing authorization - may be designated as an orphan drug if the person/entity that has applied for the designation can establish that it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting no more than five persons out of every ten thousand persons in the European Union, or that it is intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition in the European Union and that without incentives it is unlikely that the marketing of the medicinal product would generate sufficient income to cover the necessary investments. Moreover, the sponsor must prove that there is no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the European Union or, if such method exists, that the medicinal product will be of significant benefit to those affected by that condition.

In order to obtain the designation of a medicinal product as an orphan drug, the sponsor shall submit an application to the European Agency for the Evaluation of Medical Products, which must describe the indication of the active ingredients of the medicinal product, the proposed therapeutic indications and proof that the criteria established by the relevant European legislation are met.

The European Agency reviews the application and prepares a summary report to a special Committee for Orphan Medicinal Products, which issues an opinion within 90 days of the receipt of the application. The European Commission must adopt a decision within 30 days of the receipt of the committee’s opinion. If the European Commission approves the application, the designated medicinal product is entered in the European Register of Orphan Medicinal Products and the product is eligible for incentives made available by the European Union and by member states to support research into, and development and availability of, orphan drugs.

After the registration, the sponsor must submit to the European Agency an annual report on the state of development of the designated orphan drug. A designated orphan drug may be removed from the Register of Orphan Medicinal Products in three cases:

•  at the request of the sponsor;

•  if it is established, before the market authorization is granted, that the requirements laid down in the European orphan drug legislation are no longer met; or

•  at the end of the period of market exclusivity (as explained below).

Orphan drug market exclusivity means that the European Union shall not, for a period of 10 years from the grant of the marketing authorization for an orphan drug, accept any other application for a marketing authorization, grant a marketing authorization or accept an application to extend an existing marketing authorization, for the same therapeutic indications in respect of a similar medicinal product. This period, however, may be reduced to six years if at the end of the fifth year it is established that the criteria laid down in the legislation are no longer met by the orphan drug, or where the available evidence shows that the orphan drug is sufficiently profitable, so that market exclusivity is no longer justified.

However, as an exception to orphan drug market exclusivity, a marketing authorization may be granted for the same therapeutic indications to a similar medicinal product if:

•  the holder of the marketing authorization for the orphan drug has given his consent to the second applicant;

•  the holder of the marketing authorization for the orphan drug is unable to supply sufficient quantities of the latter; or

•  the second applicant can establish in its application that the second medicinal product, although similar to the authorized orphan drug, is safer, more effective or otherwise clinically superior.

RAW MATERIALS

We extract many of our products and product candidates from the DNA of pig intestines through well-established processes used by others to manufacture many other drugs. In particular, we extract defibrotide and calcium heparin from swine intestinal mucosa and sulglicotide from swine duodenum. In 2004, we entered into supply agreements with La.bu.nat. S.r.l. for La.bu.nat. to supply us with the swine intestinal mucosa and swine duodenum we need to produce defibrotide, calcium heparin and sulglicotide. We believe La.bu.nat can meet our current and near-term supply needs.

The initial contract term of the swine intestinal mucosa supply agreement expires on December 31, 2007, with automatically renewable three year periods, unless either party notifies the other party in writing six months prior to the annual date of termination. We must give written purchase orders to La.bu.nat at least two months in advance of the date of delivery. The purchase price is fixed at €0.1677 per kilogram until April 10, 2005 (plus an additional €0.0135 for the first 2,400,000 kilograms), at which time the price will increase 5% until December 31, 2006. After December 31, 2006, both parties may request renegotiation of the price with reference to market trends and manufacturing costs. In the event that the parties cannot agree on a renegotiated price, an arbitrator will determine the new price.

The initial contract term of the swine duodenum supply agreement expires on December 31, 2007, with automatically renewable three year periods, unless either party notifies the other party in writing six months prior to the annual date of termination. We must give written purchase orders to La.bu.nat at least four months in advance of the date of delivery. The purchase price is fixed at €1.1286 per kilogram until December 31, 2005. After that date, both parties may request renegotiation of the price with reference to market trends and manufacturing costs. If the parties cannot agree on a renegotiated price, an arbitrator will determine the new price.

While we have no current arrangements with any other supplier of our critical raw material, we believe there are suitable alternative sources of pig intestine. The FDA and other regulatory bodies may evaluate La.bu.nat.’s or any other supplier’s processing centers as part of approving our product candidates and our ongoing production of our products.

Our other product, urokinase, is derived from human urine, which is subject to similar regulatory review. While we currently purchase the urine from only one supplier of urine and do not have a fixed supply agreement with that supplier, we believe there are suitable alternative sources of the material.

Historically, there has been no significant price volatility for any of our raw materials. It is possible that widespread illness or destruction of pigs could result in volatility of the price of pig intestines.

MANUFACTURING AND FACILITIES

We own a manufacturing facility near Como, Italy which, at September 30, 2005, is subject to three mortgages securing repayment of an aggregate of approximately €2.32 million of debt owed to Banca Nazionale del Lavoro. In order to obtain FDA approval for the sale of any of our product candidates, the FDA must determine that this facility meets their current good manufacturing practices, or GMP, including requirements for equipment verification and validation of our manufacturing and cleaning processes. The FDA has not yet inspected our facility, but in 2004 we completed an approximately €7.2 million major overhaul and upgrade in anticipation of such an inspection. We have also upgraded our quality control laboratory equipment and upgrade equipment for our molecular biology and cell culture laboratories in 2005 in further anticipation of an FDA inspection at a cost of approximately €513 thousand.

We incurred costs of €207 thousand to purchase an electrical meter and back-up electrical power generator, including an advance payment to the utility company. We currently use Sirton’s electrical meter, but Italian law requires us to have separate equipment. We are installing the back-up generator to avoid interruption of our operations during power outages. We are planning to replace a storage tank for certain solvents. We anticipate that the replacement of the storage tank will be necessary to satisfy the FDA that the facility meets their good manufacturing practices. We expect to complete these upgrades in 2007. We raised the money to fund these improvements from our sale of our Series A notes and our initial public offing and may also use some of the net proceeds of our initial public offering and our October 2005 private placement to pay for the future improvements. These improvements will not increase the manufacturing capacity of our facility.

We produce defibrotide, sulglicotide and calcium heparin at this facility. Defibrotide and calcium heparin are produced simultaneously. However, since the first steps of the manufacturing processes for defibrotide and sulglicotide utilize the same equipment, we do not run the manufacturing facility to produce defibrotide and sulglicotide simultaneously. We typically produce one of these products for a few weeks and then produce the other for a few weeks. Without adding additional shifts, we can increase our production of defibrotide and calcium heparin by reducing our production of sulglicotide. Similarly, we can increase our production of sulglicotide by decreasing our production of defibrotide and calcium heparin. We produce urokinase in a separate facility that is owned by Sirton and leased to us under a written lease agreement.

We typically operate our manufacturing facility on a single eight hour shift per day basis. Our estimated current production, our production capacity (assuming we do not produce any sulglicotide) and percentage of utilization for defibrotide and calcium heparin for the fiscal year 2006 are set forth below:

Product	Estimated Current Production Levels (kilograms/year)	Maximum Production Capacity With One Eight Hour Shift (kilograms/year)	Percentage of Utilization
Defibrotide	3,000	4,400	68%

Product	Estimated Current Production Levels (millions of units/year)	Maximum Production Capacity With One Eight Hour Shift (millions of units/year)	Percentage of Utilization
calcium heparin	28,000	41,000	68%

We currently manufacture defibrotide to treat and prevent venous thrombosis in Italy. Compared to the dosage necessary to treat and prevent VOD and to treat multiple myeloma, the treatment for this current use is significantly longer and therefore the overall amount of defibrotide is much larger than would be used to treat or prevent VOD or to treat multiple myeloma. Accordingly, if we obtain FDA or European regulatory approvals for those new uses, a smaller portion of our maximum capacity would be required for the manufacture of defibrotide for those additional uses.

Our estimated current production, production capacity (assuming we do not produce any defibrotide or calcium heparin) and percentage of utilization for sulglicotide for the fiscal year 2006 are set forth below:

Product	Estimated Current Production Level (kilograms/year)	Maximum Production Capacity With One Eight Hour Shift (kilograms/year)	Percentage of Utilization
Sulglicotide	1,050	2,750	38%

Our estimated current production, production capacity and percentage of utilization for urokinase for the fiscal year 2006 are set forth below:

Product	Estimated Current Production Level (millions of units/year)	Maximum Production Capacity With One Eight Hour Shift (millions of units/year)	Percentage of Utilization
Urokinase	17.4	37	47%

Our business plan does not include increasing our current levels of production of urokinase, although our contract with Samil requires us to increase our production of sulglicotide to 2,600 kilograms in the period from January 20, 2005 to January 20, 2006 and to 3,400 kilograms in the period from January 20, 2006 to January 20, 2007. However, we believe it would be possible to increase the production of our products and to manufacture defibrotide and sulglicotide simultaneously by adding additional shifts of employees. This would also involve additional expenses.

Our facility is subject to customary regulation by regional agencies regarding worker health and safety, fire department, water, air, noise and environmental pollution and protection by Azienda Sanitaria Locale and Agenzia Regionale Prevenzione e Ambiente. We have engaged Lariana Depur, a consortium that specializes in the treatment of waste water, to treat our waste water. We monitor our waste water to control the levels of nitrogen, chlorides and chemical oxygen before delivering the waste water to Lariana Depur for additional treatment. We do not expect any difficulties in complying with these regulations. Also, we installed two scrubbers to reduce the odors and chemicals released into the air by the facility to comply with Italian regulations.

CAPITAL EXPENDITURES

The following table sets forth our capital expenditures, before retirements, for each year in the four-year period ended December 31, 2004 and the nine months ended September 30, 2005. Most of our 2003 and 2004 expenditures relate to the major upgrade of our facility we completed in 2004.

	For The Years Ended December 31,			For The Nine Months Ended September 30,
(thousands)	2002	2003	2004	2005
				(Unaudited)
Land and buildings	€54	€10	€1,244	€107
Plant and machinery	191	26	3,690	398
Industrial equipment	5	23	169	27
Other	—	—	75	33
Construction in progress	126	2,509	—	459
Total	€376	€2,568	€5,178	€1,024

EMPLOYEES

The table below shows the number, activity and geographic location of our employees as of December 31, 2001, 2002, 2003 and 2004 and as of September 30, 2005. All of our employees are in Italy, although Cary Grossman, our Chief Financial Officer, who was hired as an independent contractor in August 2004, is based in the United States. Most of our administrative, accounting, finance and business development services are performed by employees of FinSirton and Sirton.

	December 31,				September 30,
	2001	2002	2003	2004	2005
					(unaudited)
Administration, accounting, finance, business development	0	1	1	1	6
R&D, clinical, regulatory, quality assurance & control	7	6	11	17	16
Production	7	14	14	17	24
Total	14	21	26	35	46

Italian law imposes certain confidentiality obligations on our employees and provides that either any intellectual property created by them while in our employ belong to us or we have a right of option on it, although we must compensate them for such intellectual property creation. Our employees in Italy are subject to national collective bargaining agreements. National agreements are negotiated collectively between the national associations of companies within a given industry and the respective national unions. National agreements provide a basic framework on working conditions, including, among other things, pay, security and other provisions. Our employees other than executive officers in Italy are subject to a collective bargaining agreement that was renewed on December 17, 2003 and expires on December 31, 2005. Our executive officers in Italy are subject to a collective bargaining agreement that was renewed on November 20, 2004 and expires on December 31, 2008. We believe that we maintain satisfactory relations with our employees.

Under Italian law, employees are entitled to amounts based on salary and years of service upon leaving their employment, even if we terminate them for cause or they resign. We had a liability for these termination indemnities of €693 thousand at September 30, 2005. Under Italian law, we make social security and national healthcare contributions for our employees to the Italian government, which provides pension and healthcare insurance benefits.

COMPETITION

Our industry is highly competitive and characterized by rapid technological change. Significant competitive factors in our industry include:

•  controlling the manufacturing costs;

•  the effectiveness and safety of products;

•  the timing and scope of regulatory approvals;

•  the willingness of private insurance companies and government sponsored health care programs to reimburse patients or otherwise pay for the drugs and the related treatments;

•  the availability of alternative treatments for the disorders as well as the availability of alternatives to the treatments which cause or contribute to these disorders (such as chemotherapy, radiation therapy, stem cell transplants, etc.);

•  the ability to perform clinical trials, independently or with others;

•  intellectual property and patent rights and their protection; and

•  sales and marketing capabilities.

We face competition in both the development and marketing of our product candidates. During development alternative treatments for similar or completely different disorders may limit our ability to get participants or co-sponsors for clinical trials with our product candidates. Any product candidates that we successfully develop that are approved for sale by the FDA or similar regulatory authorities in other countries may compete with products currently being used or that may become available in the future. Many organizations, including large pharmaceutical and biopharmaceutical companies, as well as academic and research organizations and government agencies, may be interested in pursuing the research and development of drug therapies that target the blood vessel wall. Many of these organizations have substantially greater capital resources than we have, and greater capabilities and resources for basic research, conducting preclinical studies and clinical trials, regulatory affairs, manufacturing, marketing and sales. As a result, our competitors may develop or license products or other novel technologies that are more effective, safer or less costly than our existing products or products that are being developed by us, or may obtain regulatory approval for products before we do. Clinical development by others may render our products or product candidates noncompetitive.

While we are unaware of any other products or product candidates that treat or prevent VOD or the apoptosis that our product candidate oligotide is designed to treat, we believe that other companies have products or are currently developing products to treat some of the same disorders and diseases that our other product candidates are designed to treat.

Our statements above are based on our general knowledge of and familiarity with our competitors.

LEGAL PROCEEDINGS

Currently, we are not a party to or engaged in any material legal proceedings.

MANAGEMENT

Executive Officers, Significant Employees and Directors

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers, significant employees, directors and director nominees as of December 31, 2005. The business address of each of the individuals listed below, except for Cary Grossman, is Piazza XX Settembre 2, 22079 Villa Guardia (Como), Italy. Cary Grossman’s business address is 9821 Katy Freeway, Suite 500, Houston, Texas, 77024.

Name	Age	Position
Dr. Laura Ferro	54	President and Chief Executive Officer, Director
Cary Grossman	51	Executive Vice-President and Chief Financial Officer
Sauro Carsana	52	Director
Dr. Massimo Iacobelli	46	Senior Vice-President, Scientific Director
Dr. Guenther Eissner	41	Senior Vice-President, Chief of Biology Research Laboratory
Danilo Moltrasio	51	Chief of Chemical Research Laboratory
Armando Cedro	50	Chief of Manufacturing
Salvatore Calabrese	36	Vice-President, Finance and Secretary
Gigliola Bertoglio (1)	71	Director
Dr. Lee M. Nadler (2)	58	Director
Dr. Andrea Zambon (1)	47	Director
Dr. Kenneth Anderson (3)	54	Director
Marco Codella (4)	46	Director
David Kroin	30	Director

(1)	Member of the compensation committee, audit committee and nominating and corporate governance committee.

(2)	Member of the compensation committee and nominating and corporate governance committee.

(3)	Member of the nominating and corporate governance committee.

(4)	Member of the audit committee.

Dr. Laura Ferro has served as our President and Chief Executive Officer and one of our directors since 1991. Her current term as a director expires on the date of the ordinary shareholders’ meeting approving our 2005 financial statements, which would normally be held in April 2006. Dr. Ferro is also the President and Chief Executive Officer of our largest shareholder, FinSirton. She also serves as Vice President of Sirton, a subsidiary of FinSirton that specializes in manufacturing pharmaceutical products. Dr. Ferro is also a member of the board of directors of each of FinSirton, Sirton and Foltene Laboratories S.p.A., another subsidiary of FinSirton that is in the hair care products business. From 1991 to 1997, Dr. Ferro held various executive positions at Sirton, including Chief Executive Officer and Chairperson of the research and development unit. Prior to that, Dr. Ferro was a practicing physician for 15 years. Dr. Ferro is the chairperson of the research committee of Europharm, the European Association of Small and Medium-Sized Pharmaceutical Companies, and is a member of the executive committee of Farmindustria, an Italian pharmaceutical industry group. She is also the President of the Gianfranco Ferro Foundation, a not-for-profit Italian organization with the mission of stimulating research, education and dissemination of information on the correct use of medications and adverse events of medicines. Dr. Ferro received her M.D. and Ph.D. degrees from the University of Milan, and a MBA from Bocconi University in Milan in 1994. Dr. Ferro is a licensed physician. She was certified in psychiatry at the University of Milan in 1981, and in Clinical Pharmacology at the University of Milan in 1994.

Cary M. Grossman has served as our Executive Vice President and Chief Financial Officer since August 2004. He is also the Chairman and Co-Chief Executive Officer of Coastal Bancshares Acquisition Corp., a special purpose acquisition company. Mr. Grossman is a Director of Sand Hill IT Security Acquisition Corp., a special purpose acquisition company, and I-Sector Corporation, which provides network infrastructure and Internet protocol telephony solutions. From 2002 until 2003 he served as the Executive Vice President and Chief Financial Officer of U S Liquids, Inc, an American Stock Exchange listed environmental services company. Mr. Grossman left U S Liquids, Inc. in 2003 as a result of the acquisition of three of its businesses by a private equity firm and was President and Chief Executive Officer of the acquiring company, ERP Environmental Services until November 2003. From 1997 until 2002, Mr. Grossman served Pentacon, Inc., a provider of inventory management services and distributor of components to Fortune 50 original equipment manufacturers, as a board member and in several senior executive positions including: Chairman of the Board of Directors (2001-2002), Acting Chief Financial Officer (2001-2002) and Lead Director (1998-2001). Pentacon and substantially all of its subsidiaries filed a Joint Chapter 11 Plan of Debtors in 2002. From 1991 until 2002, Mr. Grossman was the Managing Partner of McFarland, Grossman & Company, Inc., an investment banking and financial advisory firm he co-founded in 1991. Prior to that, Mr. Grossman practiced public accounting for 15 years. He earned a Bachelor of Business Administration in Accounting from The University of Texas, and is a Certified Public Accountant.

Sauro Carsana has served as one of our directors since April 2002. His current term as a director expires on the date of the ordinary shareholders’ meeting approving our 2005 financial statements, which would normally be held in April 2006. We expect Mr. Carsana to resign as a director when and if the underwriters of our initial public offering wish to have their designee elected to our board of directors. Mr. Carsana was our Senior Vice-President, Finance and Administration from 1993 to February 2005 and our Chief Financial Officer from 1993 to August 2004. Mr. Carsana is also a member of the board of directors of each of FinSirton, Sirton and Foltene and is the Chief Financial Officer of FinSirton. From 1991 to 1993, Mr. Carsana served as Chief Financial Officer of D’Ambrosio S.r.l. and M.I.R. S.p.A., two industrial companies. Mr. Carsana served as the Chief Financial Officer of Crinos from 1987 to 1991, during which tenure he also served as Chief Executive Officer of Farmasister S.r.l., a marketer of pharmaceutical products. Prior to his employment with Crinos, Mr. Carsana served as Vice-President, Finance and Administration of S.A.F., an affiliate of Banca Nazionale del Lavoro, an Italian bank. Mr. Carsana received a graduate degree in Business Administration from Istituto Universitario, Bergamo, Italy.

Dr. Massimo Iacobelli has served as our Senior Vice-President, Scientific Director since 2002 and as our Vice President, Clinical Development and Chief Medical Office from 1995 to 2002. From 1990 to 1994, he was the Senior Vice-President, Medical Marketing, at Sirton. From 1988 to 1989, Dr. Iacobelli directed the Drug Safety Department at Bayer S.p.A. He received a medical degree from Università degli Studi, Napoli, Italy.

Dr. Guenther Eissner has served as our Senior Vice-President, Chief of Biology Research Laboratory since August 2004. Since May 1998, Dr. Eissner has served as the Senior Scientific Group Leader of the Lab for Experimental Allogeneic BMT in the Department of Hematology and Oncology at the University of Regensburg, Germany. From October 1997 to April 1998, Dr. Eissner was the Group Leader at the Medical Clinic III, Ludwig-Maximilians-University of Munich, Germany. From 1992 to September 1997, he worked at the Institute for Clinical Molecular Biology of the GSF-Research Center for Environment and Health, in Munich, Germany. Prior to 1992, Dr. Eissner served as group leader at the Medical Clinic III, Ludwig-Maximilians-University of Munich, Germany.

Dr. Eissner received a degree in Human Biology (Theoretical Medicine) from Philipps-University of Marburg, Germany, a Masters from the Max Planck-Institute for Biochemistry at Martinsried, Germany, and a Ph.D. from the Institute for Immunology of the Ludwig-Maximilians-University of Munich, Germany.

Danilo Moltrasio has served as our Chief of Chemical Research Laboratory since February 1997. From 1995 to January 1997, he served as our Pharmaceutical Technology Laboratory Manager. From 1994 to 1995, he served as the head of our Pharmaceutical Technology Laboratory. From 1983 to 1994 he served as the head of the Analytical Laboratory of Research and Development of Sirton. From 1981 to 1983, he served as one of Sirton’s chemical analysts. Mr. Moltrasio received a degree in Chemistry and Pharmaceutical Technology from the University of Milan, Italy.

Armando Cedro has served as our Chief of Manufacturing since 2003. From 1997 to 2003, he served as our Active Pharmaceutical Ingredient Production Manager. From 1987 to 1997, he served as the Chemical Research and Development Laboratories and Pilot Plant Manager at Sirton. From 1982 to 1987, he served as the Chemical Development Laboratory Manager at Societa Prodotti Antibiotici, a manufacturer of antibiotic pharmaceutical products. Mr. Cedro received a degree in Industrial Chemistry from the Universita degli Studi di Milano, Italy.

Salvatore Calabrese has served as our Vice-President, Finance and Secretary since February 2005. From December 2003 until February 2005, he was an Accounting and Finance Manager for Novuspharma, S.p.A., a development stage biopharmaceutical company focused on the discovery and development of cancer drugs and a subsidiary of Cell Therapeutics, Inc., a public reporting company, which then merged into Cell Therapeautics, Inc. He reported to the Chief Financial Officer of Cell Therapeutics, Inc. and was responsible for cost containment, budgeting, financial reporting and the implementation of Sarbanes-Oxley compliance. From September 1996 until November 2003, Mr. Calabrese was employed by PricewaterhouseCoopers as an accountant and was a Manager in Assurance Business Advisory Services at the time of departure. From October 2000 to June 2003, Mr. Calabrese worked in the Boston, MA office of PricewaterhouseCoopers. He earned a Bachelors’ Degree in Economics at the University of Messina and a Masters’ Degree in Accounting, Audit and Financial Control at the University of Pavia. He is also a chartered accountant in the Republic of Italy.

Gigliola Bertoglio has served as one of our directors since December 2004. Her current term as a director expires on the date of the ordinary shareholders’ meeting approving our 2005 financial statements, which would normally be held in April 2006. Ms. Bertoglio has been a self-employed consultant since January 2003. From 1970 through 2002 she was employed by Reconta Ernst & Young (the Italian affiliate of Ernst & Young LLP) and its predecessors and was an audit partner beginning in 1977. From 1998 until leaving the firm, she was responsible for the firm’s Capital Market Group in Italy. From 1989 to 1998, she was responsible for directing the firm’s Professional Standards Group and member of the Accounting and Auditing Standards Group of Ernst & Young International and as a coordinating audit partner on clients with international operations. From 1977 to 1989, Ms. Bertoglio was a partner of the Italian firm of Arthur Young & Co. (the predecessor to Ernst & Young) where she was responsible for directing the firm’s Professional Standards Group and serving in an advisory role to the Accounting and Auditing Standards Group of Arthur Young International and as a coordinating audit partner on clients with international operations. From 1970 to 1977, she was an Audit Manager (1970 to 1974) and an Audit Principal (1975 to 1977) with the Italian firm of Arthur Young & Co. in its Rome and Milan offices. Prior to 1970, Ms. Bertoglio was employed in the New York offices of Horwath & Horwath and LKH&H, both of which were public accounting firms. She earned a degree in Public Accounting from New York University and a Diploma in Accounting from Economics Institution in Biella, Italy. She was a Certified Public Accountant (active license to August 31, 2002, inactive after that) in the United States and included in the Register of Authorized Auditors of Consob, the Italian Stock Exchanges regulatory agency of public companies.

Dr. Lee M. Nadler has served as one of our directors since June 2005, for a term that will expire on the date of the ordinary shareholders’ meeting approving our 2005 financial statements, which would normally be held in April 2006. Dr. Nadler is the Senior Vice President of Experimental Medicine at Harvard University’s Dana-Farber Cancer Institute and a Professor of Medicine at Harvard University. He joined the staff of the Dana-Farber Cancer Institute in 1977, and was promoted to the faculty in 1980. He served as chief and chair of several departments, including serving as the First Chairperson of the Dana-Farber Cancer Institute’s Department of Adult Oncology. Dr. Nadler received a medical degree from Harvard Medical School in 1973.

Dr. Andrea Zambon has served as one of our directors since June 2005, for a term that will expire on the date of the ordinary shareholders’ meeting approving our 2005 financial statements, which would normally be held in April 2006. Dr. Zambon was a co-founder and President of a web-based company, OKSalute S.p.A. serving the medical community from 2000 until 2002. From 2000 until 2004 he was President of Zambon, S.p.A, the holding company of Zambon Group, S.p.A., an Italian pharmaceutical and chemical company that operates in 19 countries in Europe, North and South America and Asia. From 1989 until 1999, he served in various capacities at Zambon Group S.p.A., including President and Chief Executive Officer from 1993 to 1999, Managing Director from 1991 to 1993, Managing Director of Zambon Research, S.p.A. in 1990, a research subsidiary of Zambon Research S.p.A., and manager of the international regulatory affairs unit in 1989. From 1988 to 1989, Dr. Zambon was employed by Smith Kline & Beckman in various departments, including clinical development, regulatory affairs, and market research, for three new chemical businesses. From 1986 to 1987 he was employed by Zambon Group, S.p.A. where he helped establish its research and development division. He has served on numerous corporate and industry association boards. Dr. Zambon earned a Medical Degree from the University of Milan Medical School.

Dr. Kenneth Anderson has served as one of our directors since June 2005, for a term that will expire on the date of the ordinary shareholders’ meeting approving our 2005 financial statements, which would normally be held in April 2006. Dr. Anderson has been a professor at the Dana-Farber Cancer Institute, Cancer Research and Clinical Care, since 1980, a professor of medicine at Harvard Medical School since 2000 and a Kraft Family professor of medicine at Harvard Medical School since 2002. He has been the Chief of the Division of Hematologic Neoplasia at the Dana-Farber Cancer Institute since 2002, the Vice Chair of the Joint Program in Transfusion Medicine at Harvard Medical School since 2000, the Director of the Jerome Lipper Multiple Myeloma Center at the Dana-Farber Cancer Institute since 2000, the Associate Medical Director of Brigham and Women’s Hospital Blood Bank since 1998 and an attending physician at the Bone Marrow Transplantation Service at Brigham and Women’s Hospital since 1997. Dr. Anderson is a member of 11 medical and scientific societies and on the editorial boards of 11 medical and scientific journals. He received a Bachelors’ degree, summa cum laude, from Boston University in 1973, a M.D. from Johns Hopkins University School of Medicine in 1977 and a Masters’ Degree in Art from Harvard University in 2000.

Marco Codella has served as one of our directors since June 2005, for a term that will expire on the date of the ordinary shareholders’ meeting approving our 2005 financial statements, which would normally be held in April 2006. Mr. Codella has been the Chief Financial Officer of Sigma Tau Industrie Farmaceutiche Riunite S.p.A., an international family of pharmaceutical companies, since May 1999. Mr. Codella has been a professor of Economics and Management Accounting at University of Rome, La Spienza since 2001. From 1997 to 1999, Mr. Codella was the Finance, IT and Logistics Director of Crown Cork & Seal Italy S.p.A., an Italian subsidiary of Crown Holdings, Inc., a manufacturer of packaging products to consumer marketing companies. From 1994 to 1997, Mr. Codella was the Finance and IT Director of Crown Cork & Seal Italy S.p.A. From 1990 to 1994, Mr. Codella held various finance positions at Digital Equipment Italia S.p.A., an Italian subsidiary of Digital Equipment Corporation, a computer company. From 1987 to 1990, Mr. Codella was the Finance Manager of an Italian subsidiary of Ampex Corporation, a provider of technology for acquisition, storage and processing of visual information. From 1984 to 1987, Mr. Codella was an auditor at Deloitte, Haskins & Sells, an accounting firm. Mr. Codella is a director of Eubiotina Research S.p.A., Biosint S.p.A., Avantgarde S.p.A., SigmaTau Health Science S.p.A., Techogen S.p.A. and Kenton S.r.l., each of which is a subsidiary of Sigma Tau Finanziaria S.p.A., and Fonchim, a pension fund for chemical industry workers. Mr. Codella is an Italian certified public accountant. Mr. Codella graduated summa cum laude from Rome University in 1984 with a degree in economics.

David Kroin, has served as a member of our board of directors since December 2005. Mr. Kroin has been the Managing Director of Great Point Partners, LLC, an asset management firm focusing in the healthcare industry, with an emphasis on life sciences, since September 2003. From December 1998 to September 2003, Mr. Kroin was a senior member of the healthcare group at J.H. Whitney & Co., an alternative-asset-management firm. From June 1997 to December 1998, Mr. Kroin worked as an analyst in the corporate finance and mergers and acquisitions group at Merrill Lynch& Co., Inc.  Mr. Kroin graduated from the University of Michigan with a B.S. in actuarial mathematics in May 1997. Mr. Kroin was nominated for election by Biomedical Value Fund, L.P. and Biomedical Offshore Value Fund, Ltd., two of the investors in our October 2005 private placement, pursuant to a voting agreement among the participants in the private placement and FinSirton.

Our Scientific Advisory Board

Our scientific advisory board advises us with respect to our product development strategy as well as the scientific and business merits of licensing opportunities or acquisition of compounds and the availability of opportunities for collaborations with other pharmaceutical companies. We have in the past compensated and in the future intend to compensate scientific advisory board members with cash fees for attending meetings. In addition to Dr. Lee Nadler, who is also a director nominee, the current scientific advisory board members are:

Dr. Alessandro M. Gianni, is the Head of the Bone Marrow Transplant Unit at The National Institute of Tumors of Milan in Italy. Dr. Gianni has been the Director of the Department of Leukemias and Lymphomas of the Milan Cancer Institute since February 2004. Since 1998, he has been the Director of the Chair of Medical Oncology at the University of Milan and has been a professor at the University of Milan since 1978. Since 1992, he has been the Director of several different units of the Division of Medical Oncology at the Milan Cancer Institute. He is a member of the European Group for Blood and Marrow Transplantation, the American Association for Cancer Research, the American Society of Clinical Oncology, the Italian Society of Experimental Hematology, the European Hematology Association and the International Society of Hematotherapy & Graft Engineering. He has authored or co-authored more than 250 publications in peer-reviewed journals. Dr. Gianni graduated from the Liceo Classico Alessandro Manzoni, Milan, in 1962 and obtained his Medical Degree, magna cum laude, from the University of Milan in 1968.

Professor Cy Stein, M.D. Ph.D., is the Head of Medical Genitourinary Oncology and Professor of Medicine, Urology and Molecular Pharmacology at the Albert Einstein College of Medicine, New York. He also serves as an Attending Physician at the Montefiore Medical Center and is a Diplomate of nearly 20 years’ standing of both the American Board of Internal Medicine and the American Board of Oncology. Professor Stein has been a director of CytonGenix, Inc., a biomedical research and development company, since 2003. Professor Stein has been involved for the past 15 years with preclinical and clinical trials of nucleic acid therapies for cancers, with increasing emphasis in recent years on RNA interference. Professor Stein received a Bachelor of Arts from Brown University in 1974, a Ph.D. in organic chemistry in 1978 from Stanford University and a Medical Degree from Albert Einstein College of Medicine in 1982.

Peter Levitch has been president of Peter Levitch & Associates (PLA), an independent consulting firm to health professionals, since 1981, providing guidance in the development of pharmaceuticals, medical devices, biologics and diagnostics. The primary focus of PLA is bringing products through the clinical evaluation and FDA regulatory approval phases. Mr. Levitch has participated in over 250 FDA applications as well as a number of marketing applications for drugs, biologicals and medical devices. Mr. Levitch has worked with such companies as Amgen, Genentech, Centocor, Cytogen Hybritech/Eli Lilly, Baxter, Monsanto, Becton Dickenson and Seragen, among many others. From 1980 to 1981, Mr. Levitch was Vice President, Clinical and Regulatory Affairs for Oxford Research International Corp. From 1969 to 1980 he was employed by Ortho Diagnostics, Inc., a division of Johnson & Johnson, first as Manager of Clinical Research and, from 1973 to 1980, as Director of Regulatory and Clinical Affairs. Mr. Levitch has authored or co-authored numerous articles and abstracts including “Preparing an IND for New Drugs,”“Phase I Clinical Study of Gamma Interferons” and “Gaining FDA Approval of Biotechnology Derived Products.” He has conducted lectures on such topics as “Preparing INDs and NDAs and Managing Clinical Research,”“Good Clinical Practices,”“Conducting FDA Meetings,” and “FDA Approvable Indications,” among many others. Mr. Levitch earned a B.A. in Zoology-Chemistry from Hofstra University in 1954 and a M.A. in Physiology from Hofstra University in 1957.

Ralph B. D’Agostino, Sr. Ph.D. has been a Professor of Mathematics/Statistics at Boston University since 1977 and a Professor of Public Health at Boston University, School of Public Health, Department of Epidemiology and Biostatistics since 1982. He has been the editor of Statistics in Medicine since 1998. Dr. D’Agostine is also an Associate Editor of American Journal of Epidemiology, and on the editorial board of Current Therapeutic Research and the Journal of Hypertension. He has been the director of the Statistics and Consulting Unit at Boston University and Director of Data Management and Statistics at the Framingham Study. Dr. D’Agostino has served as an expert consultant to the FDA since 1974. He is a Fellow of the American Statistical Association and the Cardiovascular Epidemiology section of the American Heart Association. He has twice, in 1981 and 1995, received the FDA Commissioner’s Special Citation. He received an A.B. in Mathematics, summa cum laude, from Boston University in 1962, a A.M. in Mathematics from Boston University in 1964 and a Ph.D. in Mathematical Statistics from Harvard University in 1968.

Dr. Stephen Fredd M.D. has been a consultant to the pharmaceutical industry since 2002. From 1980 to 2002, Dr. Fredd was the Deputy Director of the Division of Cardi-Renal Drugs of the Center for Drug Evaluation and Research at the FDA. From 1987 to 1997, he was the Director and Founder of the Division of Gastrointestinal and Coagulation Drugs of the Center for Drug Evaluation and Research at the FDA. From 1982 to 1987, Dr. Fredd was a Medical Officer and the Acting Director of the Officer of Orphan Products Development of the Office of the Commissioner at the FDA. From 1980 to 1982, he was a Medical Officer at the Division of Antinflammatory, Oncological and Radiopharmaceutical Drugs of the Center for Drug Evaluation and Research at the FDA. From 1965 to 1980, Dr. Fredd was a privately practicing doctor of internal medicine. From 1977 to 1980, he was an Assistant Professor of Medicine at George Washington University Medical Center, and from 1965 to 1977, he was an Instructor in Medicine at New York University Medical Center. Dr. Fredd received FDA Awards of Merit in 1989 and 1997, FDA Commendable Service Awards in 1987 and 1998 and the FDA Commissioner’s Special Citation in 1989. Dr. Fredd received an A.B., magna cum laude, from Princeton University in 1955 and a M.D. from New York University Medical Center in 1959.

Richard Champlin, M.D. has been a Professor of Medicine and Chairman of the Department of Blood and Marrow Transplantation at the University of Texas M. D. Anderson Cancer Center since 1990. From 1981 to 1990, Dr. Champlin was an Assistant and Associate Professor of Medicine and directed the Transplantation Biology Program at the UCLA Center for the Health Sciences. Dr. Champlin chaired the Working Committee on Alternative Donors and Cell Sources of the International Bone Marrow Transplant Registry from 1995 to 2000. He was the founding president of the American Society of Blood and Marrow Transplantation from 1992 to 1994 and president of the Council for Donor, Transplant and Collection Centers for the National Marrow Donor Program from 1990 to 1993. He has been a vice president of the Foundation for Accreditation of Hematocellular Therapy since 1996, was a member of the Biologic Response Modifiers Advisory Board for the FDA from 1999 to 2002 and was a member of the Hematology Board, American Board of Internal Medicine from 1996 to 2002.  Dr. Champlin is a member of several scientific societies and serves on the Editorial Boards of Blood, Bone Marrow Transplantation and Journal of Hematotherapy. He has been the President of the Center for International Blood and Marrow Transplatation since 2003. Dr. Champlin received a M.D. from the University of Chicago’s Pritzker School of Medicine in 1975.

Board Composition

Our board of directors currently consists of eight members: Dr. Ferro, Mr. Carsana, Ms. Bertoglio, Dr. Nadler, Dr. Zambon, Dr. Anderson, Mr. Codella and Mr. Kroin. Ms. Bertolglio, Dr. Nadler, Dr. Zambon, Dr. Anderson and Mr. Codella have never been employed by us or any of our subsidiaries and are independent directors. Our agreement with the underwriters of our initial public offering provides that we will use our reasonable best efforts to cause FinSirton to agree to vote its ordinary shares of our company in favor of electing one person designated by the underwriters to our board of directors for one year from the consummation of our initial public offering. FinSirton has agreed to vote its shares in favor of that designee. As of December 31, 2005, the underwriters have not made such a designation and we do not know whether they will. FinSirton has agreed to vote its shares in favor of one person to be designated by one of our shareholders, Sigma Tau Finanziaria S.p.A., for election as one of our directors. Mr. Codella is the designee of Sigma Tau Finanziaria S.p.A. FinSirton and the participants in our October 2005 private placement agreed to vote their shares in favor of electing one person to be designated by Biomedical Value Fund, L.P. and Biomedical Offshore Value Fund, Ltd. Mr. Kroin is the designee of those two shareholders. We do not have any agreements with any of our directors that provide for benefits upon termination of employment, although under Italian law, if directors are removed by the vote of shareholders at an ordinary shareholders’ meeting prior to the end of their term without cause, they are entitled to receive the consideration that they would have received through the end of their term.

Our shareholders usually determine the compensation of our directors at the ordinary shareholders’ meeting at which the shareholders approve our annual financial statement. Our shareholders have approved the following director compensation for the term from our April 2005 ordinary shareholder meeting to our April 2006 shareholder meeting. Each director would receive, as applicable:

•  €20 thousand per year for being a member of the board;

•  an additional €12 thousand per year for being the chairperson of the audit committee;

•  €1 thousand for each board meeting attended;

•  €1 thousand per committee meeting attended for the chairperson of the nominating and corporate governance committee and the chairperson of the compensation committee;

•  €500 per committee meeting attended for the other members of the nominating and corporate governance committee and the compensation committee; and

•  €2 thousand per committee meeting attended for all members of the audit committee, including the chairperson.

We granted options to purchase 10,000 ordinary shares to each of our non-employee directors upon consummation of our initial public offering. Each of our non-employee directors will also receive an option to purchase an additional 5,000 ordinary shares upon reelection at each annual shareholders’ meeting. We have agreed to grant one of our directors additional cash compensation instead of options to purchase ordinary shares.

Board Committees and Code of Ethics

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee. Our audit committee consists of Ms. Bertoglio, Dr. Zambon and Mr. Codella, each of whom is an independent director. Ms. Bertoglio is our audit committee financial expert. We expect that any director to be nominated by the underwriters will also be a member of this committee. The audit committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The audit committee:

•  establishes procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•  has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties; and

•  approves related party transactions.

Under Italian law, our shareholders, not our audit committee, must be the party that appoints, terminates and determines the compensation for our independent accountants. As a result, our audit committee is not able to perform all of the duties required by Rule 10A-3 of the Securities Exchange Act of 1934, as amended. However, Rule 10A-3 provides that foreign private issuers with a board of statutory auditors established in accordance with local law or listing requirements and meeting specified requirements with regard to independence and responsibilities (including the performance of most of the specific tasks assigned to audit committees by the rule, to the extent prohibited by local law) (“Statutory Auditor Requirements”) are exempt from the audit committee requirements established by the rule. Our board of directors has determined that our board of statutory auditors, together with our audit committee, meets the Statutory Auditor Requirements and therefore qualifies for the exemption noted above.

We anticipate that the audit committee will prepare an “Organizational and Operational Model” required by Italian Legislative Decree of June 8, 2001 No. 231 (relating to the administrative responsibility of companies). We expect that this document will consist of:

•  operating procedures and reporting system;

•  internal supervisory and monitoring body; and

•  a disciplinary system.

Compensation Committee. Our compensation committee consists of Ms. Bertoglio, Dr. Nadler and Dr. Zambon, each of whom is independent director. Under American Stock Exchange rules, the compensation of a U.S. domestic company’s chief executive officer and all other officers must be determined, or recommended to the board of directors, either by a compensation committee comprised of independent directors or a majority of the independent directors of its board of directors. Disclosure of individual management compensation information is mandated by the Exchange Act proxy rules, but foreign private issuers are generally exempt from that requirement. Our compensation committee performs the duties required by the rules of the American Stock Exchange including making decisions and recommendations regarding salaries, benefits, and incentive compensation for our executive officers. The compensation of our directors is fixed periodically by our shareholders at their annual ordinary shareholder meetings. We disclose the aggregate compensation of our executive officers and directors in our Exchange Act reports, but not individual compensation of those officers or directors.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Ms. Bertoglio, Dr. Nadler, Dr. Zambon and Dr. Anderson, each of whom is an independent director. Under American Stock Exchange rules, the directors of a U.S. domestic company must be either selected or recommended for the board of directors’ selection by either a nominating committee comprised solely of independent directors or by a majority of the independent directors. Under Italian law, directors may be nominated by our shareholders or our board of directors. Our nominating and corporate governance committee performs the duties required by the American Stock Exchange, including assisting the board of directors in fulfilling its responsibilities by:

•  identifying and approving individuals qualified to serve as members of our board of directors;

•  selecting director nominees for our annual meetings of shareholders;

•  evaluating our board’s performance; and

•  developing and recommending to our board corporate governance guidelines and oversight with respect to corporate governance and ethical conduct.

Our shareholders will be able to nominate directors other than those nominated by the nominating committee.

Other Committees. Our board of directors may establish other committees as it deems necessary or appropriate from time to time, including, but not limited to, an executive committee.

Code of Ethics. Our board of directors has adopted a code of ethics.

Board of Statutory Auditors

Under Italian law, in addition to electing our board of directors, our shareholders also elect a board of statutory auditors. The statutory auditors are elected for a term of three years, may be reelected for successive terms and may be removed only for cause and with the approval of a competent court. Each member of the board of statutory auditors must provide certain evidence that he or she is qualified to act in that capacity under Italian law, and that he or she meets certain professional standards. The board of statutory auditors is required to verify that we comply with applicable law and our by-laws, respect the principles of correct administration and maintain adequate organizational structure, internal controls and administrative and accounting system.

The following table sets forth the names of the three members of our board of statutory auditors and the two alternate statutory auditors and their respective positions, as of the date of this prospectus. The current board of statutory auditors was elected on June 16, 2003 for a term that ends at the date of the ordinary shareholders’ meeting to approve our 2005 annual financial statements, which would normally be held by April 30, 2006.

Name	Position
Giorgio Iacobone	Chairman
Carlo Ciardiello	Member
Augusto Belloni	Member
Domenico Ferrari	Alternate
Romano Chiapponi	Alternate

Mr. Belloni also serves as a member of the board of statutory auditors of Sirton.

Our board of statutory auditors met five times and attended two shareholder and board of directors meetings during 2003, and met five times and attended five shareholder and three board of directors meetings during 2004. During 2004, our statutory auditors received an aggregate of €27 thousand in compensation for their services as statutory auditors to us.

Indemnification of Directors and Executive Officers and Limitation of Liability

We have entered into indemnification agreements with each of our current and future directors and executive officers which may, in some cases, be broader than the specific indemnification provisions contained in Italian law.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees, or agents where indemnification by us will be required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

We have purchased directors’ and officers’ liability insurance, including liabilities arising under the Securities Act, and intend to maintain this insurance in the future.

Compensation of Directors and Executive Officers

For the year ended December 31, 2003, the aggregate cash compensation to our executive officers and directors as a group was approximately €530 thousand. For the year ended December 31, 2004, the aggregate cash compensation to our executive officers and directors as a group was approximately €601 thousand.

Share-Based Compensation Plans

2004 Equity Incentive Plan

Our board of directors proposed capital increases for our equity incentive plans to our shareholders on September 2, 2004. Our shareholders approved those capital increases on September 30, 2004. Our board of directors approved the specific terms of our 2004 Equity Incentive Plan effective as of September 30, 2004. Under Italian law, we do not need to obtain the approval of the specific terms of our equity incentive plans by our shareholders. It became effective upon the completion of our initial public offering. The incentive plan authorizes 1,500,000 ordinary shares for issuance. The maximum number of shares that may be issued under the incentive plan subject to incentive share options is 1,500,000. At December 31, 2005, there were 937,000 shares underlying outstanding options, with a weighted average exercise price of €9.03. Shares subject to share awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the incentive plan. In the event of a share split or other alteration in our capital structure, without the receipt of consideration, appropriate adjustments will be made to the authorized shares and outstanding awards to prevent dilution or enlargement of participant’s rights. The plan is governed by Delaware law.

Our incentive plan provides for the grant of incentive share options (as defined in Section 422 of the U.S. Internal Revenue Code) to employees, including officers and employee-directors, and nonstatutory share options, restricted share purchase rights, restricted share unit awards, share appreciation rights and share bonuses to employees, including our officers, directors and consultants who are subject to tax in the United States. The incentive plan also provides for the periodic automatic grant of nonstatutory share options to our non-employee directors.

The incentive plan is administered by our board of directors or a committee appointed by our board of directors. The board or the committee determines recipients and types of awards to be granted, including the number of shares subject to an award, the vesting schedule of awards, the exercisability of awards, and subject to applicable restrictions, other terms of awards. The board of directors has delegated administration of the incentive plan to the compensation committee.

The term of share options granted under the incentive plan generally may not exceed 10 years. Our compensation committee determines the price of share options granted under the incentive plan, provided that the exercise price for an incentive share option cannot be less than 100% of the fair market value of our ordinary shares on the date of grant. No incentive share option may be granted to any person who, at the time of the grant, owns (or is deemed to own) ordinary shares possessing more than 10% of our total voting ordinary shares, unless the option exercise price is at least 110% of the fair market value of the ordinary shares on the date of grant and the term of the incentive share option does not exceed five years from the date of grant. The exercise price for a nonstatutory share option can vary in accordance with a predetermined formula while the option is outstanding. In addition, the aggregate fair market value, determined at the time of grant, of the ordinary shares with respect to which an incentive share option first becomes exercisable during any calendar year (under the incentive plan and all of our other equity compensation plans) may not exceed $100 thousand.

Options granted under the incentive plan vest at the rate determined by our compensation committee. Typically, options granted under the incentive plan vest over three years, at the rate of one-third of the shares covered by the option vesting each year.

Generally, the optionee may not transfer a share option other than by will or the laws of descent and distribution unless the optionee holds a nonstatutory share option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death. An optionee whose service relationship with us ceases for any reason may exercise the option to the extent it was vested for the term provided in the share option agreement. Options generally expire three months after the termination of an optionee’s service. However, if an optionee is permanently disabled or dies during his or her service, that person’s options generally may be exercised up to 12 months following disability or death.

Share appreciation rights granted under our incentive plan may be paid in our ordinary shares, cash or a combination of the two, as determined by our board of directors. The grant of a share appreciation right may be granted subject to a vesting schedule determined by our board of directors.

Restricted share purchase rights granted under the incentive plan may be granted pursuant to a repurchase option in our favor that will lapse in accordance with a vesting schedule and at a price determined by the board of directors (or a committee appointed by the board of directors). Restricted share unit awards may be granted subject to a vesting schedule determined by the board of directors (or a duly appointed committee). Share bonuses may be awarded in consideration of past services without a purchase payment. Rights under a share bonus or a restricted share purchase award are transferable only upon such terms and conditions as are set forth in the relevant agreement, as determined by the board of directors (or the committee appointed by the board of directors) in its sole discretion.

When we become subject to Section 162(m) of the Internal Revenue Code which denies a deduction to publicly held companies for certain compensation paid to specified employees in a taxable year to the extent the compensation exceeds $1.0 million, no person may be granted share options and/or share appreciation rights under the incentive plan covering more than 500,000 ordinary shares in any fiscal year. In addition, no person may be granted restricted share purchase rights, share units and/or share bonuses under the incentive plan covering more than 250,000 ordinary shares in any fiscal year. However, in connection with a participant’s first year of employment, such participant may be granted options and/or share appreciation rights covering up to 600,000 ordinary shares and restricted share purchase rights, share units and/or share bonuses covering up to 500,000 ordinary shares.

Each director (other than Dr. Nadler) who is not otherwise one of our employees or consultants automatically was granted a nonstatutory share option for 10,000 ordinary shares upon his or her initial election or appointment to our board of directors after the completion of our initial public offering. These grants vest one-third one year after the date of grant and the remainder in twenty-four equal monthly installments beginning one year and one month from the date of grant, provided that the person is still serving as a non-employee director on each such vesting date. Upon the conclusion of each regular annual meeting of our shareholders, each non-employee director receives a nonstatutory share option for 5,000 ordinary shares. These grants vest in twelve equal monthly installments beginning one month from the date of grant, provided that the person is still serving as a non-employee director on each such vesting date. The exercise price of the options granted to non-employee directors is equal to the fair market value of our ordinary shares on the date of grant and the term is 10 years from the date it was granted.

In the event of certain corporate transactions (including, but not limited to, a sale or other disposition of all or substantially all of our assets, a merger or a consolidation), all outstanding awards under the incentive plan will be subject to the terms and conditions of the agreement memorializing the transaction. The agreement may provide for the assumption or substitution of awards by any surviving entity, the acceleration of vesting (and exercisability, if applicable) or the cancellation of awards with or without consideration. In addition, at the time of grant, our board of directors may provide for acceleration of vesting in the event of a change in control. In the event of a change in control, non-employee director options outstanding under the incentive plan will automatically become vested and will terminate if not exercised prior to such a change in control.

The board of directors may amend the incentive plan at any time. Amendments will be submitted for shareholder approval to the extent required by applicable laws, rules and regulations. The incentive plan will terminate on September 30, 2014 unless sooner terminated by the board of directors or a committee appointed by the board of directors.

2004 Italy Stock Award Sub-Plan

Our 2004 Italy Stock Award Sub-Plan is a part of our 2004 Equity Incentive Plan and provides for the grant of share options and the issuance of share grants to certain of our employees who reside in the Republic of Italy and who are liable for income tax in the Republic of Italy. Generally, the exercise price for a share option under the Italy sub-plan cannot be less than the average of the closing price of our ordinary shares listed on the American Stock Exchange over the 30 days preceding the date of grant. No share option granted under our Italy sub-plan may cover more than 10% of the voting rights in our annual meeting of shareholders or 10% of our capital or equity. Share grants will be made in consideration for past services.

Generally, a participant under the Italy sub-plan may not transfer a share award other than by applicable law. However, a participant under the Italy sub-plan may designate a beneficiary who may exercise the award following the participant’s death.

In the event of certain corporate transactions (including, but not limited to, a sale or other disposition of all or substantially all of our assets, a merger or a consolidation), all outstanding awards under the Italy sub-plan will be subject to the terms and conditions of the agreement memorializing the transaction. The agreement may provide for the assumption or substitution of awards by any surviving entity, the acceleration of vesting (and exercisability, if applicable) or the cancellation of awards with or without consideration. In addition, at the time of grant, our board of directors may provide for acceleration of vesting in the event of a change in control.

The Italy sub-plan will terminate on September 30, 2014 unless sooner terminated by our board of directors.

2004 Nonstatutory Share Option Plan and Agreement

Our board of directors proposed capital increases for our equity incentive plans to our shareholders on September 2, 2004 and our shareholders approved those capital increases on September 30, 2004. Our board adopted the specific terms of our 2004 Nonstatutory Share Option Plan and Agreement on October 1, 2004. Under Italian law, we do not need to obtain the approval of the specific terms of our equity incentive plans by our shareholders. The sole person eligible to receive an option under the plan is Cary Grossman, our Executive Vice President and Chief Financial Officer. On October 1, 2004, Mr. Grossman received an option to purchase all 60,000 shares authorized for issuance under the plan. The exercise price of the option issued under the plan is $4.50. The option became fully vested on December 15, 2004. In certain corporate transactions, a surviving or acquiring corporation may either assume the option or substitute other awards for the outstanding option. If the surviving or acquiring corporation does not assume or substitute the outstanding option, the option will terminate prior to the event if not otherwise exercised, provided that Mr. Grossman is providing service to us at the time of the corporate transaction. The option has a five year term.

Other pension and retirement plans

We do not have any other pension or retirement plans.

RELATED PARTY TRANSACTIONS

Other than described below, since January 1, 2001, there have not been, and there is not currently proposed, any transaction or loan between us and any affiliate of ours, any of our directors, executive officers, holders of 10% or more of our ordinary shares, any member of their immediate family or any enterprise over which any such person is able to exercise a significant influence other than our employment agreement with Dr. Laura Ferro, our President and Chief Executive Officer.

Control by Dr. Ferro’s Family

We are part of a group of pharmaceutical businesses founded in Italy in 1944 that has been involved in the research and development of drugs derived from DNA and DNA molecules since the 1970’s. In 1993, FinSirton formed our company as Pharma Research S.r.L., an Italian private limited company, to pursue research and development activities of prospective pharmaceutical specialty products. In December 2000, Crinos Industria Farmacobiologica S.p.A., a subsidiary of FinSirton, contributed its plants, equipment and patents relating the development of biological pharmaceutical products, including all of its rights relating to defibrotide, to us in return for 98% of our ordinary shares. FinSirton continued to own the remaining 2%. At that time, we changed from a private limited company to a corporation and in July 2001 we changed our name to Gentium S.p.A.

In May 2002, Crinos Industria Farmacobiologica S.p.A. sold its commercial division, including its products, licenses and patents relating to pharmaceutical products in Italy, including the brand name “Crinos,” to a newly formed subsidiary, called Crinos S.p.A., of Stada, a leader in the generic pharmaceutical industry in Europe. At that time, Crinos Industria Farmacobiologica S.p.A. changed its name to Sirton Pharmaceutical S.p.A. (and later to Sirton S.p.A.) since it no longer had the rights to the name “Crinos.” At the same time, we granted certain licenses to Crinos S.p.A. to market defibrotide and mesalazine. Sirton now produces pharmaceutical products for third parties, including taking ingredients that we manufacture and turning them into finished drugs, and markets various skin care products.

In 2003 and 2004, Sirton distributed the 98% of our ordinary shares that it owned to FinSirton as dividends. As a result, FinSirton became our majority shareholder at that time. In January 2005 and April 2005, FinSirton sold some of our ordinary shares that it owned to third parties. FinSirton remains our largest shareholder, currently owning 39% of our outstanding ordinary shares. FinSirton also holds 100% of the outstanding shares of Sirton.

Dr. Laura Ferro, who is our Chief Executive Officer and President and one of our directors, and members of her family control FinSirton. As a result, Dr. Ferro and her family indirectly control 39% of our outstanding ordinary shares.

Agreements with FinSirton, Sirton, Alexandra and Sigma-Tau

On October 15, 2004, our then-majority shareholder, FinSirton, entered into a pledge agreement with respect to our issuance of $8.010 million of Series A senior convertible promissory notes. Under the agreement, FinSirton pledged 1,650,000 of our ordinary shares held by FinSirton to secure the performance of all of our obligations under the notes. The notes were repaid in June 2005 with the net proceeds of our initial public offering or converted into our ordinary shares.

As of December 31, 2004, we had inter-company outstanding debt in the amount of €2.2 million to Sirton, a wholly-owned subsidiary of FinSirton. Sirton lent us €1.0 million in each of March 2004 and May 2004, €400 thousand in June 2004, and €600 thousand in July 2004. All loans were borrowed at 3.5% interest per annum and each matures on October 1, 2008. We repaid €800 thousand of the loans in 2004 and €700 thousand in January 2005 with the net proceeds from the sale of our Series A notes. We repaid the remaining €1.5 million of the loans with net proceeds of our initial public offering in June 2005.

On July 20, 2004, we obtained a mortgage loan in the amount of €2.0 million from Banca Nazionale del Lavoro. The mortgage loan is secured by the real estate owned by us and by Sirton, and by a guarantee executed by FinSirton. We cannot make any payment or prepayment of principal of or interest on up to €1.0 million of the amounts that we owe Sirton under our service agreements with Sirton until we have performed in full our obligations under the mortgage loan. Amounts under the mortgage loan will bear interest at the Euribor rate plus 0.20%. The mortgage loan will mature on August 6, 2010.

On January 2, 2004, we entered into an Agreement for the Supply of Services with FinSirton pursuant to which FinSirton supplies us with accounting and personnel administration services. This agreement was to expire on December 31, 2004, but was renewed for 2005 and is renewable automatically each year barring cancellation of the agreement, which requires notice one month prior to expiration. In 2005 we amended this agreement to reduce the services that FinSirton supplies us as we have started to provide these services internally. Under this agreement, we pay FinSirton €1,010 per employee per year for personnel services, €28.30 per invoice issued and received for administrative services, €8.48 per kilobyte stored in their data processing system for data processing services, approximately €62 thousand per year for general management services (wages, canteen meals, car rental services), and €61 thousand per year for business development services. In 2004, we paid FinSirton €189 thousand under this agreement, and we expect to pay FinSirton €200 thousand under this agreement in 2005.

On January 2, 2004 we entered into a Service Agreement with Sirton pursuant to which Sirton supplies us with a number of business services including quality assurance, quality control, analytical assistance for research and development, regulatory services, engineering services, procurement and logistic services, general and car rental services, administrative assistance, library services, utilities services, and maintenance services. This agreement expired on December 31, 2004, but is renewable automatically each year barring cancellation of the agreement, which requires notice one month prior to expiration. The agreement was renewed for 2005 and in 2005 we amended this agreement to reduce the services that Sirton supplies us as we have started to provide these services internally. Under this agreement, we pay Sirton €31.50 per hour for quality assurance services, €33.57 per hour for quality control services, €33.57 per hour for analytical assistance for research and development, €26 thousand per year for regulatory services, €30 thousand per year for engineering services, €2,080 for up to 1200 purchasing documents per month for procurement services (€21 for each additional purchasing document), €22.00 per hour for logistical services, approximately €8,580 per month for general and car-rental services, approximately €2,230 per month for administrative assistance, approximately €4,250 per month for library services, the cost of utilities actually used for utilities services, and €23.24 per hour for maintenance services. In 2004, we paid Sirton €1.10 million under this agreement, and we expect to pay Sirton €706 thousand under this agreement in 2005.

On January 2, 2004, we entered into an Agreement for the Supply of Services with Sirton pursuant to which Sirton supplies us with organizational assistance in business management by drawing up strategic plans and coordinating our internal resources. This agreement expired on December 31, 2004, but is renewable automatically each year barring cancellation of the agreement, which requires notice one month prior to expiration. The agreement was renewed for 2005. Under this agreement, we expect to pay Sirton €40 thousand $52 thousand in 2005.

On January 2, 2001, we entered into a Lease Agreement with Sirton to rent office and manufacturing space and incurred fees of €97 thousand, €84 thousand and €83 thousand for the years ended December 31, 2002, 2003 and 2004, respectively. This agreement expired on January 1, 2003 but was renewed for two subsequent years. On January 1, 2005, we entered into a Commercial Lease Contract with Sirton to lease manufacturing space. This agreement expires on December 31, 2010. We expect to pay Sirton €8 thousand under this agreement in 2005.

On January 1, 2005, we entered into a Commercial Lease Contract with FinSirton to lease space for offices, laboratories and storage facilities. This agreement expires on December 31, 2010. We expect to pay FinSirton €156 thousand under this agreement in 2005.

On January 2, 2004 we entered into an Active Ingredient Supply Agreement with Sirton pursuant to which we supply Sirton with defibrotide and certain ingredients for generic drugs that Sirton manufactures. This agreement expires on December 31, 2004, but is renewable automatically each year barring cancellation of the agreement, which requires notice one month prior to expiration. The agreement was renewed for 2005. Under this agreement, Sirton pays us €52 per unit of pure urokinase, €8.80 per unit of calcium heparin for injection, €1,446 per unit of defibrotide for injection, €650 per unit of oral defibrotide, €210 per unit of sulglicotide, and €155 per unit of glucidamine. In 2004, Sirton paid us €2.870 million under this agreement, and we expect Sirton to pay us €3.785 million under this agreement in 2005.

On March 29, 2005, we borrowed €106 thousand from Alexandra Global Master Fund Ltd., one of our shareholders. The loan bore interest at 8% per annum, which interest was payable on maturity. We repaid this loan in April 2005 with the proceeds of a capital contribution from our then-majority shareholder, FinSirton.

In April 2005, Sigma Tau Finanziaria S.p.A. became one of our shareholders by purchasing 800,000 outstanding ordinary shares from FinSirton. Pursuant to a voting agreement between Sigma-Tau Finanziaria S.p.A. and FinSirton, a designee of Sigma-Tau Finanziaria S.p.A., Marco Codella, was elected to be a member of our board of directors. Sigma Tau Finanziaria S.p.A. is an affiliate of:

•  Defiante Farmaceutica, L.d.a., which converted its Series A notes into 359,505 ordinary shares at the consummation of our initial public offering and holds warrants issued in connection with the Series A notes to purchase 66,000 ordinary shares;

•  Chaumiere Consultadoria e Servicos S.A., which purchased 108,840 ordinary shares and warrants to purchase 43,536 ordinary shares in our October 2005 private placement; and

•  Sigma-Tau Pharmaceuticals, Inc., which is a party to a License and Supply Agreement with us pursuant to which we have licensed the right to market defibrotide to treat VOD in the United States to Sigma-Tau Pharmaceuticals, Inc. and pursuant to which Sigma-Tau Pharmaceuticals, Inc has agreed to purchase defibrotide for this use from us. This agreement is described in more detail in “Business—Our Strategic Alliances—License and Distribution Agreements.” We entered into an agreement with Sigma-Tau Pharmaceuticals, Inc. to expand Sigma-Tau’s current license and right of first refusal to market defibrotide in the United States to all of North America, Central America and South America.

Nadler Consulting Agreement

We have entered into a consulting agreement, dated as of April 1, 2005, with Dr. Nadler, one of our directors, under which we have retained Dr. Nadler as an independent contractor in connection with providing consulting and advising services relating to our clinical development of defibrotide to treat VOD in the United States and participating in our scientific advisory board. In return, we have agreed to pay Dr. Nadler a fee of $15,000 per year, a fee of $5,000 per meeting of our scientific advisory board outside the United States and a fee of $3,000 for each meeting of our scientific advisory board in the United States, as well as reimbursing Dr. Nadler for his reasonable and necessary expenses incurred in providing his services. The consulting agreement has an initial term of twelve months and is automatically renewed for additional one-year periods unless terminated by either party upon notice given at least 30 days prior to the end of such period.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers containing provisions that require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them. However, we will not indemnify directors or officers with respect to liabilities arising from willful misconduct of a culpable nature.

PRINCIPAL SHAREHOLDERS

The following table shows information with respect to the beneficial ownership of our ordinary shares as of December 31, 2005 by:

•  each person, or group of affiliated persons, who we know owns beneficially 5% or more of our ordinary shares,

•  each of our directors,

•  each of our executive officers, and

•  all of our directors and executive officers as a group.
Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Ordinary shares underlying our convertible securities that are exercisable within 60 days from December 31, 2005 are deemed outstanding for computing the amount and percentage owned by the person or group holding such convertible securities, but are not deemed outstanding for computing the percentage owned by any other person or group. The address for those individuals for which an address is not otherwise indicated is: c/o Gentium S.p.A., Piazza XX Settembre 2, 22079 Villa Guardia (Como), Italy.

	Number of Shares Beneficially Owned	Percent
Principal Shareholders
FinSirton S.p.A.(1)	3,750,000	39.0%
Paolo Cavazza (2)	1,377,881	14.2
Sigma Tau Finanziaria S.p.A. (3)	1,225,505	12.7
Dr. Jeffrey R. Jay (4)	1,063,829	11.1
Great Point Partners, LLC (5)	1,063,829	11.1
Biomedical Value Fund, L.P. (6)	531,915	5.5
Biomedical Offshore Value Fund, Ltd. (7)	531,915	5.5
Executive Officers and Directors
Dr. Laura Ferro(8)	3,750,000	39.0
Cary Grossman (9)	105,833	1.1
Dr. Massimo Iacobelli	0	0
Dr. Kenneth Anderson	0	*
Gigliola Bertoglio	0	*
Marco Codella	0	*
Dr. Andrea Zambon	0	*
Salvatore Calabrese	0	0
Sauro Carsana	0	0
Armando Cedro	0	0
Dr. Guenter Eissner	0	0
Danilo Moltrasio	0	0
Dr. Lee Nadler	0	0
David Kroin	0	0
All directors and executive officers as a group (14 persons) (10)	3,855,833	39.7%

* Less than 1% of total.

(1)
The board of directors of FinSirton, including Dr. Laura Ferro, who is our Chief Executive Officer, President and one of our directors, may be deemed to share voting or dispositive control with FinSirton over the ordinary shares in our company that FinSirton beneficially owns. The members of the board of directors of FinSirton, including Dr. Ferro, disclaim beneficial ownership of such shares.

(2)
Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended. Address is Via Tesserte, 10, Lugano, Switzerland. Consists of (i) 800,000 outstanding ordinary shares held by Sigma Tau Finanziaria S.p.A., (ii) 359,505 outstanding ordinary shares held by Defiante Farmaceutica L.d.A., (iii) 66,000 ordinary shares issuable upon exercise of warrants currently exercisable held by Defiante and (iv) 152,376 outstanding ordinary shares held by Chaumiere Consultadoria e Servicos S.A. Mr. Cavazza owns, directly and indirectly, 40% of the outstanding equity of Sigma Tau Finanziaria S.p.A. and so may be deemed to beneficially own the shares beneficially owned by Sigma Tau Finanziaria S.p.A. In connection with a purchase by Sigma Tau Finanziaria S.p.A. of 800,000 ordinary shares from FinSirton in April 2005, FinSirton agreed that, if the per share price in a sale by our shareholders of all of our ordinary shares is less than $5.00 per share, FinSirton will transfer to Sigma Tau Finanziaria S.p.A. an additional number of ordinary shares equal to (x) $3.2 million divided by the product determined by multiplying (i) 0.8 by (ii) the per share sale price less (y) 800,000 ordinary shares. Sigma Tau Finanziaria S.p.A. owns, directly and indirectly, 100% of the outstanding equity of Defiante and so may be deemed to be the beneficial owner of the outstanding ordinary shares held by Defiante and issuable upon exercise of Defiante’s warrants. Mr. Cavazza and members of his family indirectly own Chaumiere and so may be deemed to beneficially own the ordinary shares beneficially owned by Chaumiere.

(3)
Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended. Address is Via Sudafrica 20, 00144 Roma, Italy. Consists of (i) 800,000 outstanding ordinary shares held by Sigma Tau Finanziaria S.p.A., (ii) 359,505 outstanding ordinary shares held by Defiante and (iii) 66,000 ordinary shares issuable upon exercise of warrants currently exercisable held by Defiante. Sigma Tau Finanziaria S.p.A. owns, directly and indirectly, 100% of the outstanding equity of Defiante and so may be deemed to be the beneficial owner of the outstanding ordinary shares held by Defiante and issuable upon exercise of Defiante’s warrants. The board of directors of Sigma Tau Finanziaria S.p.A. may be deemed to share voting or dispositive power with Sigma Tau Finanziaria S.p.A. over the ordinary shares in our company that Sigma Tau Finanziaria S.p.A. beneficially owns, and so may be deemed to beneficially own the ordinary shares that Sigma Tau Finanziaria S.p.A. beneficially owns. In connection with a purchase by Sigma Tau Finanziaria S.p.A. of 800,000 ordinary shares from FinSirton in April 2005, FinSirton agreed that, if the per share price in a sale by our shareholders of all of our ordinary shares is less than approximately $5.00 per share, FinSirton will transfer to Sigma Tau Finanziaria S.p.A. an additional number of ordinary shares equal to (x) $3.2 million divided by the product determined by multiplying (i) 0.8 by (ii) the per share sale price less (y) 800,000 ordinary shares.

(4)
Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended. Address is 2 Pickwick Plaza, Suite 450, Greenwich, Connecticut, 06830. Consists of (i) 531,915 ordinary shares owned by Biomedical Value Fund, L.P. and (ii) 531,915 ordinary shares owned by Biomedical Offshore Value Fund, Ltd. Dr. Jay is the senior managing member of Great Point Partners, LLC, which is the investment manager of each of Biomedical Value Fund, L.P. and Biomedical Offshore Value Fund, Ltd. As a result, Dr. Jay has shared voting and investment power with respect to the ordinary shares owned by Biomedical Value Fund, L.P. and Biomedical Offshore Value Fund, Ltd., and may be deemed to be the beneficial owner of such ordinary shares. Dr. Jay disclaims beneficial ownership of such ordinary shares, except to the extent of any pecuniary interest.

(5)
Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended. Address is 2 Pickwick Plaza, Suite 450, Greenwich, Connecticut, 06830. Consists of (i) 531,915 ordinary shares owned by Biomedical Value Fund, L.P. and (ii) 531,915 ordinary shares owned by Biomedical Offshore Value Fund, Ltd. Great Point is the investment manager of each of Biomedical Value Fund, L.P. and Biomedical Offshore Value Fund, Ltd. As a result, Great Point has shared voting and investment power with respect to the ordinary shares owned by Biomedical Value Fund, L.P. and Biomedical Offshore Value Fund, Ltd., and may be deemed to be the beneficial owner of such ordinary shares. Great Point disclaims beneficial ownership of such ordinary shares, except to the extent of any pecuniary interest.

(6)	Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended. Address is 2 Pickwick Plaza, Suite 450, Greenwich, Connecticut, 06830.

(7)
Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended. Address is P.O. Box 1748 GT, Cayman Corporate Centre, 27 Hospital Road, Georgetown, Grand Cayman, Cayman Islands CJ08.

(8)	Dr. Ferro and members of her family control FinSirton. As a result, Dr. Ferro may be deemed to beneficially own FinSirton’s shares of our company. Dr. Ferro disclaims such beneficial ownership.

(9)	Consists of 105,833 ordinary shares issuable upon exercise of currently exercisable options or options exercisable within 60 days of December 31, 2005.

(10)	Includes 105,833 ordinary shares issuable upon exercise of currently exercisable options or options exercisable within 60 days of December 31, 2005.

As of December 31, 2005, there were six record holders of our ordinary shares located in the United States. There were no changes in percentage ownership by holders of 5% or more of our outstanding ordinary shares since January 1, 2002 except for the following.

•  FinSirton sold 450,000 of our ordinary shares that it owned to third parties in January 2005 and an additional 800,000 shares in April 2005 to Sigma Tau Finanziaria S.p.A. Mr. Cavazza may be deemed to have acquired the ordinary shares acquired by Sigma Tau Finanziaria S.p.A.

•  In connection with our initial public offering in June 2005, Defiante acquired 359,505 ordinary shares upon the exercise of our Series A notes, and Mr. Cavazza and Sigma Tau Finanziaria S.p.A. may be deemed to have acquired such shares.

•  All shareholders of our company prior to our initial public offering were substantially diluted by the shares issued in that public offering, and all shareholders of our company prior to our October 2005 private placement were substantially diluted by the shares issued in that private placement.

•  In our October 2005 private placement, Biomedical Value Fund, L.P. acquired 531,915 ordinary shares, Biomedical Offshore Value Fund, Ltd. aquired 531,915 ordinary shares and Chaumiere Consultadoria e Servicos S.A. acquired 152,376 ordinary shares. Dr. Jay may be deemed to have acquired the ordinary shares acquired by Biomedical Value Fund, L.P., Biomedical Offshore Value Fund, Ltd. and Chaumiere Consultadoria e Servicos S.A. and Great Point may be deemed to have acquired the ordinary shares acquired by Biomedical Value Fund, L.P. and Biomedical Offshore Value Fund, Ltd.

The holders of 5% or more of our outstanding ordinary shares do not have different voting rights than other holders of our ordinary shares. Dr. Ferro and her family, through their ownership of 100% of the outstanding ordinary shares of FinSirton, effectively control all decisions and actions that must be made or taken by holders of our ordinary shares by virtue of the fact that FinSirton owns approximately 39% of our outstanding ordinary shares.

Change of control arrangements

There are no arrangements of which we are aware that could result in a change of control over us other than those described above and the following.

•  We and certain parties are subject to certain registration rights, as described in “Description of Securities - Registration Rights.”

•  FinSirton has agreed to vote its ordinary shares in our company in favor of electing certain nominees to our board of directors and other actions, as described in “Description of Securities - Voting Agreements.”

DESCRIPTION OF SECURITIES

The following information describes our securities and certain provisions of our bylaws. This description is only a summary. You should also refer to the bylaws which have been filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part.

Authorized Shares

As of December 31, 2005, our authorized ordinary shares consisted of 12,690,321 ordinary shares, par value of one euro per share, and 9,610,630 ordinary shares were outstanding.

Of our 12,690,321 authorized ordinary shares at December 31, 2005:

•  9,610,630 are outstanding;

•  1,560,000 are reserved for issuance upon exercise of options granted and available for grant under our share option plans;

•  503,298 are reserved for issuance upon exercise of the warrants issued in connection with the Series A notes;

•  151,200 are reserved for issuance upon exercise of the underwriters’ purchase options;

•  620,450 are reserved for issuance upon the exercise of the warrants issued in connection with the October 2005 private placement;

•  93,068 are reserved for issuance upon the exercise of the warrants issued to the placement agent of our October 2005 private placement; and

•  151,675 shares are available for future issuance in certain situations.

Holders of our ordinary shares are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the ordinary shares entitled to vote in any election of directors may elect all of the directors standing for election. Holders of ordinary shares are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of funds legally available, subject to any preferential dividend rights of preferred shares or participating certificates, if any, then outstanding. In the event of our liquidation, dissolution or winding up, the holders of our ordinary shares are entitled to share ratably in all assets remaining after payment of liabilities, subject to the priority of preferred shares, if any, then outstanding. The outstanding ordinary shares are fully paid and nonassessable.

Additional information about our ordinary shares appears under “-Bylaws” below.

Warrants

As of December 31, 2005, we had outstanding warrants to purchase (i) 503,298 ordinary shares issued in connection with the issuance of our Series A notes, which became exercisable upon the closing of our initial public offering on June 21, 2005 and expire five years and three months after the date of issuance of the warrants, (ii) 151,200 ordinary shares issued to our underwriters in connection with our initial public offering, which will become exercisable one year after the effective date of the registration statement relating to our initial public offering and expire five years after such effective date, (iii) 620,450 ordinary shares issued in connection with our October 2005 private placement, which will become exercisable on April 30, 2006 and expire on April 30, 2011 and (iv) 93,068 ordinary shares to the placement agent for our October 2005 private placement, which will become exercisable on April 30, 2006 and expire on April 30, 2011.

Options

As of December 31, 2005, we had outstanding options to purchase a total of 997,000 ordinary shares. Our share option plans authorize the grant of options to purchase up to 1,560,000 ordinary shares. 563,000 ordinary shares are reserved for issuance upon the exercise of options available for future grant under our share option plans.

Registration Rights

Holders of shares issued upon conversion of Series A notes and warrants

We are registering some of the ordinary shares offered by this prospectus pursuant to an investor rights agreement with the purchasers of our Series A notes and related warrants with respect to the ordinary shares issued upon conversion of the Series A notes and issuable upon exercise of the warrants. The agreement provides that, beginning 270 days after the effective date of the registration statement relating to our initial public offering, the holders of a majority of the ordinary shares that have been issued upon conversion of our Series A notes or exercise of our warrants will be entitled to demand that we register their shares for resale under the Securities Act of 1933, as amended. We are not required to effect more than three registrations for these holders under these demand registration rights. These demand rights terminate on June 21, 2008. No more than two of the demand registrations may be effected using a Form F-1 registration statement. The securities registered pursuant to F-1 registrations must have an aggregate offering price of $2.5 million and any short-form or Form F-3 registrations must have an aggregate offering price of $1.0 million.

The investor rights agreement also provides that if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other shareholders exercising registration rights, the holders of warrants or ordinary shares received upon conversion of the Series A notes or warrants are entitled to notice of the registration and are entitled to include such ordinary shares in any such registration. These “piggyback rights” are subject to conditions and limitations, among them a minimum aggregate offering price of $1.0 million each and the right of the underwriters of an offering to limit the number of ordinary shares included in the registration. These piggyback rights terminate on June 21, 2008.

We intend to register ADSs representing such ordinary shares, in addition to the ordinary shares themselves. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions. Registration of ADSs representing any ordinary shares held by security holders with registration rights would result in those ADSs becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of registration.

Alexandra Global Master Fund Ltd., Generation Capital Associates and Sigma Tau Finanziaria S.p.A.

We are registering some of the ordinary shares offered by this prospectus pursuant to an investor rights agreement with Alexandra Global Master Fund Ltd. and Generation Capital Associates with respect to an aggregate of 450,000 ordinary shares held by those parties and with Sigma Tau Finanziaria S.p.A. with respect to 800,000 ordinary shares held by Sigma Tau Finanziaria S.p.A.. Each investor rights agreement provides that beginning six months after the effective date of the registration statement relating to our initial public offering, the holders of the majority of the ordinary shares covered by that agreement will be entitled to demand that we register their shares for resale under the Securities Act. These “demand rights” are subject to limitations described in the agreements. We are not required to effect more than two registrations under these demand registration rights pursuant to each agreement. These demand rights terminate on June 21, 2008. The securities registered pursuant to F-1 registrations must have an aggregate offering price of $2.0 million and any short-form or Form F-3 registrations must have an aggregate offering price of $1.0 million.

Each investor rights agreement also provides that if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other shareholders exercising registration rights, the holders are entitled to notice of the registration and are entitled to include ordinary shares in any such registration. These “piggyback rights” are subject to conditions and limitations, among them a minimum aggregate offering price of $1.0 million each and the right of the underwriters of an offering to limit the number of shares included in the registration. These piggyback rights terminate on June 21, 2008.

We intend to register ADSs representing such ordinary shares in addition to the ordinary shares themselves. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions. Registration of ADSs representing any ordinary shares held by security holders with registration rights would result in those ADSs becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of registration.

Underwriters of our initial public offering

We have issued purchase options to purchase an aggregate of 151,200 ordinary shares to the underwriters of our initial public offering. Each purchase option provides that, beginning one year after the effective date of the registration statement relating to our initial public offering and ending four years after the effective date of the registration statement relating to our initial public offering, the holders of a majority of all of the ordinary shares issuable upon exercise of the purchase options may, on one occasion, demand that we register for resale all or any portion of the purchase options and all of the ordinary shares issuable upon exercise of the purchase options and kept the registration statement effective for at least six consecutive months.

Each purchase option also provides that if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other shareholders exercising registration rights, the holders are entitled to notice of the registration and are entitled to include ordinary shares in any such registration, which we must keep effective for at least six consecutive months. These “piggyback rights” commence one year after the effective date of the registration statement relating to our initial public offering and terminate on seven years after the effective date of the registration statement relating to our initial public offering.

We intend to register ADSs representing such ordinary shares in addition to the ordinary shares themselves. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions. Registration of ADSs representing any ordinary shares held by security holders with registration rights would result in those ADSs becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of registration.

October 2005 private placement participants

We are registering some of the ordinary shares offered by this prospectus pursuant to a registration rights agreement between us and the purchasers of our ordinary shares and warrants in our October 2005 private placement agreement. The agreement provides that we must register 130% of the aggregate of the ordinary shares issued, the ordinary shares issuable upon exercise of the warrants issued and the ordinary shares issuable upon exercise of warrants issued to the private placement agent, Rodman & Renshaw LLP. If we do not perform certain covenants, including filing the registration statement of which this prospectus forms a part by a certain date and having the Securities and Exchange Commission declare it effective by a certain date, we must pay each selling security holder liquidated damages equal to 2% of the aggregate purchase price paid by such security holder. We must keep the registration statement effective until all of the securities registered have been sold or may be sold without volume restrictions pursuant to Rule 144(k).

We intend to register ADSs representing such ordinary shares in addition to the ordinary shares themselves. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions. Registration of ADSs representing any ordinary shares held by security holders with registration rights would result in those ADSs becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of registration.

Voting Agreements

In connection with a sale by FinSirton of 800,000 ordinary shares in our company to Sigma Tau Finanziaria S.p.A. in April 2005, FinSirton agreed to vote its remaining ordinary shares in our company in favor of electing one nominee to our board of directors selected by Sigma Tau. Mr. Codella is the nominee of Sigma Tau.

In connection with our initial public offering, FinSirton agree to vote its ordinary shares in our company in favor of electing one nominee to our board of directors selected by the underwriters of the initial public offering. The underwriters have not yet exercised this right.

In connection with our October 2005 private placement, FinSirton and the investors in the October 2005 private placement each agreed to vote its ordinary shares in our company in favor of:

•  amending our bylaws to increase the size of our board of directors to nine (9) people;

•  electing one nominee to our board of directors selected by Biomedical Value Fund, L.P. and Biomedical Offshore Value Fund, Ltd.; and

•  approving the warrants proposed to be issued in connection with the October 2005 private placement.

On November 29, 2005, our shareholders voted in favor of these changes.

Bylaws

The following is a summary of certain information concerning our ordinary shares and by-laws (Statuto) and of Italian law applicable to companies whose shares are not listed in a regulated market in the European Union, as in effect at the date of this prospectus. The summary contains all the information that we consider to be material regarding the shares but does not purport to be complete and is qualified in its entirety by reference to our by-laws or Italian law, as the case may be.

In January 2003, the Italian government approved a wide-ranging reform of the corporate law provisions of the Italian Civil Code, which came into force on January 1, 2004. On September 30, 2004, our shareholders approved a number of amendments to our by-laws dictated or made possible by the 2003 corporate law reform. The following summary takes into account the 2003 corporate law reform and the consequent amendments to our by-laws.

General

As of December 31, 2005, our issued and outstanding share capital consisted of 9,610,630 ordinary shares, par value €1 per share. The euro was adopted in Italy on January 1, 1999. The redenomination of the ordinary shares from lire into euro was approved by our shareholders on December 27, 2000. All the issued and outstanding shares are fully paid, non-assessable and in registered form.

We are registered with the Companies’ Registry of Como, with our registered office at Comune di Villa Guardia, frazione Civello, Italy, registration number 02098100130.

Our corporate purpose is the manufacturing, on behalf of our company and third parties, and marketing in both Italy and other countries, of pharmaceutical preparations, pharmaceutical products, raw materials for pharmaceutical and parapharmaceutical use and in general all and any products sold by pharmacies or for hospital use, excluding in all cases the retail sale in Italy of pharmaceutical preparations and products, medical articles and clinical apparatuses in general and organic and inorganic products that may be used in agrotechnical and/or zootechnical fields. We may also prepare and organize for our own account or on behalf of third parties the documentation required for obtaining authorizations for marketing pharmaceutical products in compliance with the regulations in force in the countries of destination and be the holders of those authorizations. We may grant and/or transfer licenses to Italian and foreign enterprises or corporate bodies or acquire licenses for ourself or third parties. For each product contemplated by our corporate purposes, we may carry out research programs in general and in particular technological, chemical, pharmacotoxicological and clinical research programs in the hospital and pharmaceutical field. We are generally authorized to take any commercial transactions necessary or useful to achieve our corporate purpose, with the exclusion of investment services and other financial or professional activities reserved by Italian law to authorized entities.

Authorization of shares

We may authorize additional shares in connection with capital increases approved by our shareholders in an extraordinary meeting, but this authorization would generally be given only after recommendation by our board of directors. On September 30, 2004, after a recommendation by our board of directors, our shareholders approved a capital increase to allow for the issuance of:

•  up to 1,560,000 ordinary shares upon the exercise of options available for grant under our share option plans;

•  up to 1,335,000 ordinary shares upon the conversion of the Series A senior convertible promissory notes;

•  up to 881,100 ordinary shares upon the exercise of the warrants; and

•  4,554,000 ordinary shares, including the shares underlying the ADSs in our initial public offering (including ordinary shares underlying the underwriters’ purchase option and the over-allotment option).

As of December 31, 2005, 3,059,505 of such new ordinary shares had been issued and fully paid. The authorization for the ordinary shares authorized at this meeting is valid until September 30, 2009, except that 1,353,297 of these ordinary shares were authorized for issuance in connection with our issuance of the Series A notes and related warrants, but were not actually issued, and so become unauthorized and unissuable under Italian law.

On November 29, 2005, after a recommendation by our board of directors, our shareholders approved a capital increase of 713,518 ordinary shares to be reserved for issuance upon exercise of the warrants we issued to the participants in our October 2005 private placement and the placement agent for that private placement.

Form and transfer of shares

Our ordinary shares will not be certificated; rather, they will be registered in book-entry form. All of our ordinary shares, including the ordinary shares underlying the ADSs offered by this prospectus, are issued through Monte Titoli, an Italian clearinghouse and depositary, and held through various participants, primarily financial institutions, on Monte Titoli’s system. Transfers in our ordinary shares are processed on Monte Titoli’s system. We will update our shareholder book (libro soci) that we will keep at our corporate offices for Italian law purposes from time to time with the names of the record shareholders based on information that will be provided to us by Monte Titoli participants.

This shareholder book will be the controlling register of our record shareholders for Italian law purposes, including for establishing the record shareholders for shareholder meetings, declaration of dividends and stock splits or combinations. A shareholders’ name must be entered on this shareholder book in order for the shareholder to establish its rights against us.

Dividend rights

Our payment of any annual dividend must be proposed by our board of directors and is subject to the approval of our shareholders at the annual ordinary shareholders’ meeting. Before dividends may be paid out of our unconsolidated net income in any year, we must allocate an amount equal to 5% of the net income to our legal reserve until such reserve is at least equal to 20% of the aggregate par value of our issued shares, which we call our “capital.” If a loss in our capital occurs, we may not pay dividends until the capital is reconstituted or reduced by the amount of such losses. We may pay dividends out of available retained earnings from prior years, provided that after such payment, we will have a legal reserve at least equal to the legally required minimum of 20% of the capital. We may not approve or pay dividends until this minimum is met. If the minimum is met, the board of directors proposes the issuance of a dividend and the shareholders’ resolution approves that issuance, the shareholders’ resolution will specify the manner and the date for their payment. Any dividends which shareholders do not collect within five years of the date on which they become payable will be forfeited by those shareholders and we will keep the money. The board of directors may not approve interim dividends at times between our annual ordinary shareholders’ meetings.

Board of directors

Pursuant to our by-laws, our board of directors must consist of between three and nine individuals. Our board of directors is elected at a shareholders’ meeting for a period of one year.

Our directors, who may but are not required to be shareholders, may be re-elected. Our board of directors has complete power of our ordinary and extraordinary administration and in particular may perform all acts it deems advisable for the achievement of our corporate purposes, except for the actions reserved by applicable law or the by-laws to a vote of the shareholders at an ordinary or extraordinary shareholders’ meeting. See also “—Meetings of Shareholders”.

If we cannot repay our creditors, and a court determines that our directors did not perform their duties regarding the preservation of our assets, the court may find our directors liable to our creditors.

Our board of directors must appoint a chairman (presidente) and may appoint a vice-chairman and a secretary. The chairman of the board of directors is our legal representative. Our board of directors may delegate certain powers to one or more managing directors (amministratori delegati) or to an executive committee (comitato esecutivo), determine the nature and scope of the delegated powers of each director and of the executive committee and revoke such delegation at any time. Italian law provides that the board or, if it delegates such duties, the managing directors or executive committee, must ensure that our organizational and accounting structure is appropriate to our business. If the board delegates these duties to managing directors or an executive committee, then the managing directors or the executive committee, as the case may be, must report to our board of directors at least every six months on our business and the main transactions carried out by us or by our subsidiaries, if any. The board, the managing directors or the executive committee, as the case may be, must report to our board of statutory auditors at least every six months on our business and the main transactions carried out by us or our subsidiaries, if any.

Our board of directors may also appoint one or more senior managers (direttori generali) who report directly to the board. These senior managers may be directors or employees, and the board may delegate any powers to them that the board has not already delegated to managing directors or an executive committee, and subject to the limitations discussed below.

Under Italian law, our board of directors may not delegate certain responsibilities, including the preparation and approval of draft financial statements, the approval of merger and de-merger plans to be presented to shareholders’ meetings, increases in the amount of our share capital or the issuance of convertible debentures (if any such power has been delegated to our board of directors by our shareholders at an extraordinary shareholders’ meeting) and the fulfillment of the formalities required when our capital is required to be reduced as a result of accumulated losses that affect our stated capital by more than one third. See also “—Meetings of Shareholders”.

Meetings of our board of directors are called eight days in advance by letter or, in case of necessity, two days in advance, by fax, e-mail with receipt or telegram to each director and each statutory auditor. Statutory auditors are normally required to attend our board meetings, but if a meeting has been duly called, the board can validly take action at the meeting even if the board of statutory auditors do not attend. If the meeting has not been duly called, the meeting is nevertheless validly constituted if all of the directors in office and all of the statutory auditors are present. The chairman may call meetings on his own initiative and meetings must be called upon the request of two directors.

Meetings of our board of directors may be held in person, or by audio-conference or tele-conference, in any member state of the European Union or in the United States. The quorum for meetings of our board of directors is a majority of the directors in office. Resolutions are adopted by the vote of a majority of the directors present at a meeting at which a quorum is present.

Under Italian law, directors having any interest in a proposed transaction must disclose their interest to the board and to the statutory auditors, even if such interest is not in conflict with our interest in the same transaction. The interested director is not required to abstain from voting on the resolution approving the transaction, but the resolution must state explicitly the reasons for, and the benefit to us of, the approved transaction. If these provisions are not complied with, or if the transaction would not have been approved without the vote of the interested director, the resolution may be challenged by a director or by our board of statutory auditors if the approved transaction may be prejudicial to us. A managing director, a member of the executive committee or any senior manager having any interest in a proposed transaction that he or she has authority to approve must solicit prior board approval of such transaction. The interested director or senior manager may be held liable for damages to us resulting from a resolution adopted in breach of the above rules. Finally, directors may be held liable for damages to us if they illicitly profit from insider information or corporate opportunities.

Under Italian law, directors may be removed from office at any time by the vote of shareholders at an ordinary shareholders’ meeting although, if removed in circumstances where there was no just cause, such directors may have a claim for damages against us. These damages may include, but are not limited to, compensation that would otherwise have been paid to the director for the remainder of their term and damage to their reputation. Directors may resign at any time by written notice to our board of directors and to the chairman of our board of statutory auditors. Our board of directors must appoint substitute directors to fill vacancies arising from removals or resignations, subject to the approval of the board of statutory auditors, to serve until the next ordinary shareholders’ meeting. If at any time more than half of the members of our board of directors resign or otherwise cease to be directors, the board of directors in its entirety ceases to be in office and our board of statutory auditors must promptly call an ordinary shareholders’ meeting to appoint new directors.

The remuneration of our directors is determined by our shareholders at ordinary shareholders’ meetings. Our board of directors, after consultation with our board of statutory auditors, may determine the remuneration of directors that perform management or other special services for us, such as managing directors. Our directors are entitled to reimbursement for expenses reasonably incurred in connection with their service as directors, such as expenses incurred in travel to attend board meetings.

Effective January 1, 2004, an Italian share corporation may adopt one of three different models of corporate governance structure. The three models are:

•  a board of directors and a board of statutory auditors, which is the historical model that all companies had prior to January 1, 2004;

•  a one-tier model with a single board of directors, including an audit committee composed of independent non-executive directors; or

•  a two-tier model, including a management board, which is entrusted with management responsibilities, and a supervisory board which is entrusted mainly with control and supervisory responsibilities and, among other functions, appoints and removes the members of the management board and approves our annual financial statements.

Replacing the historical model with the new one-tier model or two-tier model requires an extraordinary shareholders meeting resolution. The amended by-laws approved by our shareholders on September 30, 2004, do not provide for a change in our governance structure. As a result, we continue to have a board of directors and a board of statutory auditors.

Statutory auditors

In addition to electing our board of directors, our shareholders elect a board of statutory auditors (Collegio Sindacale) from individuals qualified to act in such capacity under Italian law. At our ordinary shareholders’ meetings, the statutory auditors are elected for a term of three fiscal years, may be re-elected for successive terms and may be removed only for cause and with the approval of a competent court. Each member of our board of statutory auditors must provide certain evidence that he is qualified to act in such capacity under Italian law and meets certain professional standards.

Our by-laws currently provide that the board of statutory auditors shall consist of three statutory auditors and two alternate statutory auditors (who are automatically substituted for a statutory auditor who resigns or is otherwise unable to serve).

Our board of statutory auditors is required, among other things, to verify that we:

•  comply with applicable laws and our by-laws;

•  respect principles of good governance; and

•  maintain adequate organizational structure, internal controls and administrative and accounting system.

Our board of statutory auditors is required to meet at least once each ninety days. In addition, our statutory auditors are supposed to attend meetings of our board of directors and shareholders’ meetings. If they do not attend two consecutive meetings of the board of directors or shareholders, they may be terminated for cause by the shareholders. Our statutory auditors may decide to call a meeting of our shareholders, ask for information about our management from our directors, carry out inspections and verifications at our offices and exchange information with our external auditors. Any shareholder may submit a complaint to our board of statutory auditors regarding facts that the shareholder believes should be subject to scrutiny by our board of statutory auditors, which must take any complaint into account in its report to the shareholders’ meeting. If shareholders collectively representing 5% of our share capital submit such a complaint, our board of statutory auditors must promptly undertake an investigation and present its findings and any recommendations to a shareholders’ meeting (which must be convened immediately if the complaint appears to have a reasonable basis and there is an urgent need to take action). Our board of statutory auditors may report to a competent court serious breaches of directors’ duties. The court may take such actions as it feels appropriate, including inspecting our company’s operations, removing directors, appointing temporary administrators to manage our company and any other actions that the court feels is necessary to preserve the value of our company for our creditors and shareholders.

As mentioned in the preceding section, effective January 1, 2004, Italian share corporations may depart from the traditional Italian model of corporate governance structure and opt for two alternative models, neither of which includes a board of statutory auditors. Our amended by-laws do not provide for a change in our governance structure, although we do plan to create an audit committee.

External auditor

The 2003 corporate law reform requires us to appoint an external auditor or a firm of external auditors, each of them qualified to act in such capacity under Italian law, that shall verify during the fiscal year that our accounting records are correctly kept and accurately reflect our activities, and that our financial statements correspond to the accounting records and the verifications conducted by the external auditors and comply with applicable rules. The external auditor or the firm of external auditors express their opinion on the financial statements in a report that may be reviewed by the shareholders at our offices prior to the annual shareholders’ meeting. The report remains on file at our offices and may be reviewed after the annual shareholders’ meeting as well; it is also published for review by the general public.

The external auditor or the firm of external auditors are appointed for a three-year term by the vote of our shareholders at an ordinary shareholders’ meeting. At the ordinary shareholders’ meeting, the shareholders may ask questions of the board of statutory auditors about their view of the auditors prior to voting on whether to appoint the auditors. Once appointed, the shareholders may remove the auditors only for cause and with the approval of the board of statutory auditors and of a competent court.

On September 2, 2004, our shareholders appointed Reconta Ernst & Young S.p.A., with offices in Italy, as our external auditors for three-year term expiring at the time of the annual shareholders meeting to approve the consolidated financial statements for 2006.

Meetings of shareholders

Shareholders are entitled to attend and vote at ordinary and extraordinary shareholder’s meetings. Votes may be cast personally or by proxy. Shareholders’ meeting may be called by our board of directors (or our board of statutory auditors) and must be called if requested by holders of at least 10% of the issued shares. Shareholders are not entitled to request that a meeting of shareholders be convened to vote on issues which as a matter of law shall be resolved upon the basis of a proposal, plan or report by our board of directors. If the shareholders’ meeting is not called despite the request by shareholders and such refusal is unjustified, a competent court may call the meeting.

We may hold meetings of shareholders at our registered office in Villa Guardia, or elsewhere within Italy, any other state of the European Union or in the United States following publication of notice of the meeting in the “Gazzetta Ufficiale della Repubblica Italiana” or in the newspaper “Il Sole 24 Ore” at least 15 days before the date fixed for the meeting. Our bylaws provide that we must mail written notice of meetings to our shareholders at least 10 days before the date fixed for the meeting. The depositary will mail to all record holders of ADSs a notice containing a summary of all information included in any notice of a shareholders’ meeting received by the depositary. The notice of a shareholders’ meeting must specify two meeting dates for an ordinary or extraordinary shareholders’ meeting (first and second “calls”). The notice of the shareholders’ meeting also specifies the dates for further calls. The notice must contain a list of the items to be dealt with and state the day, hour and place for the meeting for both the first and second calls. However, if the above procedures are not complied with, the shareholders’ meeting will still be deemed to be validly held if all outstanding shares are represented, all other holders having the right to vote are present and the meeting is attended by a majority of the board of directors and the board of statutory auditors.

We must convene an ordinary shareholders’ meeting at least once a year within 120 days after the end of the fiscal year. Our annual financial statements must be approved by vote of our shareholders at this annual ordinary shareholders’ meeting. We may delay holding the shareholders’ meeting to up to 180 days after the end of the fiscal year if we must prepare consolidated financial statements or if particular circumstances concerning our structure or our purposes so require. At ordinary shareholders’ meetings, our shareholders also appoint the external auditors, approve any distribution of dividends that have been proposed by our board of directors, elect our board of directors and statutory auditors, determine their remuneration and vote on any business matter the resolution or authorization of which is entrusted to the shareholders by law.

We may call extraordinary shareholders’ meetings to vote upon split-ups, dissolutions, appointment of receivers and similar extraordinary actions. We may also call extraordinary shareholders’ meetings to vote upon proposed amendments to our by-laws, issuance of convertible debentures, mergers and de-mergers and capital increases and reductions, if the actions may not be authorized by the board of directors. The board of directors has the authority to transfer our registered office within Italy, authorize, on a non-exclusive basis, amendments to our by-laws that are required by law, authorize mergers by absorption into us of our subsidiaries in which we hold all or at least 90% of the issued share capital, authorize reductions of our share capital in case of withdrawal of a shareholder and indicate who among the directors is our legal representative. If the shareholders authorize the issuance of shares or other securities at an extraordinary meeting, they may delegate the power to make specific issuances to the board of directors.

Our shareholders may not authorize the issuance of shares for a period of more than five years from the date of the extraordinary shareholders’ meeting. Once our shareholders have authorized the issuance of securities, those securities must be issued and paid for before the shareholders may authorize the issuance of additional securities, unless the shareholders meet and vote to cancel those authorized securities.

The quorum for an ordinary meeting of our shareholders on the first call is 50% of the outstanding ordinary shares, while on second call there is no quorum requirement. In either case, resolutions are carried by the majority of ordinary shares present or represented at the meeting. The quorum for an extraordinary meeting of shareholders is a majority of the outstanding ordinary shares on the first call and more than one-third of the outstanding shares on second call. Resolutions are carried by a majority of the outstanding ordinary shares on first call and at least two-thirds of the holders of shares present or represented at the meeting on second call. In addition, certain matters (such as, for example, a change in our purpose, the transfer of our registered office outside Italy or our liquidation prior to the date set forth in our by-laws) must be carried by the holders of more than one-third of the outstanding ordinary shares (not just the ordinary shares present or represented at the meeting).

Shareholders are entitled to one vote per ordinary share. Neither Italian law nor our by-laws limit the right of non-resident or foreign owners to hold or vote their shares. Shareholders do not need to “lodge” their share certificates (if any) or any communication from their broker in order to take part in the meeting. As a registered shareholder, the depositary (or its nominee) will be entitled to vote the ordinary shares underlying the ADSs. The deposit agreement requires the depositary (or its nominee) to accept voting instructions from owners of ADSs and to execute such instructions to the extent permitted by law.

Shareholders may appoint proxies by delivering in writing an appropriate instrument of appointment to us. Our directors, auditors and employees may not be proxies. Italian law provides that any one proxy cannot represent more than 20 shareholders prior to the company “making recourse to the risk capital market.” Italian scholars are undecided as to whether listing shares on an exchange outside of Italy constitutes “making recourse to the risk capital market.” If we are deemed to make recourse to the risk capital market by means of listing ADSs representing our ordinary shares on the American Stock Exchange, any one proxy cannot represent more than 50 shareholders if the aggregate par value of our ordinary shares is €5 million or less or more than 100 shareholders if the aggregate par value of our ordinary shares is more than €5 million but less than or equal to €25 million. If the aggregate par value of our ordinary shares is more than €25 million, there is no limitation on how many shareholders may be represented by each proxy. At December 31, 2005, we have 9,610,630 shares outstanding, the aggregate par value of which is €9,610,630, and so if we are deemed to make recourse to the risk capital market, each proxy may not represent more than 100 shareholders. If we are not deemed to make recourse to the risk capital market, each proxy may not represent more than 20 shareholders.

Preemptive rights

Pursuant to Italian law, holders of outstanding ordinary shares and convertible debentures are entitled to subscribe for issuance of ordinary shares or convertible debentures in proportion to their holdings at the time that the shareholders authorize the capital increase for those issuances, unless those issuances are for non-cash considerations. The preemptive rights may be waived or limited by shareholders’ resolution adopted by the affirmative vote of holders of more than 50 percent of the ordinary shares at an extraordinary meeting of shareholders and such waiver or limitation is in the interest of our company. There can be no assurance that the holders of ADSs may be able to exercise fully any preemptive rights to which the holders of ordinary shares may be entitled. If ADS holders are not able to exercise their preemptive rights, the depositary will, to the extent possible, dispose of such rights for their account.

FinSirton waived its preemptive right in connection with the authorization of our private placement of the Series A notes and warrants, the issuance of options under our equity incentive plans and the issuance of 4,554,000 additional ordinary shares, which includes the shares underlying the ADSs offered in our initial public offering and the shares issued in our October 2005 private placement. Our shareholders waived their preemptive rights in connection with the authorization of 713,518 ordinary shares to be reserved for issuance upon exercise of the warrants we issued to the participants in our October 2005 private placement and the placement agent for that private placement.

Preference shares; other securities

Italian law permits us to issue preference shares with limited voting rights, other classes of equity securities with different economic and voting rights, “participation certificates” with limited economic and voting rights, as well as “tracking shares,” if our by-laws permit such issuances. Our by-laws currently do allow us to issue these securities. We may also issue convertible and non-convertible debt securities. In order to issue these securities, our board of directors would need to recommend to our shareholders that they approve the issuance of particular securities in connection with a capital increase, and the shareholders would need to vote to approve such an issuance and capital increase at an extraordinary meeting. The board would also need to recommend, and the shareholders would need to approve by vote at the extraordinary meeting, specific terms of the securities. The shareholders may vote at the extraordinary meeting to delegate to the board of directors the power to issue those securities from time to time, but not more than five years from the date of the extraordinary meeting.

Debt-equity ratio

Italian law provides that we may issue debt securities for an amount not exceeding twice the amount of the sum of the aggregate par value of our ordinary shares (which we call our capital), our legal reserve and any other disposable reserves appearing on our latest Italian balance sheet approved by our shareholders. The legal reserve is a reserve to which we allocate 5% of our net income each year until it equals at least 20% of our capital. One of the other reserves that we maintain on our balance sheet is a “share premium reserve”, meaning amounts paid for our ordinary shares in excess of the capital. Until our outstanding debt securities are repaid in full, we may not voluntarily reduce our capital or our reserves (such as by declaring dividends) if it results in the aggregate of the capital and reserves being less than half of the outstanding amount of the debt. If our equity is reduced by losses or otherwise such that the amount of the outstanding debt securities is more than twice the amount of our equity, some legal scholars are of the opinion that the ratio must be restored by a recapitalization of our company. If our equity is reduced, we could recapitalize by means of issuing new shares or having our current shareholders contribute additional capital to our company, although there can be no assurance that we would be able to find purchasers for new shares or that any of our current shareholders would be willing to contribute additional capital.

Reduction of equity by losses

Italian law requires us to reduce our shareholders’ equity in certain situations. Our shareholders’ equity has three main components: capital, legal reserves and other shareholders’ equity (such as any premium paid for the shares over the par value and any retained earnings). We apply our losses from operations against our shareholders’ equity other than legal reserves and capital first. If additional losses remain, or if we have no shareholders’ equity other than legal reserves and capital, and the additional losses are more than one-third of the amount of our legal reserves and capital, our board of directors must call a shareholder’s meeting as soon as possible. The shareholders must vote to elect to either reduce the legal reserves and capital by the amount of the remaining losses, or to carry the losses forward for up to one year. If the shareholders vote to elect to carry the losses forward up to one year, and at the end of the year, the losses are still more than one-third of the amount of the legal reserves and capital, then we must reduce our legal reserves and capital by the amount of the losses. However, as an S.p.A., we must maintain capital of at least €120 thousand. If the amount of the losses would reduce our capital to less than €120 thousand, then:

•  we would need to increase our capital, which we could do by issuing new shares or having our shareholders contribute additional capital to our company, although there can be no assurance that we would be able to find purchasers for new shares or that any of our current shareholders would be willing to contribute additional capital; or

•  our shareholders would need to convert our company to an “S.r.l”, which has a lower capital requirement of €10 thousand; or

•  if neither of these options were taken, our shareholders or, if they do not so resolve, a court of competent jurisdiction, could appoint a receivor to liquidate our company.

Segregation of assets and proceeds

Pursuant to the 2003 corporate law reform, effective January 1, 2004, our board of directors may resolve to segregate our assets into one or more separate pools. Such pools of assets may have an aggregate value not exceeding 10% of our shareholders’ equity. Each pool of assets must be used exclusively for the carrying out of a specific business and may not be attached by our general creditors Similarly, creditors with respect to such specific business may only attach those assets that are included in the corresponding pool. Tort creditors, on the other hand, may always attach any of our assets. Our board of directors may authorize us to issue securities carrying economic and administrative rights relating to a pool. In addition, financing agreements relating to the funding of a specific business may provide that the proceeds of such business be used exclusively to repay the financing. Such proceeds may be attached only by the financing party and such financing party would have no recourse against other assets of ours.

We have no present intention to enter into any such transaction and none is currently in effect.

Liquidation rights

Pursuant to Italian law and subject to the satisfaction of the claims of all creditors, our shareholders are entitled to a distribution in liquidation that is equal to the par value of their shares (to the extent available out of our net assets).

Purchase of shares by us

We are permitted to purchase our outstanding shares, subject to certain conditions and limitations provided for by Italian law. We may only purchase the shares out of profits available for dividends or out of distributable reserves, in each case as appearing on the latest shareholder-approved financial statements. Further, we may only repurchase fully paid-in shares. Such purchases must be authorized by our shareholders by vote at an ordinary shareholders’ meeting. The number of shares to be acquired, together with any shares previously acquired by us or any of our subsidiaries may not (except in limited circumstances) exceed in aggregate 10% of the total number of shares then issued and the aggregate purchase price of such shares may not exceed the earnings reserve specifically approved by shareholders. Shares held in excess of such 10% limit must be sold within one year of the date of purchase. Similar limitations will apply with respect to purchases of our ordinary shares by any subsidiaries we may create in the future.

A corresponding reserve equal to the purchase price of such shares must be created in the balance sheet, and such reserve is not available for distribution, unless such shares are sold or cancelled. Shares purchased and held by us may be resold only pursuant to a resolution of our shareholders adopted at an ordinary shareholders’ meeting. The voting rights attaching to the shares held by us or our subsidiaries cannot be exercised, but the shares can be counted for quorum purposes in shareholders’ meetings. Dividends and other rights, including pre-emptive rights, attaching to such shares will accrue to the benefit of other shareholders.

Notification of the acquisition of shares

In accordance with Italian antitrust laws, the Italian Antitrust Authority is required to prohibit the acquisition of control in a company which would thereby create or strengthen a dominant position in the domestic market or a significant part thereof and which would result in the elimination or substantial reduction, on a lasting basis, of competition, provided that certain turnover thresholds are exceeded. However, if the turnover of the acquiring party and the company to be acquired exceed certain other monetary thresholds, the antitrust review of the acquisition falls within the exclusive jurisdiction of the European Commission.

Minority shareholders’ rights; withdrawal rights

Shareholders’ resolutions which are not adopted in conformity with applicable law or our by-laws may be challenged (with certain limitations and exceptions) within ninety days by absent, dissenting or abstaining shareholders representing individually or in the aggregate at least 5% of our share capital (as well as by our board of directors or our board of statutory auditors). Shareholders not reaching this threshold or shareholders not entitled to vote at our meetings may only claim damages deriving from the resolution.

Dissenting or absent shareholders may require us to buy back their shares as a result of shareholders’ resolutions approving, among others things, material modifications of our purpose or of the voting rights of our ordinary shares, our transformation from a share corporation into a different legal entity or the transfer of our registered seat outside Italy. According to the 2003 corporate law reform, any buy-back would be required to occur at a price established by our board of directors, upon consultation with our board of statutory auditors and our external auditor, having regard to our net assets value, our prospective earnings and the market value of our ordinary shares, if any. Under the 2003 corporate law reform, we may set forth different criteria in our bylaws for the consideration to be paid to dissenting shareholders in such buy-backs. We have not done so as of the date of this prospectus.

Each shareholder may bring to the attention of the board of statutory auditors facts or acts which such shareholder deems wrongful. If such shareholders represent more than 5% of our share capital, our board of statutory auditors must investigate without delay and report its findings and recommendations to our shareholders’ meeting. Shareholders representing more than 10% of our share capital have the right to report to the competent court serious breaches of the duties of the directors which may be prejudicial to us or to our subsidiaries. In addition, shareholders representing at least 20% of our share capital may commence derivative suits before the competent court against our directors, statutory auditors and general managers. We may waive or settle the suit unless shareholders holding at least 20% of the shares vote against such waiver or settlement. We will reimburse the legal costs of such action in the event that the claim of such shareholders is successful and the court does not award such costs against the relevant directors, statutory auditors or general managers.

Liability for mismanagement of subsidiaries

Pursuant to the 2003 corporate law reform, if we, acting in our own interest or the interest of third parties, mismanage a company that we control, we are liable to that company’s shareholders and creditors for ensuing damages. That liability is excluded if the ensuing damage is fully eliminated, including through subsequent transactions, or the damage is effectively offset by the global benefits deriving in general to the company from the continuing exercise of such direction and coordination powers. We are presumed to have control over, among other companies, any subsidiary whose financial statements are consolidated into ours. Since we currently have no subsidiaries, this law does not apply to us at this time.

Limitation of Liability and Indemnification Matters

Insofar as indemnification for liabilities arising under Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling our company under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

American Stock Exchange

Our ADSs are listing on the American Stock Exchange under the trading symbol “GNT.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

The Bank of New York, as depositary, will execute and deliver the ADRs. ADRs are American Depositary Receipts. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS will represent one ordinary share (or a right to receive one ordinary share) deposited with the Cologno Monzese, Italy office of UniCredito Italiano, as custodian for the depositary in Italy. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Italian law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary and you, as an ADR holder, and the beneficial owners of ADRs set out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR, which are filed as exhibits to the registration statement that includes this prospectus.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Ordinary shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADRs, the outstanding ADSs will also represent the new ordinary shares.

Rights to purchase additional ordinary shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, ordinary shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit and Withdrawal

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.

How do ADS holders cancel an ADR and obtain ordinary shares?

You may surrender your ADRs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADR.

Voting Rights

How do you vote?

You may instruct the depositary to vote the number of ordinary shares your ADSs represent. The depositary will notify you of shareholders’ meetings and arrange to deliver our voting materials to you if we ask it to. Those materials will describe the matters to be voted on and explain how you may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, subject to Italian law and the provisions of our constitutive documents, to vote the number of ordinary shares or other deposited securities represented by your ADSs as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot ensure that you will receive voting materials or otherwise learn of an upcoming shareholders’ meeting in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

Fees and Expenses

Persons depositing ordinary shares or ADR holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property
	•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.02 (or less) per ADS	•	Any cash distribution to you
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders
$.02 (or less) per ADSs per calendar year (if the depositary has not collected any cash distribution fee during that year)	•	Depositary services
Registration or transfer fees	•	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw
Expenses of the depositary in converting foreign currency to U.S. dollars
Expenses of the depositary	•	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or ordinary share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes
Any charges incurred by the depositary or its agents for servicing the deposited securities	•	As incurred

Payment of Taxes

The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:		Then:
•	Change the nominal or par value of our ordinary shares	The cash, ordinary shares or other securities received by the depositary will become deposited securities.
•	Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal ordinary share of the new deposited securities.
•	Distribute securities on the ordinary shares that are not distributed to you	The depositary may distribute some or all of the cash, ordinary shares or other securities it received.
•	Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (1) advise you that the deposit agreement is terminated, (2) collect distributions on the deposited securities (3) sell rights and other property, and (4) deliver ordinary shares and other deposited securities upon cancellation of ADRs. One year or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro ratabenefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•  are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•  are not liable if either of us exercises discretion permitted under the deposit agreement;

•  have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other person; and

•  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of ordinary shares or other property, the depositary may require:

•  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADRs

You have the right to cancel your ADRs and withdraw the underlying ordinary shares at any time except:

•  When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares.

•  When you or other ADR holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges.

•  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

The deposit agreement permits the depositary to deliver ADRs before deposit of the underlying ordinary shares. This is called a pre-release of the ADR. The depositary may also deliver ordinary shares upon surrender of pre-released ADRs (even if the ADRs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADRs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADRs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

COMPARISON OF ITALIAN AND DELAWARE CORPORATE LAWS

WE ARE GOVERNED BY THE CORPORATE LAWS IN ITALY, WHICH ARE IN SOME CASES LESS FAVORABLE TO SHAREHOLDERS THEN THE CORPORATE LAWS IN DELAWARE, UNITED STATES.

The following is a summary of material differences between the Delaware General Corporate Law and the laws of Italy.

Mergers and other extraordinary corporate transactions

Under Delaware law, a merger or consolidation requires the approval of a majority of the votes cast by the holders of shares entitled to vote in person or by proxy and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the shares within each class or series entitled to vote as a class in person or by proxy, unless the certificate of incorporation requires a greater vote. The sale, lease, exchange or other disposition of all, or substantially all, the property and assets, of a Delaware corporation requires a majority vote unless the certificate of incorporation requires a greater vote. Under Delaware law, the dissolution of a corporation requires a majority vote unless the certificate of incorporation requires a greater vote.

Under Italian law, a merger or consolidation requires the approval of a majority of the votes cast by the shareholders entitled to vote in person or by proxy at an extraordinary shareholders’ meeting. Our bylaws designate power to approve mergers of wholly-owned subsidiaries and subsidiaries of which we own at least 90% to our board of directors, although our shareholders may overrule our board of directors.

Amendments to charter documents

Under Delaware law, charter documents are composed of two documents: a certificate of incorporation and bylaws. An amendment to the certificate of incorporation ordinarily requires a majority vote (unless the certificate of incorporation requires a greater vote). If a class or series is entitled separately to vote on an amendment, its majority vote (unless the certificate of incorporation requires a greater vote), separately calculated, is necessary to approve the amendment. In addition, under Delaware law, the holders of outstanding shares of a class or series are entitled to vote as a class upon a proposed amendment by a majority vote (unless the certificate of incorporation requires a greater vote), whether or not entitled to vote thereon by the provisions of a company’s certificate of incorporation, if the amendment would have certain effects identified in Delaware law.

Under Delaware law, directors of a corporation may adopt, amend or repeal the corporation’s bylaws, unless the certificate of incorporation reserves the power exclusively to the shareholders, or the shareholders, in amending, repealing or adopting a particular bylaw, expressly provide that the board of directors may not amend or repeal that bylaw. Unless the certificate of incorporation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend, repeal or adopt the corporation’s bylaws even though the bylaws may also be amended, repealed or adopted by its directors.

Under Italian law, the charter documents are composed of articles of association and bylaws. An amendment to these documents requires the approval of a majority of the votes cast by the shareholders entitled to vote in person or by proxy at an extraordinary shareholders’ meeting, except that certain extraordinary actions, such as change in our purpose, liquidation or issuance of preferred shares and others, only require the approval of more than one-third of our outstanding shares for both first and second call.

Naming of companies

Under Delaware law a company shall use one of these same endings or others, including “association”, “company”, “corporation”, “club”, “foundation”, “fund”, “incorporated,”“institute”, “society”, “union”, “syndicate” or “limited” (or abbreviations thereof, with or without punctuation), or words (or abbreviations thereof, with or without punctuation) of like import of foreign countries or jurisdictions (provided they are written in roman characters or letters).

Under Italian law, the name of a corporation must end in “S.p.A.” or “Societá per Azioni.”

Capital

Delaware law permits companies to be incorporated with par value shares, no par value shares or a combination of such. If a Delaware company issues par value shares and receives an amount in excess of the par value, the directors may attribute a portion of the excess as “capital.” If a Delaware company issues no par value shares, the directors may attribute a portion of the amount paid as “capital.”

Italian law permits companies to be incorporated with par value shares, no par value shares or a combination of such. If an Italian company issues par value shares and receives an amount in excess of the par value, the par value is attributed as “capital” and the excess is attributed to a “premium reserve,” which is part of shareholders’ equity. If an Italian company issues no par value shares, the entire amount is attributed as “capital.”

Franchise tax

Delaware levies a franchise tax based on authorized capital. Italian law has no such tax.

Liability of shareholders

The liability of shareholders of a Delaware company is limited to the amount paid for their shares. The liability of shareholders of a Italian company is also limited to the amount paid for their shares.

Quorum of shareholders

Under Delaware law, with respect to any matter, a quorum shall be present at a meeting of shareholders if the holders of a majority of the shares entitled to vote are represented at the meeting in person or by proxy, unless otherwise provided in the certificate of incorporation. Where a separate vote by a class or series or classes or series is required, a quorum shall be present at a meeting of shareholders if the holders of a majority of the shares entitled to vote are represented at the meeting in person or by proxy, unless otherwise provided in the certificate of incorporation.

Under Italian law, a quorum shall be present at an ordinary meeting of shareholders on first call if the holders of 50% of the outstanding ordinary shares are represented at the meeting in person or by proxy, but there is no quorum requirement on second call. A quorum shall be present at an extraordinary meeting of shareholders on first call if the holders of a majority of the outstanding ordinary shares are represented at the meeting in person or by proxy and if the holders of more than one-third of the outstanding shares are represented at the meeting in person or proxy on second call.

Actions without a meeting-shareholders

Under Delaware law, shareholders may take action without a meeting if a consent in writing is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless the certificate of incorporation provides otherwise.

Under Italian law, shareholders may not act without a meeting.

Special/extraordinary meetings

Under Delaware law, special meetings of shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or the bylaws.

Under Italian law, extraordinary shareholders’ meeting may be called by our board of directors (or our board of statutory auditors) and must be called if requested by holders of at least 10% of the issued shares. Shareholders are not entitled to request that a meeting of shareholders be convened to vote on issues which as a matter of law shall be resolved upon the basis of a proposal, plan or report by our board of directors. If the shareholders’ meeting is not called despite the request by shareholders and such refusal is unjustified, a competent court may call the meeting.

Director qualifications

Under Delaware law, directors need not be residents of Delaware or shareholders of the corporation unless the certificate of incorporation or bylaws so require. The certificate of incorporation or bylaws may prescribe other qualifications for directors.

Under Italian law, the only requirement for directors is that they have not been deemed “legally incompetent” to be a director under Italian law. “Legal incompetence” is determined by a competent court and can be determined for reasons such as lack of mental capacity, physical incapability, emotional instability, bankruptcy, certain criminal convictions or drug or alcohol addiction.

Election of directors

Under Delaware law, unless otherwise provided in the certificate of incorporation, shareholders are not entitled to cumulative voting in the election of directors. Absent such provision, the directors of a corporation are elected by a plurality of the votes cast by the holders of shares entitled to vote in person or by proxy at a meeting of shareholders at which a quorum is present.

Under Italian law, shareholders are not entitled to cumulative voting in the election of directors. The directors of a corporation are elected by a majority of the votes cast by the holders of shares entitled to vote in person or by proxy at an ordinary meeting of shareholders at which a quorum is present.

Actions without a meeting - directors

Under Delaware law, any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting if all members of the board consent to it in writing or by electronic transmission, and the writing or electronic transmission is filed with the minutes of proceedings of the board unless otherwise restricted by the certificate of incorporation or bylaws.

Under Italian law, directors may not act without a meeting.

Removal of directors

Under Delaware law, one or more or all the directors of a corporation may be removed for cause or, unless provided in the certificate of incorporation, removed without cause by the shareholders by the affirmative vote of the majority of votes cast by the holders of shares entitled to vote thereon, subject to certain exceptions.

Under Italian law, directors may be removed from office at any time by the vote of shareholders at an ordinary shareholders’ meeting although, if removed in circumstances where there was no just cause, such directors may have a claim for damages against us. These damages may include, but are not limited to, compensation that would otherwise have been paid to the director for the remainder of their term and damage to their reputation. Our board of directors must appoint substitute directors to fill vacancies arising from removals, subject to the approval of the board of statutory auditors, to serve until the next ordinary shareholders’ meeting. If at any time more than half of the members of our board of directors are removed or otherwise cease to be directors, the board of directors in its entirety ceases to be in office and our board of statutory auditors must promptly call an ordinary shareholders’ meeting to appoint new directors.

Location of directors meetings

Delaware law provides that, unless otherwise restricted by the certificate of incorporation or bylaws, the board may hold its meetings outside of the State of Delaware. Under Italian law and our bylaws, meetings of our board of directors may be held in person, or by audio-conference or tele-conference, in any member state of the European Union or in the United States.

Limitation of liability and indemnification

Delaware law requires directors and members of any committee designated by the board of directors to discharge their duties in good faith and with that degree of diligence, care and skill which ordinary prudent people would exercise under similar circumstances and positions. Delaware law permits a corporation to set limits on the extent of a director’s liability. Italian law requires directors and members of any committee designated by the board of directors to discharge their duties in good faith and with that degree of diligence required by the nature of their office and their specific competence. If we cannot repay our creditors, and a court determines that our directors did not perform their duties regarding the preservation of our assets, the court may find our directors liable to our creditors. Italian law permits a corporation to set limits on the extent of a director’s liability. We intend to enter into indemnification agreements with our directors. We have already agreed to indemnify our directors for any tax penalties inflicted upon, among other people, our directors who, when acting on our behalf and in our interest, breach or cause breaches of tax laws unintentionally, except in the case of fraud, and to consider, on a case by case basis, waiving our right of recourse against directors who breach tax laws that result in monetary penalties inflicted on us.

Dividends

Delaware law provides that the board of directors of a corporation may authorize and the corporation may make distributions subject to any restrictions in its certificate of incorporation. However, Delaware law provides that distributions may not be made if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of its business or total assets would be less than total liabilities.

Under Italian law, our payment of any annual dividend must be proposed by our board of directors and is subject to the approval of our shareholders at the annual ordinary shareholders’ meeting. Before dividends may be paid out of our unconsolidated net income in any year, we must allocate an amount equal to 5% of the net income to our legal reserve until such reserve is at least equal to 20% of the aggregate par value of our issued shares, which we call our “capital.” If our capital is reduced as a result of accumulated losses, we may not pay dividends until the capital is reconstituted or reduced by the amount of such losses. We may pay dividends out of available retained earnings from prior years, provided that after such payment, we will have a legal reserve at least equal to the legally required minimum of 20% of the capital. We may not approve or pay dividends until this minimum is met. If the minimum is met, the board of directors proposes the issuance of a dividend and the shareholders’ resolution approves that issuance, the shareholders’ resolution will specify the manner and the date for their payment. Any dividends which shareholders do not collect within five years of the date on which they become payable will be forfeited by those shareholders and we will keep the money. The board of directors may not approve interim dividends at times between our annual ordinary shareholders’ meetings.

Return of capital

Delaware law provides that corporations may return capital by dividend, redemption or repurchase subject to certain solvency tests. Shareholder approval is not required for these transactions so long as the corporation meets the solvency tests.

Under Italian law, we are permitted to purchase our outstanding shares, subject to certain conditions and limitations provided for by Italian law. We may only purchase the shares out of profits available for dividends or out of distributable reserves, in each case as appearing on the latest shareholder-approved financial statements. Further, we may only repurchase fully paid-in shares. Such purchases must be authorized by our shareholders by vote at an ordinary shareholders’ meeting. The number of shares to be acquired, together with any shares previously acquired by us or any of our subsidiaries may not (except in limited circumstances) exceed in aggregate 10% of the total number of shares then issued and the aggregate purchase price of such shares may not exceed the earnings reserve specifically approved by shareholders. Shares held in excess of such 10% limit must be sold within one year of the date of purchase. Similar limitations will apply with respect to purchases of our ordinary shares by any subsidiaries we may create in the future.

A corresponding reserve equal to the purchase price of such shares must be created in the balance sheet, and such reserve is not available for distribution, unless such shares are sold or cancelled. Shares purchased and held by us may be resold only pursuant to a resolution of our shareholders adopted at an ordinary shareholders’ meeting. The voting rights attaching to the shares held by us or our subsidiaries cannot be exercised, but the shares can be counted for quorum purposes in shareholders’ meetings. Dividends and other rights, including pre-emptive rights, attaching to such shares will accrue to the benefit of other shareholders.

Officers

Under Delaware law, a corporation is required to have such officers as are required to sign instruments to be filed with the Secretary of State and stock certificates. It is necessary that the corporation have at least two officers to comply with this requirement. The corporation has complete freedom to designate its executives by whatever names it wishes and to allocate the managerial power delegated to executives as the corporation may wish. Any number of offices may be held by the same person unless otherwise provided by the certificate of incorporation or the by-laws. Officers may be chosen in any way and by any person or body if the by-laws or a resolution of the governing body so specifies.

Under Italian law, there are no requirements for any specific numbers or titles of officers.

Share certificates

Under Delaware law, the shares of a corporation shall be represented by certificates, provided that the board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertified stock. However, existing shareholders and future shareholders are able to obtain a stock certificate signed by or in the name of the corporation by the chairman or vice-chairman of the board of directors or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of such corporation if they desire. The terms governing preferred stock must be expressed “in clear language” in the certificate of incorporation (or by a separate resolution authorized by the charter).

Under Italian law, the shares of a corporation may be issued in either registered or certificated form. Our bylaws provide that our ordinary shares are not certificated. Rather, they are held through various participants, primarily institutions, on Monte Titoli’s system and registered by book-entry form on our shareholders book.

Preemptive rights

Under Delaware law, shareholders do not possess preemptive rights as to the issuance of additional securities by the corporation, unless the certificate of incorporation provide otherwise.

Under Italian law, holders of outstanding ordinary shares and convertible debentures are entitled to subscribe for issuance of ordinary shares or convertible debentures in proportion to their holdings at the time that the shareholders authorize the capital increase for those issuances, unless those issuances are for non-cash considerations. The preemptive rights may be waived or limited by shareholders’ resolution adopted by the affirmative vote of holders of more than 50 percent of the ordinary shares at an extraordinary meeting of shareholders and such waiver or limitation is in the interest of our company.

Liquidation rights generally

Under Delaware law, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, holders of common stock are entitled to the distribution of any remaining assets.

Under Italian law, and subject to the satisfaction of the claims of all creditors, our shareholders are entitled to a distribution in liquidation that is equal to the par value of their shares (to the extent available out of our net assets). Preferred shareholders and holders of “participating certificates” typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders and holders of participating certificates have been fully satisfied, holders of ordinary shares are entitled to the distribution of any remaining assets.

Shareholder derivative suits

Under Delaware law, a derivative suit may be brought only if the plaintiff was a record or beneficial owner of shares at the time of the transaction of which he or she complains, and the initial pleading in the suit states that the ownership requirement is satisfied, and with particularity, the efforts of the plaintiff to have the suit brought for the corporation by the board of directors, or the reasons for not making such efforts. The court may require the plaintiff to give security for the expenses incurred or expected to be incurred by the defendants. The court may also require the plaintiff to pay expenses to the defendants if the court finds, upon final judgment for the defendants, that the suit was brought without reasonable cause.

Under Italian law, a shareholder’s name must be entered in the shareholder’s register in order to establish his rights as a shareholder against us. Each shareholder may bring to the attention of the board of statutory auditors facts or acts which such shareholder deems wrongful. If such shareholders represent more than 5% of our share capital, our board of statutory auditors must investigate without delay and report its findings and recommendations to our shareholders’ meeting. Shareholders representing more than 10% of our share capital have the right to report to the competent court serious breaches of the duties of the directors which may be prejudicial to us or to our subsidiaries. In addition, shareholders representing at least 20% of our share capital may commence derivative suits before the competent court against our directors, statutory auditors and general managers. We may waive or settle the suit unless shareholders holding at least 20% of the shares vote against such waiver or settlement. We will reimburse the legal costs of such action in the event that the claim of such shareholders is successful and the court does not award such costs against the relevant directors, statutory auditors or general managers.

Dissenters’ rights

Any shareholder of a Delaware corporation has the right to dissent from any plan of merger or consolidation to which the corporation is a party, provided that unless the certificate of incorporation otherwise provides, a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares of a class or series which is listed on a national securities exchange or is held of record by not less than 2,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation. A dissenting shareholder has a right of appraisal of its shares.

Under Italian law, shareholders’ resolutions which are not adopted in conformity with applicable law or our by-laws may be challenged (with certain limitations and exceptions) within ninety days by absent, dissenting or abstaining shareholders representing individually or in the aggregate at least 5% of our share capital (as well as by our board of directors or our board of statutory auditors). Shareholders not reaching this threshold or shareholders not entitled to vote at our meetings may only claim damages deriving from the resolution.

Dissenting or absent shareholders may require us to buy back their shares as a result of shareholders’ resolutions approving, among others things, material modifications of our purpose or of the voting rights of our ordinary shares, our transformation from a share corporation into a different legal entity or the transfer of our registered office outside Italy. According to the 2003 corporate law reform, any buy-back would be required to occur at a price established by our board of directors, upon consultation with our board of statutory auditors and our external auditor, having regard to our net assets value, our prospective earnings and the market value of our ordinary shares, if any. Under 2003 corporate law reform, we may set forth different criteria in our bylaws for the consideration to be paid to dissenting shareholders in such buy-backs. We have not done so as of the date of this prospectus.

Interested shareholder transactions

Delaware corporations are subject to the State of Delaware’s “business combination” statute. In general, that statute prohibits a publicly-traded corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the time that the shareholder became an interested stockholder, unless the business combination is approved by the board prior to the time the shareholder became an interested stockholder, the interested stockholder acquired 85% or more of the outstanding shares in a transaction in which it became an interested stockholder, or the business combination is approved by the board and by holders of two-thirds of the shares not held by the interested stockholder. A “business combination” includes mergers, assets sales and other transactions resulting in financial benefit to a shareholder. An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock.

Under Italian law, directors having any interest in a proposed transaction must disclose their interest to the board and to the statutory auditors, even if such interest is not in conflict with our interest in the same transaction. The interested director is not required to abstain from voting on the resolution approving the transaction, but the resolution must state explicitly the reasons for, and the benefit to us of, the approved transaction. If these provisions are not complied with, or if the transaction would not have been approved without the vote of the interested director, the resolution may be challenged by a director or by our board of statutory auditors if the approved transaction may be prejudicial to us. A managing director, member of the executive committee or senior manager, if any, having any interest in a proposed transaction that he or she has authority to approve must solicit prior board approval of such transaction. The interested director may be held liable for damages to us resulting from a resolution adopted in breach of the above rules. Finally, directors may be held liable for damages to us if they illicitly profit from insider information or corporate opportunities.

Inspection of books and records

Under Delaware law, upon the written request of any shareholder, the corporation shall mail to such shareholder its balance sheet as at the end of the preceding fiscal year, and its profits and loss and surplus statements for such fiscal year. Inspection rights are extended to any person who beneficially owns stock through either a voting trustee or nominee who holds the stock of record on behalf of such person. Where the shareholder is other than a record holder, such person must state under oath the person’s status as a shareholder and produce documentary evidence of beneficial ownership. Any shareholder is entitled to examine a corporation’s relevant books and records for any proper purpose, namely, a purpose reasonably related to such person’s interest as a shareholder, upon written demand stating the purpose thereof.

Under Italian law, our shareholders may review the report of our auditors on our financial statements prior to the ordinary shareholders’ meeting to approve those financial statements. The report remains on file at our offices and may be reviewed after the annual shareholders’ meeting as well; it is filed with the Companies’ Registry of Como for review by the general public.

Registered office

Delaware law requires a “registered office” in Delaware. Italian law requires a registered office in Italy.

Issuance of shares

Under Delaware law, directors have the authority to issue shares of common stock. If the certificate of incorporation so provides, they may also designate the terms of preferred stock and issue shares of preferred stock.

Under Italian law, issuances of any shares, ordinary or otherwise, require an amendment to our bylaws to increase our capital, which must be recommended to our shareholders by our board of directors and approved by a vote of our shareholders at an extraordinary meeting of shareholders. Our shareholders may not authorize the issuance of shares for a period of more than five years from the date of the extraordinary shareholders’ meeting. Once our shareholders have authorized the issuance of securities, those securities must be issued and paid for before the shareholders may authorize the issuance of additional securities. The board would also need to recommend, and the shareholders would need to approve by vote at the extraordinary meeting, specific terms of the securities. The shareholders may vote at the extraordinary meeting to delegate to the board of directors the power to issue those securities from time to time.

Debt-equity ratio

Under Delaware law, a corporation is not restricted as to the amount of debt securities that it may issue.

Under Italian law, we may issue debt securities for an amount not exceeding twice the amount of the sum of the aggregate par value of our ordinary shares (which we call our capital), our legal reserve and any other disposable reserves appearing on our latest Italian balance sheet approved by our shareholders. The legal reserve is a reserve to which we allocate 5% of our net income each year until it equals at least 20% of our capital. One of the other reserves that we maintain on our balance sheet is a “share premium reserve”, meaning amounts paid for our ordinary shares in excess of the capital. Until our outstanding debt securities are repaid in full, we may not voluntarily reduce our capital or our reserves (such as by declaring dividends) if it results in the aggregate of the capital and reserves being less than half of the outstanding amount of the debt. If our equity is reduced by losses or otherwise such that the amount of the outstanding debt securities is more than twice the amount of our equity, some legal scholars are of the opinion that the ratio must be restored by a recapitalization of our company. If our equity is reduced, we could recapitalize by means of issuing new shares or having our current shareholders contribute additional capital to our company, although there can be no assurance that we would be able to find purchasers for new shares or that any of our current shareholders would be willing to contribute additional capital.

Reduction of equity by losses

Under Delaware law, a corporation’s shareholders’ equity is reduced by losses, and may become negative.

Italian law requires us to reduce our shareholders’ equity in certain situations. Our shareholders’ equity has three main components: capital, legal reserves and other shareholders’ equity (such as any premium paid for the shares over the par value and any retained earnings). We apply our losses from operations against our shareholders’ equity other than legal reserves and capital first. If additional losses remain, or if we have no shareholders’ equity other than legal reserves and capital, and the additional losses are more than one-third of the amount of our legal reserves and capital, our board of directors must call a shareholder’s meeting as soon as possible. The shareholders must vote to elect to either reduce the legal reserves and capital by the amount of the remaining losses, or to carry the losses forward for up to one year. If the shareholders vote to elect to carry the losses forward up to one year, and at the end of the year, the losses are still more than one-third of the amount of the legal reserves and capital, then we must reduce our legal reserves and capital by the amount of the losses. However, as an S.p.A., we must maintain capital of at least €120 thousand. If the amount of the losses would reduce our capital to less than €120 thousand, then:

•  we would need to increase our capital, which we could do by issuing new shares or having our shareholders contribute additional capital to our company, although there can be no assurance that we would be able to find purchasers for new shares or that any of our current shareholders would be willing to contribute additional capital; or

•  our shareholders would need to convert our company to an “S.r.l”, a private limited liability company, which has a lower capital requirement of €10 thousand; or

•  if neither of these options were taken, our shareholders or, if they do not so resolve, a court of competent jurisdiction, could appoint a receivor to liquidate our company.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to our initial public offering, there has been no public market for the ADSs or our ordinary shares, and we cannot assure you that a significant public market for the ADSs will be sustained. Future sales of significant amounts of ADSs representing our ordinary shares, including ADSs representing our outstanding ordinary shares and ADSs representing our ordinary shares issued upon exercise of outstanding options and warrants, in the public market could adversely affect the prevailing market price of the ADSs and could impair our future ability to raise capital through the sale of our equity securities.

Sale of Restricted Shares and Lock-Up Agreements

At December 31, 2005, we have 9,610,630 ordinary shares outstanding.

Of these shares, the 2,700,000 ADSs representing ordinary shares sold in our initial public offering are, and the ADSs representing ordinary shares registered in the registration statement of which this prospectus forms a part will be, freely tradable without restriction under the Securities Act, unless purchased by affiliates of our company, as that term is defined in Rule 144 under the Securities Act (generally our officers, directors and 10% shareholders).

The remaining 6,910,630 ordinary shares were issued and sold by us in private placements, and ADSs representing such shares are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 of the Securities Act. Our employees and directors may purchase up to 1,560,000 ordinary shares upon exercise of options that we have granted or are available for future grant under our equity incentive plan. ADSs representing such shares are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or 701 of the Securities Act. The holders of our warrants that were issued in connection with the Series A notes may exercise those warrants to purchase an aggregate of 503,298 ordinary shares. The holders of the warrants that were issued to the underwriters of our initial public offering may exercise those warrants to purchase an aggregate of 151,200 ordinary shares. The holders of the warrants that were issued in our October 2005 private placement may exercise those warrants to purchase an aggregate of 620,450 ordinary shares. The placement agent of our October 2005 private placement may exercise the warrant that was issued to it in connection with that private placement to purchase an aggregate of 93,068 ordinary shares. ADSs representing such shares are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 of the Securities Act.

Our executive officers (other than Cary Grossman, our Chief Financial Officer), directors and current largest shareholder, FinSirton, have agreed with the underwriters of our initial public offering to a lock-up of their ordinary shares for a period ending 18 months after the effective date of the registration statement relating to our initial public offering, provided, however, that if the average price per ADS of the ADSs equals or exceeds 200% of the initial public offering price of the ADSs in our initial public offering for a minimum of twenty continuous trading days, the ordinary shares may be released from the lock-up at the request of the holder, which could result in the release from the lock-up restrictions of the 3,750,000 outstanding shares held by FinSirton and any shares that underlie options that we may grant to these officers and directors in the future. Our Chief Financial Officer, Cary Grossman, has agreed with the underwriters to a lock-up of the 85,000 ordinary shares issuable upon exercise of his options for a period of 365 days after the effective date of the registration statement relating to our initial public offering. The holders of 359,505 ordinary shares issued upon conversion of our Series A senior convertible promissory notes and 452,948 ordinary shares issuable upon exercise of the related warrants have agreed with the underwriters to a lock-up of their ordinary shares for a period ending 270 days after the effective date of the registration statement relating to our initial public offering. Three of our other shareholders have agreed with the underwriters to a lock-up of their 1,250,000 outstanding ordinary shares for a period ending 180 days after the effective date of the registration statement relating to our initial public offering. Sales of a substantial number of ADSs representing these ordinary shares in the public market could depress the market price of the ADSs and impair our ability to raise capital through the sale of additional equity securities. The underwriters, in their sole discretion and at any time without notice, may release all or any portion of the ordinary shares held by our officers, directors, and existing shareholders subject to these lockup agreements.

Rule 144

In general, Rule 144 allows a shareholder or shareholders where shares are aggregated who has beneficially owned our ordinary shares for at least one year and who files a Form 144 with the SEC to sell within any three-month period commencing 90 days after the date of this prospectus a number of ADSs representing those shares that does not exceed the greater of:

•  1% of the number of ordinary shares then outstanding, which equaled approximately 96,106 shares at December 31, 2005; or

•  the average weekly trading volume of the ADSs during the four calendar weeks preceding the filing of the Form 144 with respect to such sale.

Sales under Rule 144, however, are subject to specific manner of sale provisions, notice requirements, and the availability of current public information about our company. We cannot estimate the number of ADSs our existing shareholders will sell under Rule 144, as this will depend on the market price for our ADSs, the personal circumstances of the shareholders, and other factors.

Rule 144(k)

Under Rule 144(k), in general, a shareholder who has beneficially owned our ordinary shares for at least two years and who is not deemed to have been an affiliate of our company at any time during the immediately preceding 90 days may sell ADSs representing such shares without complying with the manner of sale provisions, notice requirements, public information requirements, or volume limitations of Rule 144. Affiliates of our company, however, must always sell pursuant to Rule 144, even after the otherwise applicable Rule 144(k) holding periods have been satisfied.

Rule 701

Rule 701 generally allows a shareholder who purchased our ordinary shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell ADSs representing such shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 ADSs under Rule 144 without complying with the holding period requirements of Rule 144.

As of December 31, 2005, none of our outstanding ordinary shares had been issued in reliance on Rule 701 as a result of exercises of options.

Registration Rights

Certain parties, as described in “Description of Securities - Registration Rights,” have the right, subject to various conditions and limitations, to demand the filing of and include ADSs representing their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of ADSs to be registered and sold in the public market, these parties could cause the price of the ADSs to fall. In addition, any demand to include such ADSs in our registration statements could have a material adverse effect on our ability to raise needed capital.

We intend to file a registration statement on Form S-8 under the Securities Act covering ADSs representing our ordinary shares issued or reserved for issuance under our share option plans. Accordingly, ADSs representing our ordinary shares registered under such registration statement will be available for sale in the open market upon exercise by the holders. If the holders are our affiliates, they will be subject to the volume limitations of Rule 144 unless we file a “reoffer prospectus” as part of the registration statement.

Options and Warrants

In addition to the 9,610,630 ordinary shares outstanding at December 31, 2005, there were outstanding options to purchase an aggregate of 997,000 ordinary shares and outstanding warrants and purchase options to purchase an aggregate of 1,368,016 ordinary shares.

EXCHANGE CONTROLS

No exchange control consent is required in Italy for the transfer to persons outside of Italy of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of an Italian company.

TAXATION

Tax Consequences Applicable to US Holders

The following contains a description of the principal United States federal and Italian tax consequences of the purchase, ownership and disposition of ADSs or ordinary shares by a US holder, as defined below. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase ADSs representing our ordinary shares and each potential purchaser is therefore urged to consult its own tax advisor.

In particular, this summary deals only with US holders who will hold their ADSs as a capital asset and does not address the tax treatment of a US holder (i) who owns ADSs representing 10% or more of our voting shares (either directly or through attribution); (ii) who holds ADSs in connection with a permanent establishment or fixed base of business located in Italy; (iii) who holds ADSs in the ordinary course or as an integral part of the holder’s trade or business or as part of a hedging, straddle, integrated or conversion transaction; (iv) who is subject to special treatment under the US income tax laws (such as securities dealers, brokers, traders that elect to mark to market, insurance companies, banks, tax-exempt organizations, partnerships and other pass-through entities); (v) whose functional currency is not the US dollar; or (vi) who is a resident of Italy for purposes of the income tax convention that currently is in effect between the United States and Italy. In addition, the following discussion does not address any aspect of state, local or non-US tax laws (other than certain Italian tax laws) or any alternative minimum tax consequences.

The summary is based upon tax laws of the United States and Italy and on the provisions of the income tax convention between the United States and Italy (the “Income Tax Convention”) in each case as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). We will not update this summary to reflect changes in laws and if such a change occurs, this summary could become inaccurate. In this regard, a new tax treaty to replace the current income tax convention was signed on August 25, 1999, but has not yet been ratified. (This new treaty, if ratified, would not change significantly the provisions of the income tax convention that are discussed below.) For purposes of these laws and income tax conventions, beneficial owners of ADRs representing ADSs should be treated as the beneficial owners of the ordinary shares represented by the ADSs. Prospective purchasers of the ADSs are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of the ADSs including, in particular, state and local tax consequences.

For purposes of this section, a US holder means (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the US or any political subdivision thereof; (iii) an estate the income of which is includible in gross income for US federal income tax purposes regardless of its source; (iv) a trust if a US court is able to exercise primary jurisdiction over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust; and (v) any other person that is subject to US federal income taxation on a net income basis in respect of income attributable to its ownership of the ADSs. A US owner means a US holder that is considered a resident of the United States for purposes of the Income Tax Convention and who is not subject to an anti-treaty shopping provision.

Italian Taxation of US Holders

General. Under Italian law, financial instruments issued by an Italian company are subject to the same tax regime as shares, provided that their renumeration is entirely represented by a participation in the economic results of the issuer. Pursuant to Article 10(3) of the Income Tax Convention, the tax regime of dividends set forth therein applies to income from corporate rights of an Italian company, which is subject to the same taxation treatment as income from shares under the laws of Italy. One interpretation of these laws would be that a beneficial owner of an ADS should be subject to the same tax regime as a beneficial owner of a share for purposes of both Italian law and the Income Tax Convention. However, no official interpretation has been issued by the Italian tax authorities on this subject matter to date.

Income Tax Withholding on Dividends.  We do not anticipate making any distributions with respect to our ordinary shares in the foreseeable future. However, if we were to make distributions with respect to our ordinary shares, we would generally be required under Italian law, except as otherwise discussed below, to withhold Italian income tax at a 27% rate on payments made to holders of ADSs who are not residents of Italy for tax purposes. Italian laws provide a mechanism under which persons who are not residents of Italy can claim a refund of up to four-ninths of Italian withholding taxes on dividend income (thereby effectively reducing the rate of withholding to 15%) by establishing to the Italian tax authorities that the dividend income was subject to income tax in another jurisdiction in an amount at least equal to the total refund claimed. US holders should consult their own tax advisers concerning the possible availability of this refund, which traditionally has been payable only after extensive delays.

Under the Income Tax Convention, dividends paid to US owners will be subject to Italian withholding tax at a reduced rate of 15%. However, the amount that we will initially make available to the depositary for payment to US owners will reflect withholding at the 27% rate. US owners who comply with the certification procedures described below may claim a refund of the difference between the 27% rate and the 15% rate (referred to herein as a “treaty refund”). The certification procedure will require the US owner (i) to obtain from the US Internal Revenue Service (generally, by filing Form 8802) a form of certification required by the Italian tax authorities with respect to each dividend payment (Form 6166, printed on U.S. Department of Treasury stationary), unless a previously filed certification is effective with respect to the payment, (ii) to produce a statement whereby the US owner represents that it is a US owner that does not maintain a permanent establishment in Italy, and (iii) to set forth certain other required information. The time for processing requests for certification by the Internal Revenue Service can be lengthy. Accordingly, US owners should begin the process of obtaining a certification from the Internal Revenue Service as soon as possible after receiving instructions from the depositary.

The depositary’s instructions will specify certain deadlines for delivering the documentation required to obtain a treaty refund, including the certification that the US owners must obtain from the US Internal Revenue Service. In the case of ADSs held by US owners through a broker or other financial intermediary, the required documentation should be delivered to such financial intermediary for transmission to the depositary. In all other cases, US owners should deliver the required documentation directly to the depositary. We have agreed with the depositary that if the required documentation is received by the depositary on or within 30 days after the dividend payment date and, in our reasonable judgment, such documentation satisfies the requirements for a refund of Italian withholding taxes under the income tax convention then in effect between the United States and Italy, we will (within 45 days after that) pay an amount equal to the treaty refund to the depositary for the benefit of the US owners entitled thereto.

If the depositary does not receive a US owner’s required documentation within 30 days after the dividend payment date, the US owner may for a short grace period (specified in the depositary’s instructions) continue to claim an amount equal to the treaty refund by delivering the required documentation (either through the US owner’s financial intermediary or directly, as the case may be) to the depositary. However, after this grace period, the treaty refund must be claimed directly from the Italian tax authorities rather than through the depositary. Expenses and extensive delays have been encountered by US owners seeking refunds from the Italian tax authorities.

Income Tax on Capital Gains.  Under Italian law, capital gains realized by a person who is not a resident of Italy on the “disposal” of a “qualified” shareholding held not in connection with a permanent establishment or fixed base through which such shareholders carry on or perform business services in Italy are not subject to Italian capital gain tax but, instead, forty percent (40%) of the overall gain resulting from the disposal is subject to Italian personal or corporate income tax. Losses can be offset against taxable gains for a corresponding amount and, if in excess, can be carried forward up to four years. A “qualified” shareholding is defined as ordinary shares and/or rights (including ADSs) that represent more than 5% of a listed company’s total share capital or more than 2% of its share capital voting in the ordinary shareholders meeting. A “disposal” of a qualified shareholding occurs if, in any 12-month period immediately following the date when a shareholding meets one of the thresholds illustrated above, the shareholder disposes of shares or ADSs that, individually or in the aggregate, constitute a “qualified” shareholding. The taxable gain realized by an individual shareholder who is not a resident of Italy would be subject to progressive personal income tax rates. Currently, the marginal tax rate is equal to 39% (plus certain local surcharges). A special contribution at a 4% rate applies to the amount of any taxable income exceeding €100,000. The taxable gain realized by a corporate shareholder who is not a resident of Italy would be subject to corporate income tax, currently levied at a rate of 33%.

Generally, Italian capital gain tax, levied at a rate of 12.5%, is imposed on gains realized upon the transfer or sale of “non-qualified” shareholdings whether held within or outside Italy. A “non-qualified” shareholding is defined as an interest in ordinary shares and/or rights (including ADSs) which does not reach the thresholds described above for a qualified shareholding. However, under Italian law, a complete exemption from the Italian capital gains tax applies to gains realized by a person who is not a resident of Italy on the disposal of “non-qualified” shareholdings in an Italian company the shares of which are listed on a regulated market, such as the ADSs, even when such shareholdings are held in Italy.

Furthermore, pursuant to the Income Tax Convention, a US owner will not be subject to Italian capital gain tax or to Italian individual or corporate income tax unless such US owner has a permanent establishment or fixed base in Italy to which the owner’s ADSs is effectively connected. To this end, US owners selling ADSs and claiming benefits under the Income Tax Convention may be required to produce appropriate documentation establishing that the above-mentioned conditions have been met.

Estate and Gift Tax.  There are no Italian estate or gift taxes. However, should you make a gift of ADSs for a value exceeding €180,759.91 and the relationship between you and the beneficiary does not qualify for the exemption regime applicable to gifts made in favor of certain family members (e.g., spouse, parents, children, grandchildren), the gift may be subject to the transfer taxes that would ordinarily apply had the ADSs been transferred for consideration and limited to the excess thereof. The materiality threshold is increased to €516,456.91 in cases where the beneficiary is either underage (i.e., younger than 18) or a person with a handicap recognized pursuant to applicable law.

Transfer tax.  An Italian transfer tax is normally payable on the transfer of ADSs in an Italian company. The transfer tax is currently payable at the following rates:

•  €0.0072 per €51.56, or portion thereof, of the price at which ADSs are transferred when the transfer is made between private parties or through an intermediary other than those discussed below;

•  €0.0258 per €51.65, or portion thereof, of the price at which ADSs are transferred when the transfer is made between a bank, investment services company or currency dealer and other persons set forth in Legislative Decree No. 58 of February 24, 1998, and (b) a private party, or between private parties through the intervention of one of these intermediaries; or

•  €0.0062 per €51.65, or portion thereof, of the price at which ADSs are transferred when the transfer is made between the intermediaries discussed above.

The transfer tax will not be payable, however, with respect to any transfer of ADSs involving non-Italian residents concluded either on a regulated market (such as the American Stock Exchange) or with the intervention of one of the intermediaries discussed above.

United States Taxation of US Holders

Taxation of Distributions Made on ADSs.  As previously indicated, we do not anticipate making any distributions with respect to our ordinary shares in the foreseeable future. However, if we were to make distributions with respect to our ordinary shares, the amount of such distribution (including the amount of any Italian taxes withheld therefrom) would generally be includible in the gross income of a US holder of an ADS (on the date of receipt by the depositary) as foreign source dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits, as determined for United States federal income tax purposes. If the amount of any distribution paid on our ordinary shares exceeds our current and accumulated earnings and profits, that excess will first reduce a holder’s basis in its ADSs and, to the extent the distribution is in excess of the holder’s basis, the excess will be treated as capital gain. Dividends paid to US holders that are corporations will not be eligible for the dividends-received deduction (which is generally applicable only to dividends paid by US corporations).

Legislation enacted in 2003 reduces the maximum tax rate for certain dividends received by individuals to 15 percent for taxable years beginning on or before December 31, 2008, subject to exceptions for certain short-term and hedged stock positions. Dividends received from a “qualified foreign corporation” generally qualify for the reduced rate. In this regard, a foreign corporation that is not a passive foreign investment company (PFIC) in the year that the dividends are paid or in the preceding taxable year will generally constitute a qualified foreign corporation with respect to any dividends paid by it on its stock if the stock is readily tradable on an established securities market in the United States. Because the ADSs will be readily tradable on an established securities market in the United States (since we intend to list the ADSs on the American Stock Exchange), we will constitute a qualified foreign corporation and dividends paid by us prior to 2009 on our ordinary shares and received by US holders of ADSs that are individuals should qualify for the reduced rate, subject to above-mentioned exception for certain short-term and hedged stock positions, so long as we are not a PFIC in the year the dividends are paid or in the preceding taxable year (and so long as the ADSs continue to be readily tradeable on an established securities market). While we do not believe that we are currently a PFIC, no assurances can be provided that we will not constitute a PFIC in any year during which we make a distribution on our ordinary shares (or in the taxable year preceding the year of distribution).

The amount of any cash distribution received in euro with respect to the ADSs will equal the US dollar value of the distribution, including the amount of any Italian taxes withheld therefrom, determined at the spot exchange rate in effect on the date that the distribution is received by the depositary (regardless of whether or not the distribution is in fact converted into US dollars), and a US holder will have a tax basis in the euro equal to that same value. Upon a subsequent sale or other disposition of the euro, any gain or loss recognized by the US holder will be ordinary income or loss for US federal income tax purposes.

Subject to general foreign tax credit limitations, a US holder may elect to credit any Italian income taxes withheld on dividends paid with respect to the ADSs against the holder’s US federal income tax liability (provided, inter alia, that the US holder satisfies certain holding requirements with respect to the ADSs). Amounts withheld in excess of the applicable rate under the income tax convention in effect between the United States and Italy in respect of a US holder who qualifies for the benefits of the convention will not be eligible for this credit, but the US holder may claim a refund for this excess from the Italian tax authorities. See “Italian Taxation of US Holders—Income Tax Withholding on Dividends.” As an alternative to claiming a foreign tax credit, a US holder may claim a deduction for any withheld Italian income taxes, but only with respect to a year for which the US holder elects to do so with respect to all of its foreign income taxes. There are complex rules that limit the amount of foreign income taxes that may be credited against a US holder’s federal income tax liability, and US holders are strongly urged to consult their own tax advisors as to the applicability and effect of these limitations.

Sales or other Disposition of the ADSs.    Subject to the discussion set forth below regarding PFICs, a US holder will recognize capital gain or loss for US federal income tax purposes on the sale or other disposition of the ADSs equal to the difference between the amount realized on the disposition and the holder’s basis in the ADSs. Such gain or loss will generally be long-term capital gain or loss if the US holder has owned the ADSs for more than one year at the time of the sale or other disposition.

Back-up Withholding.  A US holder may be subject to back-up withholding at the applicable rate with respect to dividends paid on or proceeds from the sale or other disposition of the ADSs unless the US holder (a) is an exempt recipient or (b) provides a taxpayer identification number, certifies as to no loss of exemption from back-up withholding and otherwise complies with all applicable back-up withholding requirements.

Special Rules Applicable to PFICs.  Special federal income tax rules apply to US holders who own stock in a PFIC. In this regard, a foreign corporation is generally considered a PFIC for any taxable year in which 75% or more of its gross income is passive income or in which 50% or more of the average value of its assets are considered “passive assets” (generally assets that generate passive income or assets held for the production of passive income). We believe that we currently are not a PFIC and do not anticipate that we will become a PFIC in the future.

However, if we were to be classified as a PFIC, a US holder would generally be subject to a special tax at ordinary income tax rates on so-called “excess distributions”—which include both certain distributions received on the ADSs and gain recognized on any sale or other disposition of the ADSs. The amount of income tax on these excess distributions will be increased by an interest charge to compensate for any tax deferral, calculated as if the excess distributions were earned ratably over the period the US holder held the ADSs. In addition, the tax on excess distributions treated as earned in prior years will be subject to tax at the maximum rate applicable in the year in which such income is deemed to have been earned. The harshness of the foregoing rules may be avoided if the US holder properly elects to include in its ordinary income each year such holder’s pro rata share of our ordinary earnings and to include in its long-term capital gain income each year such holder’s pro rata share of our net capital gain, whether or not distributed. However, we do not intend to provide US holders with the information that they would need in order to make this election. Alternatively, a holder of ADSs may avoid the tax consequences detailed above by making a mark-to-market election, but only if the ADSs are “regularly traded” for purposes of Section 1296 of the Code. No assurances can be made that the ADSs will be regularly traded and, in any event, a US holder should consult its own tax advisor before making any election under Section 1296 of the Code.

In addition, if we were to be classified as a PFIC, US holders would not qualify for the benefit of the reduced US federal tax rate applicable to certain dividends received by individuals through the end of 2008, as described above in “United States Taxation of US Holders—Taxation of Distributions Made on the ADSs”.

SELLING SECURITY HOLDERS

Our ADSs to which this prospectus relates are being registered for resale by the selling security holders.

The selling security holders may resell all, a portion or none of such ADSs from time to time. The table below sets forth with respect to each selling security holder, based upon information available to us as of December 31, 2005, the number and percentage of  ADSs (or, in the case of shareholders who currently hold ordinary shares or securities exercisable into ordinary shares, the number and percentage of ordinary shares) beneficially owned before this offering, the number of ADSs registered for resale by this prospectus and the number and percent of ADSs that will be beneficially owned immediately after this offering assuming the sale of all of the registered ADSs.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. ADSs or ordinary shares underlying our convertible securities that are exercisable within 60 days from December 31, 2005 are deemed outstanding for computing the amount and percentage owned by the person or group holding such convertible securities, but are not deemed outstanding for computing the percentage owned by any other person or group.

	ADSs Beneficially Owned Before The Offering		ADSs Offered	ADSs Beneficially Owned After The Offering
Holder	ADSs	Percent		ADSs	Percent
Lea Adar (1)	4,400	*	4,400	0	0
Alexandra Global Master Fund Ltd. (2)	484,978	5.0	484,978	0	0
Amy Elise Garber Trust (3)	3,667	*	3,667	0	0
William R. Annis (4)	367	*	367	0	0
Attar Family Ltd. (5)	5,500	*	5,500	0	0
Banca Intermobiliare di Investimenti e Gestioni S.p.A. (6)	15,000	*	21,000	0	0
Richard Bassin (7)	1,834	*	1,834	0	0
Marc and Ellen Becker, Tenants in Common (8)	1,834	*	1,834	0	0
Ronald J. and Judith Ripka Berk, JTROS (9)	7,334	*	7,334	0	0
BIM Intermobiliare SGR - Fondo Azionario Italia (10)	138,400	1.4	140,000	38,400	*
BIM Intermobiliare SGR - Fondo Azionario Small Cap Italia (11)	221,899	2.3	35,748	196,365	2.0
BIM Intermobiliare SGR - Fondo Azionario Globale (12)	16,000	*	8,400	10,000	*
BIM Intermobiliare SGR - Fondo Bilanciato (13)	16,000	*	8,400	10,000	*
BIM Intermobiliare SGR - Fondo Flessibile (14)	22,000	*	14,000	12,000	*
Biomedical Value Fund, LP (15)	531,915	5.4	744,681	0	0
Biomedical Offshore Value Fund LTD (16)	531,915	5.4	744,681	0	0
Bishterne Limited (17)	73,334	*	73,334	0	0
Fred A. Brasch (18)	111,207	*	954	0	0
Diana Budzanoski (19)	5,500	*	5,500	0	0
Bushrod Burns (20)	1,834	*	1,834	0	0
Robert E. Buxbaum & Sonia Gluckman C/F Evan Buxbaum UNYUGMA (21)	734	*	734	0	0
Chaumiere Consultadoria e Servicos S.A. (22)	152,376	1.6	213,327	0	0
Barbara H. & Peter R. Ducoffe, JTWROS (23)	7,334	*	7,334	0	0

	ADSs Beneficially Owned Before The Offering		ADSs Offered	ADSs Beneficially Owned After The Offering
Holder	ADSs	Percent		ADSs	Percent
Kenneth & Joceline Elan, JTWROS (24)	1,834	*	1,834	0	0
Estate of Louis Spanier (25)	7,334	*	7,334	0	0
Finrex S.A. (26)	51,334	*	51,334	0	0
David J. Forsyth (27)	1,834	*	1,834	0	0
Samuel H. and Betty H. Franklin, Tenants in Common (28)	3,667	*	3,667	0	0
Robert Fredricks (29)	734	*	734	0	0
Stephen W. & Marianne E. Garber, JTWROS (30)	3,667	*	3,667	0	0
Joseph Gatti, Jr. (31)	3,667	*	3,667	0	0
Generation Capital Associates (32)	110,253	1.1	110,253	0	0
Sonia Gluckman (33)	6,600	*	6,600	0	0
Stephen M. Greenberg (34)	734	*	734	0	0
Amos Hall (35)	734	*	734	0	0
Hart Family Revocable Trust (36)	1,834	*	1,834	0	0
Mary L. Hart (37)	7,334	*	7,334	0	0
David and Joan Herskovits, JTWROS (38)	1,467	*	1,467	0	0
Elsie S. Howard (39)	3,667	*	3,667	0	0
InSight Productions, L.L.C. (40)	367	*	367	0	0
Susan Kaplan (41)	3,667	*	3,667	0	0
Gerald S. Leeseberg (42)	5,500	*	5,500	0	0
Jeffrey J. Leon (43)	3,667	*	3,667	0	0
Edgar O. Mandeville (44)	1,834	*	1,834	0	0
Alexander Michaels (45)	7,334	*	7,334	0	0
James J. Noonan (46)	3,667	*	3,667	0	0
One Walton Place, L.L.C. (47)	1,834	*	1,834	0	0
RA Capital Biotech Fund, LP (48)	294,632	3.1	223,485	135,000	1.4
David A. Rapaport (49)	112,087	1.2	1,834	0	0
Rodman & Renshaw LLC (50)	1,144	*	94,668	0	0
Sidney & Carol Strickland, JTWROS (51)	3,667	*	3,667	0	0
The Hart Organization Corp. (52)	119,054	1.2	8,801	0	0
Frances N. Veilette (53)	954	*	954	0	0
John L. & Jo Lynn Waller, JTWROS (54)	734	*	734	0	0
Gary W. Williams (55)	880	*	880	0	0

	ADSs Beneficially Owned Before The Offering		ADSs Offered	ADSs Beneficially Owned After The Offering
Holder	ADSs	Percent		ADSs	Percent
Kenneth F. Zadeck (56)	734	*	734	0	0
Zarum SA (57)	44,445	*	44,445	0	0
Total Shares Offered:			3,144,607

* Less than 1%

(1)
Address is 43 Brook Ridge Road, New Rochelle, New York 10804. ADSs beneficially owned before the offering and ADSs offered consist of 4,400 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(2)
Address is c/o Alexandra Investment Management, LLC, 467 Third Avenue, 39th Floor, New York, New York 10016. ADSs beneficially owned before the offering and ADSs offered include 84,978 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable. Alexandra Investment Management, LLC, serves as investment advisor to Alexandra Global Master Fund Ltd. By reason of such relationship, Alexandra Investment Management, LLC, may be deemed to share dispositive control over the ADSs beneficially owned and offered by Alexandra Global Master Fund Ltd. and therefore may be deemed to be a beneficial owner of such securities. Alexandra Investment Management, LLC disclaims such beneficial ownership. Mikhail A. Filimonov and Dimitri Sogoloff are managing members of Alexandra Investment Management, LLC. By reason of such relationship, Mr. Filimonov and Mr. Sogoloff may be deemed to share dispositive control over the ADSs beneficially owned and offered by Alexandra Global Master Fund Ltd. and therefore may be deemed to be a beneficial owner of such securities. Mr. Filimonov and Mr. Sogoloff disclaims such beneficial ownership.

(3)
Address is 780 Tanglewood Trail, Atlanta, Georgia 30327. ADSs beneficially owned before the offering and ADSs offered consist of 3,667 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(4)
Address is 2814 Baccarate Drive, Marietta, Georgia 30062. ADSs beneficially owned before the offering and ADSs offered consist of 367 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(5)
Address is 1155 Dairy Ashford #650, Houston, Texas 77079. ADSs beneficially owned before the offering and ADSs offered consist of 5,500 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(6)
Address is Via Gramsci 7, 10121, Torino, Italy. ADSs offered include 6,000 ADSs issuable upon exercise of warrants not exercisable within 60 days of December 31, 2005. Pietro D'Agui' is the chief executive officer of Banca Intermobiliare di Investimenti e Gestioni S.p.A., may be deemed to have voting of dispositive control over the ADSs beneficially owned and offered by Banca Intermobiliare di Investimenti e Gestioni S.p.A. and therefore may be deemed to be a beneficial owner of such securities.

(7)
Address is 300 South Pointe Drive, Unit 1701, Miami Beach, Florida 33139. ADSs beneficially owned before the offering and ADSs offered consist of 1,834 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(8)
Address is 3847 Broussard, Baton Rouge, Louisiana 70808. ADSs beneficially owned before the offering and ADSs offered consist of 1,834 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(9)
Address is 945 Fifth Avenue, New York, New York 10021. ADSs beneficially owned before the offering and ADSs offered consist of 7,334 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(10)
Address is Via Gramsci 7, 10121, Torino, Italy. ADSs offered include 40,000 ADSs issuable upon exercise of warrants not exercisable within 60 days of December 31, 2005. Paolo D'Alfonso is the chief investment officer of BIM Intermobiliare SGR - Fondo Azionario Italia, may be deemed to have voting or dispositive control over the ADSs beneficially owned and offered by BIM Intermobiliare SGR - Fondo Azionario Italia and therefore may be deemed to be a beneficial owner of such securities.

(11)
Address is Via Gramsci 7, 10121, Torino, Italy. ADSs offered include 10,214 ADSs issuable upon exercise of warrants not exercisable within 60 days of December 31, 2005. Paolo D'Alfonso is the chief investment officer of BIM Intermobiliare SGR - Fondo Azionario Small Cap Italia, may be deemed to have voting or dispositive control over the ADSs beneficially owned and offered by BIM Intermobiliare SGR - Fondo Azionario Small Cap Italia and therefore may be deemed to be a beneficial owner of such securities.

(12)
Address is Via Gramsci 7, 10121, Torino, Italy. ADSs offered include 2,400 ADSs issuable upon exercise of warrants not exercisable within 60 days of December 31, 2005. Paolo D'Alfonso is the chief investment officer of BIM Intermobiliare SGR - Fondo Azionario Globale, may be deemed to have voting or dispositive control over the ADSs beneficially owned and offered by BIM Intermobiliare SGR - Fondo Azionario Globale and therefore may be deemed to be a beneficial owner of such securities.

(13)
Address is Via Gramsci 7, 10121, Torino, Italy. ADSs offered include 2,400 ADSs issuable upon exercise of warrants not exercisable within 60 days of December 31, 2005. Paolo D'Alfonso is the chief investment officer of BIM Intermobiliare SGR - Fondo Bilanciato, may be deemed to have voting or dispositive control over the ADSs beneficially owned and offered by BIM Intermobiliare SGR - Fondo Bilanciato and therefore may be deemed to be a beneficial owner of such securities.

(14)
Address is Via Gramsci 7, 10121, Torino, Italy. ADSs offered include 4,000 ADSs issuable upon exercise of warrants not exercisable within 60 days of December 31, 2005. Paolo D'Alfonso is the chief investment officer of BIM Intermobiliare SGR - Fondo Flessible, may be deemed to have voting or dispositive control over the ADSs beneficially owned and offered by BIM Intermobiliare SGR - Fondo Flessible and therefore may be deemed to be a beneficial owner of such securities.

(15)
Address is c/o Great Point Partners LLC, 2 Pickwick Plaza, Suite 450, Greenwich, Connecticut, 06830. ADSs offered include 212,766 ADSs issuable upon exercise of warrants not exercisable within 60 days of December 31, 2005. Dr. Jeffrey R. Jay. M.D. may be deemed to have voting or dispositive control over the ADSs beneficially owned and offered by Biomedical Value Fund, LP and therefore may be deemed to be a beneficial owner of such securities.

(16)
Address is P.O. Box 1748 GT, Cayman Corporate Centre, 27 Hospital Road, Georgetown, Grand Cayman, Cayman Islands CJ08. ADSs offered include 212,766 ADSs issuable upon exercise of warrants not exercisable within 60 days of December 31, 2005. Dr. Jeffrey R. Jay, M.D. may be deemed to have voting or dispositive control over the ADSs beneficially owned and offered by Biomedical Offshore Value Fund LTD and therefore may be deemed to be a beneficial owner of such securities.

(17)
Address is 7th Floor, Home House, Ballsbridge, Dublin, Ireland. ADSs beneficially owned before the offering and ADSs offered consist of 73,334 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable, Elizabeth M. Fox is the director of Bishterne Limited, may be deemed to have voting or dispositive control over the ADSs beneficially owned and offered by Bishterne Limited and therefore may be deemed to be a beneficial owner of such securities.

(18)
Address is 255 Walhalla Court, Atlanta, Georgia 30350. ADSs beneficially owned before the offering include 954 ADSs issuable upon exercise of warrants currently exercisable and 110,253 ADSs beneficially owned by Generation Capital Associates. Mr. Brasch is an executive officer of Profit Concepts, Ltd., which is the manager of High Capital Funding, LLC, which is the 100% shareholder of Generation Capital Associates. Mr. Brasch may be deemed to have voting and/or dispositive control over ADSs beneficially owned by Generation Capital Associates and so may be deemed to beneficially own such ADSs. ADSs offered consist of 954 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable. ADSs beneficially owned after the offering assumes that Generation Capital Associates sells all of its ADSs as part of this offering.

(19)
Address is 300 Central Park West # 9H, New York, New York 10024-1591. ADSs beneficially owned before the offering and ADSs offered consist of 5,500 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(20)
Address is 6885 North Ocean Boulevard, Apt. 102, Ocean Ridge, Florida, 33435. ADSs beneficially owned before the offering and ADSs offered consist of 1,834 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(21)
Address is 35 West 92nd Street #6E, New York, New York 10025. ADSs beneficially owned before the offering and ADSs offered consist of 734 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(22)
Address is 77-6°F Avenida Arriaga, Edifico Forum, P-9000, FUNCHAL, Madeira, Portugal. ADSs offered include 60,951 ADSs issuable upon exercise of warrants not exercisable within 60 days of December 31, 2005. Paolo Cavazza may be deemed to have voting or dispositive control over the ADSs beneficially owned and offered by Chaumiere Consultadoria e Servicos S.A. and therefore may be deemed to be a beneficial owner of such securities.

(23)
Address is 470 Cambridge Way, Atlanta, Georgia 30328. ADSs beneficially owned before the offering and ADSs offered consist of 7,334 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(24)
Address is 59 Driftwood Drive, Port Washington, New York 11050. ADSs beneficially owned before the offering and ADSs offered consist of 1,834 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(25)
Address is c/o Howard Commander, as Trustee, Box 635, New Lebanon, New York 12125. ADSs beneficially owned before the offering and ADSs offered consist of 7,334 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(26)
Address is Via Cattori 6, 6902 Lugano, Switzerland. ADSs beneficially owned before the offering and ADSs offered consist of 51,334 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable. Paolo Floriani is the director of Finrex S.A., may be deemed to have voting or dispositive control over the ADSs beneficially owned and offered by Finrex S.A. and therefore may be deemed to be a beneficial owner of such securities.

(27)
Address is 194 East Oakridge Park, Metairie, Louisiana 70005. ADSs beneficially owned before the offering and ADSs offered consist of 1,834 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(28)
Address is 2504 Manor Place, Birmingham, Alabama 35223. ADSs beneficially owned before the offering and ADSs offered consist of 3,667 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(29)
Address is 567 Bloomfield Avenue, Nutley, New Jersey 07110. ADSs beneficially owned before the offering and ADSs offered consist of 660 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(30)
Address is 780 Tanglewood Trail, Atlanta, Georgia 30327. ADSs beneficially owned before the offering and ADSs offered consist of 3,667 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(31)
Address is 41 Crest Drive, White Plains, New York 10607. ADSs beneficially owned before the offering and ADSs offered consist of 3,667 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(32)
Address is 1085 Riverside Trace, Atlanta, Georgia, 30328. ADSs beneficially owned before the offering and ADSs offered include 44,000 ADSs issuable upon exercise of warrants currently exercisable and ADSs offered include 4,644 ADSs issuable upon exercise of warrants not exercisable within 60 days of December 31, 2005. Fred A. Brasch, David A. Rapaport and Frank E. Hart are each an executive officer of, and Mr. Hart is the indirect beneficial owner of, Profit Concepts, Ltd., which is the manager of High Capital Funding, LLC, which is the 100% shareholder of Generation Capital Associates. Mr. Brasch, Mr. Rapaport and Mr. Hart may be deemed to have voting and/or dispositive control over ADSs or ordinary shares beneficially owned by Generation Capital Associates and so may be deemed to beneficially own such ADSs or ordinary shares.

(33)
Address is 35 West 92nd Street #6E, New York, New York 10025. ADSs beneficially owned before the offering and ADSs offered consist of 6,600 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(34)
Address is 547 Balsam Road, Cherry Hill, New Jersey 08003. ADSs beneficially owned before the offering and ADSs offered consist of 734 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(35)
Address is c/o Buckhead Muscular Pain Center, 110 E. Andrews Drive, Atlanta, Georgia 30305. ADSs beneficially owned before the offering and ADSs offered consist of 734 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(36)
Address is 42 Woodland Avenue #4, San Francisco, California 94117. ADSs beneficially owned before the offering and ADSs offered consist of 1,834 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable. Van E. Hart Jr. is the trustee of the Hart Family Revocable Trust, may be deemed to have voting or dispositive control over the ADSs beneficially owned and offered by the Hart Family Revocable Trust and therefore may be deemed to be a beneficial owner of such securities.

(37)
Address is 1085 Riverside Trace, Atlanta, Georgia 30328. ADSs beneficially owned before the offering and ADSs offered consist of 7,334 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(38)
Address is 705 Whitemere Court, Atlanta, Georgia 30377. ADSs beneficially owned before the offering and ADSs offered consist of 1,467 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(39)
Address is 4825 Lakeview Drive, Miami Beach, Florida 33140. ADSs beneficially owned before the offering and ADSs offered consist of 3,667 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(40)
Address is 650 Prydras Street, Suite 2750, New Orleans, Louisiana 70130. ADSs beneficially owned before the offering and ADSs offered consist of 367 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(41)
Address is 1432 Autumn Road, Jenkintown, Pennsylvania 19046. ADSs beneficially owned before the offering and ADSs offered consist of 3,667 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(42)
Address is 175 South Third Street, PH-1, Columbus, Ohio 43215. ADSs beneficially owned before the offering and ADSs offered consist of 5,500 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(43)
Address is 240 Cranes Hollow Road, Amsterdam, New York 12010. ADSs beneficially owned before the offering and ADSs offered consist of 3,667 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(44)
Address is 84-06 Chevy Chase Street, Jamaica Estates, New York 11432. ADSs beneficially owned before the offering and ADSs offered consist of 1,834 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(45)
Address is 9W Parsonage Way, Manalapan, New Jersey 07726. ADSs beneficially owned before the offering and ADSs offered consist of 7,334 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(46)
Address is PO Box 272, Oldwick, New Jersey 08858. ADSs beneficially owned before the offering and ADSs offered consist of 3,667 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(47)
Address is 401 Edwards Street, Suite 900, Shreveport, Louisiana 71101. ADSs beneficially owned before the offering and ADSs offered consist of 1,834 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(48)
Address is 111 Huntington Ave., Suite 610, Boston, Massachusetts, 02199. ADSs beneficially owned before the offering and ADSs offered include 63,853 ADSs issuable upon exercise of warrants not exercisable within 60 days of December 31, 2005. Richard H. Aldrich, the general partner of RA Capital Biotech Fund, LP, may be deemed to have voting or dispositive control over the ADSs beneficially owned and offered by RA Capital Biotech Fund, LP and therefore may be deemed to be a beneficial owner of such securities.

(49)
Address is 435 Watergate Way, Roswell, Georgia 30076. ADSs beneficially owned before the offering include 1,834 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable and 110,253 ordinary shares beneficially owned by Generation Capital Associates. Mr. Rapaport is an executive officer of Profit Concepts, Ltd., which is the manager of High Capital Funding, LLC, which is the 100% shareholder of Generation Capital Associates. Mr. Rapaport may be deemed to have voting and/or dispositive control over ADSs or ordinary shares beneficially owned by Generation Capital Associates and so may be deemed to beneficially own such ADSs or ordinary shares. ADSs offered consist of 1,834 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable. ADSs beneficially owned after the offering assumes that Generation Capital Associates sells all of its ADSs as part of this offering.

(50)	Address is 1270 Avenue of Americas, 16th Floor, New York, New York, 10020. ADSs offered include 93,524 ADSs issuable upon exercise of warrants not exercisable within 60 days of December 31, 2005.

(51)
Address is 504 E. 63rd Street, Apt. 35P, New York, New York 10021. ADSs beneficially owned before the offering and ADSs offered consist of 3,667 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(52)
Address is 1085 Riverside Trace, Atlanta, Georgia 30328. ADSs beneficially owned before the offering include 8,801 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable and 110,253 ordinary shares beneficially owned by Generation Capital Associates. The Hart Organization Corp. is the 100% shareholder of Profit Concepts, Ltd., which is the manager of High Capital Funding, LLC, which is the 100% shareholder of Generation Capital Associates. The Hart Organization Corp. may be deemed to have voting and/or dispositive control over ADSs or ordinary shares beneficially owned by Generation Capital Associates and so may be deemed to beneficially own such ADSs or ordinary shares. ADSs offered consist of 878,010 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable. ADSs beneficially owned after the offering assumes that Generation Capital Associates sells all of its ADSs as part of this offering.

(53)
Address is 86 Elliot Road, East Chatham, New York 12060. ADSs beneficially owned before the offering and ADSs offered consist of 954 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(54)
Address is 747 Navigators Run, Mt. Pleasant, South Carolina 29464. ADSs beneficially owned before the offering and ADSs offered consist of 734 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(55)
Address is c/o GWW, Inc., 6075 Lake Forrest Drive, Suite 110, Atlanta, Georgia 30328. ADSs beneficially owned before the offering and ADSs offered consist of 880 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(56)
Address is 123 Devoe Road, Chappaqua, New York 10514. ADSs beneficially owned before the offering and ADSs offered consist of 734 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

(57)
Address is Pierfrancesco Campana, Corso San Gottardo, 31, Chiasso, Switzerland, CH 6830. ADSs beneficially owned before the offering and ADSs offered consist of 44,445 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable.

The selling security holders have not within the past three years had any position, office or other material relationship with our company, except that Chaumiere Consultadoria e Servicos S.A., one of the selling security holders, is indirectly owned by Paolo Cavazza and members of his family. Mr. Cavazza directly and indirectly owns 40% of the outstanding equity of Sigma-Tau Finanziaria S.p.A. Sigma-Tau Finanziaria S.p.A. and certain of its affiliates have relationships with our company as described in “Related Party Transactions - Agreements with FinSirton, Sirton, Alexandra and Sigma-Tau.” In addition, one of our directors, David Kroin, is the Managing Director of Great Point Partners, LLC. Great Point Partners LLC is the investment manager of two of the selling security holders, Biomedical Value Fund, LP and Biomedical Offshore Value Fund LTD. Mr. Kroin was nominated for election to our board of directors by Biomedical Value Fund, L.P. and Biomedical Offshore Value Fund, Ltd., pursuant to a voting agreement among the participants in the October 2005 private placement and FinSirton.

The information provided above with respect to the selling security holders has been obtained from such selling security holders. Because the selling security holders may sell all or some portion of the ADSs or ordinary shares beneficially owned by them, only an estimate (assuming the selling security holders sell all of the ADSs or ordinary shares offered in this prospectus) can be given as to the number of ADSs or ordinary shares that will be beneficially owned by the selling security holders after this offering, and as to the percentage of all outstanding ADSs or ordinary shares constituted by such ADSs or ordinary shares. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the ADSs or ordinary shares beneficially owned by them, all or a portion of the ADSs or ordinary shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ADSs on the American Stock Exchange or any other stock exchange, market or trading facility on which the ADSs are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling ADSs:

•  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•  an exchange distribution in accordance with the rules of the applicable exchange;

•  public or privately negotiated transactions;

•  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•  on the American Stock Exchange (or through facilities of any national securities exchange or US inter-dealer quotation system of a registered national securities association on which the ADSs are then listed, admitted to unlisted trading privileges or included for quotation);

•  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•  through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•  a combination of any such methods of sale; or

•  any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the ADSs or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging the positions they assume. The selling security holders may also sell shares of the ADSs short and deliver these securities to close out their short positions, or loan or pledge the ADSs to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling security holders may also pledge shares to a broker-dealer or other financial institution which, upon default, they may in turn resell.

In addition to the foregoing methods, the selling stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods. The selling stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the selling stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of selling stockholders to include the pledgee, secured party or other successors in interest of the selling stockholder under this prospectus.

The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any profits received by the selling security holders or such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the ordinary shares or ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the ordinary shares or ADSs by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

TRADING MARKETS AND PRICE HISTORY OF THE ADSs

Our ADSs are listed on the American Stock Exchange under the symbol “GNT.” Neither our ordinary shares nor our ADSs are listed on a securities exchange outside the United States. The Bank of New York is our depositary for purposes of issuing the ADRs representing the ADSs. Each ADS represents one ordinary share.

Trading in our ADSs on the American Stock Exchange commenced on June 16, 2005. The following table sets forth, for each of the periods indicated, the high and low closing prices per ADS as reported by the American Stock Exchange.

	Price Range of ADSs
	High	Low
2005
Second Quarter (beginning June 16, 2005)	$9.10	$8.77
Third Quarter	$8.99	$6.92
Fourth Quarter	$8.68	$7.05

Month Ended
July 31, 2005	$8.99	$8.23
August 31, 2005	$8.65	$7.15
September 30, 2005	$8.25	$6.92
October 31, 2005	$7.99	$7.07
November 30, 2005	$8.68	$7.05
December 31, 2005	$8.46	$7.75

The closing price of the ADSs on the American Stock Exchange on January 25, 2005 was $9.00.

LEGAL MATTERS

The validity of the ordinary shares underlying the ADSs offered hereby have been passed upon for us by Gianni, Origoni, Grippo & Partners, Piazza Belgioioso, 2, 20121 Milan, Italy.

EXPERTS

The financial statements of Gentium at December 31, 2002, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 appearing in this Prospectus and Registration Statement have been audited by Reconta Ernst & Young S.p.A., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The address of Reconta Ernst & Young S.p.A. is Via della Chiusa, 2, 20123, Milan, Italy. Reconta Ernst & Young S.p.A. is registered with the Public Company Accounting Oversight Board.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the ordinary shares being registered.

Amount to be Paid
SEC registration fee	$2,596.88
Legal fees and expenses	100,000
Accounting fees and expenses	10,000
Transfer agent fees	5,000
Depositary fee	5,000
Printing and engraving	5,000
Miscellaneous	10,000

Total	$137,596.88

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act with respect to the ordinary shares underlying the ADSs to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. You should review the registration statement for further information with respect to us and the ADSs to be sold in this offering. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance you should refer to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, which are more complete than any such statement in this prospectus.

We are subject to the periodic reporting and other informational requirements of the Exchange Act applicable to a foreign private issuer. Under the Exchange Act, we file annual reports on Form 20-F within six months of our fiscal year end, and we submit other reports and information under cover of Form 6-K with the SEC. Copies of the registration statements, their accompanying exhibits, as well as such reports and other information, when so filed, may be inspected without charge and may be obtained at prescribed rates at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330 or by contacting the SEC at its website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are a società per azioni (stock company) organized under the laws of the Republic of Italy. Substantially all of our directors, executive officers, and certain experts named herein, reside in the Republic of Italy. All or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce judgments obtained in the United States courts predicated upon the civil liability provisions of the Federal securities laws of the United States against us or such persons in United States courts. We have been advised that (a) enforceability in Italy, in actions for enforcement of final judgments of United States courts, of civil liabilities predicated upon the Federal securities laws of the United States is subject, among other things, to the Italian courts’ determination that certain jurisdictional and procedural standards were satisfied in the U.S. proceeding, that the U.S. decision is not contrary to an existing Italian decision, that the matter is not the subject of a concurrent proceeding in Italy, and that enforcement would not violate Italian public policy; and (b) in original actions in Italy to enforce such liabilities, an Italian court would examine the merits of the claim in accordance with Italian substantive law and procedure and not necessarily apply United States substantive law. We have expressly submitted to the nonexclusive jurisdiction of New York State and United States federal courts sitting in The City of New York for the purpose of any suit, action or proceeding arising out of the this public offering. We have appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as our agent upon whom process may be served in any action.

GENTIUM S.p.A.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accountants as and for the three year period ended December 31, 2004	F-2
Balance Sheets as of December 31, 2003 and 2004 and September 30, 2005	F-3
Statements of Operations for the years ended December 31, 2002, 2003 and 2004 and for the nine month periods ended September 30, 2004 and 2005	F-4
Statements of Shareholders’ Equity (Deficit) for the years ended December 31, 2002, 2003 and 2004 and for the nine month periods ended September 30, 2004 and 2005	F-5
Statements of Cash Flows for the years ended December 31, 2002, 2003 and 2004 and for the nine month periods ended September 30, 2004 and 2005	F-6
Notes to Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Gentium S.p.A.

We have audited the accompanying balance sheets of Gentium S.p.A. as of December 31, 2004 and 2003, and the related statements of operations, shareholder’s equity (deficit), and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gentium S.p.A. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

Reconta Ernst & Young S.p.A.
Milan, Italy

April 5, 2005

GENTIUM S.p.A.
BALANCE SHEETS

	As of December 31,		As of September 30,
(000’s omitted except share and per share data)	2003	2004	2005
ASSETS			(unaudited)
Cash and cash equivalents	€23	€2,461	€7,012
Restricted cash	—	—	—
Receivables	1,502	9	—
Receivables from related parties	978	1,490	909
Inventories, net	1,470	886	1,683
Prepaid expenses and other current assets	108	1,617	1,075
Total Current Assets	4,081	6,463	10,679

Property, manufacturing facility and equipment, at cost	10,986	16,152	17,176
Less: Accumulated depreciation	6,941	7,609	(8,650)
Property, manufacturing facility and equipment, net	4,045	8,543	8,526

Intangible assets, net of amortization	143	243	238
Other non-current assets	744	660	607
Total Assets	€9,013	€15,909	€20,050

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Bank overdraft	€—	€100	€—
Accounts payable	3,132	3,927	2,453
Payables to related parties	2,094	1,498	425
Short-term bank borrowings	—	2,690	—
Accrued expenses and other current liabilities	272	432	490
Current maturities of long-term debt	399	2,781	895
Convertible notes payable, net of discount	—	2,082	—
Deferred income	917	564	350
Income taxes payable	304	—	—
Total Current Liabilities	7,118	14,074	4,613

Long-term debt, net of current maturities	1,112	3,361	2,577
Deferred tax liabilities	37	—	—
Termination indemnities	529	548	693
Total Liabilities	8,796	17,983	7,883

Share capital (par value: €1.00; 5,000,000 shares authorized and issued at December 31, 2003, 13,330,100 shares authorized at December 31, 2004, 11,976,803 shares authorized at September 30, 2005, 5,000,000 and 8,059,505 shares issued at, December 31, 2004 and September 30, 2005, respectively	5,000	5,000	8,060
Additional paid in capital	1,097	5,834	26,925
Accumulated deficit	(5,880)	(12,908)	(22,818)
Total Shareholders’ Equity (Deficit)	217	(2,074)	12,167
	€9,013	€15,909	€20,050

The accompanying notes are an integral part of these financial statements.

GENTIUM S.p.A.
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,			For the Nine Months Ended September 30,
(000s omitted except share and per share data)	2002	2003	2004	2004	2005
Revenues:				(unaudited)
Sales to affiliates	€5,915	€6,532	€2,870	€1,719	€1,900
Third party product sales	—	—	243	243	95
Total product sales	5,915	6,532	3,113	1,962	1,995
Other income and revenues	392	1,843	583	501	210
Total Revenues	6,307	8,375	3,696	2,463	2,205

Operating costs and expenses:
Cost of goods sold	2,135	2,435	2,579	1,453	1,721
Charges from affiliates	1,156	1,485	1,665	915	781
Research and development	1,753	2,253	2,922	2,461	3,117
General and administrative	864	854	815	602	1,375
Non cash compensation	—	—	379	—	363
Depreciation and amortization	102	67	89	52	78
	6,010	7,094	8,449	5,483	7,435
Operating income (loss)	297	1,281	(4,753)	(3,020)	(5,230)

Other income	195	—	—	—
Foreign currency exchange gain (loss), net	268	156	(55)	42	(435)
Interest income (expense), net	(105)	(71)	(2,192)	(26)	(4,197)

Pre-tax income (loss)	655	1,366	(7,000)	(3,004)	(9,862)

Income tax expense (benefit):
Current	128	243	65	48	48
Deferred	108	(84)	(37)	(28)	—
	236	159	28	20	48
Net income (loss)	€419	€1,207	€(7,028)	€(3,024)	€(9,910)
Net income (loss) per share:
Basic and diluted net income (loss) per share	€0.08	€0.24	€(1.41)	€(0.60)	€(1.62)
Weighted average shares used to compute basic net income (loss) per share	5,000,000	5,000,000	5,000,000	5,000,000	6,104,650
Weighted average shares used to compute diluted net income (loss) per share	5,000,000	5,000,000	5,000,000	5,000,000	6,357,028

The accompanying notes are an integral part of these financial statements.

GENTIUM S.p.A.
STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003, 2004 AND FOR THE NINE MONTH PERIOD
ENDED SEPTEMBER 30, 2005
(000s omitted)

	Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 31, 2002	5,000	€5,000	€1,072	€(7,087)	€(1,015)
Parent company investment			25		25
Net Income for 2003				1,207	1,207
Balance at December 31, 2003	5,000	5,000	1,097	(5,880)	217
Warrants issued in connection with Series A Convertible Notes, net of issuance costs			393		393
Beneficial conversion feature on warrants issued in conjunction with the Series A Convertible Notes			459		459
Accretion of warrants			(182)		(182)
Beneficial conversion feature on Series A Convertible Notes			3,688		3,688
Stock based compensation			379		379
Net loss for 2004				(7,028)	(7,028)
Balance at December 31, 2004	5,000	5,000	5,834	(12,908)	(2,074)
Capital contribution			3,900		3,900
Warrants issued in connection with Series A Convertible Notes			138		138
Beneficial Conversion feature on warrants issued in conjunction with the Series A Convertible Notes			138		138
Accretion of warrants			(388)		(388)
Beneficial conversion feature on Series A Convertible Notes			1,111		1,111
Issuance of Common Stock in initial public offering, net	2,700	2,700	13,947		16,647
Stock based compensation			360		360
Conversion of Series A Notes into ordinary shares, net	360	360	1,885		2,245
Net loss for nine months ended September 30, 2005				(9,910)	(9,910)
Balance at September 30, 2005 (Unaudited)	8,060	€8,060	€26,925	€(22,818)	€12,167

The accompanying notes are an integral part of these financial statements.

GENTIUM S.p.A.
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,					For the Nine Months Ended September 30,
	2002		2003		2004	2004	2005
Cash Flows From Operating Activities:						(unaudited)
Net income (loss)		€419		€1,207	€(7,028)	€(3,024)		€(9,910)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Unrealized foreign exchange loss		—		—	313	—		575
Depreciation and amortization		288		313	743	357		1,107
Non cash interest expense		—		—	1,972	—		3,837
Deferred income taxes (benefit)		108		(84)	(37)	(28)		48
Goods and services received from parent		212		25	—	—		—
Write down of inventory to net realizable value		—		—	50	50		130
Stock based compensation		—		—	379	—		363
Changes in operating assets and liabilities:
Accounts receivable		889		(1,471)	981	2,079		590
Inventories		(916)		835	534	111		(927)
Prepaid expenses and other current assets		(259)		280	(1,747)	(1,088)		56
Accounts payable and accrued expenses		(122)		1,666	359	257		(2,489)
Deferred income		328		(542)	(353)	(201)		(214)
Termination indemnities		156		22	19	(5)		145
Income taxes payable		(192)		204	(304)	(181)		—
Net cash provided by (used in) operating activities		911		2,455	(4,119)	(1,673)		(6,689)

Cash Flows From Investing Activities:
Capital expenditures		(376)		(2,568)	(5,178)	(4,355)		(1,024)
Intangible expenditures		(119)		(86)	(163)	(144)		(61)
Proceeds from disposal of intangibles		181		—	—	—		—
Net cash used in investing activities		(314)		(2,654)	(5,341)	(4,499)		(1,085)

Cash Flows From Financing Activities:
Capital Contribution		—		—	—	—		3,900
Proceeds from long-term debt		100		250	5,205	2,855		—
Repayments of long-term debt		(374)		(374)	(374)	(307)		(470)
Proceeds from issuance of Series A Convertible notes		—		—	4,477	—		1,459
Repayment of Series A Convertible Notes		—		—	—	—		(4,221)
Proceeds (Repayment) of affiliate’s loan.		—		—	2,200	3,000		(2,200)
Proceeds (Repayment) from bank overdrafts and short term borrowings		—		—	390	1,169		(2,790)
Proceeds from initial public offering, net		—		—	—	—		16,647
Net cash provided by (used in) financing activities		(274)		(124)	11,898	6,717		12,325

Increase (decrease) in cash and cash equivalents		323		(323)	2,438	545		4,551

Cash and cash equivalents, beginning of period		23		346	23	23		2,461
Cash and cash equivalents, end of period		€346		€23	€2,461	€568		€7,012

Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized amount	€		€	€		€€91		€538
Income taxes paid	€		€	€		€€99	€

Supplemental disclosure of non cash investing and financing activities:
Conversion of notes payable into ordinary shares		€—		€—	€—	€—		€2,408
Valuation of warrants issued in connection with convertible notes		€—		€—	€—	€—		€597
Value of beneficial conversion feature in connection with convertible notes and warrants		€—		€—	€—	€—		€5,369

The accompanying notes are an integral part of these financial statements.

GENTIUM S.p.A.

NOTES TO FINANCIAL STATEMENTS

For the Three Years Ended December 31, 2004

And the Nine Month Periods Ended September 30, 2004 and 2005

(All amounts in thousands of euro or U.S. dollars unless specified otherwise)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:    Gentium S.p.A. (“Gentium,” the “Company” or “we”) is a biopharmaceutical company focused on the discovery, research and development of drugs to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments. The Company’s core areas of focus are: i) drugs derived from DNA extracted from natural sources and ii) drugs which are synthetic oligonucleotides (molecules chemically similar to natural DNA).

In particular, we are developing our most advanced product candidates to treat and prevent Veno-Occlusive Disease and to treat multiple myeloma. Our most advanced product candidates utilize defibrotide, a drug that we discovered and currently manufacture and license to pharmaceutical companies for sale in Italy. In addition to defibrotide, we manufacture and sell urokinase and calcium heparin, which are active pharmaceutical ingredients used to make other drugs, sulglicotide, which is intended to be used to treat peptic ulcers, and other miscellaneous pharmaceutical products. We have also developed a formulation of the drug mesalazine to treat inflammatory bowel disease. All of the Company’s operating assets are located in Italy, and more than 95% of product revenue are to one affiliated customer in Italy.

The Company is part of a family-owned group of pharmaceutical businesses founded in Italy in 1944. The original business was Crinos Industria Farmacobiologica S.p.A. Crinos Industria Farmacobiologica sold part of its business, including the rights to the name “Crinos” to Crinos S.p.A., a subsidiary of Stada Crinos Industria Farmacobiologica, then changed its name to Sirton Pharmaceutical S.p.A. (“Sirton”). Gentium’s largest shareholder is FinSirton S.p.A. (“FinSirton”) and Sirton is a wholly-owned subsidiary of FinSirton.

FinSirton formed the Company in 1993 as Pharma Research S.r.l., an Italian private limited liability company, to pursue research and development activities of prospective pharmaceutical specialty products. In December 2000, Sirton contributed certain assets, including research facilities and equipment and intellectual property, to the Company in return for 98% of the Company’s shares (the “Separation”). At that time, the Company was incorporated and in July 2001 changed its name to Gentium S.p.A. The Separation and transfer of assets was recorded at historical cost in the accompanying financial statements. The accompanying financial statements reflect the historical operations that comprised the business of research and development and manufacture of defibrotide and certain other pharmaceutical ingredients.

The financial statements include allocations of certain expenses, including centralized legal, accounting, treasury, information-technology, purchasing and logistics, controlling and reporting and other corporate services and infrastructure costs provided by the Company’s largest shareholder, FinSirton, and its affiliate, Sirton. Starting in April 2005, the Company began to build-up functions and activities that were previously provided by FinSirton and Sirton. As of September 30, 2005, the Company had established its own purchasing, logistics, quality assurance, accounting, controlling and reporting departments. The Company still depends on FinSirton for corporate services, payroll and information-technology systems and from Sirton for infrastructure costs, quality control and regulatory activities.

As relates to the charges from FinSirton and Sirton: (i) cost of goods sold includes allocations based on direct costs related to inventory production and related support activities, (ii) research and development was recorded based upon actual costs associated with research and development activities, (iii) there was no allocation for selling and marketing expenses during the periods presented since substantially all sales were to the Company’s affiliate, Sirton, and (iv) general and administrative costs were generally allocated based on the nature of the activities. The expense allocations were determined on bases that management considered to be a reasonable reflection of the utilization of services provided or the benefits received by Gentium.

The Company derives the majority of its revenues from its affiliate, Sirton. Despite the fact that Sirton has recently experienced financial difficulties which could impact the Company, management believes that the Company can continue to operate without a significant change in operations or disposal of assets. Although the Company’s business plan foresees a substantial investment in research and development and continuing losses, the Company has demonstrated the ability to raise substantial third party funding based on the prospects of the Company’s product candidates. The Company also has opportunities to raise capital by licensing its technology and proprietary knowledge as it has in the past. However, there can be no assurance that the Company will be able to raise additional funds in the future.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements are denominated in the currency of the European Union (the euro or €). Unless otherwise indicated, all amounts are reported in thousands of Euro or US$.

Segment information: Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information” (“SFAS 131”), establishes standards for reporting information on operating segments in interim and annual financial statements. The Company’s chief operating decision makers review the profit and loss of the Company on an aggregate basis and manage the operation of the Company as a single operating segment. Accordingly, the Company operates in one segment, which is the biopharmaceutical industry.

Use of Estimates and Reclassification:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain reclassification of prior period amounts have been made to the Company’s financial statements to conform to the current period presentation.

As a result of the temporary cessation of operations from February through August of 2004, in connection with the upgrade of the Company’s manufacturing facility, comparison of operating results in 2004 and 2005 may not be meaningful.

Cash and Cash Equivalents:    Cash and cash equivalents include highly liquid, temporary cash investments having original maturity dates of three months or less. For reporting purposes, cash equivalents are stated at cost plus accrued interest, which approximates fair value. Bank overdrafts, which represent negative cash balances, are classified as a current liability. The Company’s bank overdrafts amounted to nil, nil and €100 for the year ended December 31, 2002, 2003 and 2004, respectively. The Company did not have a bank overdraft as of September 30, 2005.

Accounts Receivable:    The Company extends credit to its customers in the ordinary course of business. Accounts receivable are reported net of an allowance for uncollectible accounts. Since the majority of the sales by the Company have been to its affiliate, no bad debt provision has been recorded for the periods presented. Collateral or other types of guarantees are not required by the Company from customers.

Inventories:    Inventories consist of raw materials, and semi-finished and completed products and from time to time include products used in clinical trials, which are charged to research and development expense when consumed. The Company capitalizes inventory costs associated with certain by-products, based on management’s judgment of probable future commercial use and net realizable value. Inventories are stated at the lower of cost or market, cost being determined on an average cost basis. The Company periodically reviews its inventories and items that are considered outdated or obsolete are reduced to their estimated net realizable value. The Company estimates reserves for excess and obsolete inventories based on inventory levels on hand, future purchase commitments, and current and forecasted product demand. If an estimate of future product demand suggests that inventory levels are excessive, then inventories are reduced to their estimated net realizable value.

Intangibles:    Intangible assets are stated at cost and amortized on a straight-line basis over their expected useful life, estimated to be five years for patent rights and ten years for licenses and trademarks.

Property, Manufacturing Facility and Equipment:    Property and equipment are stated at cost. Repairs and maintenance are charged to operations as incurred, and significant expenditures for additions and improvements are capitalized. Leasehold improvements are amortized over the economic life of the asset or the lease term, whichever is shorter. Depreciation and amortization of property and equipment are computed using the straight-line method in the following manner.

Buildings	18 years
Plant and Machinery	10 years
Industrial Equipment	8 years

The cost of property, manufacturing facility and equipment also includes a proportionate share of the Company’s financing costs, as required by SFAS No. 34, “Capitalization of Interest Cost”. The amount of interest cost to be capitalized for qualifying assets is that portion of the interest cost incurred during the assets’ acquisition periods that could have been avoided if expenditures for the assets had not been made. Interest expense capitalized is amortized over the same life as the underlying constructed asset.

Impairment of Long-lived Assets, including Intangibles:    The Company’s long-lived assets consist primarily of product rights and property and equipment. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company evaluates its ability to recover the carrying value of long-lived assets used in its business, considering changes in the business environment or other facts and circumstances that suggest their value may be impaired. If this evaluation indicates the carrying value will not be recoverable, based on the undiscounted expected future cash flows estimated to be generated by these assets, the Company will reduce the carrying amount to the estimated fair value.

Concentration of Risk:    Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, short-term investments and accounts receivable. The Company maintains its cash balances in the form of deposits with financial institutions that management believes are creditworthy. The Company has no financial instruments with off-balance-sheet risk of accounting loss. The Company’s products are sold mainly to its affiliate, Sirton. In addition, the Company obtains most of its organic raw material from one supplier on a non-exclusive basis, however, the Company believes that there are other readily available sources of supply for this material.

For the years ended December 31, 2002, 2003 and 2004, revenues generated from its main customer and affiliate were approximately 100%, 100% and 92%, respectively, of product revenues. For the nine month periods ended September 30, 2004 and 2005, revenues generated from sales to its main customer and affiliate were approximately 88% and 95% of total product revenues. The Company’s affiliate and most significant customer also has limited customers, with a significant amount of its sales also concentrated in one customer.

Revenue Recognition:    The Company mainly sells its products to its affiliate, Sirton. The Company also recognizes revenue from the sale of products to third parties and from contractual arrangements. Revenues from product sales are recognized at the time of product shipment. The Company also has revenue arrangements with multiple deliverables, which are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. The consideration received from these contracts is allocated among the separate units based on their respective fair value, and the applicable revenue recognition criteria are applied to each separate unit. Advance payments received in excess of amounts earned are classified as deferred revenue until earned. The Company’s revenue recognition policies for its various types of revenue streams are as follows:

The Company recognizes revenue from product sales when there is persuasive evidence that an arrangement exists, delivery has occurred and title passes to the customer, the price is fixed and determinable, collectibility is reasonably assured, and the Company has no further obligations. Costs incurred by the Company for shipping and handling are included in cost of goods sold.

The Company recognizes revenue from royalties based on the licensees’ sales of the Company’s products or technologies. Royalties are recognized as earned in accordance with the contract terms when royalties from licensees can be reliably measured and collectibility is reasonably assured.

Revenues from contractual arrangements with customers generally includes upfront fees, performance milestone payments, reimbursements of development costs and continuing license and manufacturing fee arrangements if the research and development efforts ever reach the commercialization phase.

Sales of licensing rights for which no further performance obligations exist are recognized as revenues on the earlier of when the payment is received or collection is assured.

Nonrefundable upfront licensing fees and certain guaranteed time based payments that require the Company’s continuing involvement in the form of research and development or manufacturing efforts are recognized as revenues:

•	ratably over the development period if the development risk is significant,

•	ratably over the manufacturing period or estimated product useful life if development risk has been substantially eliminated, or

•	based upon the level of research services performed during the period of the research contract.

Performance based milestone payments are recognized as revenue when the performance obligation, as defined in the contract, is achieved. Performance obligations typically consist of significant milestones in the development life cycle of the related technology, such as initiation of clinical trials, filing for approval with regulatory agencies and approvals by regulatory agencies. See additional discussion under Note 2 regarding the nature of the performance milestone arrangements for the Company’s significant collaborative agreements.

Government Grants:    Government grants are related to the reimbursement of qualifying research and development expenses. As the research and development expense submitted by the Company are first subject to audit and revision by the competent governmental authority and final payments are discretionary, no amount of grant reimbursement is recognized until the cash is received. Grant reimbursements costs are treated as a reduction of the qualifying expense in the accompanying financial statements.

Research and Development:    Research and development expenditures are charged to operations as incurred. For the years ended December 31, 2002, 2003 and 2004, research and development expenses amounted to €1,753, €2,253 and €2,922 respectively. For the nine month periods ended September 30, 2004 and 2005, research and development expenses amounted to €2,461 and €3,117, respectively. Research and development expenses consist of costs incurred for proprietary and collaborative research and development, including activities such as product registration and investigator-sponsored trials. Research and development expenses include salaries, benefits and other personnel related costs, clinical trial and related trial product manufacturing costs, contract and other outside service fees, and allocated facilities and overhead costs.

Clinical Trial Accruals:    The Company records accruals for estimated clinical study costs. These costs are a significant component of research and development expenses. The Company accrues for the costs of clinical studies conducted by contract research organizations based on the estimated costs over the life of the individual study.

Income Taxes:    The Company files a separate tax return in Italy on an annual basis. The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and net operating loss carry-forwards, all calculated using presently enacted tax rates. Valuation allowances are established when necessary to reduce deferred tax assets when it is not considered more likely than not that tax assets will be recoverable.

Foreign currency transactions:    The Company has no foreign subsidiaries and, therefore, has no translation adjustment in the financial statements. However, net realized and unrealized gains and losses resulting from foreign currency transactions that are denominated in a currency other than the Company’s functional currency, the euro, are included in the statements of operations.

Interest rate swaps:    The Company uses the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS 133 requires the recognition of all derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge or a cash flow hedge. The Company’s only derivative instruments to date have been interest rate swaps used to manage its interest rate exposures that do not qualify for hedge accounting treatment. For those derivative instruments that do not qualify as an accounting hedge, the gain or loss is recognized in current earnings during the period of change. The total amount of expense recognized during the years ended December 31, 2002, 2003 and 2004 was nil, €17 and €21, respectively. The amount of expense recognized during the nine month periods ended September 30, 2004 and 2005 was €17 and €4, respectively. The fair value of the derivative is included in other non-current assets in the balance sheets.

Share Based Compensation:    Effective September 30, 2004, the Company adopted an equity incentive plan and a non-statutory share option plan (the “Plans”) for officers, employees, consultants, directors and non-employee directors. Options to purchase an aggregate of 85,000 and 917,000 ordinary shares were granted under the Plans at December 31, 2004 and September 30, 2005, respectively. In June 2005, the Company issued purchase options to purchase 151,200 American Depositary Shares, each representing one (1) ordinary share to the underwriters for services rendered during the Company’s initial public offering (“IPO”). The Company’s option grants have been recorded on the basis of fair value as prescribed by SFAS 123(R), “Share Based Payments”. The fair value of the equity compensation is determined using a single estimated expected life. Compensation expense for awards that have a vesting provision is recognized on a straight-line basis over the service period of the equity compensation award. The compensation cost related to the purchase option granted to underwriters amounted to €190 and has been charged to additional paid-in capital with other costs of the Company’s IPO. Stock based compensation expense was nil, nil and €379 for the year ended December 31, 2002, 2003 and 2004, respectively. Stock based compensation expense was nil and €363 for the nine month periods ended September 30, 2004 and 2005, respectively. The Company expects to incur significant non-cash share based compensation expense in the future. No stock based compensation was recorded in years prior to 2004 because the Company had no equity compensation plans prior to 2004.

Fair Value of Financial Instruments:    The carrying amounts of receivables, prepaid expenses and accounts payable approximate fair values due to the short-term maturities of these instruments. Substantially all of the Company’s debt is floating rate debt or callable loans due to an affiliate, and therefore, the stated amount approximates fair value.

Stock purchase warrants issued with Series A Senior Convertible Promissory Notes:    The Company granted warrants in connection with the issuance of certain notes payable (the “Notes”) (see also Note 10). Under Accounting Principles Board Opinion No. 14, “Accounting for Convertible Debt and Debt Issued With Stock Purchase Warrants,” the estimated value of such warrants represents a discount from the face amount of the Notes payable. Accordingly, the related estimated fair value of the warrants was recorded in the financial statements as a discount from the face amount of the Notes. The discount on the Notes was being amortized and included in interest expense over the period to the earliest put option date using the effective interest method. Upon completion of the Company’s IPO, convertible Note holders either received cash for their Notes or converted the Notes into equity. At that time, the balance of the discount related to Notes redeemed was charged to interest expense and for Notes converted into ordinary shares, was charged to additional paid-in capital.

Beneficial Conversion Feature of Series A Senior Convertible Promissory Notes:    The convertible feature of certain notes payable (see Note 10) and share purchase warrants provides for a rate of conversion of the instrument into Gentium’s shares that is below market value. This feature is normally characterized as a “beneficial conversion feature” (“BCF”), which represents the “intrinsic value” of the difference between the conversion price of the instrument and the underlying fair value of the Company’s shares at that date. Pursuant to Emerging Issues Task Force (“EITF”) Issue No. 98-5 (“EITF 98-5”), “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio” and EITF No. 00-27, “Application of EITF Issue No. 98-5 to Certain Convertible Instruments,” the Company determined the value of the BCF, for the convertible notes payable and stock purchase warrants issued in 2004 to be approximately €3,688 ($4,643) and €459 ($578), respectively. In conjunction with additional convertible notes issued in January 2005, the Company determined the value of the BCF to be approximately €1,111 ($1,456) and €138 ($181), for the convertible notes payable and stock purchase warrants, respectively. Accordingly, the relative fair value of the BCF on convertible notes payable and stock purchase warrants was recorded in the financial statements as a discount from the face amount of the notes. The discount was being amortized to interest expense and accreted to additional paid in capital, respectively, using the effective interest method, through the earliest put option date. As of September 30, 2005 the convertible notes have all been converted or redeemed. The balance of the discount related to Notes redeemed was charged to expense and for Notes converted into ordinary shares, was charged to additional paid-in capital.

Comprehensive Income or Loss:    The Company’s comprehensive income or loss is solely comprised of its net income or loss.

Recently Issued Accounting Standards: In May 2005, the FASB issued Statement of Financial Accounting Standards No.154, “Accounting Changes and Error Corrections” (“SFAS 154”), which replaces APB Opinion No. 20, “Accounting Changes,” and supersedes FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements—an amendment of APB Opinion No. 28.” SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the provisions of SFAS 154 to have a significant impact on its results of operations.

In July 2005, the FASB published an Exposure Draft of a proposed Interpretation, “Accounting for Uncertain Tax Positions.” The Exposure Draft seeks to reduce the significant diversity in practice associated with recognition and measurement in the accounting for income taxes. It would apply to all tax positions accounted for in accordance with SFAS 109, “Accounting for Income Taxes.” The Exposure Draft requires that a tax position meet a “probable recognition threshold” for the benefit of the uncertain tax position to be recognized in the financial statements. This threshold is to be met assuming that the tax authorities will examine the uncertain tax position. The Exposure Draft contains guidance with respect to the measurement of the benefit that is recognized for an uncertain tax position, when that benefit should be recognized, and other matters. This proposed Interpretation would clarify the accounting for uncertain tax positions in accordance with SFAS 109. The FASB staff is considering the comment letters that have been received and is determining the plan for deliberations. The Board expects to issue a final Interpretation, which would include amendments to SFAS 109, in the first quarter of 2006. The Company is currently evaluating the impact this proposed Interpretation would have on its results of operations.

Unaudited Interim Financial Data: The Company has presented its financial statements as of September 30, 2005 and for the nine month periods ended September 30, 2005 and 2004 to provide updated financial information to the reader. This information is unaudited. In the opinion of management, the unaudited interim financial data reflects all adjustments of a normal and recurring nature necessary to present fairly the Company’s financial position, results of operations and cash flows for the interim period. The results of operations for the nine months ended September 30, 2005 are not indicative of the operating results for the full year.

2.    COLLABORATIVE AGREEMENTS

In December 2001, the Company entered into a license and supply agreement with Sigmat-Tau Pharmaceuticals Inc. (as assignee of Sigma-Tau Industrie Farmaceutiche Riunite S.p.A.) (“Sigma Tau”). Under the multi-year agreement, Sigma Tau obtained exclusive rights to distribute, market and sell defibrotide to treat VOD in the United States. In 2005, the Company expanded Sigma-Tau’s current license territory to all of North America, Central America and South America. In return for the license, Sigma-Tau agreed to pay the Company an aggregate of $4,900, of which €3,826 ($4,000) has been received to date, based on the exchange rate in effect on the date of receipt. Sigma-Tau will owe the Company an additional $350 performance milestone payment within 30 days of the end of a Phase III pivotal study, and a $550 performance milestone payment within 30 days of obtaining an FDA New Drug Application or Biologic License Application and other approvals necessary for the marketing of defibrotide in the United States.

The amounts due for the aforementioned performance criteria will not be recognized as revenue until the performance obligations are fully satisfied. If the Company unilaterally discontinues development of defibrotide to treat VOD (after written notice to Sigma-Tau) and then resumes the development, substantially availing itself of the stages previously completed, either independently or with a third party, within 36 months of the discontinuation, then the Company will be required to promptly reimburse Sigma-Tau for the amounts received. The Company does not have any intention to discontinue the development of the product.

If during the drug development stages the Company realizes that the activities to bring the product to completion would require a material increase of expenditures, either party can terminate the agreement. If the Company or Sigma-Tau terminates the agreement for that reason and the Company then resumes the development, substantially availing itself of the stages previously completed, either independently or with a third party, within 36 months of the termination, the Company will be required to promptly reimburse Sigma-Tau for the amounts received. Currently, the Company is not aware of any factors that would require a material increase of expenditures for the remaining development activities.

he Company received cash payments of €171 ($200) and €1,564 ($1,950) in performance milestone payments in 2003 and 2004, respectively, based in each case upon the exchange rate in effect on the date of receipt. The Company’s accounting for its performance milestone payments is based on the guidance in SAB 104 which states that each of the following four criteria must be met prior to revenue being recognized:

•	persuasive evidence that an arrangement exists,

•	delivery has occurred or services have been rendered,

•	the seller’s price to the buyer is fixed or determinable, and

•	collectibility is reasonably assured.

The Company believes that once it has met the performance milestone as described in the collaborative agreement, then all of the criteria have been met and that the revenue should be recognized at that date. As such, the Company recognized €1,462 and €273 in revenue in 2003 and 2004, respectively. The Company recognized in the financial statements the payment of €171 in 2003 for completing the dose-finding study of defibrotide to treat VOD, which was its first milestone under its collaborative agreement with Sigma-Tau. The Company also recognized the payment of €1,291 in 2003 for completing the necessary work and successfully obtaining the investigational new drug application number for defibrotide to treat VOD, which was its second performance milestone under its collaborative agreement. The combination of these two items equals the €1,462 of revenue recognized in 2003, based in each case upon the exchange rate in effect on the date of receipt.

The Company received the milestone of $350 (€273) in 2004 due to the investigational new drug application issuing of the Phase III pivotal study of defibrotide to treat VOD, which was the third milestone under the Company’s collaborative agreement with Sigma-Tau, based upon the exchange rate in effect on the date of receipt.

The Company believes that the performance milestones are substantive and have a risk of non-performance, therefore successful completion on the Company’s part allows it to recognize the payments due for the performance obligation.

The Company received up-front payments under the collaborative agreement of €1,130 ($1,000) and €961 ($850) in 2001 and 2002, respectively. The Company is recognizing the up-front payments as income over the expected life of the research period which is estimated to be 5 years from the year of the agreement. This license expires on the earlier of the eighth year of the Company’s launch of the product or the expiration of the U.S. patent regarding the product, which expires in 2010. The Company recognized income of €363, €365 and €305 for the years ended December 31, 2002, 2003 and 2004, respectively from the deferred up-front payments. The Company recognized income of €228 and €210 for the nine month periods ended September 30, 2004 and 2005, respectively. The agreement also envisions that the Company will produce and supply defibrotide to Sigma Tau for marketing and distribution in the United States if and when the drug is approved by the FDA.

The following table outlines the nature and amount of the upfront and performance based milestone payments recognized as other income and revenue in the accompanying financial statements:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(Unaudited)
Upfront payments recognized ratably	€363	€365	€305	€228	€210
Performance milestone payments	—	1,462	273	273	—
	€363	€1,827	€578	€501	€210

On October 9, 2002, the Company entered into a Purchase Agreement with Sirton and Axcan Phama, Inc. pursuant to which the Company and Sirton sold the rights to develop, make, use and sell the Company’s formulation of mesalazine in the United States and Canada to Axcan. Axcan paid the Company €170 upon execution of the agreement, and agreed to pay €300 within 60 days of filing a New Drug Application for the product with the FDA, €750 within 60 days of Axcan’s receipt of marketing approval for the product in the United States by the FDA and 4% of Axcan’s net sales of the product in the United States and Canada during the first ten years of its commercialization, as well as certain payments to Sirton. Because the Company has no further development obligations, and Axcan assumed the risks of further development and testing of the original formulation, the Company recognized the original payment of €170 upon execution of the agreement. This payment is included in our Statements of Operations in “Other income, net.” The additional payments will be recognized as revenue if and when Axcan completes the aforementioned performance criteria and we therefore have the rights to such receive the additional payments.

3.    INVENTORIES

The Company’s inventories consisted of:

	December 31,		September 30,
	2003	2004	2005
			(Unaudited)
Raw materials	€292	€205	€286
Semi-finished goods	1,153	681	1,377
Finished goods	25	—	20
Total	€1,470	€886	€1,683

For the year ended December 31, 2004 and for the nine month period ended September 30, 2005 the Company wrote down €50 and €130, respectively of inventory which was charged to cost of goods sold in order to adjust the cost of a by-product to its estimated net realizable value.

4.    PREPAID EXPENSES AND OTHER CURRENT ASSETS

The Company’s prepaid expenses and other current assets consisted of:

	December 31,		September 30,
	2003	2004	2005
			(Unaudited)
VAT Receivables	€52	€679	€692
Withholding tax	24	18	30
Debt issue costs	—	355	—
Deferred offering costs	—	360	—
Prepaid expenses and other current assets	32	205	353
Total	€108	€1,617	€1,075

The debt issue costs are related to the Company’s private placement of Series A senior convertible promissory notes and warrants. As of September 30, 2005, all the notes have been redeemed or converted and the debt issue costs have been charged to interest expense or additional paid in capital proportionally to the notes redeemed and converted. Deferred offering costs represented costs incurred as of December 31, 2004 in connection with the Company’s planned initial public offering (“IPO”). The IPO was consummated on June 21, 2005; subsequently, those costs have been offset against the additional paid-in capital from the proceeds of the IPO. The value added tax (or “VAT”) amounts represent a tax on the value of consumption. The VAT has no effect on the Company’s operating results, as payments and receipts are allowed to be netted against each other in periodic filing with the taxing authorities. The VAT payment system is a “custodial” relationship. VAT liabilities are generated when the Company invoices customers, including the VAT amount, and VAT receivables are created when the Company purchases goods and services subject to VAT.

5.    PROPERTY, MANUFACTURING FACILITY AND EQUIPMENT

The Company’s property, manufacturing facility and equipment consisted of:

	December 31, 2003			December 31, 2004
	Cost	Accumulated depreciation	Net book value	Cost	Accumulated depreciation	Net book value
Land and building	€1,276	€939	€337	€2,508	€1,018	€1,490
Plant and machinery	6,028	5,279	749	12,643	5,799	6,844
Industrial equipment	490	470	20	659	515	144
Other	267	253	14	342	277	65
Construction in progress	2,925	—	2,925	—	—	—
	€10,986	€6,941	€4,045	€16,152	€7,609	€8,543

	September 30, 2005
	(Unaudited)
	Cost	Accumulated depreciation	Net book value
Land and building	€2,615	€1,092	€1,523
Plant and machinery	13,041	6,685	6,356
Industrial equipment	686	583	103
Other	375	290	85
Construction in progress	459	—	459
	€17,176	€8,650	€8,526

Construction in progress represents the additions during the Company’s manufacturing facility overhaul. When the work was completed, the cost was transferred to the appropriate asset category.

The amount of depreciation expense for the years ended December 31, 2002, 2003 and 2004 was €261, €259 and €668, respectively. The amount of depreciation expense for the nine month periods ended September 30, 2004 and 2005 was €303 and €1,041, respectively. For the year ended December 31, 2004, €95 of interest was capitalized. No interest expense was capitalized in any other periods presented.

As of December 31, 2003 and 2004 the Company had €127 of equipment acquired under capital lease agreements. The related accumulated depreciation at December 31, 2003 and 2004 was €93 and €116, respectively. The equipment was fully depreciated as of September 30, 2005

6.    INTANGIBLE ASSETS

The Company’s intangible assets consisted of:

	December 31, 2003			December 31, 2004
	Cost	Accumulated amortization	Net book value	Cost	Accumulated amortization	Net book value
Patent rights	€209	€80	€129	€369	€141	€228
Licenses and trademarks	20	6	14	23	8	15
Total	€229	€86	€143	€392	€149	€243

	September 30, 2005
	(Unaudited)
	Cost	Accumulated amortization	Net book value
Patent rights	€416	€203	€213
Licenses and trademarks	37	12	25
Total	€453	€215	€238

The amount of amortization expense for the years ended December 31, 2002, 2003 and 2004 was €27, €54 and €75, respectively. The amount of amortization expense for the nine month periods ended September 30, 2004 and 2005 was €54 and €66, respectively We estimate that we will incur amortization for the years ended September 30, 2006, 2007, 2008, 2009 and 2010 of €87, €87, €50, €4 and €4, respectively.

7.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of:

	December 31,		September 30,
	2003	2004	2005
			(Unaudited)
Due to employees	€108	€144	€102
Due to social security entities	55	88	105
Other payables	109	200	283
Total	€272	€432	€490

8.    TERMINATION INDEMNITIES

The liability for termination indemnities relates to the employees of the Company in Italy. In accordance with Italian severance pay statutes, an employee benefit is accrued for service to date and is payable immediately upon separation. The termination indemnity is calculated in accordance with local, civil and labor laws based on each employee’s length of service, employment category and remuneration. The termination liability is adjusted annually by a cost-of-living index provided by the Italian Government. There is no vesting period or funding requirement associated with the liability. The liability recorded in the balance sheet is the amount that the Company’s employees would be entitled to receive immediately upon separation. The related charge to earnings was €53, €69 and €84 for the years ended December 31, 2002, 2003 and 2004, respectively. The related charge to earnings was €58 and €83 for the nine month period ended September 30, 2004 and 2005, respectively.

As of September 30, 2005, the balance includes €122 from the assumption of termination indemnities by Gentium for certain retirement benefits of employees that have been transferred to Gentium from Sirton and FinSirton. Receivables from related parties as of September 30, 2005 includes the amount due from the assumption of this liability.

9.    DEFERRED INCOME

As discussed in Note 2, the Company entered into a license and supply agreement with Sigma Tau and, in partial consideration for certain future distribution rights, has received from Sigma Tau the cumulative amount of €3,002 in upfront payments. These payments are being recognized as income over the expected life of the research period, which is currently five years. The amounts received but not yet recognized as revenue are included in deferred income. The amount of deferred income recognized as revenue for the years ended December 31, 2002, 2003 and 2004 was €363, €365 and €305 respectively. The amount of deferred income recognized as revenue for the nine month periods ended September 30, 2004 and 2005 was €228 and €210, respectively.

The amounts due for the aforementioned performance criteria will not be recognized as revenue until the performance obligations are fully satisfied. If the Company unilaterally discontinues development of defibrotide to treat VOD (after written notice to Sigma-Tau) and then resumes the development, substantially availing itself of the stages previously completed, either independently or with a third party, within 36 months of the discontinuation, then the Company will be required to promptly reimburse Sigma-Tau for the amounts received. The Company does not have any intention to discontinue the development of the product.

If during the drug development stages the Company realizes that the activities to bring the product to completion would require a material increase of expenditures, either party can terminate the agreement. If the Company or Sigma-Tau terminates the agreement for that reason and the Company then resumes the development, substantially availing itself of the stages previously completed, either independently or with a third party, within 36 months of the termination, the Company will be required to promptly reimburse Sigma-Tau for the amounts received. Currently, the Company is not aware of any factors that would require a material increase of expenditures for the remaining development activities.

10.    CREDIT FACILITY, LONG-TERM DEBT AND LEASES

Long term debt, net of current maturities consists of:

	As of December 31,		As of September 30,
	2003	2004	2005
			(Unaudited)
a) Mortgage loan bearing interest at the Euribor 6 month rate plus 1.0%, due February, 2006 (3.18% and 3.22%, at December 31, 2003 and 2004, respectively, and 3.21% and 3.21% at September 30, 2004 and 2005, respectively)	€596	€357	€204
b) Mortgage loan bearing interest at the Euribor 6 month rate plus 1.75%, due October, 2006 (3.93% and 3.97% at December 31, 2003 and 2004, respectively and 3.96% and 3.96% at September 30, 2004 and 2005, respectively)	408	272	119
c) Research loan from the Italian Ministry for University and Research for up to €653, interest at 1% per annum, due January 2012	482	482	450
d) Loans from affiliate, Sirton, bearing interest at 3.5% per annum, due October 2008, however classified as current due to the callable nature of the debt	—	2,200	—
e) Equipment loans secured by the underlying equipment pursuant to the Sabitini Law, interest at 2.1%	—	831	699
f) Mortgage loan bearing interest at the Euribor 6 month rate plus 1.4%, due August 2010 (3.58% and 3.62% at December 31, 2003 and 2004, respectively and 3.61% and 3.61% at September 30, 2004 and 2005, respectively)	—	2,000	2,000
g) Series A senior convertible promissory notes bearing interest at 7% as of December 31, 2004net of unamortized discount €2,395 ($3,185)	—	2,082	—
h) Capital leases	25	—	—
	1,511	8,224	3,472
Less current maturities	399	4,863	895
Total	€1,112	€3,361	€2,577

Long-term debt is presented on our balance sheets as follows:

	December 31,		September 30,
	2003	2004	2005
			(Unaudited)
Current maturities of long-term debt	€399	€2,781	€895
Convertible notes payable, net of discount	—	2,082	—
Long-term debt, net of current maturities	1,112	3,361	2,577
	€1,511	€8,224	€3,472

a)    The Company has a mortgage loan with Banca Nazionale del Lavoro (“BNL”) that was originally granted for €1,549 in May 1999 and bears interest at the six-month Euribor rate plus 1.0%. The loan is secured by the Company’s real property and was originally granted to its affiliate, Sirton, but was assumed by Gentium in 2002 as part of the Separation. The Company makes installment payments on the loan every six months until the final maturity in February 2006.

b)    The Company has another mortgage loan with BNL originally granted for €1,291 in November 1996 that bears interest at the six month Euribor rate plus 1.75%. The loan is secured by a mortgage on the Company’s real property and was originally granted to its affiliate, Sirton, but was assumed by Gentium in 2002 as part of the Separation. The Company makes installment payments on the loan every six months until the final maturity in October, 2006.

c)     The Company received a loan commitment from the Ministry for University and Research (“MURST”) for up to €653 granted through San Paolo-IMI bank. The initial advance was €123 as of December 31, 2002. The loan is for financing research and development activities and bears interest at 1.0% per annum. The loan was increased to €482 as of December 31, 2003. The loan in payable in installments every six months beginning six months after the completion of the related research and development, but no later than January 2012. The balance is reflected in the table below as maturing in equal installments throughout the period until January 2012.

d)    During 2004, the Company received a series of loans from its affiliate, Sirton, in the aggregate amount of €3,000 to finance the overhaul of the manufacturing facility. These loans bear interest at 3.5% per annum and mature on October 1, 2008. In 2004 the Company repaid €800 of the loans and in 2005 repaid the balance of €2,200.

e)    On July 9, 2004, the Company obtained a loan in the approximate amount of €487 from Cassa di Risparmio di Parma e Piacenza. The loan was obtained pursuant to Law No. 1329 of 28 November 1965 (Legge Sabatini), a law that facilitates the purchase and the lease of new production equipment. The loan is secured by a lien on the Company’s related equipment and machinery. On August 4, 2004, the Company obtained an additional loan in the amount of €388 from Cassa di Risparmio di Parma e Piacenza under the same terms and conditions. Interest is payable quarterly at the rate of 2.1%. The principal is payable in two installments of €487 in June 2008 and €388 in July 2009

f)     On July 20, 2004, the Company obtained a third mortgage loan in the amount of €2.0 million from BNL. The mortgage loan is secured by real estate owned by the Company and its affiliate, Sirton, and by a guarantee by the Company’s largest shareholder, FinSirton. In addition, payment of up to €1.0 million of our trade payables to Sirton is subordinated and made junior in right of payment to the prior payment in full in cash of the mortgage loan. No payment or prepayment of principal of or interest on up to €1.0 million of the Company’s trade payables to Sirton may be made until all obligations under the mortgage loan are performed in full. Amounts under the mortgage loan bear interest at the six month Euribor rate plus 1.4%. The mortgage loan matures on August 6, 2010.

The Company has an interest rate swap for each of the mortgage loans listed above, which partially limits the Company’s exposure to variable interest rate risks by providing a fixed rate of interest. With respect to the €1,549 variable rate note, the Company has an interest rate swap with a notional amount of €953 initiated on March 18, 2002 with a maturity of March 18, 2006 under which the Company receives the 6 month Euribor rate plus 1.0% and pays a fixed rate of 3.70%. With respect to the €1,291 variable rate note, the Company has an interest rate swap with a notional amount of €680 initiated on October 31, 2001 with a maturity of October 31, 2006 under which the Company receives the 6 month Euribor rate plus 1.25% and pays a fixed rate of 3.70%.

g)     Convertible Notes and Warrants

From October 2004 through December 2004, the Company issued, in a private placement, $6,098 (€4,843 based on the exchange rate at the date of subscription) of Series A senior convertible promissory notes (the “Notes”). An additional $1,912 (€1,459 based on the exchange rate on that date of subscription) in Notes were issued in January 2005. These Notes were issued with warrants to purchase additional ordinary shares at 110% of the price per share of the Company’s ordinary shares to be sold in its IPO. The Notes could be converted into ordinary shares at 90% of the price per share of the shares sold during the Company’s IPO (but not less than $6.00 per share). The number of warrants issued with the Notes was determined by a formula that included the price per share of the shares sold in the Company’s IPO. Based on the formula, the warrants are exercisable to purchase 503,298 ordinary shares at an exercise price of $9.90 per share. The exercise price of the Warrants can change if we issue certain securities at a price per share less than the initial exercise price. In October 2005 we completed a private placement which resulted in a redetermination of the exercise price of these warrants to $9.52 per share. The Warrants became exercisable upon the closing of the IPO and expire five years and three months after issuance.

On June 21, 2005, the closing date of the Company’s IPO, holders of Notes with a face amount of $2,912 (€2,408 based on the exchange rate on June 21, 2005) elected to convert their Notes into 359,505 of the Company’s ordinary shares. In June and July 2005, the remaining balance of the Notes, with a face amount of $5,098, were redeemed.

The Notes bore interest at a per annum rate of 7% through March 31, 2005, 10% from April 2005 until maturity. Cash interest expense accrued on the Notes for the year ended December 31, 2004 was €53. Cash interest expense on the Notes was €258 for the nine months ended September 30, 2005. All of the accrued interest was paid in June and July of 2005.

In accordance with Accounting Principle Board (“APB”) Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, the Company separated the Notes and Warrants, based on the relative fair value of the bifurcated debt and equity instruments. Based on the assessment of the relative fair value, €5,612 ($7,251) of the principal amount was allocated to the convertible debt and €597 ($759) to the Warrants. The value of Warrants was recorded as additional paid in capital, with a corresponding amount recorded as original issue discount (“OID”) on the Notes. The OID was being amortized as interest expense over the period to the earliest put option date using the effective interest method. All of the Notes were converted or redeemed in June and July of 2005. Unamortized OID related to the converted Notes was charged to additional paid in capital upon conversion and the balance was charged to expense upon redemption of the balance of the Notes. Interest expense includes €197 and €389 of OID amortization for the year ended December 31, 2004 and for the nine month period ended September 30, 2005.

Both the Notes and the accompanying Warrants were issued with variable conversion prices. The Company has applied the requirements of EITF 00-27 “Application of Issue No.98-5 to Certain Convertible Instruments” to account for the “Beneficial Conversion Feature” (“BCF”) represented by the intrinsic value difference between the estimated fair value of the underlying equity (estimated to be $10.00 at the time the Notes and Warrants were issued) and the effective conversion price of the instrument. The effective conversion price is not the same as the stated contractual conversion price, it represents the fair value of the Notes divided by the number of common shares into which the Notes are convertible. The BCF embedded in the Notes and Warrants issued in 2004, was determined to be $4,643 and $578, respectively. The BCF embedded in the Notes and Warrants issued in 2005, was determined to be $1,456 and $181, respectively. These amounts were being amortized as interest expense and accreted to additional paid in capital through the date of the earliest put option using the effective interest method. All of the Notes were converted or redeemed in June and July of 2005. Unamortized BCF related to the converted Notes was charged to additional paid in capital upon conversion and the balance was charged to expense upon redemption. Interest expense includes €1,700 and €3,123 of amortization of the BCF for the year ended December 31, 2004 and for the nine month period ended September 30, 2005. The carrying value of the Notes in the accompanying financial statements is composed of the following components:

As of December 31, 2004
Face value of the Notes	€4,477
Less: Fair value allocated to Warrants	(459)
Less: Beneficial conversion related to Notes	(3,409)
Less: Beneficial conversion feature related to Warrants	(424)
Plus: accretion in 2004	1,897
Carrying value of Notes as of December 31, 2004	€2,082

As of September 30, 2005, all of the Notes had been either converted to equity or repaid, therefore no debt is reflected in the accompanying unaudited financial statements for these Notes.

The maturities of long-term debt over the next five years as of September 30, 2005 are as follows:

	December 31,	September 30, 2005
		(Unaudited)
2006	€7,258	€895
2007	896	710
2008	642	643
2009	643	643
2010	600	581
Thereafter	580	—
Total	€10,619	€3,472

11.  INCOME TAXES

The Company’s income tax expense (benefit) consisted of the following:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
				(Unaudited)
Provision for income taxes:	2002	2003	2004	2004	2005
Current expense	€128	€243	€65	€48	€48
Deferred expense (benefit)	108	(84)	(37)	(28)	—
Total income tax expense	€236	€159	€28	€20	€48

The components of the Company’s deferred tax assets and liabilities are as follows:

	As of December 31,		As of September 30,
	2003	2004	2005
Deferred tax assets:			(Unaudited)
Net operating loss	€—	€1,071	€2,664
Capitalization of research & development costs	576	1,230	1,792
Deferred revenue	108	185	116
Inventory costing	23	31	81
Other	8	—	—
Deferred tax assets	715	2,517	4,653
Deferred tax liabilities:
Other	37	11	11
Deferred tax liabilities	37	11	11
Net deferred tax assets	678	2,506	4,642
Valuation Allowance	(715)	(2,506)	(4,642)
Net deferred tax liabilities	€37	€—	€—

The Italian statutory tax rate for 2002 was 40.25% consisting of a 36% national corporate income tax (“IRPEG”) and a 4.25% Regional Tax on Productive Activities which is computed on a taxable income base which is higher than the pre-tax income reported in the statements of operations. In 2003, the Italian statutory tax rate decreased to 38.25 % due to the effect of reducing the IRPEG tax rate from 36% to 34%. Beginning in 2004 the IRPEG was replaced by a new tax, IRES, with a further rate reduction from 34% to 33%, effective January 1, 2004.

Under the Italian tax system, operating losses cannot be carried back to claim refunds. Instead, losses are carried forward five years, and any overpayments that may have been made can be credited against future amounts due for income tax or employee social security payments. The Company has reviewed its deferred tax assets in light of the cumulative loss that has been incurred in the periods presented. Although the Company has paid some income taxes in the past, the Company believes that with its expected future investments in research and development and other initiatives, it is more likely than not that the Company will not be able to generate sufficient taxable income to utilize the deferred tax assets prior to their expiration. Accordingly, reserves have been established against these deferred tax assets.

A reconciliation between income taxes computed on pre-tax income and income taxes computed at the statutory rates is as follows:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
				(Unaudited)
	2002	2003	2004	2004	2005
Pre-tax income (loss)	€655	€1,366	€(7,000)	€(3,004)	€(9,862)

Tax expense (benefit) at statutory rates	€236	€464	€(2,311)	€(991)	€(3,254)

Effect of permanent book/tax differences	64	81	37	45	53
Non-deductible expenses	34	32	527	32	635
Asset basis differences	—	(39)	(16)	538	478
Valuation allowances	(142)	(357)	1,791	437	2,136
Net operating losses	132	37	—	—	—
Italian tax incentive deductions	(34)	—	—	—	—
Impact of change in tax rates	(54)	(59)	—	(41)	—
Total income tax expense	€236	€159	€28	€20	€48

The increase in the non-deductible expenses in 2004 and for the nine month period ended September 30, 2005 is related to the charges taken by the Company for the beneficial conversion feature of the Notes. The beneficial conversion feature does not exist for Italian tax purposes therefore the entire amount is reported as debt with no tax impact. Other non-current assets includes a prepaid tax balance related to the contribution of the manufacturing facility and equipment by Sirton to the Company in 2000. These assets were transferred at market value for Italian tax purposes but have not been revalued for financial statement purposes. Sirton paid tax on the gain from the transfer at a lower tax rate than the normal Italian statutory rate, as is allowed for this type of transaction. As Gentium will recognize the benefit of the increased depreciation for tax purposes, an asset for the prepaid tax has been recorded. The asset is considered to be completely realizable as any prepayment of tax is recoverable against future value added taxes and employee contributions. This prepaid asset as of December 31, 2003 and 2004 was €711 and €646, respectively, and as of September 30, 2005 was €598.

12. SHAREHOLDERS’ EQUITY

The Company had 5,000,000 and 8,059,505 ordinary shares of €1.00 par value per share issued and outstanding as of December 31, 2004 and September 30, 2005, respectively. On September 30, 2004, the authorized shares were increased to 13,330,100. Authorized capital is as follows:

	December 31, 2004	September 30, 2005
		(Unaudited)
Issued and outstanding	5,000,000	8,059,505
Reserved for conversion of Notes	1,335,000	—
Reserved for exercise of warrants	881,100	503,298
Reserved for underwriters purchase option		151,200
Reserved for future planned offerings	4,554,000	1,702,800
Reserved for share option plans	1,560,000	1,560,000
	13,330,100	11,976,803

Un-issued shares reserved for conversion of the Series A senior convertible promissory notes and the related warrants expire upon the maturity date of the notes and expiration date of the warrants. Un-issued shares reserved for the future offerings and share option plans expire on September 30, 2009.

Gentium’s largest shareholder, FinSirton and its related company, Sirton, have made periodic investments in Gentium in the past. These investments occurred via the transfer of goods or services to Gentium from one or the other of the companies. The investing company did not receive compensating goods, services or cash in return from Gentium. As such, these additional non-cash investments have been recorded in equity as it is considered to be additional paid in capital to Gentium.

In January 2005, the Company’s largest shareholder, FinSirton, sold 450,000 of its Gentium ordinary shares to private investors and subsequently contributed €1,600, the approximate amount of the net proceeds, to the Company’s capital.

In April 2005, FinSirton sold an additional 800,000 of its Gentium ordinary shares to a private investor and subsequently contributed €2,300, the approximate amount of the net proceeds, to the Company’s capital.

On June 21, 2005, the Company completed an IPO of 2,400,000 American Depositary Shares (ADSs), each representing one (1) of its ordinary share at a price of $9.00 per ADS generating gross proceeds of $21,600, and on July 27, 2005, the underwriters exercised part of their over-allotment option by purchasing an additional 300,000 ADSs generating additional gross proceeds of $2,700. In connection with the IPO the Company issued purchase options to purchase 151,200 ADSs to the underwriters. In accordance with FAS 123R, compensation cost related to the purchase options was calculated to be €190, and was included with other offering costs. The IPO underwriting discount and other offering costs amounted to €3,469 and were charged against additional paid-in capital.

Italian law restricts the amount of dividends that can be paid out on an annual basis. Before dividends can be paid out of net income in any year, an amount equal to 5% of such net income must be allocated to the statutory legal reserve until such reserve is at least equal to one-fifth of the par value of the issued shares. If the capital account is reduced as a result of statutory losses, no amounts can be paid until the capital account is restored. Dividends can only be declared on the basis of the statutory equity available, which can be substantially different from the US GAAP equity reported herein.

In addition to restrictions on the amount of dividends, Italian law also prescribes the procedures required if a company’s aggregate par value falls below a certain level. The law states that if the aggregate par value is reduced by more than one third, then the shareholders must take action, which could include a recapitalization of the company.

In order to issue new equity, our board must meet and resolve to recommend to our shareholders that they approve an amendment to our bylaws to increase our capital. Our shareholders must then meet and approve that amendment to our bylaws. These meetings take time to call. Also, our shareholders can authorize an increase to our capital for only five years. If authorized capital is not issued by the end of those five years, the authorized capital expires, and our board and shareholders would need to meet again to authorize a new capital increase. Finally, Italian law provides that if the shareholders vote to increase our capital, any interested person may, during the period of 180 days following the filing of the shareholders' approval with the Register of Companies, challenge such capital increase if the increase was not in compliance with Italian law. These restrictions could limit our ability to issue new equity on a timely basis.

13.      EQUITY INCENTIVE PLANS

On September 30, 2004, the Company adopted the Gentium S.p.A 2004 Equity Incentive Plan and Italy Stock Award Plan. The plans provide for the issue of incentives awards for up to 1.5 million ordinary shares to employees, consultants, directors, and non-employee directors. Awards may be in the form of either incentive and non-qualified options, restricted share grants, share appreciate rights and share bonuses.

On September 30, 2004, the Company adopted a Non-Qualified Stock Option Plan for 60,000 shares of its ordinary shares and on October 1, 2004, granted to an officer of the Company a non-qualified option to purchase 60,000 shares. The option vested in full on December 15, 2004 and is exercisable for a period of five years at the lesser of $5.50 per share or 50% of the per share price of the Company’s initial public offering.

On December 15, 2004, the Company granted an option to purchase an aggregate of 25,000 ordinary shares pursuant to the plan. The option vests over a three month period ending on May 15, 2005, is exercisable for five years, and the exercise price is the price per share of stock sold in the Company’s initial public offering, but not less than $6.00 per share.

In July 2005, the Company granted options to purchase an aggregate of 832,000 ordinary shares to the Company’s officers and directors. The options vests over three years, are exercisable for ten years and the exercise price of the options granted was $9.00 per share and equaled the market value on the date of grant

In accordance with the provision of SFAS No. 123R, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the service period. The Company recorded non cash compensation expense of €379 and €363 for the year ended December 31, 2004 and for the nine month period ended September 30, 2005, respectively. No stock based compensation expense was recorded in the nine month period ended September 30, 2004, as all options grants in 2004 were made after that period.The Company expects to incur significant non-cash compensation expense for option grants in the future.

The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model. The weighted average fair market value of options granted to officers and directors for the year ended December 31, 2004 and nine months ended September 30, 2005, as of the date of the grants, was $4.55 and $4.30, respectively. The assumptions used in the calculation of the fair value of options granted during the year ended December 31, 2004 and nine months ended September 30, 2005, were a weighted average expected term of 2.0 and 5.0 years, respectively, a weighted average expected volatility rate of 60% and 50%, respectively and a weighted average risk-free interest rate of 3.19% and 4.21%, respectively .

The Black-Scholes model takes into account volatility in the price of the Company’s stock, the risk-free interest rate, the estimated life of the option, the closing market price of the Company’s stock and the exercise price. Some of these inputs are highly subjective assumptions and these assumptions can vary over time. Additionally the Company has limited historical information available to support its estimate of certain assumptions required to value employee stock options. In developing its estimate of expected term, due to the limited history, the historical share option exercise experience is not a particularly relevant indicator of future exercise patterns. The Company has assumed for purposes of the Black-Scholes calculation that an option will be exercised two years after it fully vests for officers and directors and in three years for options granted to underwriters, which were fully vested on the issue date. Additionally, due to the limited period that there has been a public market for the Company’s securities, the implied volatility of the Company’s ordinary shares may not be representative of the expected volatility. Implied volatility is the volatility assumption inherent in the market price of a company’s traded options. Therefore, since the Company has no publicly traded options, in determining the expected volatility the Company took into account other available information, including the historical experience of a group of stocks in the Company’s industry have similar traits. For purposes of the calculation, the Company assumed that no dividends would be paid during the expected term of the options.

A summary of the Company’s stock option activity and related information is as follows, based on the exchange rate in effect on September 30, 2005:

	Shares Available for Grant	Shares	Weighted Average Exercise Price

Options available upon plan adoption	1,560,000	—
Granted	(85,000)	85,000	€5.12	$6.82
Exercised	—	—	—	—
Cancellations	—	—	—	—
Options outstanding at December 31, 2004	1,475,000	85,000	€5.12	$6.82
Granted	(832,000)	832,000	€7.38	$9,00
Exercised	—	—	—	—
Cancellations	—	—	—	—
Additional Shares reserved	—	—	—	—
Options outstanding at September 30, 2005 (Unaudited)	643,000	917,000	€7.21	$8.80

The following table summarizes information concerning currently outstanding and exercisable options as of September 30, 2005, based on the exchange rate in effect on September 30, 2005:

Unaudited	Options Outstanding			Options Exercisable

Exercise Price	Number Outstanding	Weighted- Average Years Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
€4.56 ($5.50)	60,000	8.75	€4.13 ($5.50)	60,000	€4.56 ($5.50)
€7.47 (€9.00)	832,000	9.51	€7.47 ($9.00)	138,667	€7.47 ($9.00)
€8.30 ($10.00)	25,000	8.96	€7.51 ($10.00)	25,000	€8.30($10.00)
	917,000			223,667

14.      NET INCOME (LOSS) PER SHARE

Basic earnings per share is based upon the weighted average number of ordinary shares outstanding. Diluted earnings per share is based upon the weighted average number of ordinary shares and dilutive potential ordinary shares outstanding. Dilutive potential ordinary shares could result from (i) the assumed exercise of outstanding stock options and equivalents, which are included under the treasury stock method; (ii) performance based share rights awards to the extent that dilutive shares are assumed issuable; (iii) the assumed exercise of outstanding put options, which are included under the reverse treasury stock method; and (iv) convertible notes and debentures, which are included under the if-converted method, if applicable.

As of December 31, 2002, 2003 and 2004, options, warrants and convertible debt aggregating nil, nil and 1,872,000 actual common equivalent shares, respectively, prior to the application of the treasury stock method for options and warrants, were not included in the calculation of diluted net income/(loss) per share as they are anti-dilutive.

For the nine months ended September 30, 2005, Notes that have been converted into equity were excluded from the computation of diluted earning per share as the inclusion of these Notes, at the beginning of the period, would be anti-dilutive. Ordinary share equivalents (options and warrants) to purchase 1,571,498 ordinary shares at prices ranging from $5.50 to $11.25 per share, were outstanding as of September 30, 2005, of which only 60,000 options were included in the computation of diluted share for the nine month period ended September 30, 2005, because the exercise of the other options and warrants exceeded the average market price.

The following is a reconciliation of the numerators and denominators of the diluted EPS computations (in thousands):

	For the Years Ended December, 31			Nine Months Ended September 30,
				(Unaudited)
	2002	2003	2004	2004	2005
Numerator:
Net income/(loss) for basic EPS	€419	€1,207	€(7,028)	€(3,024)	€(9,910)
Adjustment for interest, net of tax	—	—	—	—	95
Income/(loss) for diluted EPS	€419	1,207	(7,028)	€(3,024)	€(9,815)

Denominator:
Weighted average shares for basic EPS	5,000,000	5,000,000	5,000,000	5,000,000	6,104,650
Effect of dilutive securities:
Stock options	—	—		—	27,193
Convertible Notes	—	—	—	—	359,505
Weighted average shares for diluted EPS	5,000,000	5,000,000	5,000,000	5,000,000	6,357,028

The following table sets forth the computation of basic and diluted net loss per share:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
				(Unaudited)
	2002	2003	2004	2004	2005
Numerator:
Net income/(loss) for basic EPS	€419	1,207	(7,028)	€(3,024)	€(9,910)
Net income/loss for diluted EPS	€419	1,207	(7,028)	€(3,024)	€(9,815)

Denominator:
Basic calculation	5,000,000	5,000,000	5,000,000	5,000,000	6,104,650
Diluted calculation	5,000,000	5,000,000	5,000,000	5,000,000	6,357,028

Basic and diluted net income/(loss) per share	€0.08	€0.24	€(1.41)	€(0.60)	€(1.62)

15.  COMMITMENTS AND CONTINGENCIES

Legal

The Company is not involved in any legal proceedings.

Operating information by geography.

During 2002, 2003 and 2005, the Company only had sales in Italy. In 2004, the Company had sales to a company in Korea. For year ended December 31, 2004, the Company sold €243 or 7.8% of its product sales in Korea; the remaining sales occurred in Italy. All the long-lived assets held by the Company are located in Italy.

Raw material contracts

We extract many of our products and product candidates from the DNA of pig intestines through well-established processes used by others to manufacture many other drugs. In particular, we extract defibrotide and calcium heparin from swine intestinal mucosa and sulglicotide from swine duodenum. In 2004, we entered into supply agreements with La.bu.nat. S.r.l. for La.bu.nat. to supply us with the swine intestinal mucosa and swine duodenom we need to produce defibrotide, calcium heparin and sulglicotide. We believe La.bu.nat can meet our current and near-term supply needs.

The initial contract term of the swine intestinal mucosa supply agreement expires on December 31, 2007, with automatically renewable three year periods, unless either party notifies the other party in writing six months prior to the annual date of termination. We must give written purchase orders to La.bu.nat at least two months in advance of the date of delivery. The purchase price is fixed at €0.1677 per kilogram until December 31, 2005 (plus an additional €0.0135 for the first 2,400,000 kilograms), at which time the price will increase 5% until December 31, 2006. After December 31, 2006, both parties may request renegotiation of the price with reference to market trends and manufacturing costs. In the event that the parties cannot agree on a renegotiated price, an arbitrator will determine the new price.

The initial contract term of the swine duodenum supply agreement expires on December 31, 2007, with automatically renewable three year periods, unless either party notifies the other party in writing six months prior to the annual date of termination. We must give written purchase orders to La.bu.nat at least four months in advance of the date of delivery. The purchase price is fixed at €1.1286 per kilogram until December 31, 2005. After that date, both parties may request renegotiation of the price with reference to market trends and manufacturing costs. If the parties cannot agree on a renegotiated price, an arbitrator will determine the new price.

While we have no current arrangements with any other supplier of our critical raw material, we believe there are suitable alternative sources of pig intestine. The FDA and other regulatory bodies may evaluate La.bu.nat.’s or any other supplier’s processing centers as part of approving our product candidates and our ongoing production of our products.

16.  RELATED PARTY TRANSACTIONS

The Company’s largest shareholder is FinSirton. Historically, FinSirton has provided the Company with office space, personnel, administrative services, information technology systems and accounting services. Sirton, which is a wholly owned subsidiary of FinSirton, purchases products from the Company. Sales to Sirton account for most of the Company’s existing product sales. Sirton has also historically provided the Company with a number of business services such as purchasing, logistics, quality assurance, quality control, analytical assistance for research and development, and regulatory services. Beginning in April 2005, the Company started to build-up functions and activities that were previously provided by FinSirton and Sirton. As of September 30, 2005, the Company had established purchasing, logistics, quality assurance, accounting, controlling and reporting departments. The Company still depends on FinSirton for corporate services, payroll and information technology systems; and on Sirton for infrastructure costs, quality control and regulatory activities.

Substantially all of the Company’s sales in 2002 and 2003, and approximately 92% of its sales for the year ended December 31, 2004 have been to Sirton. Sales to Sirton represented 88% and 95% of total product sales for the nine months period ended September 30, 2004 and 2005. Sirton manufactures finished products from, in part, our products, and sells those products primarily to one customer, Crinos. Sirton’s demand for the Company’s products has decreased over the past several years, and may continue to decrease over the next several years, due to decreased demand for Sirton’s products from Crinos.

For the years ended December 31, 2002, 2003 and 2004, and for the nine month period ended September 30, 2004 and 2005, the Company had the following transactions with its affiliates:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
				(Unaudited)
	2002	2003	2004	2004	2005
Revenues	€5,915	€6,532	€2,870	€1,719	€1,900
Expenses	1,156	1,485	1,665	915	781

As of December 31, 2003 and 2004, and September 30, 2005, the Company had the following balances with its affiliates:

	December 31,		September 30,
	2003	2004	2005
			(Unaudited)
Receivables	€978	€1,490	€909
Payables and debt	2,094	3,698	425

The receivable from related parties relates to the sales by the Company of defibrotide and other pharmaceutical ingredients to Sirton. As of September 30, 2005, receivable from related party includes a receivable due to the assumption of debt by Gentium for certain retirement benefits of certain employees that have been transferred to Gentium. As of September 30, 2004 and December 31, 2004, payables included €3,000 and €2,200 loans from affiliate, Sirton. As of September 30, 2005 the loans had been repaid. The payables relate to services provided to the Company by Sirton and FinSirton according to agreements with these affiliates. These agreements involve a range of services, such as general management, administrative, accounting, human resources, payroll and quality monitoring services. The agreements each have recurring one year terms, and may be terminated by either party upon written notice to the other party at least one month prior to the expiration of the term. The accounting policies applied to transactions with affiliates are consistent with those applied in transactions with independent third parties and management believes that all related party agreements are negotiated on an arm’s length basis. The Company’s inter-company contracts with FinSirton and Sirton are described below.

Organizational consulting contracts

The Company has an agreement with Sirton pursuant to which Sirton provides the Company with organizational consulting services related to implementation of strategic plans and the coordination of internal resources. The most recent contract was signed in 2004 and expired in April 2005. Fees incurred pursuant to the agreements for the years ended December 31, 2002, 2003 and 2004 amounted to €78, €78 and €201, respectively. The Company’s fees incurred pursuant to the agreement for the nine months period ended September 30, 2004 and 2005 amounted to €60 and €54, respectively.

Regulatory consulting contracts

The Company has an agreement with Sirton pursuant to which Sirton provides the Company with its “Internal Regulatory Department,” which furnishes all the services necessary to comply with the requirements of pharmaceutical industry rules. The Company’s fees incurred pursuant to the agreement for the years ended December 31, 2002, 2003 and 2004 amounted to €26, €26 and €26, respectively. The Company incurred fees pursuant to the agreement for the nine months period ended September 30, 2004 and 2005 amounted to €20 and €9, respectively.

Quality monitoring contract

The Company has agreement with Sirton pursuant to which Sirton provides the Company with quality monitoring services related to its production process. . The Company’s fees are based on the number of hours of the monitoring services provided or on the costs associated with performing batch analysis. Additionally, in 2005 Sirton provided Gentium with two of its employees in order to perform quality monitoring services on the Company’s production and business processes. The Company’s incurred fees pursuant to the agreement for the years ended December 31, 2002, 2003 and 2004 of €188, €353 and €408, respectively. The Company’s fees incurred pursuant to the agreement for the nine month periods ended September 30, 2004 and 2005 amounted to €278 and €305, respectively.

Quality assurance contract

The Company has an agreement with Sirton pursuant to which Sirton provides the Company with quality monitoring services related to its production process. The Company’s fees are based on the hours of the monitoring services provided and for the year ended December 31, 2003 and 2004 amounted to €84 and €106, respectively The Company’s fees for the nine month periods ended September 30, 2004 and 2005 amounted to €78 and €11, respectively.

Other services contracts

The Company has an agreement with Sirton pursuant to which Sirton provides Gentium with a range of services relating to purchasing and logistics, technical services for manufacturing facility revamping, utilities, consulting services, maintenance and general services. The Company incurred fees pursuant to the agreement for the years ended December 31, 2002, 2003 and 2004 of €603, €669 and €563, respectively. The Company incurred fees pursuant to the agreement for the nine month periods ended September 30, 2004 and 2005 of €220 and €136, respectively.

The Company had an agreement with Sirton pursuant to which Sirton provides various scientific material and information to the Company. For the year ended December 31, 2004, the Company incurred fees pursuant to the agreement of€51. The agreement expired on December 31, 2004 and was not renewed.

The Company has an agreement with FinSirton to provide the Company with accounting and information technology services relating to invoicing, payments and collections and payroll processes. The Company incurred fees pursuant to the agreement for the years ended December 31, 2002, 2003 and 2004 of €164, €192 and €227, respectively. The Company incurred fees pursuant to the agreement for the the nine month periods ended September 30, 2004 and 2005 of €158 and €152, respectively.

Leases

The Company has a recurring one-year lease for its office facilities with Sirton. Total expenses under operating leases for the years ended December 31, 2002, 2003 and 2004 amount to €97, €83 and €83 respectively. Total expenses under the operating lease for the nine month periods ended September 30, 2004 amounted to €63. On January 1, 2005, the Company entered into a lease agreement with Sirton for manufacturing space. This agreement expires on December 31, 2010. Total expenses under this operating lease for the nine month period ended September 30, 2005 amounted to €6.

On January 1, 2005, the Company entered into a lease agreement with FinSirton to lease space for offices, laboratories and storage facilities. This agreement expires on December 31, 2010. Total expenses under this operating lease for the nine month period ended September 30, 2005 amounted to €117.

17.    SUBSEQUENT EVENTS

On October 14, 2005, the Company completed a private placement of 1,551,125 American Depositary Shares (ADSs) (each ADS represents one (1) ordinary shares) at $7.05 per ADS. Investors also received warrants to purchase 620,450 ADSs at an exercise price of $9.69 per ADS. Gross proceeds from the offering were $10.9 million. In connection with the offering, the Company issued to one of the placement agents a five year warrant for the purchase of 93,068 ADSs at an exercise price of $9.69 per ADS. The private placement registration rights agreement requires that the Company file a registration statement covering the resale of the ADSs and ADSs issuable upon exercise of the warrants be filed within 90 days of the closing of the private sale, and that the registration statement be declared effective within 150 days of the closing. If these and other covenants are not complied with, then the Company shall pay to each such holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 2% of the aggregate purchase price paid by such holder for any such securities then held by such holder.

Gentium S.p.A.

3,144,607
American Depositary
Shares

Representing 3,144,607
Ordinary Shares

PROSPECTUS

[_____], 2006

Part II: Information Not Required in Prospectus

Unless otherwise defined, all capitalized terms contained in this Part II shall have the meaning described to them in the prospectus, which forms a part of this Registration Statement. Gentium S.p.A. is sometimes referred to in this Part II as the “Registrant.”

Item 6. Indemnification of Directors and Officers

The Registrant has entered into indemnification agreements with each of the Registrant’s directors under which the Registrant has agreed to indemnify each of them to the fullest extent permitted by applicable law, from and against all costs, charges, expenses, liabilities and losses (including attorney’s fees) incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant. Within 20 days after the Registrant’s receipt of a written demand of such director, the Registrant will advance funds for the payment of indemnification of these expenses.

Item 7. Recent Sales of Unregistered Securities

During the past three years, the Registrant has issued and sold the securities listed below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. The Registrant believes that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D, Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Options

In October 2004, the Registrant granted one employee an option to purchase 60,000 ordinary shares of the Registrant under its equity incentive plans. In January 2004, the Registrant granted the same employee an option to purchase 25,000 ordinary shares of the Registrant under its equity incentive plans. In June 2005, the Registrant granted options to purchase an aggregate of 832,000 ordinary shares to various executive officers and directors. In October 2005, the Registrant granted options to purchase an aggregate of 80,000 ordinary shares to various executive officers and employees.

In June 2005, the Registrant granted options to purchase an aggregate of 832,000 ordinary shares to various executive officers and directors.

Series A senior convertible promissory notes and warrants

From October 2004 to January 2005, the Registrant issued in a private placement $8.010 million of Series A senior convertible promissory notes warrants to the following persons (principal amount of notes is expressed in United States dollars).

Purchaser	Principal amount of notes	Ordinary shares issuable upon exercise of warrants
Lea Adar	60,000	4,400
Alexandra Global Master Fund Ltd.	1,912,000	84,978
Amy Elise Garber Trust	50,000	3,667
William R. Annis	5,000	367
Attar Family Ltd.	75,000	5,500
Richard Bassin	25,000	1,834
Marc and Ellen Becker, Tenants in Common	25,000	1,834
Ronald J. and Judith Ripka Berk, JTWROS	100,000	7,334
Bishterne Limited	1,000,000	73,334
Fred A. Brasch	13,000	954
Diana Budzanoski	75,000	5,500
Bushrod Burns	25,000	1,834
Robert E. Buxbaum & Sonia Gluckman C/F Evan Buxbaum UNYUGMA	10,000	734
Defiante Farmaceutica L.d.a.	1,000,000	73,334
Barbara H. & Peter R. Ducoffe, JTWROS	100,000	7,334
Kenneth & Joceline Elan, JTWROS	25,000	1,834
Estate of Louis Spanier	100,000	7,334
Finrex S.A.	700,000	51,334
David J. Forsyth	25,000	1,834

Purchaser	Principal amount of notes	Ordinary shares issuable upon exercise of warrants
Samuel H. and Betty H. Franklin, Tenants in Common	50,000	3,667
Robert Fredricks	10,000	734
Stephen W. & Marianne E. Garber, JTWROS	50,000	3,667
Joseph Gatti, Jr.	50,000	3,667
Generation Capital Associates	600,000	44,000
Sonia Gluckman	90,000	6,600
Stephen M. Greenberg	10,000	734
Amos Hall	10,000	734
Hart Family Revocable Trust	25,000	1,834
Mary L. Hart	100,000	7,334
David and Joan Herskovits, JTWROS	20,000	1,467
Elsie S. Howard	50,000	3,667
InSight Productions, L.L.C.	5,000	367
Susan Kaplan	50,000	3,667
Gerald S. Leeseberg	75,000	5,500
Jeffrey J. Leon	50,000	3,667
Edgar O. Mandeville	25,000	1,834
Alexander Michaels	100,000	7,334
James J. Noonan	50,000	3,667
One Walton Place, L.L.C.	25,000	1,834
David A. Rapaport	25,000	1,834
Sidney & Carol Strickland, JTWROS	50,000	3,667
The Hart Organization Corp.	120,000	8,801
Frances N. Veilette	13,000	954
John L. & Jo Lynn Waller, JTWROS	10,000	734
Gary W. Williams	12,000	880
Kenneth F. Zadeck	10,000	734
Zarum SA	1,000,000	44,445
Total	8,010,000	503,298

The Series A notes were convertible into ordinary shares at the option of the holders upon the closing of the Registrant’s initial public offering, at a conversion ratio equal to the principal amount of the notes divided by $8.10 (ninety per cent (90%) of the initial offering price of $9.00 per ADS in the initial public offering). One investor, Defiante Farmaceutica L.d.a., which initially purchased a Series A note in the principal amount of $1 million, purchased an additional Series A note in the principal amount of $1.912 million from Alexandra Global Master Fund Ltd. and converted the two Series A notes into an aggregate of 359,505 ordinary shares in connection with the consummation of the initial public offering in June 2005. All other holders of the Series A notes elected to be repaid with the net proceeds of the initial public offering in June and July 2005.

Investors who subscribed for the notes prior to October 15, 2004 received warrants to purchase a number of the Registrant’s ordinary shares equal to the product obtained by multiplying the loan principal by 66%, and dividing the result by $9.00 (the initial offering price per ADS in the initial public offering). Investors in the units who subscribed after October 15, 2004 received, as part of each unit, warrants to purchase a number of the Registrant’s ordinary shares equal to the product obtained by multiplying the loan principal by 40%, and dividing the result by $9.00 (the initial offering price per ADS in the initial public offering). The exercise price per share of our ordinary shares underlying these warrants is $9.90 (hundred ten percent (110%) of the initial offering price per ADS). This exercise price can change if the Registrant issues certain securities at a price per share of less than the initial exercise price. The warrants became exercisable upon the closing of the initial public offering and expire five years and three months after the date of issuance.

The Registrant paid I-Bankers Securities, Incorporated and Maxim Group LLC, the private placement agents, placement fees of $481 thousand as well as out-of-pocket expenses.

Ordinary shares and warrants

In October 2005, the Registrant issued an aggregate of 1,551,125 ordinary shares and warrants to purchase an aggregate of 620,450 ordinary shares to the following persons.

Purchaser	Ordinary shares	Ordinary shares issuable upon exercise of warrants
Banca Intermobilare di Investimenti e Gestioni	15,000	6,000
BIM - Fondo Azionario Globale	6,000	2,400
BIM - Fondo Bilanciato	6,000	2,400
BIM - Fondo Flessible	10,000	4,000
BIM - Fondo Azionario Italia	100,000	40,000
BIM - Fondo Azionario Small Cap Italia	25,534	10,214
Biomedical Value Fund, L.P.	531,915	212,766
Biomedical Offshore Value Fund, Ltd.	531,915	212,766
Chaumiere Consultadoria e Servicos S.A.	152,376	60,951
Generation Capital Associates	11,609	4,644
RA Capital Biotech Fund, LP	159,632	63,853
Rodman & Renshaw, LLC	1,144	456
Total	1,551,125	620,450

The Registrant paid the placement agent, Rodman & Renshaw, LLC, a placement agent fee of $656,126 as well as $40,000 for out-of-pocket expenses, and warrants to purchase an aggregate of 93,068 ordinary shares. The placement agent warrants and the warrants issued in the private placement are exercisable at a per share exercise price of $9.69. This exercise price can change if the Registrant issues certain securities at a price per share of less than the initial exercise price. The warrants become exercisable on April 30, 2006 and expire on April 30, 2011.

Item 8. Exhibits and Financial Statement Schedules

Exhibit	Description
1.1	Underwriting Agreement, dated June 16, 2005, between Gentium S.p.A. and Maxim Group LLC and I-Bankers Securities Inc., filed herewith.
1.2
Form of Representatives’ Purchase Option between Gentium S.p.A. and Maxim Group LLC and I-Bankers Securities Inc., incorporated by reference to Exhibit 1.2 to Amendment No. 5 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on June 9, 2005.

1.3
Form of Lock-Up Agreement, incorporated by reference to Exhibit 1.3 to Amendment No. 4 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on May 31, 2005.

3(i)
Articles of Association of Gentium S.p.A., formerly known as Pharma Research S.r.l. dated November 11, 1993, incorporated by reference to Exhibit 3(i) to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

3(ii)	Bylaws of Gentium S.p.A. dated November 29, 2005, filed herewith.

4.1	Intentionally omitted
4.2.1
Form of Series A senior convertible promissory note, incorporated by reference to Exhibit 4.2.1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

4.2.2
Form of warrant, incorporated by reference to Exhibit 4.2.2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

4.2.3
Pledge Agreement between FinSirton S.p.A. (previously known as Finanziaria Sirton S.p.A.) and I-Bankers Securities Inc. as representative of the holders of the Series A senior convertible promissory notes dated October 15, 2004, to be filed by amendment.

4.2.4
Form of Investors’ Rights Agreement between Gentium S.p.A. and holders of the Series A senior convertible promissory notes and warrants dated October 15, 2004, incorporated by reference to Exhibit 4.2.4 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

4.2.5
Form of subscription agreement for Series A senior convertible promissory note and warrant, incorporated by reference to Exhibit 4.2.5 to Amendment No. 1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on April 7, 2005.

4.2.6
Amendment No. 1 to Gentium S.p.A. Series A Senior Convertible Promissory Notes, Warrants, Subscription Agreements and Investor Rights Agreements among Gentium S.p.A. and the other parties thereto dated May 27, 2005, incorporated by reference to Exhibit 4.2.6 to Amendment No. 4 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on May 31, 2005.

4.3
Investors’ Rights Agreement by and among Gentium S.p.A., Alexandra Global Master Fund Ltd. and Generation Capital Associates made as of January 10, 2005, incorporated by reference to Exhibit 4.3 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

4.4	Intentionally omitted.

4.5
Investors’ Rights Agreement by and among Gentium S.p.A. and Sigma Tau Finanziaria S.p.A. made as of April 4, 2005, incorporated by reference to Exhibit 4.5 to Amendment No. 1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on April 7, 2005.

4.6
Form of Deposit Agreement among Gentium S.p.A., The Bank of New York and the owners and beneficial owners from time to time of American Depositary Receipts (including as an exhibit the form of American Depositary Receipt), incorporated by reference to Exhibit 4.6 to Amendment No. 5 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on June 9, 2005.

4.7	Form of American Depositary Receipt (see Exhibit 4.6).
4.8.1
Securities Subscription Agreement among Gentium S.p.A. and the other parties thereto dated as of October 3, 2005, incorporated by reference to Exhibit 4.8.1 to the Registration Statement on Form F-1, Registration No. 333-130796, previously filed with the Securities and Exchange Commission on December 30, 2005.

4.8.2
Form of American Depositary Shares Purchase Warrant by Gentium S.p.A. dated October 14, 2005, incorporated by reference to Exhibit 4.8.2 to the Registration Statement on Form F-1, Registration No. 333-130796, previously filed with the Securities and Exchange Commission on December 30, 2005.

4.8.3
Registration Rights Agreement among Gentium S.p.A. and the other parties thereto made and entered into as of October 14, 2005, incorporated by reference to Exhibit 4.8.3 to the Registration Statement on Form F-1, Registration No. 333-130796, previously filed with the Securities and Exchange Commission on December 30, 2005.

4.8.4
Escrow Agreement between Gentium S.p.A. and The Bank of New York dated as of October 14, 2005, incorporated by reference to Exhibit 4.8.4 to the Registration Statement on Form F-1, Registration No. 333-130796, previously filed with the Securities and Exchange Commission on December 30, 2005.

5.1	Opinion of Gianni, Origoni, Grippo & Partners as to the legality of the ordinary shares underlying the American Depositary Shares being offered hereby, filed herewith.
10.1
2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.2
2004 Nonstatutory Share Option Plan and Agreement, incorporated by reference to Exhibit 10.2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.3
Loan Agreement between Banca Nazionale del Lavoro S.p.A. and Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., dated November 20, 1996, incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.4
Loan Agreement between Banca Nazionale del Lavoro S.p.A. and Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., dated May 27, 1999, incorporated by reference to Exhibit 10.4 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.5
Deed of Agreement of Assumption of Debts among Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.), Gentium S.p.A. and Banca Nazionale del Lavoro S.p.A. dated February 14, 2003, regarding Loan Agreement between Banca Nazionale del Lavoro S.p.A. and Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., dated November 20, 1996, and Loan Agreement between Banca Nazionale del Lavoro S.p.A. and Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., dated May 27, 1999, incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.6
Ministry for Universities, Scientific and Technological Research Loan granted to Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., by Sanpaolo Imi S.p.A., dated September 27, 2000, incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.7
Loan Agreement between Banca Nazionale del Lavoro S.p.A. and Gentium S.p.A. dated July 20, 2004, incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.8
Loan Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.). and Gentium S.p.A. dated March 2004, incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.9
Loan Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated May 2004, incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.10
Loan Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated June 2004, incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.11
Loan Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated July 2004, incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.12.1
Clinical Trial Agreement between Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., and Dana-Faber/Partners Cancer Care, Inc. dated December 27, 1999, incorporated by reference to Exhibit 10.12.1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.12.2
Amendment No. 1 to Clinical Trial Agreement between Gentium S.p.A. and Dana-Farber/Partners Cancer Care, Inc. dated October 19, 2000, incorporated by reference to Exhibit 10.12.2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.12.3
Amendment No. 2 to Clinical Trial Agreement between Gentium S.p.A. and Dana-Farber/Partners Cancer Care, Inc. dated January 28, 2004, incorporated by reference to Exhibit 10.12.3 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.13
Trial Agreement between the European Blood and Marrow Transplantation Group and Gentium S.p.A. dated February 26, 2004, incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.14.1
Research Agreement between Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., and Consorzio Mario Negri Sud dated June 14, 2000, incorporated by reference to Exhibit 10.14.1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.14.2
Letter from Gentium S.p.A. to Consorzio Mario Negri Sud dated February 23, 2004 extending Research Agreement between Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., and Consorzio Mario Negri Sud dated June 14, 2000, incorporated by reference to Exhibit 10.14.2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.15
License and Supply Agreement by and between Gentium S.p.A. and Sigma-Tau Pharmaceuticals, Inc. (assignee of Sigma Tau Industrie Farmaceutiche Riunite S.p.A.) dated December 7, 2001, incorporated by reference to Exhibit 10.15 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.16
Umbrella Agreement among Sirton S.p.A. (formerly known as Crinos Industria Farmacobiologica S.p.A.), Gentium S.p.A., Crinos S.p.A. and SFS Stada Financial Services Ltd dated May 17, 2002, incorporated by reference to Exhibit 10.16 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.17
License Agreement between Crinos S.p.A. and Gentium S.p.A. dated July 15, 2004, incorporated by reference to Exhibit 10.17 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.18
Purchase Agreement by and among Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.), Gentium S.p.A. and Axcan Pharma Inc. dated October 9, 2002, incorporated by reference to Exhibit 10.18 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.19
Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated October 9, 2002, regarding the Purchase Agreement with Axcan Pharma Inc., incorporated by reference to Exhibit 10.19 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.20
License and Supply Agreement between Gentium S.p.A. and Abbott S.p.A. dated June 11, 2002, incorporated by reference to Exhibit 10.20 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.21
Supply Agreement between Gentium S.p.A. and La.bu.nat. S.r.l. dated January 12, 2004, incorporated by reference to Exhibit 10.21 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.22
Supply Agreement between Gentium S.p.A. and La.bu.nat. S.r.l. dated January 12, 2004, incorporated by reference to Exhibit 10.22 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.23
Supply Agreement between Gentium S.p.A. and Samil Pharm. Co. Ltd. dated November 11, 2003, incorporated by reference to Exhibit 10.23 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.24
Active Pharmaceutical Ingredient Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated January 2, 2004, incorporated by reference to Exhibit 10.24 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.25
Agreement for the Supply of Services between FinSirton S.p.A. and Gentium S.p.A. dated January 2, 2004, incorporated by reference to Exhibit 10.25 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.26
Agreement for the Supply of Services between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated January 2, 2004, incorporated by reference to Exhibit 10.26 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.27
Service Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated January 2, 2004, incorporated by reference to Exhibit 10.27 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.28
Lease Agreement between Sirton S.p.A. (formerly known as Crinos Industria Farmacobiologica S.p.A.) and Gentium S.p.A. (formerly known as Pharma Research S.r.L.) dated January 2, 2001, incorporated by reference to Exhibit 10.28 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.29
8% Promissory Note in the amount of €106,000 issued by Gentium S.p.A. to Alexandra Global Master Fund Ltd. dated March 29, 2005, incorporated by reference to Exhibit 10.29 to Amendment No. 1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on April 7, 2005.

10.30
General Consulting Agreement between Gentium S.p.A. and Bradstreet Clinical Research & Associates, Inc., dated March 19, 2004, incorporated by reference to Exhibit 10.30 to Amendment No. 1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on April 7, 2005.

10.31
Consulting Agreement between Gentium S.p.A. and KKS-UKT, GmbH, dated April 20, 2004, incorporated by reference to Exhibit 10.31 to Amendment No. 1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on April 7, 2005.

10.32
Commercial Lease Agreement between Gentium S.p.A. and FinSirton S.p.A. dated January 1, 2005, incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on May 10, 2005.

10.33
Commercial Lease Agreement between Gentium S.p.A. and Sirton S.p.A. dated January 1, 2005, incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on May 10, 2005.

10.34
Form of indemnification agreement between Gentium S.p.A. and each officer and director, incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on May 10, 2005.

23.1	Consent of Reconta Ernst & Young S.p.A., filed herewith.
23.2	Consent of Gianni, Origoni, Grippo & Partners (included in Exhibit 5.1)
24.1
Power of Attorney, incorporated by reference to Exhibit 24.1 to the Registration Statement on Form F-1, Registration No. 333-130796, previously filed with the Securities and Exchange Commission on December 30, 2005.

(b) Financial Statement Schedules.

All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Villa Guardia (Como) Italy, on this 26th day of January, 2006.

GENTIUM S.P.A

By:	/s/ Dr. Laura Ferro
Dr. Laura Ferro
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

Dr. Laura Ferro	President, Chief Executive Officer and Director (principal executive officer)	January 26, 2006

Cary Grossman	Executive Vice-President, Chief Financial Officer and Authorized Representative (principal financial officer)	January 26, 2006

Salvatore Calabrese	Vice-President, Finance and Secretary (controller)	January 26, 2006

Dr. Kenneth Anderson	Director	January 26, 2006

Gigliola Bertoglio	Director	January 26, 2006

Sauro Carsana	Director	January 26, 2006

Marco Codella	Director	January 26, 2006

David E. Kroin	Director	January 26, 2006
* By: /s/ Dr. Laura Ferro
               Dr. Laura Ferro, Attorney-in-fact

INDEX TO EXHIBITS

Exhibit	Description
1.1	Underwriting Agreement, dated June 16, 2005, between Gentium S.p.A. and Maxim Group LLC and I-Bankers Securities Inc., filed herewith.
1.2
Form of Representatives’ Purchase Option between Gentium S.p.A. and Maxim Group LLC and I-Bankers Securities Inc., incorporated by reference to Exhibit 1.2 to Amendment No. 5 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on June 9, 2005.

1.3
Form of Lock-Up Agreement, incorporated by reference to Exhibit 1.3 to Amendment No. 4 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on May 31, 2005.

3(i)
Articles of Association of Gentium S.p.A., formerly known as Pharma Research S.r.l. dated November 11, 1993, incorporated by reference to Exhibit 3(i) to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

3(ii)	Bylaws of Gentium S.p.A. dated November 29, 2005, filed herewith.

4.1	Intentionally omitted
4.2.1
Form of Series A senior convertible promissory note, incorporated by reference to Exhibit 4.2.1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

4.2.2
Form of warrant, incorporated by reference to Exhibit 4.2.2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

4.2.3
Pledge Agreement between FinSirton S.p.A. (previously known as Finanziaria Sirton S.p.A.) and I-Bankers Securities Inc. as representative of the holders of the Series A senior convertible promissory notes dated October 15, 2004, to be filed by amendment.

4.2.4
Form of Investors’ Rights Agreement between Gentium S.p.A. and holders of the Series A senior convertible promissory notes and warrants dated October 15, 2004, incorporated by reference to Exhibit 4.2.4 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

4.2.5
Form of subscription agreement for Series A senior convertible promissory note and warrant, incorporated by reference to Exhibit 4.2.5 to Amendment No. 1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on April 7, 2005.

4.2.6
Amendment No. 1 to Gentium S.p.A. Series A Senior Convertible Promissory Notes, Warrants, Subscription Agreements and Investor Rights Agreements among Gentium S.p.A. and the other parties thereto dated May 27, 2005, incorporated by reference to Exhibit 4.2.6 to Amendment No. 4 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on May 31, 2005.

4.3
Investors’ Rights Agreement by and among Gentium S.p.A., Alexandra Global Master Fund Ltd. and Generation Capital Associates made as of January 10, 2005, incorporated by reference to Exhibit 4.3 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

4.4	Intentionally omitted.
4.5
Investors’ Rights Agreement by and among Gentium S.p.A. and Sigma Tau Finanziaria S.p.A. made as of April 4, 2005, incorporated by reference to Exhibit 4.5 to Amendment No. 1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on April 7, 2005.

4.6
Form of Deposit Agreement among Gentium S.p.A., The Bank of New York and the owners and beneficial owners from time to time of American Depositary Receipts (including as an exhibit the form of American Depositary Receipt), incorporated by reference to Exhibit 4.6 to Amendment No. 5 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on June 9, 2005.

4.7	Form of American Depositary Receipt (see Exhibit 4.6).
4.8.1
Securities Subscription Agreement among Gentium S.p.A. and the other parties thereto dated as of October 3, 2005, incorporated by reference to Exhibit 4.8.1 to the Registration Statement on Form F-1, Registration No. 333-130796, previously filed with the Securities and Exchange Commission on December 30, 2005.

4.8.2
Form of American Depositary Shares Purchase Warrant by Gentium S.p.A. dated October 14, 2005, incorporated by reference to Exhibit 4.8.2 to the Registration Statement on Form F-1, Registration No. 333-130796, previously filed with the Securities and Exchange Commission on December 30, 2005.

4.8.3
Registration Rights Agreement among Gentium S.p.A. and the other parties thereto made and entered into as of October 14, 2005, incorporated by reference to Exhibit 4.8.3 to the Registration Statement on Form F-1, Registration No. 333-130796, previously filed with the Securities and Exchange Commission on December 30, 2005.

4.8.4
Escrow Agreement between Gentium S.p.A. and The Bank of New York dated as of October 14, 2005, incorporated by reference to Exhibit 4.8.4 to the Registration Statement on Form F-1, Registration No. 333-130796, previously filed with the Securities and Exchange Commission on December 30, 2005.

5.1	Opinion of Gianni, Origoni, Grippo & Partners as to the legality of the ordinary shares underlying the American Depositary Shares being offered hereby, filed herewith.
10.1
2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.2
2004 Nonstatutory Share Option Plan and Agreement, incorporated by reference to Exhibit 10.2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.3
Loan Agreement between Banca Nazionale del Lavoro S.p.A. and Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., dated November 20, 1996, incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.4
Loan Agreement between Banca Nazionale del Lavoro S.p.A. and Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., dated May 27, 1999, incorporated by reference to Exhibit 10.4 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.5
Deed of Agreement of Assumption of Debts among Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.), Gentium S.p.A. and Banca Nazionale del Lavoro S.p.A. dated February 14, 2003, regarding Loan Agreement between Banca Nazionale del Lavoro S.p.A. and Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., dated November 20, 1996, and Loan Agreement between Banca Nazionale del Lavoro S.p.A. and Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., dated May 27, 1999, incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.6
Ministry for Universities, Scientific and Technological Research Loan granted to Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., by Sanpaolo Imi S.p.A., dated September 27, 2000, incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.7
Loan Agreement between Banca Nazionale del Lavoro S.p.A. and Gentium S.p.A. dated July 20, 2004, incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.8
Loan Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.). and Gentium S.p.A. dated March 2004, incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.9
Loan Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated May 2004, incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.10
Loan Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated June 2004, incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.11
Loan Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated July 2004, incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.12.1
Clinical Trial Agreement between Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., and Dana-Faber/Partners Cancer Care, Inc. dated December 27, 1999, incorporated by reference to Exhibit 10.12.1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.12.2
Amendment No. 1 to Clinical Trial Agreement between Gentium S.p.A. and Dana-Farber/Partners Cancer Care, Inc. dated October 19, 2000, incorporated by reference to Exhibit 10.12.2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.12.3
Amendment No. 2 to Clinical Trial Agreement between Gentium S.p.A. and Dana-Farber/Partners Cancer Care, Inc. dated January 28, 2004, incorporated by reference to Exhibit 10.12.3 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.13
Trial Agreement between the European Blood and Marrow Transplantation Group and Gentium S.p.A. dated February 26, 2004, incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.14.1
Research Agreement between Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., and Consorzio Mario Negri Sud dated June 14, 2000, incorporated by reference to Exhibit 10.14.1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.14.2
Letter from Gentium S.p.A. to Consorzio Mario Negri Sud dated February 23, 2004 extending Research Agreement between Gentium S.p.A., successor in interest to Crinos Industria Farmacobiologica S.p.A., and Consorzio Mario Negri Sud dated June 14, 2000, incorporated by reference to Exhibit 10.14.2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.15
License and Supply Agreement by and between Gentium S.p.A. and Sigma-Tau Pharmaceuticals, Inc. (assignee of Sigma Tau Industrie Farmaceutiche Riunite S.p.A.) dated December 7, 2001, incorporated by reference to Exhibit 10.15 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.16
Umbrella Agreement among Sirton S.p.A. (formerly known as Crinos Industria Farmacobiologica S.p.A.), Gentium S.p.A., Crinos S.p.A. and SFS Stada Financial Services Ltd dated May 17, 2002, incorporated by reference to Exhibit 10.16 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.17
License Agreement between Crinos S.p.A. and Gentium S.p.A. dated July 15, 2004, incorporated by reference to Exhibit 10.17 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.18
Purchase Agreement by and among Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.), Gentium S.p.A. and Axcan Pharma Inc. dated October 9, 2002, incorporated by reference to Exhibit 10.18 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.19
Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated October 9, 2002, regarding the Purchase Agreement with Axcan Pharma Inc., incorporated by reference to Exhibit 10.19 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.20
License and Supply Agreement between Gentium S.p.A. and Abbott S.p.A. dated June 11, 2002, incorporated by reference to Exhibit 10.20 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.21
Supply Agreement between Gentium S.p.A. and La.bu.nat. S.r.l. dated January 12, 2004, incorporated by reference to Exhibit 10.21 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.22
Supply Agreement between Gentium S.p.A. and La.bu.nat. S.r.l. dated January 12, 2004, incorporated by reference to Exhibit 10.22 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.23
Supply Agreement between Gentium S.p.A. and Samil Pharm. Co. Ltd. dated November 11, 2003, incorporated by reference to Exhibit 10.23 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.24
Active Pharmaceutical Ingredient Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated January 2, 2004, incorporated by reference to Exhibit 10.24 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.25
Agreement for the Supply of Services between FinSirton S.p.A. and Gentium S.p.A. dated January 2, 2004, incorporated by reference to Exhibit 10.25 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.26
Agreement for the Supply of Services between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated January 2, 2004, incorporated by reference to Exhibit 10.26 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.27
Service Agreement between Sirton S.p.A. (formerly known as Sirton Pharmaceuticals S.p.A.) and Gentium S.p.A. dated January 2, 2004, incorporated by reference to Exhibit 10.27 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.28
Lease Agreement between Sirton S.p.A. (formerly known as Crinos Industria Farmacobiologica S.p.A.) and Gentium S.p.A. (formerly known as Pharma Research S.r.L.) dated January 2, 2001, incorporated by reference to Exhibit 10.28 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on January 24, 2005.

10.29
8% Promissory Note in the amount of €106,000 issued by Gentium S.p.A. to Alexandra Global Master Fund Ltd. dated March 29, 2005, incorporated by reference to Exhibit 10.29 to Amendment No. 1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on April 7, 2005.

10.30
General Consulting Agreement between Gentium S.p.A. and Bradstreet Clinical Research & Associates, Inc., dated March 19, 2004, incorporated by reference to Exhibit 10.30 to Amendment No. 1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on April 7, 2005.

10.31
Consulting Agreement between Gentium S.p.A. and KKS-UKT, GmbH, dated April 20, 2004, incorporated by reference to Exhibit 10.31 to Amendment No. 1 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on April 7, 2005.

10.32
Commercial Lease Agreement between Gentium S.p.A. and FinSirton S.p.A. dated January 1, 2005, incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on May 10, 2005.

10.33
Commercial Lease Agreement between Gentium S.p.A. and Sirton S.p.A. dated January 1, 2005, incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on May 10, 2005.

10.34
Form of indemnification agreement between Gentium S.p.A. and each officer and director, incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the Registration Statement on Form F-1, Registration No. 333-122233, previously filed with the Securities and Exchange Commission on May 10, 2005.

23.1	Consent of Reconta Ernst & Young S.p.A., filed herewith.
23.2	Consent of Gianni, Origoni, Grippo & Partners (included in Exhibit 5.1)
24.1
Power of Attorney, incorporated by reference to Exhibit 24.1 to the Registration Statement on Form F-1, Registration No. 333-130796, previously filed with the Securities and Exchange Commission on December 30, 2005.